As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-181370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lehigh Gas Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5172 (Primary Standard Industrial Classification Code Number)	45-4165414 (I.R.S. Employer Identification Number)

702 West Hamilton Street, Suite 203
Allentown, PA 18101
(610) 625-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph V. Topper, Jr.
702 West Hamilton Street, Suite 203
Allentown, PA 18101
(610) 625-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard A. Silfen Chad J. Rubin Duane Morris LLP 30 S. 17th St. Philadelphia, Pennsylvania 19103 (215) 979-1000	Brenda K. Lenahan Alan P. Baden Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103 (212) 237-0000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 24, 2012

PRELIMINARY PROSPECTUS

Common Units

Representing Limited Partner Interests

Lehigh Gas Partners LP

         This is our initial public offering. We are offering              common units. We have applied to list our common units on the New York Stock Exchange under the symbol "LGP."

         Prior to this offering, there has been no public market for our common units. We currently estimate that the initial public offering price will be between $             and $             .

You should consider the risks which we have described in "Risk Factors" beginning on page 24.

         These risks include the following:

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner. The minimum quarterly distribution is an amount that must be paid to holders of our common units, including any arrearages, before any distributions may be made to holders of our subordinated units, to the extent that any distributions are made.

  •
  Our general partner may modify or revoke our cash distribution policy at any time. A modification or revocation may result in no distributions being paid to our unitholders, regardless of the amount of cash available for distribution.

  •
  A decline in demand for motor fuels could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  The Topper Group indirectly controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including the Topper Group and Lehigh Gas Corporation, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our unitholders.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

  •
  Unitholders will experience immediate and substantial dilution of $       per common unit.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

  •
  Unitholders' share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

  •
  Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for U.S. federal income tax purposes, or if our income were to otherwise be subject to a material amount of additional entity-level income, franchise or other taxation for U.S. federal, state or local tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discounts (1)	$	$

Proceeds (before expenses) to us	$	$

(1)
Excludes a structuring fee equal to           % of the gross proceeds of this offering payable to Raymond James & Associates, Inc. Please read "Underwriting" beginning on page 209 of this prospectus.

         The underwriters may purchase up to an additional             common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the common units to the purchasers on or about                  , 2012.

RAYMOND JAMES

The date of this prospectus is                           , 2012.

        The following map illustrates the geographic locations as of June 1, 2012 of the sites that we own, lease from an affiliate of Getty Realty Corp. ("Getty") and lease from third parties other than Getty:

Maine
New Hampshire
New York
Massachusetts
Pennsylvania
Ohio
New Jersey
Kentucky
N
100 miles
LGP Headquarters
Sites Owned by LGP
Sites Leased by LGP
Getty Sites Leased by LGP

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Until                           , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 KEY REFERENCES

        References in this prospectus to "our predecessor" refer to that portion of the business of Lehigh Gas Corporation, or "LGC," and its subsidiaries and affiliates that is being contributed to Lehigh Gas Partners LP, as further described in "—The Transactions." Unless the context requires otherwise, references in this prospectus to "our partnership," "Lehigh Gas Partners LP," "we," "our," "us," or like terms, when used in the context of the periods following the completion of this offering refer to Lehigh Gas Partners LP and its subsidiaries and, when used in the context of the periods prior to the completion of this offering, refer to that portion of the business of our predecessor, the wholesale distribution business of Lehigh Gas—Ohio, LLC and real property and leasehold interests that will be contributed to us by Joseph V. Topper, Jr., the Chief Executive Officer and the Chairman of the board of directors of our general partner, in connection with this offering as further described in "—The Offering" and "—The Transactions."

        References to "our general partner" or "Lehigh Gas GP" refer to Lehigh Gas GP LLC, the general partner of Lehigh Gas Partners LP and a wholly owned subsidiary of LGC. References to "LGO" refer to Lehigh Gas—Ohio, LLC, an entity managed by Joseph V. Topper, Jr, the Chief Executive Officer and the Chairman of the board of directors of our general partner. All of LGO's wholesale distribution business will be contributed to us in connection with this offering. References to the "Lehigh Gas Group" refer to the combined businesses of our predecessor and LGO before the completion of this offering. References to the "Topper Group" refer to Joseph V. Topper, Jr., collectively with those of his affiliates and family trusts that have ownership interests in our predecessor. The Topper Group has a controlling ownership interest in LGC, and John B. Reilly, III, a member of the board of directors of our general partner, has an interest in LGC. Together with LGC, the Topper Group will hold a majority of the limited partner interests in us. Through its controlling ownership interest in LGC, the Topper Group will have an indirect, controlling ownership interest in our general partner following completion of this offering.

        References to "lessee dealers" refer to third parties that operate sites that we own or lease and that we, in turn, lease such third-party sites to the lessee dealers; "independent dealers" refer to third parties that own their sites or lease their sites from a landlord other than us; and "sub-wholesalers" refer to third parties that elect to purchase motor fuels from us, on a wholesale basis, instead of purchasing directly from major integrated oil companies and refiners. We include a glossary of some of the terms used in this prospectus in Appendix B.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes an initial public offering price of $             per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and that the underwriters do not exercise their option to purchase additional common units. You should read "Risk Factors" for information about important risks that you should consider before buying our common units. Market and industry data and other statistical data used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Please read "Industry" for additional information on these sources.

Lehigh Gas Partners LP

Overview

        We are a limited partnership formed to engage in the wholesale distribution of motor fuels, consisting of gasoline and diesel fuel, and to own and lease real estate used in the retail distribution of motor fuels. Since our predecessor was founded in 1992, we have generated revenues from the wholesale distribution of motor fuels to gas stations, truck stops and toll road plazas, which we refer to as "sites," and from real estate leases.

        Our primary business objective is to make quarterly cash distributions to our unitholders and, over time, to increase our quarterly cash distributions. Initially, we intend to make minimum quarterly distributions of $             per unit per quarter (or $             per unit on an annualized basis), as further described in "Cash Distribution Policy and Restrictions on Distributions."

        We generate cash flows from the wholesale distribution of motor fuels primarily by charging a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. We will enter into a 15-year supply agreement with LGO for the wholesale distribution of motor fuels to its sites. Our supply agreements with lessee dealers generally have three-year terms, and our supply agreements with independent dealers generally have ten-year terms. By delivering motor fuels through independent carriers on the same day we purchase the motor fuels from suppliers, we seek to minimize the commodity risks typically associated with the purchase and sale of motor fuels.

        We generate cash flows from rental income primarily by collecting rent from lessee dealers and LGO pursuant to lease agreements. The lease agreements we have with lessee dealers had an average of 2.5 years remaining on the lease terms as of March 31, 2012. The lease agreements we have with LGO will each have a 15-year term. Our lease agreements with lessee dealers generally have three-year terms. We believe that consistent demand for motor fuels in the areas where we operate and the contractual nature of our rental income provide a stable source of cash flow.

        For the year ended December 31, 2011, we distributed approximately 561 million gallons of motor fuels to 567 sites. For the three months ended March 31, 2012, we distributed approximately 129 million gallons of motor fuels to 575 sites. Over half of the sites to which we distribute motor fuels are owned or leased by us. In addition, we have agreements requiring the operators of these sites to purchase motor fuels from us. For the year ended December 31, 2011, we were one of the ten largest independent distributors by volume in the United States for ExxonMobil, BP, Shell and Valero. We also distribute Sunoco and Gulf-branded motor fuels.

Approximately 97% of the motor fuels we distributed in the year ended December 31, 2011 were branded.

        As of March 31, 2012, we distributed motor fuels to the following classes of businesses:

  •
  187 sites operated by independent dealers;

  •
  180 sites owned or leased by us that will be operated by LGO following the closing of this offering;

  •
  133 sites owned or leased by us and operated by lessee dealers; and

  •
  75 sites distributed through six sub-wholesalers.

        In May 2012, we entered into a master lease agreement to lease 120 sites from an affiliate of Getty. Of the 120 sites, 74 are located in Massachusetts, 22 are located in New Hampshire, 15 are located in Pennsylvania and 9 are located in Maine. Of these sites, 8 are subleased to, and operated by, lessee dealers, 103 are company operated sites that will be subleased to, and operated by, LGO following this offering and 9 currently are closed. We are evaluating alternatives to reopen or reposition these closed sites. We expect to distribute BP motor fuels to 88 sites and are evaluating branding alternatives for the other 32 sites.

        We are focused on owning and leasing sites primarily located in metropolitan and urban areas. We own and lease sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine. According to the Energy Information Administration, or the "EIA," of the eight states in which we own and lease sites, four are among the top ten consumers of gasoline in the United States and three are among the top ten consumers of on-highway diesel fuel in the United States. Over 90% of our sites are located in high-traffic metropolitan and urban areas. We believe that the limited availability of undeveloped real estate in these areas presents a high barrier to entry for new or existing retail gas station owners to develop competing sites.

        We have grown our business from 11 owned sites in 2004 to 185 owned sites, as of March 31, 2012. Our size and geographic concentration has enabled us to acquire multiple sites, particularly from major integrated oil companies and other entities that have been divesting assets associated with the motor fuel distribution business since the early 2000s. As a result of these acquisitions, we have increased our rental income and enhanced our wholesale distribution business. We have completed ten transactions in which we acquired ten or more sites per transaction, and we historically have been able to divest non-core sites that do not fit our strategic or geographic plans to other retail gas station operators or other entities, such as retail store operators, that may use the land for alternative purposes.

        The following table summarizes the aggregate number of sites that were owned or leased by the Lehigh Gas Group to which motor fuel was distributed by the wholesale distribution operations of the Lehigh Gas Group as of the periods presented and the number of sites owned or leased by us to which we would have distributed motor fuel as of the period presented had the transactions contemplated by this offering been completed as of the first day of the period presented. Please read "—The Transactions."

	The Lehigh Gas Group (1)							Lehigh Gas Partners LP Pro Forma
						Three Months Ended March 31,
	Year Ended December 31,								Three Months Ended March 31, 2012 (2)
								Year Ended December 31, 2011 (2)
	2007	2008	2009	2010	2011	2011	2012
Number of sites owned and leased (3):
Owned	151	174	265	231	237	230	234	185	185
Leased	67	88	147	153	147	155	147	131	131

Total	218	262	412	384	384	385	381	316	316

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
The pro forma sites owned and leased do not reflect 63 sites that are not being contributed to us in connection with this offering as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed.

(3)
The year ended December 31, 2011 and pro forma year ended December 31, 2011, three months ended March 31, 2012 and pro forma three months ended March 31, 2012 include two sites owned and fourteen sites leased by the Topper Group, not included in our predecessor, that are being contributed to us in connection with this offering.

        The following table summarizes the aggregate volume of motor fuel distributed by the wholesale distribution operations of the Lehigh Gas Group for the periods presented and the volume of motor fuel we would have distributed had the transactions contemplated by this offering been completed as of the first day of the period presented.

	The Lehigh Gas Group (1)							Lehigh Gas Partners LP Pro Forma
						Three Months Ended March 31,
	Year Ended December 31,								Three Months Ended March 31, 2012 (3)
								Year Ended December 31, 2011 (2)
	2007	2008	2009	2010	2011	2011	2012
						(in millions)
Gallons of motor fuel distributed to:
Owned sites	127.8	121.7	164.0	237.7	196.3	45.9	45.1	180.0	42.4
Leased sites	111.1	111.1	138.0	213.5	202.8	41.0	36.8	158.9	35.7
Independent dealers	82.7	80.2	108.4	139.1	160.1	41.2	35.0	155.8	35.6
Sub-wholesalers (4)	65.6	69.3	71.0	72.9	76.6	20.4	16.3	66.0	15.5

Total	387.2	382.3	481.4	663.2	635.8	148.5	133.2	560.7	129.2

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
The pro forma gallons of motor fuel distributed do not reflect 75.1 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by the Topper Group.

(3)
The pro forma gallons of motor fuel distributed do not reflect 3.9 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by the Topper Group.

(4)
Includes motor fuel distributed to customers of the Lehigh Gas Group. We will distribute motor fuel to LGO on a sub-wholesale basis, and LGO will, in turn, sell the motor fuel at retail to customers following this offering.

Selected Recent Operating Results

  Three Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the three months ended June 30, 2012 were $489.1 million compared to $448.6 million for the same period in the prior year. Our cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the three months ended June 30, 2012 were $476.4 million compared to $437.7 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the three months ended June 30, 2012 increased $1.8 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the three months ended June 30, 2012, our volume increased 15.3% to 158 million gallons as compared to 137 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0804 for the three months ended June 30, 2012 compared to $0.0796 per gallon for the same period in the prior year.

        Gross profit from fuel sales represents the excess of revenue from fuel sales, including revenue from fuel sales to affiliates, over the cost of revenue from motor fuel sales, including cost of revenue from fuel sales to affiliates. Margin per gallon represents gross profit from fuel sales divided by total gallons of fuel distributed.

  Six Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the six months ended June 30, 2012 were $901.5 million compared to $794.2 million for the same period in the prior year. Our predecessor's cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the six months ended June 30, 2012 was $881.7 million compared to $776.9 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the six months ended June 30, 2012 increased $2.5 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the six months ended June 30, 2012, our predecessor's volume increased 11.8% to 290.6 million gallons as compared to 260.1 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0681 for the six months ended June 30, 2012 compared to $0.0665 for the same period in the prior year.

Our Business Strategy

        Our primary business objective is to make quarterly cash distributions to our unitholders and, over time, to increase our quarterly cash distributions by continuing to execute the following strategies:

  •
  Own or lease sites in prime locations and seek to enhance the cash flow potential of these sites.  As of March 31, 2012, we owned or leased 278 sites that are strategically located in densely populated metropolitan and urban areas that historically have had high demand for motor fuel. These sites serve customers seeking convenient fueling locations on roads and intersections with heavy traffic. We continually evaluate opportunities to enhance the cash flow potential of our sites. For example, at our sites we may install car washes, convert service bays into convenience stores or upgrade convenience stores to quick service restaurants. These enhancements improve our ability to charge increased rents at these sites and increase the wholesale distribution potential of these sites.

  •
  Expand within and beyond our core markets through acquisitions.  We intend to continue to grow our business through strategic and accretive acquisitions of sites and wholesale distribution businesses both within our existing area of operations and in new geographic areas. We believe that there is considerable opportunity for consolidation in our industry as the major integrated oil companies continue to divest sites they own and lease and as family-owned wholesale distributors consider selling their businesses. We have an established history of acquiring sites in Pennsylvania, New Jersey, Ohio, New York, Massachusetts and Kentucky. Please read "Business—Real Estate—Site Locations." Because of our interest in purchasing wholesale distribution operations as well as sites, we believe we have a competitive advantage over bidders interested in purchasing only sites.

  •
  Serve as a preferred motor fuel distributor and provide dedicated supply and services to our customers.  We have established long-term relationships with our suppliers that enhance the dependability and quality of our motor fuel supply to our customers. During periods of motor fuel shortages, we historically have succeeded in sustaining a supply of motor fuel sufficient to meet the needs of our customers while many of our unbranded competitors have not. In addition, we provide our customers with services that enable them to more efficiently operate their gas stations, including, but not limited to, preferred pricing in purchasing gas station equipment and for providing maintenance services. We intend to continue to maintain our strong relationships with existing suppliers and customers and to develop new relationships to grow our wholesale distribution business.

  •
  Increase our wholesale motor fuel distribution business by expanding market share.  As we seek to increase the number of sites we own and lease, we expect to have a commensurate increase in our wholesale distribution business due to the addition of these new sites. Furthermore, we believe that our standing in 2011 as a top ten independent distributor by volume in the United States for ExxonMobil, BP, Shell and Valero enables us to capitalize on the reduction by major integrated oil companies in the number of wholesalers with which they do business. As smaller wholesale distributors experience difficulties purchasing motor fuels from major integrated oil companies and refiners, we have been able to, and believe that we will be able to continue to, successfully target and sell motor fuels to these wholesalers on a sub-wholesaling basis.

  •
  Maintain strong relationships with major integrated oil companies and refiners.  Our relationships with suppliers of branded motor fuels are crucial to the operation and growth of our business. These relationships have allowed us to consistently negotiate supply agreements with competitive terms, and they have also provided us a source of acquisitions as major integrated oil companies and refiners have continued to divest retail distribution businesses and real estate. We intend to continue to maintain and grow our relationships with major integrated oil companies and refiners.

  •
  Manage risk by outsourcing delivery of motor fuel, mitigating exposure to environmental liabilities and implementing systems and controls to manage operations.  Motor transportation services are not part of our core business, and we do not own or lease trucks for the delivery of motor fuel. This strategy alleviates the capital, labor, and liability constraints associated with operating a transportation fleet. Instead, we contract with third parties for the delivery of motor fuel. We believe that operating a fuel transportation service would not add significant economic or operational value to our business and that outsourcing the delivery service to third parties allows us to focus on our wholesale distribution business. Before acquiring the property underlying a site, we use a third-party environmental consultant to perform due diligence at the site to assess the extent of contamination, if any. Typically, when an acquired site requires remediation, either the seller funds an escrow account for the cost to remediate the property, or the seller retains the obligation to remediate the property. We may purchase environmental insurance policies to contain costs in the event that escrowed amounts are inadequate and/or if there are unknown pre-existing conditions. In addition, we participate in state programs, where available, that may also assist in funding the costs of environmental liabilities. Also, since we purchase and deliver fuel in the same day through independent carriers, we minimize commodity risks associated with the purchase and sale of motor fuels. In addition, our daily collection and settlement procedures minimize credit risk.

Our Competitive Strengths

        We believe the following competitive strengths will enable us to achieve our primary business objective:

  •
  Stable cash flows from real estate rental income and wholesale motor fuel distribution.  We generate revenue from rent on our sites and earn a per gallon margin on the wholesale distribution of motor fuels. We collect rent from the lessee dealers and LGO pursuant to lease agreements. The average remaining lease term for our lessee dealer sites was 2.5 years as of March 31, 2012. The lease term for our LGO sites will be 15 years. We sell motor fuel on a wholesale basis to lessee dealers, independent dealers, LGO and sub-wholesalers. Our wholesale contracts prohibit customers from purchasing motor fuels from other distributors. We receive a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. We believe that the contractual nature of our rental income and the consistent demand for motor fuel in the areas where we operate provide a stable source of cash flow.

  •
  Prime real estate locations in areas with high traffic and considerable motor fuel consumption.  We derive our rental income from sites we own or lease that provide convenient fueling locations in areas that are densely populated. Of the eight states in which we own and lease sites, four are among the top ten consumers of gasoline in the United States and three are among the top ten consumers of on-highway diesel fuel in the United States. We believe that the limited availability of undeveloped real estate in these areas presents a high barrier to entry for the development of competing sites.

  •
  Established history of acquiring sites and successfully integrating these sites and operations into our existing business.  We have an established history of acquiring sites to grow our business. We have increased the number of sites we own from 11 in 2004 to 185 as of March 31, 2012. Many of our acquisitions have been from major integrated oil companies that have pursued a strategy of divesting their retail marketing operations. Our strong industry relationships and ability to complete acquisitions have allowed us to find multiple sites and negotiate transactions that are on attractive terms. Furthermore, we have successfully integrated our acquisitions into our existing business by reducing overhead costs and realizing economies of scale associated with our wholesale distribution business.

  •
  Long-term relationships with major integrated oil companies and refiners.  We have established long-term relationships and supply agreements with companies that are among the largest suppliers of branded motor fuel. For the year ended December 31, 2011, our wholesale business purchased approximately 46%, 23%, 22% and 5% of its motor fuel from ExxonMobil (a supplier of ours since 2002), BP (a supplier of ours since 2009), Shell (a supplier of ours since 2004) and Valero (a supplier of ours since 2003), respectively. Our prompt payment history and good credit standing with our suppliers allow us to receive certain term discounts on our fuel purchases, which increases the profitability of our wholesale distribution business. We believe that these relationships and payment terms are not easily replicated by new competitors in the markets we serve.

  •
  Financial flexibility to pursue acquisitions and other expansion opportunities.  After the application of the net proceeds we receive from this offering, under our new credit agreement, which we will enter into at the closing of this offering, we will have $              million available for acquisitions and up to $              million available for working capital purposes. We believe that our borrowing capabilities available under our new credit agreement and our ability to issue additional common units will provide us with the financial flexibility to pursue acquisition and expansion opportunities.

  •
  Extensive industry experience of our senior management team.  The members of our senior management team, including their experience managing the business and affairs of the Lehigh Gas Group, have, on average, over 24 years of experience in the ownership and operation of businesses that distribute motor fuel. In this regard, the members of our senior management team have an established history of acquiring sites and expanding our wholesale distribution business. Under their leadership, the Lehigh Gas Group grew from 11 owned sites in 2004 to 234 owned sites as of March 31, 2012. In addition, the Lehigh Gas Group distributed 387.2 million gallons of fuel in 2007 as compared to 635.8 million gallons in 2011. Furthermore, our senior management team has extensive relationships with the suppliers and customers that are crucial to the successful operation of our business.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption "Risk Factors" beginning on page 24.

Our Management

        We are managed and operated by the board of directors, executive officers and key members of management of our general partner and LGC. The board of directors of our general partner, including the independent directors, is chosen entirely by the Topper Group, as a result of its indirect controlling ownership interest of our general partner, and not by our unitholders. Unlike shareholders in a corporation, our unitholders will not be entitled to elect our general partner or its directors or otherwise participate directly in our management. For information about the executive officers and directors of our general partner, please read "Management—Directors, Executive Officers and Key Members of Management."

        Neither we nor our subsidiaries will have any employees. All of our operations will be conducted by personnel provided by LGC. At the closing of this offering, we and our general partner will enter into an omnibus agreement with LGC pursuant to which, among other things, LGC will provide management, administrative and operating services for us and our general partner. We will pay LGC a management fee, which shall initially be an amount equal to (1) $420,000 per month plus (2) $0.0025 for each gallon of motor fuel we distribute per month.

In addition, we will reimburse LGC for all out-of-pocket third-party fees, costs, taxes and expenses incurred by LGC on our and our general partner's behalf in connection with providing the services required to be provided by LGC under the omnibus agreement. Also, employees of LGC will be eligible to receive awards under our long-term incentive plan. We will be responsible for all costs and expenses to maintain our long-term incentive plan and to satisfy any awards under such plan, including awards to employees of LGC and each director of our general partner who is not an officer or employee of LGC, our general partner or our subsidiaries. The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. Other than out-of-pocket third-party fees, costs, taxes and expenses and awards under our long-term incentive plan, LGC will be responsible for paying all costs and expenses, including, but not limited to compensation of its employees, incurred in connection with providing the services required to be provided by LGC under the omnibus agreement. Payments to LGC will be made monthly in arrears. We currently expect such payments to be, in the aggregate, approximately $              million for the twelve months ending September 30, 2013. The management fee will be subject to an annual review and approval by the conflicts committee of the board of directors of our general partner. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

Summary of Conflicts of Interest and Fiduciary Duties

        Our general partner has a legal duty to manage us in good faith. However, the executive officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owner, LGC. The officers and directors of LGC, in turn, have a fiduciary duty to manage LGC's business in a manner beneficial to its owners, including the Topper Group. LGC and the Topper Group each manage, own, and hold assets and investments in other entities that compete or may compete with us. Additionally, certain of our general partner's executive officers and directors will continue to have economic interests, investments and other economic incentives in LGC and the Topper Group. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its owner and affiliates, on the other hand.

        Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

        We and our general partner will enter into an omnibus agreement with LGC pursuant to which, among other things, LGC will provide management, administrative and operating services for us and our general partner. We and our general partner will enter into lease agreements and a wholesale supply agreement with LGO pursuant to which LGO will lease sites from us and operate the retail motor fuel distribution business of our predecessor. LGO is managed by Joseph V. Topper, Jr., the Chief Executive Officer and the Chairman of the board of directors of our general partner. LGO is not prohibited from competing with us. Conflicts of interest may arise in the future between us and our unitholders, on the one hand, and LGO and our general partner, on the other hand.

        For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties." For a description of other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Principal Executive Offices

        Our principal executive offices are located at 702 West Hamilton Street, Suite 203, Allentown, PA 18101, and our phone number is (610) 625-8000. Our website is located at http://                           . We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Transactions

General

        We are a Delaware limited partnership recently formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of gasoline and diesel fuel, which businesses have historically been conducted by our predecessor and LGO.

        At, or immediately prior to, the closing of this offering, the following transactions will occur:

  •
  The Topper Group will (i) contribute to us certain entities, which we call the "contributed entities," or cause the contributed entities to merge with us and (ii) cause non-contributed entities to transfer to us certain (A) supply and distribution agreements, (B) real property and leasehold interests, (C) personal property and (D) other assets and liabilities relating to the motor fuel distribution business or the ownership of sites, in exchange for an aggregate of                       common units and                      subordinated units.

  •
  LGC will contribute certain assets and liabilities to us in exchange for             common units and                       subordinated units.

  •
  We will enter into a five-year $250 million senior secured revolving credit facility, or the "new credit facility," which may be increased to $325 million if certain conditions are met, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

  •
  We will issue and sell             common units to the public representing an aggregate         % limited partner interest in us. We expect to use the net proceeds as described in "Use of Proceeds," including a payment of $12.0 million to the Topper Group and entities owned by adult children of Warren S. Kimber, Jr., a director of our general partner, which amount will be used to repay or redeem in full mandatorily redeemable preferred member interests of our predecessor owned by these entities and a distribution or payment of an aggregate $              million to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed, to the extent such amount is not paid out of proceeds from the new credit facility.

  •
  We will issue to our general partner the incentive distribution rights as described under "How We Make Distributions to Our Partners."

  •
  We will enter into 15-year lease agreements pursuant to which LGO will lease sites from us on a fixed rent basis and a 15-year wholesale supply agreement pursuant to which LGO will operate the retail motor fuel distribution business of our predecessor and will be required to purchase motor fuel from us for the sites it will operate at market rate dealer tank wagon, or "DTW" prices.

  •
  We and our general partner will enter into an omnibus agreement with LGC pursuant to which, among other things, LGC will provide us and our general partner with management, administrative and operating services. Please read "—Our Management."

        The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. Please read "Management—Awards Under Our Long-Term Incentive Plan."

Organizational Structure

        We will conduct our operations through subsidiaries. In order to be treated as a partnership for federal income tax purposes, we must generate 90% or more of our gross income from certain qualifying sources, such as the wholesale distribution of motor fuel and the leasing of real property to unrelated parties. We currently plan to have Lehigh Gas Wholesale Services, Inc., a corporate subsidiary of ours, own and lease (or lease and then sub-lease) certain of our personal property and provide maintenance and other services to lessee dealers and other customers (including LGO). Income less deductible expenses from activities conducted by Lehigh Gas Wholesale Services, Inc. will be taxed at the applicable corporate income tax rate. However, dividends received by us from Lehigh Gas Wholesale Services, Inc. will constitute qualifying income. For a more complete description of this qualifying income requirement, please read "Material U.S. Federal Income Tax Consequences—Partnership Status."

        The following summarizes our organizational structure after giving effect to this offering and the related transactions:

Public Common Units		%
Topper Group Common Units		%
Topper Group Subordinated Units		%
LGC Common Units		%
LGC Subordinated Units		%
Non-Economic General Partner Interest	—	%(1)
Incentive Distribution Rights	—	%(2)

100%

(1)
Our general partner owns a non-economic general partner interest in us. Please read "How We Make Distributions to Our Partners—General Partner Interest."

(2)
Incentive distribution rights represent a variable interest in distributions and thus are not expressed as a fixed percentage. See "How We Make Distributions to Our Partners—Incentive Distribution Rights." Distributions with respect to the incentive distribution rights will be classified as distributions with respect to equity interests.

        The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. The table above does not reflect the 500,000 restricted common units that are expected to be awarded under our long-term incentive plan. Please read "Management—Awards Under Our Long-Term Incentive Plan."

The Offering

Common units offered to the public	common units, or common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	common units representing a % limited partner interest in us and subordinated units representing a % limited partner interest in us.

If the underwriters do not exercise their option to purchase additional common units within the 30 day period following the date of this prospectus, we will issue             additional common units to the Topper Group and issue             additional common units to LGC at the expiration of the 30-day option period. If, and to the extent, the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public, and the remainder, if any, will be issued to the Topper Group and LGC. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds

We expect that the net proceeds from the sale of common units in this offering, after deducting the underwriting discounts, the structuring fee and estimated offering expenses payable by us, will be approximately $        million based on an assumed offering price of $        per common unit (the midpoint of the price range set forth on the cover page of this prospectus). We intend to use the estimated net proceeds from this offering:

• to reduce amounts borrowed under the new credit facility, which will be drawn upon at the completion of this offering in order to repay in full the existing credit agreement of the Lehigh Gas Group;
• to repay in full $14.7 million aggregate principal amount in outstanding mortgage notes;

•

to pay $12.0 million to the Topper Group and entities owned by adult children of Warren S. Kimber, Jr., a director of our general partner, which amount will be used to repay or redeem in full mandatorily redeemable preferred member interests of our predecessor owned by these entities;

•

to distribute or pay an aggregate $              million to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed, to the extent such amount is not paid out of proceeds from the new credit facility; and

• to use for general partnership purposes, including working capital and acquisitions.

To the extent the underwriters exercise their option to purchase additional common units, an amount equal to the net proceeds from the issuance and sale of those common units will be distributed to the Topper Group and LGC. We expect that the net proceeds received from the exercise of the underwriters' option to purchase additional common units in full after deducting the underwriting discounts will be $          million based on an assumed offering price of $          per common unit.

Please see "Use of Proceeds."
Cash distribution policy

We intend to make minimum quarterly distributions in cash of $             (or $             on an annualized basis) on each common unit and subordinated unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including the management fee to LGC and the reimbursement of expenses to our general partner. Our ability to pay cash distributions at the minimum quarterly distribution rate is subject to various restrictions and other factors described in more detail under "Cash Distribution Policy and Restrictions on Distributions" and "Risk Factors."

For the first quarter that we are publicly traded, we will pay investors in this offering a prorated distribution covering the period from the closing date of this offering through , 2012.
We will pay quarterly distributions, if any, each quarter in the following manner:
• first, to the holders of common units, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;
• second, to the holders of subordinated units, until each subordinated unit has received a minimum quarterly distribution of $ ; and
• third, to all unitholders, pro rata, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $         per unit in any quarter, our unitholders and our general partner, as holder of our incentive distribution rights, will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner
above $ up to $	85.0%	15.0%
above $ up to $	75.0%	25.0%
above $	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as "incentive distributions." The incentive distributions will be paid in cash. In certain circumstances, our general partner, or the subsequent holders of our incentive distribution rights, will have the right to reset the target distribution levels to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read "How We Make Distributions to Our Partners—Incentive Distribution Rights."

In order to pay the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering, we will require approximately $          million of cash available for distribution (or an average of approximately $          million per quarter). On a pro forma basis, cash available for distribution generated during the year ended December 31, 2011 and the twelve months ended March 31, 2012 was approximately $32.9 million and $29.8 million, respectively, and, as such, we would have generated cash available for distribution sufficient to pay the minimum quarterly distribution on all of our common units and subordinated units for those periods. Please read "Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution."

We believe, based on our financial forecast and related assumptions included in "Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution," that we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $         on all of our units for each quarter in the twelve months ending September 30, 2013. However, we do not have a legal obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Please read "Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

The principal difference between our common and subordinated units is that in any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will expire and all subordinated units will convert into common units on a one-for-one basis beginning with the quarter ending , 2015 if each of the following has occurred:

•

distributions of cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution of $         per unit for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

• there are no arrearages in payment of the minimum quarterly distribution on the common units.

The subordinated units of any holder will also convert into common units upon the removal of our general partner other than for cause if no units held by such holder or its affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read "How We Make Distributions to Our Partners—Subordination Period."

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."

General partner's right to reset the target distribution levels

Our general partner, as the initial holder of our incentive distribution rights, has the right at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled, 50.0%, for each of the prior four consecutive quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read "How We Make Distributions to Our Partners—General Partner's Right to Reset Incentive Distribution Levels."

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, the Topper Group and LGC will own an aggregate of         % of our common and subordinated units (or         % if the underwriters exercise their option to purchase additional units in full). This will give the Topper Group and LGC the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Call Right."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending                           , 2015 you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $         per common unit, we estimate that your average allocable federal taxable income per year will be no more than $         per common unit. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.

Material U.S. federal income tax consequences

For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Consequences."

Directed unit program

At our request, the underwriters have reserved up to         % of the common units being offered by this prospectus (excluding the common units that may be issued upon the underwriters' exercise of their option to purchase additional common units) for sale at the initial public offering price to our directors, officers, employees, business associates and other related persons at the public offering price set forth on the cover page of this prospectus. For further information regarding our directed unit program, please read "Underwriting—Directed Unit Program."

Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol "LGP."

Summary Historical and Pro Forma Combined Financial and Operating Data

        The following table presents summary historical and pro forma combined financial and operating data of our predecessor, which includes the business of LGC and its subsidiaries and affiliates that will be contributed to us in connection with this offering, as of the dates and for the periods indicated.

        The summary combined financial data has been prepared on the following basis:

  •
  the summary combined financial data presented as of December 31, 2009 is derived from the unaudited combined financial statements, which are not included in this prospectus;

  •
  the summary combined financial data presented as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 is derived from the audited combined financial statements, which are included elsewhere in this prospectus; and

  •
  the summary combined financial data as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 is derived from the unaudited condensed combined financial statements, which are included elsewhere in this prospectus.

        The summary pro forma combined financial data presented as of March 31, 2012, and for the year ended December 31, 2011 and the three months ended March 31, 2012 is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. Our unaudited pro forma condensed combined financial statements give pro forma effect to:

  •
  (i) the contribution by the Topper Group to us of the contributed entities or the merger of the contributed entities with us and (ii) the transfer by the non-contributed entities to us of certain (A) supply and distribution agreements, (B) real property and leasehold interests, (C) personal property and (D) other assets and liabilities relating to the motor fuel distribution business or the ownership of sites, in exchange for an aggregate of              common units and             subordinated units;

  •
  the contribution by LGC of certain assets and liabilities to us in exchange for             common units and              subordinated units;

  •
  our entry into a new credit agreement as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement;"

  •
  the issuance by us to the public of             common units and the use of the net proceeds from this offering as described under "Use of Proceeds;"

  •
  our distribution or payment of an aggregate $              million to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed, to the extent such amount is not paid out of proceeds from the new credit facility;

  •
  our entry into lease agreements and a wholesale supply agreement with LGO as described in "Certain Relationships and Related Transactions—Agreements with Affiliates—LGO Lease Agreements" and "Certain Relationships and Related Transactions—Agreements with Affiliates—LGO Wholesale Supply Agreement;"

  •
  our entry into an omnibus agreement with LGC pursuant to which, among other things, LGC will provide us and our general partner with management, administrative and operating services and charge us a management fee, which shall initially be an amount equal to (1) $420,000 per month plus (2) $0.0025 per gallon of motor fuel we distribute per month. In addition, we will reimburse LGC for all out-of-pocket third-party fees, costs, taxes and expenses incurred by LGC on our behalf in connection with providing the services required to be provided by LGC under the omnibus agreement; and

  •
  the exclusion of marginally performing assets, retail motor fuel assets and operations, environmental indemnification assets and other miscellaneous assets that are not being contributed to us and environmental liabilities and other miscellaneous liabilities that will not be our responsibility.

        The unaudited pro forma condensed combined balance sheet data assumes the items listed above occurred as of March 31, 2012. The unaudited pro forma condensed combined statements of operations data assumes the items listed above occurred as of the beginning of the periods presented.

        For a detailed discussion of certain of the summary combined financial data contained in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "Use of Proceeds," "—The Transactions," the combined financial statements and related notes and our pro forma condensed combined financial statements and related notes included elsewhere in this prospectus. Among other things, the financial statements included elsewhere in this prospectus include more detailed information regarding the basis of presentation for the information in the following table.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. We explain this measure under "—Non-GAAP Financial Measure" and reconcile it to net income and net cash provided by operating activities, its most directly comparable financial measures calculated and presented in accordance with GAAP below.

	Our Predecessor					Lehigh Gas Partners LP Pro Forma
	Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012
				(unaudited) (in thousands)		(unaudited)
Statement of Operations Data:
Revenues:
Revenues from fuel sales	$490,261	$847,090	$1,242,040	$282,990	$273,770	$1,131,433	$267,569
Revenues from fuel sales to affiliates	310,794	329,974	365,106	55,831	134,767	659,448	130,597
Rental income	10,508	11,740	12,433	2,934	3,064	10,100	2,647
Rental income from affiliates	10,324	7,169	7,792	1,752	1,852	11,549	2,825
Revenues from retail merchandise and other	59	1,939	1,389	292	3	14	3

Total revenues	821,946	1,197,912	1,628,760	343,799	413,456	1,812,544	403,641
Costs and Expenses:
Cost of revenues from fuel sales	472,359	820,959	1,209,719	277,146	269,111	1,104,459	263,101
Cost of revenues from fuel sales to affiliates	305,335	324,963	359,005	54,973	132,167	649,273	127,888
Cost of revenues from retail merchandise and other	7	1,774	1,068	230	—	—	—
Rent expense	4,494	6,422	9,402	2,143	2,067	7,265	1,593
Operating expenses	4,407	4,211	6,634	1,420	1,709	3,531	751
Depreciation and amortization	8,172	12,085	12,073	2,570	4,739	11,160	4,511
Selling, general and administrative expense	13,389	13,099	12,709	3,082	5,291	9,185	2,468
(Gain) loss on sale of assets	(752)	271	(3,188)	(704)	(960)	(3,188)	(960)

Total costs and operating expenses	807,411	1,183,784	1,607,422	340,860	414,124	1,781,685	399,352

Operating income (loss)	14,535	14,128	21,338	2,939	(668)	30,859	4,289
Interest expense, net	(10,453)	(15,775)	(12,140)	(1,778)	(3,379)	(6,346)	(1,604)
Gain on extinguishment of debt	—	1,200	—	—	—	—	—
Other income, net	1,685	4,119	1,245	314	718	974	718

Income from continuing operations	5,767	3,672	10,443	1,475	(3,329)	25,487	3,403
Income tax expense from continuing operations	—	—	—	—	—	300	75

Net income (loss) from continuing operations	5,767	3,672	10,443	1,475	(3,329)	$25,187	$3,328

(Loss) income from discontinued operations	311	(6,655)	(848)	(960)	216

Net income (loss)	$6,078	$(2,983)	$9,595	$515	$(3,113)

	Our Predecessor					Lehigh Gas Partners LP Pro Forma
	Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012
				(unaudited)		(unaudited)
	(dollars in thousands, except margin per gallon)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$23,673	$30,892	$11,560	$(4,379)	$4,445
Investing activities	(62,234)	14,518	(18,875)	8,144	1,593
Financing activities	36,161	(42,743)	6,409	(837)	(6,444)
Other Financial Data:
EBITDA	$27,850	$28,956	$34,105	$5,239	$5,036	$42,993	$9,518
Capital expenditures
Maintenance	(1,516)	(2,401)	(2,772)	(835)	(687)	(2,772)	(687)
Expansion	(70,217)	(2,126)	(33,749)	—	(500)	(33,749)	(500)
Operating Data:
Sites owned and leased	412	384	384	387	379	316	316
Gallons of motor fuel distributed (in millions) (1)	437.7	518.9	532.1	123.1	133.2	560.7	129.2
Margin per gallon (2)	$0.0534	$0.0600	$0.0722	$0.0544	$0.0545	$0.0663	$0.0555

	Our Predecessor
	As of December 31,				Lehigh Gas Partners LP Pro Forma As of March 31, 2012

	2009	2010	2011	As of March 31, 2012
	(unaudited)			(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Property and equipment, net	$229,779	$185,579	$202,393	$191,214	$167,628
Total assets	293,641	257,415	269,628	275,101	201,739
Long-term debt	250,843	194,774	229,955	218,694	140,541
Total liabilities	314,933	283,546	300,583	310,353	181,327
Owners' equity (deficit)	(21,292)	(26,131)	(30,955)	(35,252)	20,412

(1)
Excludes gallons of motor fuel distributed to sites classified as discontinued operations with respect to the periods presented for our predecessor.

(2)
Margin per gallon represents (a) total revenues from fuel sales, less total costs of revenues from fuel sales, divided by (b) total gallons of motor fuels distributed.

Non-GAAP Financial Measure

        We use the non-GAAP financial measure EBITDA in this prospectus. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

  •
  our financial performance without regard to financing methods, capital structure or income taxes;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

        EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies.

        EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of EBITDA to net income and EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Our Predecessor
						Lehigh Gas Partners LP Pro Forma
				Three Months Ended March 31,
	Year Ended December 31,
							Three Months Ended March 31, 2012
						Year Ended December 31, 2011
	2009	2010	2011	2011	2012
				(unaudited)		(unaudited)
				(in thousands)
Reconciliation of EBITDA to net income (loss) (1):
Net income (loss) from continuing operations	$5,767	$3,672	$10,443	$1,475	$(3,329)	$25,187	$3,328
(Loss) income from discontinued operations	311	(6,655)	(848)	(960)	216

Net income (loss)	$6,078	$(2,983)	$9,595	$515	$(3,113)
Plus:
Depreciation and amortization	9,664	13,540	12,153	2,672	4,743	11,160	4,511
Income tax	—	—	—	—	—	300	75
Interest expense, net	12,108	18,399	12,357	2,052	3,406	6,346	1,604

EBITDA	$27,850	$28,956	$34,105	$5,239	$5,036	$42,993	$9,518

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$23,673	$30,892	$11,560	$(4,379)	$4,445
Changes in assets and liabilities	(9,913)	(10,956)	7,347	7,810	(3,502)
Interest expense, net	12,108	18,399	12,357	2,052	3,406
Other	1,982	(9,379)	2,841	(244)	687

EBITDA	$27,850	$28,956	$34,105	$5,239	$5,036

(1)
Lehigh Gas Partners LP did not report net income (loss) on a pro forma basis for the year ended December 31, 2011 or the three months ended March 31, 2012. Accordingly, EBITDA is reconciled to net income (loss) from continuing operations for the periods presented on a pro forma basis. Our predecessor had a loss from discontinued operations of $848,000 for the year ended December 31, 2011 and income from discontinued operations of $216,000 for the three months ended March 31, 2012.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition, and/or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

         We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient cash each quarter to pay the minimum quarterly distribution. The minimum quarterly distribution is an amount that must be paid to holders of our common units, including any arrearages, before any distributions may be made to holders of our subordinated units, to the extent that any distributions are made. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Minimum Quarterly Distribution."

        The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the industries in which we operate are subject to seasonal trends, which may cause our operating costs to fluctuate, affecting our earnings;

  •
  severe storms could adversely affect our business by damaging our suppliers' operations or lowering our sales volumes;

  •
  competition from other companies that sell motor fuel products in our targeted market areas;

  •
  the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

  •
  demand for motor fuel products in the markets we serve;

  •
  the potential inability to obtain adequate financing to fund our expansion;

  •
  the level of our operating costs, including payments to LGC; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

  •
  the level of capital expenditures we make;

  •
  the restrictions contained in our credit agreements;

  •
  our debt service requirements;

  •
  the cost of acquisitions;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow under our credit agreements to make distributions to our unitholders; and

  •
  the amount, if any, of cash reserves established by our general partner in its discretion.

        You should be aware that we do not have a legal obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. For a description of additional restrictions and factors that may affect our ability to pay cash distributions, see "Cash Distribution Policy and Restrictions on Distributions."

         The assumptions underlying the forecast of cash available for distribution that we include in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual cash available for distribution to differ materially from our forecast.

        The forecast of cash available for distribution set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecast of our results of operations and cash available for distribution for the twelve months ending September 30, 2013, which we sometimes refer to as the "forecast period." Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in "Cash Distribution Policy and Restrictions on Distributions." Our financial forecast has been prepared by management and we have neither received nor requested an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties, including those discussed in this prospectus, which could cause our results to be materially less than the amount estimated. If we do not achieve the forecasted results, we may not be able to make the minimum quarterly distribution or pay any amount on our common units, and the market price of our common units may decline materially.

         The amount of cash we have available for distribution to unitholders depends primarily on our cash flow rather than on our profitability, which may prevent us from making cash distributions, even during periods when we record net income.

        The amount of cash we have available for distribution depends primarily on our cash flow, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net income for financial accounting purposes.

         The industries in which we operate are subject to seasonal trends, which may cause our sales and/or operating costs to fluctuate, affecting our earnings and ability to make distributions.

        We experience more demand for motor fuel during the late spring and summer months than during the fall and winter. Travel, recreational activities and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel that we distribute. Therefore, our revenues are typically higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary widely from period to period, affecting our earnings. With lower cash flow during the first and fourth calendar quarters, we may be required to borrow money in order to pay the minimum quarterly distribution to our unitholders. Any restrictions on our ability to borrow money could restrict our ability to pay the minimum quarterly distribution to our unitholders.

         Decreases in consumer spending, travel and tourism in the areas we serve could adversely impact our wholesale distribution business.

        In the retail motor fuel and convenience store industries, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and commercial truck traffic and trends in travel, tourism and weather. Changes in economic conditions generally or in our targeted markets specifically could adversely impact consumer spending patterns and travel and tourism in our markets, which could have a material adverse effect on business, liquidity and results of operations.

         Our business, financial condition, results of operations and ability to make quarterly distributions to our unitholders are influenced by changes in demand for, changes in the prices of motor fuels, which could adversely affect our margins, our customers' and suppliers' financial condition, contract performance and trade credit and the amount and cost of our borrowing under credit facilities.

        Financial and operating results from our wholesale distribution operations are influenced by price volatility and demand for motor fuels. When prices for motor fuels rise, some of our customers may have insufficient credit to purchase supply from us at their historical purchase volumes, and their customers, in turn, may reduce consumption, thereby reducing demand for product.

        Furthermore, when prices are increasing, we may be unable to fully pass our additional costs to our customers, resulting in lower margins for us which could adversely affect our results of operations.

         The wholesale motor fuel distribution industry is characterized by intense competition and fragmentation and our failure to effectively compete could have a material adverse effect on our business, results of operations and ability to make distributions.

        The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. We rely on our ability to provide value added reliable services and to control our operating costs in order to maintain our margins and competitive position. If we were to fail to maintain the quality of our services, customers could choose alternative distribution sources and our margins could decrease. Furthermore, there can be no assurance that major integrated oil companies will not decide to distribute their own products in direct competition with us or that large customers will not attempt to buy directly from the major integrated oil companies. The occurrence of any of these events could have a material adverse effect on our business, results of operations and our ability to make distributions.

         We are exposed to risks of loss in the event of nonperformance by our customers and suppliers.

        A tightening of credit in the financial markets or an increase in interest rates may make it more difficult for customers and suppliers to obtain financing and, depending on the degree to which it occurs, there may be a material increase in the nonpayment or other nonperformance by our customers and suppliers. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with these third parties. A material increase in the nonpayment or other nonperformance by our customers and/or suppliers could adversely affect our business, financial condition, results of operations and ability to make quarterly distributions to our unitholders.

         Historical prices for motor fuel have been volatile and significant changes in such prices in the future may adversely affect our business, results of operations and ability to make distributions.

        Crude oil and domestic wholesale motor fuel markets are volatile. General political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East, Russia, Africa and South America, could significantly impact crude oil supplies and wholesale motor fuel costs. Significant increases and volatility in wholesale motor fuel costs could result in significant increases in the retail price of motor fuel products and in lower margin per gallon. Increases in the retail price of motor fuel products could impact consumer demand for motor fuel. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on our operating results and financial condition. Dramatic increases in crude oil prices squeeze fuel margins because fuel costs typically increase faster than we are able to pass along the increases to customers. Higher fuel prices trigger higher credit card expenses, because credit card fees are calculated as a percentage of the transaction amount, not as a percentage of gallons sold. A significant change in any of these factors could materially impact our customer's motor fuel gallon volumes, gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, results of operations and ability to make distributions.

         Energy efficiency and new technology may reduce the demand for our motor fuel and adversely affect our operating results.

        Increased conservation and technological advances, including the development of improved gas mileage vehicles and the increased usage of electrically powered cars have adversely affected the demand for motor fuel. Future conservation measures or technological advances in fuel efficiency might reduce demand and adversely affect our operating results.

         We depend on four principal suppliers for the majority of our motor fuel. A disruption in supply or a change in our relationship with any one of them could have a material adverse effect on our business, results of operations and cash available for distribution.

        ExxonMobil, BP, Shell and Valero collectively supplied 96%, of our motor fuel purchases in fiscal 2011. For the year ended December 31, 2011, our wholesale business purchased approximately 46%, 23%, 22% and 5% of its motor fuel from ExxonMobil (a supplier of ours since 2002), BP (a supplier of ours since 2009), Shell (a supplier of ours since 2004) and Valero (a supplier of ours since 2003), respectively. A change of motor fuel suppliers, a disruption in supply or a significant change in our pricing with ExxonMobil, BP, Shell and Valero could have a material adverse effect on our business, results of operations and cash available for distribution.

         Due to our lack of geographic diversification, adverse developments in our operating areas would adversely affect our results of operations and cash available for distribution to our unitholders.

        Substantially all of our operations are located in the Northeastern United States and in Ohio. Due to our lack of geographic diversification, an adverse development in the businesses or areas in which we operate, including adverse developments due to catastrophic events or weather and decreases in demand for refined products, could have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we operated in more diverse locations.

         We rely on our suppliers to provide trade credit terms to adequately fund our on-going operations.

        Our business is impacted by the availability of trade credit to fund fuel purchases. An actual or perceived downgrade in our liquidity or operations could cause our suppliers to seek credit support in the form of additional collateral, limit the extension of trade credit, or otherwise materially modify their payment terms. Any material changes in the payments terms, including payment discounts, or availability of trade credit provided by our principal suppliers could impact our liquidity, results of operations and cash available for distribution to our unitholders.

         If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

        Our ability to grow substantially depends on our ability to make acquisitions that result in an increase in operating surplus per unit. We may be unable to make such accretive acquisitions for any of the following reasons:

  •
  we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts for them;

  •
  we are unable to raise financing for such acquisitions on economically acceptable terms; or

  •
  we are outbid by competitors.

        In addition, we may consummate acquisitions, which at the time of consummation we believe will be accretive, but which ultimately may not be accretive.

        If any of these events occurred, our future growth would be limited.

         Severe weather could adversely affect our business by damaging our facilities or our suppliers' operations or customers.

        Severe weather could damage our facilities or our suppliers' operations or customers and could have a significant impact on consumer behavior, travel and convenience store traffic patterns. This could have a material adverse effect on our business, results of operations and ability to make our distributions.

         Our success and future growth depends in part on our ability to purchase or lease additional sites. Our acquisition strategy involves risks that may adversely affect our business.

        Any acquisition involves potential risks, including:

  •
  the inability to identify and acquire suitable sites or to negotiate acceptable leases or subleases for such sites;

  •
  difficulties in adapting our distribution and other operational and management systems to an expanded network of sites;

  •
  performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

  •
  a significant increase in our indebtedness and working capital requirements;

  •
  the inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business;

  •
  the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets prior to our acquisition, for which we are not indemnified or for which the indemnity is inadequate;

  •
  competition in our targeted market areas;

  •
  customer or key employee loss from the acquired businesses; and

  •
  diversion of our management's attention from other business concerns.

        Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquisitions and realize other anticipated benefits.

         Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        We have a significant amount of debt. After giving effect to this offering and the related transactions, we estimate that our pro forma total debt as of March 31, 2012 would have been approximately $140.6 million. Following this offering, we will continue to have the ability to incur debt, including the capacity to borrow up to $250 million, which limit may be increased to $325 million if certain conditions are met, under our new credit agreement, subject to any limitations set forth in the new credit agreement. Our level of indebtedness could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  covenants contained in our new credit agreement will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

  •
  we will need a substantial portion of our cash flow to make interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

  •
  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

  •
  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions, such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these actions on satisfactory terms, or at all.

         Our new credit agreement will contain operating and financial restrictions that may limit our business and financing activities.

        The operating and financial restrictions and covenants in our new credit agreement and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our new credit agreement will restrict our ability to:

  •
  make distributions if any potential default or event of default occurs;

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  grant liens or make certain negative pledges;

  •
  make certain loans or investments;

  •
  make any material change to the nature of our business, including consolidations, liquidations and dissolutions;

  •
  make capital expenditures in excess of specified levels;

  •
  acquire another company; or

  •
  enter into a merger, consolidation, sale-leaseback transaction or sale of assets.

        Our ability to comply with the covenants and restrictions contained in our new credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our new credit agreement, the debt issued under the new credit agreement may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our new credit agreement, the lenders could seek to foreclose on such assets.

         We required waivers from our lenders to maintain compliance with the covenants under our existing credit agreement in the past, and there is no assurance that we will be able to comply with the covenants, or to obtain waivers of non-compliance, under our new credit facility in the future.

        We were not in compliance with certain financial covenants under our existing credit facility as of December 31, 2011, and a subsequent amendment to our existing credit agreement waived our non-compliance. In connection with this offering, the term loan under our existing credit agreement will be terminated and the existing credit facility will be paid off in connection with our entry into the new credit agreement. We cannot assure you that, if we fail to comply with the financial covenants under our new credit agreement, our lenders will agree to waive any non-compliance. Any default under our new credit facility could have a material adverse effect on our liquidity position or otherwise adversely affect our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

         Our inability to successfully integrate acquired sites and businesses could adversely affect our business.

        Acquiring sites and businesses involve risks that could cause our actual growth or operating results to differ adversely compared to expectations. For example:

  •
  we may not be able to obtain the necessary financing on favorable terms, or at all, to finance any of our potential acquisitions;

  •
  we may fail or be unable to discover some of the liabilities of businesses that we acquire. These liabilities may result from a prior owner's noncompliance with applicable federal, state or local laws;

  •
  we may fail to successfully integrate or manage acquired sites;

  •
  we may divert the attention of our senior management from focusing on our core business by focusing on acquisitions;

  •
  we may not be able to obtain the cost savings and financial improvements we anticipate or acquired properties may not perform as we expect; and

  •
  we face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

         We may not be able to lease sites we own or sub-lease sites we lease on favorable terms and any such failure could adversely affect our results of operations and cash available for distribution to our unitholders.

        We may lease and/or sub-lease certain sites to lessee dealers or to LGO where the rent expense is more than the lease payments. If we are unable to obtain tenants on favorable terms for sites we own or lease, the lease payments we receive may not be adequate to cover our rent expense for leased sites and may not be adequate to ensure that we meet our debt service requirements. We cannot provide any assurance that the margins on our wholesale distribution of motor fuels to these sites will be adequate to off-set unfavorable lease terms. The occurrence of these events could adversely affect our results of operations and cash available for distribution to our unitholders.

         The operations at sites we own or lease are subject to inherent risk, operational hazards and unforeseen interruptions and insurance may not adequately cover any such exposure. The occurrence of a significant event or release that is not fully insured could have a material adverse effect on our business, results of operations and cash available for distribution.

        The presence of flammable and combustible products at our sites provides the potential for fires and explosions that could destroy both property and human life. Furthermore, our operations are subject to unforeseen interruptions such as natural disasters, adverse weather and other events beyond our control. Motor fuels also have the potential to cause environmental damage if improperly handled or released. If any of these events were to occur, we could incur substantial losses and/or curtailment of related operations because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage.

        We are not fully insured against all risks incident to our business. We may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and ability to make distributions to unitholders.

         We are relying on LGC to indemnify us for any costs or expenses that we incur for environmental liabilities and third-party claims, regardless of when a claim is made, that are based on environmental conditions in existence prior to the closing of this offering at our predecessor's sites. To the extent escrow accounts, insurance and/or payments from LGC are not sufficient to cover any such costs or expenses, our business, liquidity and results of operations could be adversely affected.

        The omnibus agreement provides that LGC must indemnify us for any costs or expenses that we incur for environmental liabilities and third-party claims, regardless of when a claim is made, that are based on environmental conditions in existence prior to the closing of this offering at our predecessor's sites. LGC is the beneficiary of escrow accounts created to cover the cost to remediate certain environmental liabilities. In addition, LGC maintains insurance policies to cover environmental liabilities and/or, where available, participates in state programs that may also assist in funding the costs of environmental liabilities. There are certain sites to be acquired by us in the transactions contemplated by this offering with existing environmental liabilities that are not covered by escrow accounts or insurance policies. As of March 31, 2012, LGC had an aggregate of approximately $3.2 million of environmental liabilities on sites to be acquired by us in the transactions contemplated by this offering that are not covered by escrow accounts or insurance policies. To the extent escrow accounts, insurance and/or payments from LGC are not sufficient to cover any such costs or expenses, our business, liquidity and results of operations could be adversely affected. Please read, "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

         Our sales are generated under contracts that must be renegotiated or replaced periodically. If we are unable to successfully renegotiate or replace these contracts, then our results of operations and financial condition could be adversely affected.

        Our sales are generated under contracts that must be periodically renegotiated or replaced. As these contracts expire, they must be renegotiated or replaced. We may be unable to renegotiate or replace these contracts when they expire, and the terms of any renegotiated contracts may not be as favorable as the contracts they replace. Whether these contracts are successfully renegotiated or replaced is often times subject to factors beyond our control. Such factors include fluctuations in motor fuel prices, counterparty ability to pay for or accept the contracted volumes and a competitive marketplace for the services offered by us. If we cannot successfully renegotiate or replace our contracts or must renegotiate or replace them on less favorable terms, sales from these arrangements could decline and our ability to make distributions to our unitholders could be adversely affected.

         We are subject to federal, state and local laws and regulations that govern the product quality specifications of the motor fuel that we distribute.

        Various federal, state, and local agencies have the authority to prescribe specific product quality specifications to the sale of commodities. Our business includes such commodities. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce our ability to procure product and our sales volume, require us to incur additional handling costs, and/or require the expenditure of capital. If we are unable to procure product or to recover these costs through increased sales, our ability to meet our financial obligations could be adversely affected. Failure to comply with these regulations could result in substantial penalties. Please read "Business—Environmental" for more information.

         Our operations are subject to federal, state and local laws and regulations pertaining to environmental protection or operational safety that may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

        Our business is subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of regulated materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to regulated materials, and the health and safety of our employees. We believe we are in material compliance with applicable environmental requirements; however, we cannot assure you that violations of these requirements will not occur in the future. We also cannot assure you that we will not be subject to legal actions brought by third parties for actual or alleged violations of or responsibility under environmental laws associated with releases of or exposure to motor fuel products. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations.

        Where releases of refined petroleum products, renewable fuels and crude oil have occurred, federal and state laws and regulations require that such releases be assessed and remediated to meet applicable standards. The costs associated with the investigation and remediation of any such releases, as well as any associated third-party claims, could be substantial, and could have a material adverse effect on our business and results of operations and our ability to make distributions to our unitholders.

         New, stricter environmental laws and regulations could significantly increase our costs, which could adversely affect our results of operations and financial condition.

        Our operations are subject to federal, state and local laws and regulations regulating product quality specifications and other environmental matters. The trend in environmental regulation is towards more restrictions and limitations on activities that may affect the environment. Our business may be adversely affected by increased costs and liabilities resulting from such stricter laws and regulations. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. However, there can be no assurances as to the timing and type of such changes in existing laws or the promulgation of new laws or the amount of any required expenditures associated therewith.

         We depend on transportation providers for the transportation of substantially all of our motor fuel. Thus, a change of providers or a significant change in our relationship could have a material adverse effect on our business.

        Substantially all of the motor fuel we distribute is transported from refineries to gas stations. A change of transportation providers, a disruption in service or a significant change in our relationship with these transportation carriers could have a material adverse effect on our business, results of operations and cash available for distribution.

         We rely heavily on our information technology systems to manage our business, and a disruption of these systems or an act of cyber-terrorism could adversely affect our business.

        We depend on our information technology systems to manage numerous aspects of our business transactions, in particular with respect to our cash management and disbursements and payroll, and provide analytical information to management. Our information systems are an essential component of our business, and a serious disruption to our information systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, cyber-security breaches or cyber-terrorism, and computer viruses. Any disruption could adversely affect our business.

         Any terrorist attacks aimed at our facilities could adversely affect our business, and any global and domestic economic repercussions from terrorist activities and the government's response could adversely affect our business.

        Since the September 11, 2001 terrorist attacks on the United States, the U.S. government has issued warnings that energy infrastructure assets may be future targets of terrorist organizations. These developments have subjected our operations to increased risks. Terrorist attacks aimed at our facilities and any global and domestic economic repercussions from terrorist activities could adversely affect our financial condition, results of operations and cash available for distribution to our unitholders. For instance, terrorist activity could lead to increased volatility in prices for motor fuels and other products we sell.

        Insurance carriers are currently required to offer coverage for terrorist activities as a result of the federal Terrorism Risk Insurance Act of 2002, which we refer to as "TRIA." We purchased this coverage with respect to our property and casualty insurance programs, which resulted in additional insurance premiums. Pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2007, TRIA has been extended through December 31, 2014. Although we cannot determine the future availability and cost of insurance coverage for terrorist acts, we do not expect the availability and cost of such insurance to have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

Risks Inherent in an Investment in Us

         The Topper Group indirectly controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including the Topper Group, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our unitholders.

        Following this offering, the Topper Group and LGC will collectively own a         % limited partner interest in us and will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owner, LGC, which is majority owned and controlled by the Topper Group. Furthermore, certain directors and officers of our general partner are directors or officers of affiliates of our general partner. Therefore, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and the affiliates of our general partner, including the Topper Group and LGC, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates, including the Topper Group and LGC, over the interests of our common unitholders. Please read "—Our partnership agreement replaces our general partner's fiduciary duties to holders of our units." These conflicts include the following situations, among others:

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  our general partner is allowed to take into account the interests of parties other than us, such as the Topper Group and LGC, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  neither our partnership agreement nor any other agreement requires the Topper Group or LGC to pursue a business strategy that favors us;

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  some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliate;

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  our partnership agreement limits the liability of and reduces fiduciary duties owed by our general partner and also restricts the remedies available to unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the creation, reductions or increases of cash reserves, each of which can affect the amount of cash that is available for distribution to our unitholders, including distributions on our subordinated units, and to the holders of the incentive distribution rights, as well as the ability of the subordinated units to convert to common units;

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  our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus. Please read "How We Make Distributions to Our Partners—Capital Expenditures" for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. Such determination can affect the amount of cash available for distribution to our unitholders, including distributions on our subordinated units, and to the holders of the incentive distribution rights, as well as the ability of the subordinated units to convert to common units;

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  we will enter into lease agreements and a wholesale supply agreement with LGO pursuant to which LGO will lease sites from us and operate the retail motor fuel distribution business of our predecessor. LGO will purchase motor fuels from us at a variable rate mark-up;

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  in the event we are unable to obtain consents for the assignment by our predecessor to us of certain supply and lease agreements, LGC and the Topper Group will be required under the omnibus agreement to provide us with the benefits of these agreements at no additional cost to us, and we will be required to perform the obligations under these agreements;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our partnership agreement permits us to distribute up to $              million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations that it and its affiliates owe to us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  our general partner may transfer its incentive distribution rights without unitholder approval; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

        In addition, the Topper Group and its affiliates currently hold substantial interests in other companies that engage in the wholesale motor fuel distribution business and/or own sites. Except as set forth in the omnibus agreement, we may compete directly with entities in which the Topper Group or its affiliates have an interest for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us. Please read "—Our general partner's affiliates may compete with us" and "Conflicts of Interest and Fiduciary Duties."

         The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute quarterly at least $             per unit on all of our units to the extent we have sufficient cash from our operations after the establishment of reserves and the payment of our expenses. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. See "Cash Distribution Policy and Restrictions on Distributions."

        In addition, our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited duties to our unitholders, which may permit it to favor its own interests or the interests of the Topper Group and LGC to the detriment of our common unitholders.

         Neither we nor our general partner have any employees and we will rely solely on the employees of LGC to manage our business. If our omnibus agreement with LGC is terminated, we may not find suitable replacements to perform management services for us.

        Neither we nor our general partner have any employees and we will rely solely on LGC to operate our assets. Immediately prior to the closing of this offering, we and our general partner will enter into an omnibus agreement with LGC pursuant to which LGC will perform services for us and our general partner, including the operation of our wholesale distribution business and our properties. We are subject to the risk that our omnibus agreement will be terminated and no suitable replacement will be found. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

         The liability of LGC is limited under our omnibus agreement and we have agreed to indemnify LGC against certain liabilities, which may expose us to significant expenses.

        The omnibus agreement provides that we must indemnify LGC for any liabilities incurred by LGC attributable to the operating and administrative services provided to us under the agreement, other than liabilities resulting from LGC's bad faith or willful misconduct.

         Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

         It is our policy to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

        Pursuant to our cash distribution policy, we expect that we will distribute a significant portion of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy may impair our ability to grow.

        In addition, because we intend to distribute a significant portion of our cash available for distribution, our growth may not be as fast as that of businesses that reinvest their cash available for distribution to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our new credit agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash available for distribution to our unitholders.

         There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

        In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

         Our partnership agreement replaces our general partner's fiduciary duties to holders of our units.

        Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to exercise its registration rights;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

         Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was in the best interest of our partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

  (1)
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

  (2)
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee, then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Fiduciary Duties."

         Our general partner's affiliates may compete with us

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership interest in us. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner, LGO or any of their affiliates, including their executive officers, directors and the Topper Group and LGC. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Fiduciary Duties."

        The Topper Group and LGO are subject to a right of first refusal provision in the omnibus agreement that prohibits them from acquiring any assets or any business having assets that are primarily involved in the wholesale motor fuel distribution or retail gas station operation businesses without first offering such acquisition opportunity to us. However, the omnibus agreement does not prohibit affiliates of our general partner and LGO, including the Topper Group and LGC, from owning certain assets or engaging in certain businesses that compete directly or indirectly with us. Conflicts of interest may arise in the future between us and our unitholders, on the one hand, and the affiliates of our general partner and LGO, including the Topper Group and LGC, on the other hand. In resolving these conflicts, the Topper Group and LGO may favor their own interests and the interests over the interests of our unitholders. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

         Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, as the holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an aggregate quarterly cash distribution in the prior quarter equal to the distributions to our general partner on the incentive distribution rights in the prior quarter. It is possible that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "How We Make Distributions to Our Partners—General Partner's Right to Reset Incentive Distribution Levels."

         Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by the Topper Group, as a result of its indirect controlling ownership interest of our general partner, and not by our unitholders. Please read "Management—Management of Lehigh Gas Partners LP" and "Certain Relationships and Related Party Transactions—Ownership of Our General Partner." Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

         Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

        If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, the Topper Group and LGC will own, in the aggregate, approximately         % of our outstanding common units and          % of our subordinated units (or         % of our common units and         % of our subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for acting in bad faith, or in the case of a criminal matter, acting with knowledge that the conduct was criminal, in each case in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

         Unitholders will experience immediate and substantial dilution of $             per common unit.

        The assumed initial public offering price of $             per common unit exceeds pro forma net tangible book value of $             per common unit. Based on the assumed initial public offering price of $             per common unit, unitholders will incur immediate and substantial dilution of $              per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read "Dilution."

         Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner to transfer their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a "change of control" without the vote or consent of the unitholders.

         Our general partner has a call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering and assuming no exercise of the underwriters' option to purchase additional common units, the Topper Group will own approximately         % of our outstanding common units and         % of our subordinated units. LGC will own approximately         % of our outstanding common units and         % of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), the Topper Group will own         % and LGC will own         % of our common units. For additional information about the call right, please read "The Partnership Agreement—Call Right."

         The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by the Topper Group, LGC or other large holders.

        After this offering, we will have                  common units and                  subordinated units outstanding, which include the                   common units we are selling in this offering that may be resold in the public market immediately. At the end of the subordination period, all of the subordinated units will convert into an equal number of common units. All of the                  common units (                  common units if the underwriters exercise their option to purchase additional common units in full) that are issued to affiliates of our general partner will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by affiliates of our general partner or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to the Topper Group and LGC. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read "Units Eligible for Future Sale."

         We may issue unlimited additional units without unitholder approval, which would dilute existing unitholder ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests, including limited partner interests that rank senior to the common units that we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank could have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished;

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  the claims of the common unitholders to our assets in the event of our liquidation may be subordinated; and

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  the market price of the common units may decline.

         Our general partner's discretion in establishing cash reserves may reduce the amount of cash available for distribution to unitholders.

        The partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce cash available for distribution by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

         Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

         Restrictions in our new credit agreement could limit our ability to pay distributions upon the occurrence of certain events.

        Our payment of principal and interest on our debt will reduce cash available for distribution on our units. Our new credit agreement will limit our ability to pay distributions upon the occurrence of the following events, among others:

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  failure to pay any principal when due or any interest, fees or other amounts when due;

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  failure of any representation or warranty to be true and correct in any material respect;

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  failure to perform or otherwise comply with the covenants in the new credit agreement or in other loan documents beyond the applicable notice and grace period;

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  the entry of a judgment in excess of a specified amount, to the extent any payments pursuant to the judgment are not covered by insurance;

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  a change in management or ownership control;

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  a violation of the Employee Retirement Income Security Act of 1974, or "ERISA;" and

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  a bankruptcy or insolvency event involving us or any of our subsidiaries.

        Any subsequent refinancing of our current debt or any new debt could have similar restrictions. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

         Management fees and cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on the common units, we will pay LGC the management fee and reimburse our general partner and LGC for all out-of-pocket third-party expenses they incur and payments they make on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. In addition, pursuant to an omnibus agreement, the Topper Group and LGC will be entitled to reimbursement for certain expenses that they incur on our behalf. Our partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available to pay distributions to our unitholders. Please read "Cash Distribution Policy and Restrictions on Distributions."

         Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

        It may be determined that the right, or the exercise of the right by the limited partners as a group, to (i) remove or replace our general partner, (ii) approve some amendments to our partnership agreement or (iii) take other action under our partnership agreement constitutes "participation in the control" of our business. A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. See "The Partnership Agreement—Limited Liability."

         The New York Stock Exchange, or "NYSE," does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We have applied to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE will not require us to have a majority of independent directors on our general partner's board of directors. Additionally, while we will initially establish a compensation committee and a nominating and corporate governance committee, the NYSE does not require us as a publicly traded partnership to maintain a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management—Management of Lehigh Gas Partners LP."

         Our predecessor has material weaknesses in its internal controls over financial reporting. If we fail to establish and maintain effective internal controls over financial reporting, our ability to accurately report our financial results could be adversely affected.

        Prior to the completion of this offering, certain entities that comprise our predecessor have been private entities with limited accounting personnel and other supervisory resources to adequately execute their accounting processes and address their internal controls over financial reporting. In connection with the preparation of our predecessor's combined financial statements for the years ended December 31, 2011, 2010 and 2009, we identified and communicated material weaknesses related to lack of accounting personnel with sufficient technical accounting experience for certain significant or unusual transactions and lack of adequate staffing and management review by the appropriate level during our predecessor's month-end closing process. A "material weakness" is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our predecessor's financial statements will not be prevented, or detected in a timely basis. The lack of technical accounting experience and management review resulted in several adjustments to the financial statements for the year ended December 31, 2011, 2010, and 2009.

        After the closing of this offering, our management team and financial reporting oversight personnel will be those of our predecessor, and thus, we may face the same material weaknesses described above.

        We are in the early phases of evaluating the design and operation of our internal controls over financial reporting and will not complete our review until after this offering is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify additional control deficiencies, which could give rise to significant deficiencies and other material weaknesses, in addition to the material weaknesses described above. Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses.

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal controls over financial reporting. Though we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

        Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting until the year following our first annual report required to be filed with the SEC. If it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future. If our remediation efforts are unsuccessful, we could be subject to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

         There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

        Prior to this offering, there has been no public market for the common units. After this offering, there will be only                   publicly traded common units representing a         % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for our common units will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  volatility in the capital and credit markets;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  the other factors described in these "Risk Factors."

         An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. Borrowings under the new credit facility will bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and ability to make cash distributions. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

         We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our members, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our members will be affected by the costs associated with being a publicly traded partnership.

        Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

        We also expect to incur significant expenses in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

        We estimate that we will incur approximately $2.3 million of incremental costs per year associated with being a publicly traded partnership; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks

        In addition to reading the following risk factors, you should read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

         Our U.S. federal (and state and local) income tax treatment depends in large part on our status as a partnership for U.S. federal income tax purposes and our otherwise not being subject to a material amount of U.S. federal, state and local income or franchise tax. If we were required to be treated as a corporation for U.S. federal income tax purposes or if we were to otherwise be subject to a material amount of additional entity-level income, franchise or other taxation for U.S. federal, state or local tax purposes, then our cash available for distribution to you would be substantially reduced. We currently have a subsidiary that is treated as a corporation for U.S. federal income tax purposes and is subject to entity-level U.S. federal, state and local income and franchise tax.

        The anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. A publicly-traded partnership, such as us, may be treated as a corporation for U.S. federal income tax purposes unless 90% or more of its gross income for every taxable year it is publicly traded consists of "qualifying income." Based on our current operations we believe that we will be able to satisfy this requirement and, thus, be able to be treated as a partnership, rather than a corporation, for U.S. federal income tax purposes.

        Moreover, a change in our business (or a change in current law) could also cause us to be treated as a corporation for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were required to be treated as a corporation for U.S. federal income tax purposes, then we would pay U.S. federal income tax on our taxable income at the corporate tax rate which, under current law, is a maximum of 35%. We would also likely pay state and local income tax at varying rates. Distributions to you would generally be taxed again as either a dividend (to the extent of our current and accumulated earnings and profits) and/or as taxable gain after recovery of your U.S. federal income tax basis in your units, and no income, gains, losses, deductions or credits would flow through to you. Because a U.S. federal income tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of our common units.

        Moreover, we intend to conduct a portion of our operations and business through one or more direct and indirect subsidiaries, one or more of which may be organized and taxable as a corporation for U.S. federal income tax purposes. Thus, even if we will not constitute a corporation for U.S. federal income tax purposes, if any of our direct or indirect subsidiaries will constitute a corporation for U.S. federal income tax purposes, then this could also reduce the amount of cash that might otherwise potentially be available for distribution to you. As Lehigh Gas Wholesale Services, Inc. will constitute a corporation for U.S. federal, state and local income tax purposes that will be subject to entity-level U.S. federal, state and local tax on its taxable income and gain currently anticipated to be mostly associated with the leasing of certain personal property, the amount of cash that Lehigh Gas Wholesale Services, Inc. will have available to distribute to us and, thus, the amount of cash that we will then have available to distribute to you would be reduced. Furthermore, if, for example, the IRS were to successfully assert that any direct or indirect corporate subsidiary of ours has more tax liability than we anticipate or legislation were enacted that increased the U.S. federal, state and/or local corporate tax rate, our cash available for distribution to you would be further reduced.

        In addition, changes in current state and/or local law may subject us to additional entity-level taxation by individual states and/or localities. For example, because of widespread state and local government budget deficits, several states and localities are evaluating ways to subject partnerships to entity-level taxation through the imposition of state and/or local income, franchise and/or other forms of taxation. If any state or locality were to impose a tax upon us as an entity, our cash available for distribution to you would be reduced.

         A significant amount of our income is expected to be attributable to our leasing of real property to LGO. If Lehigh Gas-Ohio Holdings LLC, or "LGO Holdings," a Delaware limited liability company and the sole member of LGO, were to become related to us for federal income tax purposes, real property rent received from LGO would no longer constitute "qualifying income" and we would likely be treated as a corporation for U.S. federal income tax purposes.

        We expect that a significant amount of our "qualifying income" will be comprised of real property rents from LGO attributable to the 180 sites that LGO will lease from us following this offering. In general, any real property rents that we receive from a tenant of ours in which we, directly or indirectly, own or are treated as owning by reason of the application of certain "constructive ownership" rules at least: (a) 10% of such tenant's stock (voting power or value) in the case where such tenant is a corporation for U.S. federal income tax purposes, or (b) an interest of at least 10% of such tenant's assets or net profits in the case where such tenant is not a corporation for U.S. federal income tax purposes (as would be the case with respect to LGO), would not constitute "qualifying income." Upon the consummation of this offering, after applying certain constructive ownership rules, we will be treated as owning the 5% interest in the assets and net profits of LGO Holdings that Joseph V. Topper, Jr. and John B. Reilly, III will actually and constructively own. If we were considered to own 10% or more of the assets or net profits of LGO Holdings, then the real property rents that we receive from LGO would no longer constitute "qualifying income" in which case, based on our current operations, we would likely no longer qualify to be treated as a "partnership" (and instead would be treated as a corporation) for U.S. federal income tax purposes.

        Our and LGO Holdings' governing documents contain transfer restrictions designed to prevent us from being treated as owning by reason of the application of the "constructive ownership" rules at least 10% of LGO Holdings' assets or net profits. We have received an opinion of counsel that, subject to certain customary exceptions, such transfer restrictions are enforceable under Delaware law, but a court could determine that these restrictions are inapplicable or unenforceable. Please read "Material U.S. Material Consequences—Partnership Status."

         The U.S. federal (and/or state or local) income tax treatment of publicly-traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal (and/or state or local) income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing U.S. federal income tax laws that would affect certain publicly-traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the "qualifying income" exception for us to be treated as a partnership for U.S. federal income tax purposes, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income or gain and adversely affect an investment in our common units. Although the considered legislation would not appear to affect our treatment as a partnership for U.S. federal income tax purposes, we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

        Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that results in us becoming subject to either: (a) entity-level taxation for U.S. federal, state, local and/or foreign income and/or withholding tax purposes to which we were not subject prior to such enactment, modification or interpretation, and/or (b) an increased amount of any such one or more of such taxes (including as a result of an increase in tax rates), then the minimum quarterly distribution amounts and the target distribution amounts may be adjusted (i.e., reduced) to reflect the impact of that law on us.

        If the IRS contests the U.S. federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to you.

        We have not requested any ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus or the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS, which will be borne indirectly by our unitholders and our general partner, will result in a reduction in cash available for distribution.

         You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        Because you will be treated for U.S. federal income tax purposes as a partner in us, we will allocate a share of our taxable income and gain to you which could be different in amount than the cash we distribute to you. Thus, you may be required to pay U.S. federal income taxes and, in some cases, state and local taxes on your allocable share of our taxable income and gain even if you do not receive any cash distributions from us.

         Tax gain or loss on sale or other taxable disposition of common units could be more or less than the cash that you may receive in such sale or other taxable disposition.

        If you sell (or otherwise dispose in a taxable disposition) one or more, or all, of your common units, you will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between your amount realized in such sale or other taxable disposition and your U.S. federal income tax basis in those common units. Because distributions that you receive and the aggregate of our losses and deductions that are allocated to you in excess of your allocable share of the aggregate of our income and gain result in a net reduction in your U.S. federal income tax basis in your common units, the amount, if any, of such prior excess distributions and loss and deduction allocations with respect to the common units sold (or otherwise disposed of in a taxable disposition) will, in effect, become taxable income and/or gain to you if you sell (or otherwise dispose in a taxable disposition) your common units at a price greater than your U.S. federal income tax basis in those common units, even if the price you receive is less than or equal to their original cost. Furthermore, for U.S. federal income tax purposes a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and other recapture items. In addition, because a unitholder's amount realized would include his, her or its share of our nonrecourse liabilities, if you were to sell your units (or otherwise dispose of your units in a taxable disposition), you may incur a tax liability in excess of the amount of cash you receive from the sale or other taxable disposition. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss."

         Tax-exempt organizations and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in our common units by an organization that is exempt from U.S. federal income tax, or a "tax-exempt organization," such as employee benefit plans, individual retirement accounts, which we refer to as "IRAs," and non-U.S. persons raises issues unique to them. For example, a substantial amount (if not most) of our U.S. federal taxable income and gain would constitute gross income from an "unrelated trade or business" and the amount thereof allocable to a tax-exempt organization would be taxable to such organization as unrelated business taxable income. Distributions to a non-U.S. person that holds our common units will be reduced by U.S. federal withholding taxes imposed at the highest applicable U.S. federal income tax rate and such non-U.S. person will be required to file U.S. federal income tax returns and pay U.S. federal income tax, to the extent not previously withheld, on his, her or its allocable share of our taxable income and gain. If you are a tax-exempt organization or a non-U.S. person, you should consult your tax advisor before investing in our common units.

         You will likely be subject to state and local income taxes and return filing requirements in states and localities where you do not live as a result of investing in our common units.

        In addition to U.S. federal income taxes, you will likely be subject to other taxes, such as foreign, state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine. Each of these states, currently imposes a personal income tax on individuals (except that New Hampshire only imposes a personal income tax on interest, dividends and gambling winnings) as well as an income, business profits and/or a franchise tax on corporations and other entities. We may own property or conduct business in other states, localities or foreign countries in the future. It is your responsibility to file all U.S. federal, state, local and foreign tax returns. Our counsel has not rendered an opinion on the state, local or non U.S. tax consequences of an investment in our common units.

         We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of U.S. federal income tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain for U.S. federal income tax purposes from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your U.S. federal income tax returns. See "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

         We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes, and allocate them, between transferors and transferees (and the other holders) of our common units each month based upon the ownership of our common units on the first business day of each month and as of the opening of the applicable exchange on which our common units are listed, instead of on the basis of the date a particular common unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We generally prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed Treasury Regulations are not final and do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were to be issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

         If you loan your common units to a "short seller" to cover a short sale of common units, you may be considered to have disposed of those common units for U.S. federal income tax purposes. If so, you would no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan and you may recognize gain or loss from such deemed disposition.

        During the period of the loan of your common units to the short seller, any of our income, gain, loss or deduction with respect to such common units may not be reportable by you and any cash distributions received by you as to those common units could be fully taxable to you as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Thus, unitholders should consult their tax advisors regarding the U.S. federal income tax effect of loaning their common units to a short seller.

         We have adopted certain valuation methodologies for U.S. federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, our general partner will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Although we may from time to time consult with professional appraisers regarding valuation matters, including the valuation of our assets, our general partner will make many (and possibly all) of the fair market value determinations of our assets (including by using a method based on the market value of our common units as a means to measure such fair market value(s)). The IRS may challenge any one or more of such determinations, or our allocation of the Code Section 743(b) adjustment attributable to our various assets, and allocations of income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income, gain or loss being allocated to our unitholders for U.S. federal income tax purposes. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' U.S. federal income tax returns without the benefit of additional deductions.

         The sale or exchange of 50% or more of the total interest in our capital and profits within a twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

        We will be considered to have technically terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interest in our capital and profits within a twelve-month period. For purposes of determining whether a technical tax termination has occurred, a sale or exchange of 50% or more of the total interests in our capital and profits could occur if, for example, the Topper Group, which will own collectively 50% or more of the total interest in our capital and profits after the consummation of this offering, were to sell or exchange their collective interest in us within a period of twelve months. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which could result in us filing two U.S. federal income tax returns (and unitholders receiving two Schedule K-1s) for one calendar year. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Our technical termination could also result in the re-starting of the recovery period for our assets (and, thus, result in a significant deferral of depreciation and amortization deductions allowable in computing our U.S. federal taxable income). In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our technical termination, however, would not affect our classification as a partnership for U.S. federal income tax purposes but instead we would be treated as a new partnership for U.S. federal income tax purposes. If we were treated as a new partnership for U.S. federal income tax purposes, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a technical termination occurred. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination."

USE OF PROCEEDS

        We expect that the net proceeds from our sale of             common units in this offering, after deducting the underwriting discounts, the structuring fee and estimated offering expenses payable by us, will be approximately $              million based on an assumed offering price of $             per common unit. We base this amount on an assumed initial public offering price of $             per common unit and no exercise of the underwriters' option to purchase additional common units. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting the underwriting discount, structuring fee and offering expenses payable by us, to increase or decrease by approximately $              million.

        We intend to use the net proceeds from this offering:

  •
  to reduce amounts borrowed under the new credit facility, which will be drawn upon at the completion of this offering in order to repay in full the existing credit agreement of the Lehigh Gas Group;

  •
  to repay in full $14.7 million aggregate principal amount in outstanding mortgage notes;

  •
  to pay $12.0 million to the Topper Group and entities owned by adult children of Warren S. Kimber, Jr., a director of our general partner, which amount will be used to repay or redeem in full mandatorily redeemable preferred member interests of our predecessor owned by these entities;

  •
  to distribute or pay an aggregate $              million cash to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed, to the extent such amount is not paid out of proceeds from the new credit facility; and

  •
  to use for general partnership purposes, including working capital and acquisitions.

        Immediately following the completion of this offering, we expect to have available undrawn borrowing capacity of approximately $              million under the new credit facility. Borrowings under our existing revolving credit facility and term loan were primarily made in connection with our working capital needs and to finance acquisitions. As of March 31, 2012, we had borrowings outstanding of $171.4 million under the credit agreement, an aggregate of $14.7 million under mortgage notes and $12.0 million of mandatorily redeemable preferred member interests. Indebtedness under the existing revolving credit facility and term loan bore interest at an average rate of approximately 3.2%, the mortgage notes bore interest at a weighted average rate of 3.9% and the mandatorily redeemable preferred member interests bore interest at a rate of 12% during the three months ended March 31, 2012. The existing credit agreement will mature on December 30, 2015, but will be amended and restated in connection with the offering, pursuant to which the term loan will be terminated and the existing credit facility will be repaid in full using the proceeds from the new credit agreement, consisting of a five-year $250 million senior secured credit facility which may be increased to $325 million if certain conditions are met. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

        We have granted the underwriters a 30-day option to purchase up to             additional common units. If the underwriters do not exercise their option to purchase additional common

units, we will issue             common units to the Topper Group and issue             common units to LGC at the expiration of the 30-day option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to any exercise will be sold to the public, and the remainder, if any will be issued to the Topper Group and LGC at the expiration of the option period. The exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. To the extent the underwriters exercise their option to purchase additional units, an amount equal to the net proceeds from the issuance and sale of those common units will be distributed to the Topper Group and LGC. We expect that the net proceeds received from the exercise of the underwriters' option to purchase additional common units in full after deducting the underwriting discounts will be $         million based on an assumed offering price of $         per common unit.

 CAPITALIZATION

        The following table shows:

  •
  the historical cash and cash equivalents and capitalization of our predecessor as of March 31, 2012; and

  •
  our pro forma cash and cash equivalents and capitalization as of March 31, 2012 adjusted to reflect the offering of the common units, the application of the net proceeds from this offering as described under "Use of Proceeds" and the other transactions described under "Summary—The Transactions."

        This table is derived from, and should be read together with, the combined and pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—The Transactions," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Our Predecessor Historical	Lehigh Gas Partners LP Pro Forma

	(in thousands)
Cash and cash equivalents:	$1,676

Debt (1):
Revolving term loan, net of discount	$171,360	$
Credit facility (1)	—
Mortgage notes	14,738
Mandatorily redeemable preferred equity	12,000
Financing obligation	45,827

Total debt	$243,925

Equity:
LGC and its subsidiaries and affiliates (Predecessor)	$(35,252)
Lehigh Gas Partners LP:
Held by public:
Common units	—
Held by the general partner and its affiliates:
Common units	—
Subordinated units	—
General partner interest	—

Total equity (deficit)	$(35,252)	$

Total capitalization (2)	$208,673	$

(1)
In connection with the closing of this offering, we will enter into a new credit agreement consisting of a five-year, senior secured revolving credit facility in an aggregate principal amount of $250 million, which limit may be increased to $325 million if certain conditions are met. As of March 31, 2012, we had approximately $171.4 million of borrowings outstanding under our existing revolving credit facility and term loan. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

(2)
Each $1.00 increase (or decrease) in the assumed public offering price to $             per common unit would decrease (or increase) total long-term debt, on a pro forma basis, by approximately $          million, and increase (or decrease) total equity, on a pro forma basis, by $          million, in each case after deducting the underwriting discounts, the structuring fee and estimated offering expenses. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

        Dilution is the amount by which the offering price will exceed the net tangible book value per unit after the offering. Assuming an initial public offering price of $             per common unit, after giving effect to the offering of common units and the related transactions, our net tangible book value was $              million, or $             per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before the offering (1)	$
Increase in net tangible book value per common unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per common unit after the offering (2)

Immediate dilution in net tangible book value per common unit to purchasers in the offering		$

(1)
Determined by dividing the number of units (                           common units and                                        subordin ated units) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities as of March 31, 2012.

(2)
Determined by dividing the total number of units (                           common units and                                        subordin ated units) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering, as of March 31, 2012.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by the Topper Group and LGC, in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired (1)			Total Consideration
	Number	Percent		Amount	Percent
(dollars in thousands)
The Topper Group (2)(3)			%	$		%
LGC (3)(4)
Purchasers in this offering

Total			%	$		%

(1)
The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. Units acquired does not reflect the issuance of these restricted common units.

(2)
Upon the consummation of the transactions contemplated by this prospectus, the Topper Group will own                                        common units and                                         subordinated units.

(3)
The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliates, as of March 31, 2012, after giving effect to the cash distribution or payment in the aggregate amount of $              million to the Topper Group and LGC, was $              million.

(4)
Upon the consummation of the transactions contemplated by this offering, LGC will own                                        common units and                                        subordin ated units.

 CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        For additional information regarding our combined and pro forma results of operations, you should refer to our audited and unaudited combined financial statements and unaudited pro forma financial statements and the notes to those financial statements included elsewhere in this prospectus.

General

  Our Cash Distribution Policy

        It is our intent to distribute the minimum quarterly distribution of $             per unit on all of our units ($              per unit on an annualized basis) to the extent we have sufficient cash from our operations after the establishment of cash reserves and payment of our expenses. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business and distribute to our unitholders a portion of any increases in our cash available for distribution resulting from such growth. The board of directors of our general partner will determine the amount of our quarterly distributions and may change our distribution policy at any time. The board of directors of our general partner may determine to reserve or reinvest excess cash in order to permit gradual or consistent increases in quarterly distributions and may borrow to fund distributions in quarters when we generate less cash available for distribution than necessary to sustain or grow our cash distributions per unit.

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate. Uncertainties regarding future cash distributions to our unitholders include, among other things, the following factors:

  •
  Our cash distribution policy is subject to restrictions on distributions under our new credit agreement. Our new credit agreement contains financial tests and covenants that we must satisfy. These financial tests and covenants are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement." Should we be unable to satisfy these restrictions or if we are otherwise in default under our new credit agreement, we would be prohibited from making cash distributions notwithstanding our cash distribution policy.

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

  •
  Prior to making any distribution on the common units, we will pay LGC a management fee as further described in "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement." In addition, we will reimburse our general partner and LGC for all out-of-pocket third-party expenses they incur and payments they make on our behalf. The payment of the management fee to LGC and the reimbursement of expenses, if any, to our general partner and LGC will reduce the amount of cash available to make distributions to our unitholders.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or selling, general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read "How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

        We intend to distribute most of our cash available for distribution to our unitholders on a quarterly basis. Our general partner may, however, modify or revoke our cash distribution policy at any time, which may result in distributions in amounts less than our cash available for distribution or no distributions at all. Please read "—General—Our Cash Distribution Policy" for a discussion of the factors that the board of directors of our general partner may consider in determining how much of our cash available for distribution we will distribute and "—General—Limitations on Cash Distribution Policy" for a discussion of circumstances that may impact the amount of cash distributions we make. While we do not have any legal obligation to pay distributions at the minimum quarterly distribution rate, the initial amount of our minimum quarterly distribution rate, $             per unit, may not be modified without the approval of the holders of a majority of our common units (excluding common units held by our general partner and its affiliates) and our subordinated units, voting as separate classes. See "The Partnership Agreement—Amendment of the Partnership Agreement."

        We expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any future expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute most of our cash available for distribution, our growth may not be as fast as businesses that reinvest all of their cash to expand ongoing operations. To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our new credit agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth would result in increased interest expense, which in turn may impact the cash that we have available to distribute to our unitholders.

Minimum Quarterly Distribution

        Pursuant to our distribution policy, we intend upon completion of this offering to declare a minimum quarterly distribution of $             per unit per complete quarter, or $             per unit per year, to be paid no later than 60 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of approximately $              million per quarter or $              million per year, in each case based on the number of common units and subordinated units to be outstanding immediately after completion of this offering. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to our cash distribution policy will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        The table below sets forth the common and subordinated units to be outstanding upon the closing of this offering and the aggregate distribution amounts payable on such interests based on our minimum quarterly distribution of $             per unit per quarter, or $             per unit on an annualized basis.

Total Consideration
Number of Units
		One Quarter	Annualized
Publicly held common units
Common units held by the Topper Group and LGC
Subordinated units held by the Topper Group and LGC
Non-economic general partner interest (1)

Total		$	$

(1)
Our general partner owns a non-economic general partner interest in us.

        The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. The information shown in the table above does not reflect the 500,000 restricted common units that are expected to be awarded under our long-term incentive plan.

        The preceding table assumes the underwriters have not exercised their option to purchase additional common units. If the underwriters do not exercise their option to purchase additional common units, we will issue                           common units to the Topper Group and                           common units to LGC at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be sold to the public and the remainder, if any, will be issued to the Topper Group and LGC. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting."

        If the minimum quarterly distribution on our common units is not paid with respect to any quarter, the common unitholders will not be entitled to receive such payments in the future except that, during the subordination period, to the extent we distribute cash from operating surplus in any future quarter in excess of the amount necessary to make cash distributions to holders of our common units at the minimum quarterly distribution, we will use this excess cash to pay the arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. See "How We Make Distributions to Our Partners—Subordination Period."

        The actual amount of our cash distributions for any quarter is subject to fluctuations based on, among other things, the amount of cash we generate from our business and the amount of reserves our general partner establishes.

        We expect to pay our quarterly distributions on or about the 15th day of each February, May, August and November to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through September 30, 2012 based on the actual length of the period.

Unaudited Pro Forma Cash Available for Distribution

        In the following table, we show our pro forma results of operations and the amount of cash available for distribution we would have had for the year ended December 31, 2011 and the twelve months ended March 31, 2012, based on our unaudited pro forma statements of operations included elsewhere in this prospectus.

        Our unaudited pro forma combined financial statements are derived from the audited combined financial statements of our predecessor included elsewhere in this prospectus. Our unaudited pro forma financial statements should be read together with "Selected Historical and Pro Forma Combined Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements of our predecessor and the notes to those statements included elsewhere in this prospectus.

        The pro forma cash available for distribution generated during the year ended December 31, 2011 and the twelve months ended March 31, 2012 was $32.9 million and $29.8 million, respectively, and, as such, we would have generated cash available for distribution sufficient to pay the minimum quarterly distribution on all of our common units and subordinated units for those periods.

Lehigh Gas Partners LP
Unaudited Pro Forma Cash Available for Distribution

	Pro Forma
	Year Ended December 31, 2011	Twelve Months Ended March 31, 2012
	(dollars in thousands, except margin per gallon and per unit figures) (unaudited)
Operating Data:
Sites owned and leased	316	316
Gallons of motor fuel distributed (in millions)	560.7	570.7
Margin per gallon (1)	$0.0663	$0.0632
Revenues:
Revenues from fuel sales	$1,131,433	$1,107,629
Revenues from fuel sales to affiliates	659,448	676,668
Rental income	10,100	10,230
Rental income from affiliates	11,549	10,045
Revenues from retail merchandise and other	14	—

Total revenues	1,812,544	1,804,572
Costs and operating expenses:
Costs of revenues from fuel sales	$1,104,459	$1,081,914
Costs of revenues from fuel sales to affiliates	649,273	666,293
Costs of revenues from retail merchandise and other	—	—
Rent expense	7,265	7,189
Operating expenses	3,531	3,820
Depreciation and amortization	11,160	13,329
Selling, general and administrative expense (2)	9,185	8,994
(Gain) loss on sale of assets	(3,188)	(3,444)

Total costs and operating expenses	1,781,685	1,778,095

Operating income	30,859	26,477
Interest expense, net	(6,346)	(7,947)
Other income, net	974	1,378

Income from continuing operations	25,487	19,908
Income tax expense from continuing operations	(300)	(300)

Net income from continuing operations	$25,187	$19,608

Plus:
Depreciation and amortization	11,160	13,329
Income tax expense from continuing operations	300	300
Interest expense	6,346	7,947

EBITDA (3)	$42,993	$41,184

Less:
Cash interest expense	(6,511)	(7,984)
Principal payments on debt and lease finance obligations	(478)	(478)
Maintenance capital expenditures (4)	(2,772)	(2,624)
Expansion capital expenditures (4)	(33,749)	(35,199)
Income tax	(300)	(300)

Pro Forma
	Year Ended December 31, 2011		Twelve Months Ended March 31, 2012
(dollars in thousands, except margin per gallon and per unit figures) (unaudited)
Plus:
Borrowings or cash on hand for expansion capital expenditures		33,749		35,199

Cash available for distribution:		$32,932		$29,798

Annualized minimum quarterly distribution per unit	$		$
Distribution to common unitholders	$		$
Distribution to restricted common unitholders (5)
Distribution to subordinated unitholders
Distribution to general partner

Total distributions	$		$

Excess	$		$

(1)
Margin per gallon represents (a) total revenue from fuel sales, less total costs of revenue from fuel sales, divided by (b) total gallons of motor fuels distributed.

(2)
Includes the incurrence of estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.3 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, NYSE listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

(3)
EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Selected Historical and Pro Forma Combined Financial and Operating Data—Non-GAAP Financial Measure." Lehigh Gas Partners LP did not report net income (loss) on a pro forma basis for the year ended December 31, 2011 or the three months ended March 31, 2012. Accordingly, EBITDA is calculated on the basis of net income (loss) from continuing operations for the periods presented on a pro forma basis. Lehigh Gas Partners LP had a loss from discontinued operations of $848,000 for the year ended December 31, 2011 and income from discontinued operations of $216,000 for the three months ended March 31, 2012, not reflected in EBITDA as presented in the table above.

(4)
Historically, our predecessor has not made a distinction between maintenance capital expenditures and expansion capital expenditures. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our real estate leased to third-party dealers in leasable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate our existing business. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, such as the acquisition of new sites or the construction or expansion of convenience stores or carwashes at our sites.

For the year ended December 31, 2011, our pro forma capital expenditures totaled $36.5 million. We estimate that approximately $2.8 million of our pro forma capital expenditures were maintenance capital expenditures and that approximately $33.7 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the year ended December 31, 2011 primarily consisted of investments associated with the acquisition of 26 Shell-branded locations acquired from Motiva Enterprises, LLC for $30.4 million in cash.

For the twelve months ended March 31, 2012, our pro forma capital expenditures totaled $37.8 million. We estimate that approximately $2.6 million of our pro forma capital expenditures were maintenance capital expenditures and that $35.2 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the twelve months ended March 31, 2012 primarily consisted of expenses associated with the acquisition of the sites referenced above.

(5)
The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. Distribution to restricted common unitholders assumes that 500,000 restricted common units are awarded under our long-term incentive plan and that distributions are paid with respect to these units during each of the pro forma periods.

Estimated Cash Available for Distribution

        The following table sets forth our calculation of estimated cash available for distribution to our unitholders and general partner for the twelve months ending September 30, 2013, which we refer to as the "forecast period," and for each of the four quarters in the twelve months ending September 30, 2013. We forecast that our cash available for distribution generated during the forecast period will be $32.1 million. This amount would be sufficient to pay the minimum quarterly distribution of $             per unit on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2013. Since our revenue and cash available for distribution will likely fluctuate over time as a result of changes in demand for motor fuels and other factors, the board of directors of our general partner expects to reserve all or a portion of any cash generated in excess of the amount sufficient to pay the full minimum quarterly distribution.

        We are providing the financial forecast to supplement our pro forma and combined financial statements in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our common units and subordinated units for each quarter in the forecast period at the minimum quarterly distribution rate. Please read "—Significant Forecast Assumptions" for further information as to the assumptions we have made for the financial forecast. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for information as to the accounting policies we have followed for the financial forecast.

        Our forecast reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the forecast period. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our estimated results will be achieved. If our estimates are not achieved, we may not be able to pay distributions on our common units and subordinated units at the minimum quarterly distribution rate of $             per unit each quarter (or $              per unit on an annualized basis) or any other rate. The assumptions and estimates underlying the forecast are inherently uncertain and, though we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in "Risk Factors." Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

        We do not, as a matter of course, make public forecasts as to future sales, earnings or other results. However, we have prepared the following forecast to present the estimated cash available for distribution to our unitholders and general partner during the forecast period. The accompanying forecast was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not necessarily indicative of future results.

        Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the forecast contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecast. We do not undertake to release publicly after this offering any revisions or updates to the financial forecast or the assumptions on which our forecasted results of operations are based.

	Forecasted
	Three Months Ending
	December 31, 2012		March 31, 2013		June 30, 2013		September 30, 2013		Twelve Months Ending September 30, 2013
	(in thousands, except per unit figures) (unaudited)
Operating Data:
Sites owned and leased		416		416		416		416		416
Gallons of motor fuel distributed (in millions)		158.1		145.4		161.9		164.7		630.2
Margin per gallon (1)		$0.0662		$0.0669		$0.0664		$0.0660		$0.0663
Revenues:
Revenues from fuel sales		$298,897		$273,332		$302,632		$305,741		$1,180,602
Revenues from fuel sales to affiliates		184,068		170,998		191,846		197,286		744,198
Rental income		3,445		3,450		3,470		3,482		13,847
Rental income from affiliates		3,174		3,143		3,177		3,232		12,726

Total revenues		489,584		450,923		501,125		509,741		1,951,373
Costs and operating expenses:
Cost of revenues from fuel sales		292,194		267,126		295,808		298,868		1,153,996
Cost of revenues from fuel sales to affiliates		180,299		167,480		187,925		193,293		728,997
Rent expense		3,531		3,447		3,588		3,689		14,255
Operating expenses		688		688		688		688		2,752
Depreciation and amortization		3,082		3,124		3,166		3,209		12,581
Selling, general and administrative (2)		2,363		2,334		2,370		2,380		9,447
(Gain) loss on sale of assets

Total costs and operating expenses		482,157		444,199		493,545		502,127		1,922,028

Operating income		7,427		6,724		7,580		7,614		29,345
Interest expense, net		(1,714)		(1,714)		(1,714)		(1,598)		(6,740)

Income from continuing operations		5,713		5,010		5,866		6,016		22,605
Income tax		(15)		(16)		(19)		(21)		(71)

Net income		5,698		4,994		5,847		5,995		22,534

Plus:
Depreciation and amortization		3,082		3,124		3,166		3,209		12,581
Income tax		15		16		19		21		71
Interest expense		1,714		1,714		1,714		1,598		6,740

EBITDA (3)		10,509		9,848		10,746		10,823		41,926

Less:
Cash interest expense		(1,604)		(1,609)		(1,613)		(1,502)		(6,328)
Principal payments on debt and lease finance obligations		(119)		(119)		(120)		(120)		(478)
Maintenance capital expenditures (4)		(875)		(875)		(875)		(875)		(3,500)
Expansion capital expenditures (4)		(450)		(450)		(450)		(450)		(1,800)
Income tax		(15)		(16)		(19)		(21)		(71)
Plus:
Borrowings or cash on hand for expansion capital expenditures		450		450		450		450		1,800

Cash available for distribution		7,896		7,229		8,119		8,305		31,549

Annualized minimum quarterly distribution per unit
Distribution to common unitholders
Distribution to restricted common unitholders (5)
Distribution to subordinated unitholders
Distribution to general partner

Total distributions

Excess	$		$		$		$		$

(1)
Margin per gallon represents (a) total revenues from fuel sales, less total costs of revenues from fuel sales, divided by (b) total gallons of motor fuels distributed.

(2)
Includes the incurrence of estimated incremental cash expenses associated with being a publicly traded partnership of approximately $2.25 million, including costs associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley compliance, NYSE listing, registrar and transfer agent fees, incremental director and officer liability insurance and director compensation.

(3)
EBITDA is defined and reconciled to its most directly comparable financial measures calculated and presented in accordance with GAAP in "Selected Historical and Pro Forma Combined Financial and Operating Data—Non-GAAP Financial Measure."

(4)
Historically, our predecessor has not made a distinction between maintenance capital expenditures and expansion capital expenditures. Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of maintenance capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our real estate leased to third-party dealers in leasable condition, such as parking lot or roof replacement/renovation, or to replace equipment required to operate our existing business. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, such as the acquisition of new sites or the construction or expansion of convenience stores or carwashes at our sites.

(5)
The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. Distribution to restricted common unitholders assumes that 500,000 restricted common units are awarded under our long-term incentive plan and that distributions are paid with respect to these units during each of the periods forecasted.

Significant Forecast Assumptions

        In this section, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $             per unit for the forecast period with the significant assumptions upon which this forecast is based.

        The forecast has been prepared by and is the responsibility of our management. Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the forecast period. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are material to our forecasted results of operations and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There likely will be differences between our forecast and the actual results, and those differences could be material. If our forecast is not achieved, we may not be able to pay cash distributions on our common units at the minimum distribution rate or at all.

  Revenues

        Our revenues consist of rental income collected from third parties and affiliates and the distribution of motor fuels to third parties and affiliates. We forecast that our total revenues for the forecast period will be $1,951.4 million, as compared to $1,812.5 million and $1,804.6 million, for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. We estimate that we will distribute 630.2 million gallons of motor fuels for the forecast period, as compared to the 560.7 million gallons and 570.7 million gallons we distributed for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. This volume estimate is primarily based on the average historical volumes distributed per site to third parties or affiliates, or distributed directly by LGO, during the twelve months ended March 31, 2012 and additional volumes we expect to deliver to sites leased from Getty.

        We estimate that our rental income will be $26.6 million for the forecast period, as compared to $21.6 million and $20.3 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. This estimated rental income is based primarily on the expectation that we will own or lease 416 sites during the forecast period as compared to the 316 sites we owned and leased during the year ended December 31, 2011 and the twelve months ended March 31, 2012, each on a pro forma basis.

        In May 2012, we entered into a master lease agreement to lease 120 sites from an affiliate of Getty. Of the 120 sites, 74 are located in Massachusetts, 22 are located in New Hampshire, 15 are located in Pennsylvania and nine are located in Maine. Currently, eight sites are subleased to lessee dealers, 103 sites are subleased to and operated by LGO, and nine sites are closed. We have initiated plans to re-position a significant number of Getty sites sub-leased to and operated by LGO. Our plans to re-position these sites includes converting a significant portion of these sites to independent lessee dealer-operated sites. We will distribute motor fuels to the Getty sites either to lessee dealers directly or through LGO which will operate the sites. In addition, we will collect rental income from lessee dealers or LGO.

        Our revenue forecast is based primarily on the following assumptions:

  •
  Revenues from Fuel Sales. We estimate that we will distribute 385.9 million gallons of motor fuels to third parties during the forecast period. This volume estimate is based primarily on the average historical volumes distributed per site to third parties, or 338.6 million gallons for the twelve months ended March 31, 2012, and the volume of motor fuels we estimate for distribution to Getty sites we expect to be operated by lessee dealers. The forecast includes 65 sites we currently lease from Getty, reflected in our operating results beginning in May 2012. After re-positioning the Getty sites, we forecast distributing 47.4 million gallons of motor fuels in the forecast period to Getty sites operated by lessee dealers.

  We estimate that the margin per gallon for motor fuels we distribute to third parties, other than sites leased from Getty, whether fixed or variable, will not differ substantially for the forecast period, as compared to the twelve months ended March 31, 2012. We estimate the margin per gallon we expect to earn on motor fuels distributed to Getty sites we expect to be operated by lessee dealers based on margin per gallon we have experienced at our similarly positioned sites operated by lessee dealers. Based on our volume and margin per gallon estimates for the forecast period, we estimate that our motor fuel distribution revenues from fuel sales to third-parties will be $1,180.6 million for the forecast period, as compared to $1,131.4 million and $1,107.6 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis.

  •
  Revenues from Fuel Sales to Affiliates. We estimate that we will distribute 244.3 million gallons of motor fuels to our affiliates for the forecast period. This volume estimate is based primarily on the average historical volumes distributed per site to our affiliates, or 219.3 million gallons during the twelve months ended March 31, 2012. We expect to complete the re-positioning of the Getty sites before the beginning of the forecast period. We forecast distributing 29.4 million gallons of motor fuels to Getty sites operated by LGO during the forecast period. In our forecast for the volume of motor fuels to be distributed during the forecast period, the volume we expect to distribute to the Getty sites is offset by the loss of 38.0 million gallons previously distributed to affiliate sites located on the Ohio Turnpike, our lease of which ended on December 31, 2011.

  We estimate that the margin per gallon of motor fuels we distribute to affiliates, whether fixed or variable, will not be substantially different for the forecast period than our actual margin per gallon for fuel sales to affiliates during the twelve months ended March 31, 2012. Our volume and margin per gallon estimates for the forecast period are based on our estimates of the margin per gallon we expect to earn on motor fuels distributed to Getty sites operated by LGO. Our estimates of the margin per gallon of motor fuels distributed to the Getty sites are based on margin per gallon we have experienced at similarly positioned sites also operated by LGO or commission agents. Based on our volume and margin per gallon estimates for the forecast period, we forecast our motor fuel distribution revenues from fuel sales to affiliates will be $744.2 million for the forecast period, as compared to $659.4 million and $676.7 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis.

  •
  Rental Income. Our forecast for rental income is based primarily on our current rental income by site. For new sites, including the Getty sites, we estimate rental income based on our experience with sites that are similar in size and location. We estimate that our rental income will be $13.8 million for the forecast period, as compared to $10.1 million and $10.2 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. This estimated rental income is based primarily on the expectation that we will own or lease 196 sites that we will lease or sub-lease during the forecast period. The forecast includes $2.9 million in rental income that we expect to earn from 65 Getty sites that we expect to sub-lease to lessee dealers.

  •
  Rental Income from Affiliates. Rental income from affiliates is forecast to be generated primarily from sites leased from us, and operated by, LGO. We seek to facilitate fuel sales at the sites at favorable margins per gallon in an effort to maximize the overall profitability to us from the sites. We forecast rental income accounting for this goal. For newly acquired sites, we estimate rental income from affiliates based on our experience with sites that are similar in size and location, taking into account our expectations for the distribution of motor fuel to the sites and our efforts to maximize the overall profitability of the sites. We estimate that our rental income from affiliates will be $12.7 million for the forecast period, as compared to $11.5 million and $10.0 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. This estimated rental income from affiliates is based primarily on the expectation that we will own or lease 220 sites that we, in turn, will lease to affiliates during the forecast period. The forecast includes $1.2 million in rental income that we expect to earn from 40 Getty sites that we expect sub-lease to LGO.

  Costs and Operating Expenses.

        Our costs and operating expenses primarily include the cost of revenues from fuel sales, property lease expenses, rent expense, operating expenses, depreciation and amortization expenses, and selling, general and administrative expenses. We forecast our costs and operating expenses will be $1,922.0 million for the forecast period, as compared to $1,781.7 million and $1,778.1 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our estimates are based on our historical costs and operating expenses for each site. For newly acquired sites, our estimates are based on our experience with sites that are similar in size and location. Our forecast of costs and operating expenses are based on the following assumptions:

  •
  Cost of Revenues from Fuel Sales. We forecast that our cost of revenues from motor fuel distribution operations for the forecast period will be $1,154.0 million, as compared to $1,104.4 million and $1,081.9 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our forecast is based on historical costs and operating expenses per gallon of motor fuels distributed and our estimate that we will distribute 386.0 million gallons during the twelve months ended March 31, 2012. The forecast includes 47.4 million gallons of motor fuels that we expect to distribute to lessee dealers at Getty sites. The increase in cost of revenues is based on the distribution that we expect to undertake to the 65 sites that we lease from Getty that are reflected in our operating results starting in May 2012, offset by a reduction in the cost of revenues attributable to distribution to sites located on the Ohio Turnpike for which our lease expired on December 31, 2011.

  •
  Costs of Revenues from Fuel Sales to Affiliates. We forecast that our cost of revenues from motor fuel distribution operations to affiliates for the forecast period will be $729.0 million, as compared to $649.3 million and $666.3 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our forecast is based on historical costs per gallon of motor fuels distributed and our estimate that we will distribute 244.2 million gallons of motor fuels to affiliates for the forecast period. The forecast includes 24.9 million gallons of motor fuels that we expect to distribute to LGO at Getty sites. The increase in cost of revenues from motor fuel distribution operations is based on the distribution that we expect to undertake to LGO with respect to the 40 sites that we lease from Getty.

  •
  Rent Expense. Our rent expense consists of lease payments to landlords for sites that we lease and, in turn, sub-lease to lessee dealers and LGO. We forecast that our rent expense will be $14.3 million for the forecast period, as compared to $7.3 million and $7.2 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our rent expense forecast is based on the expectation that we will lease 226 sites during the forecast period. The forecast includes $6.0 million in rent expense that we expect for the 120 sites we lease from Getty.

  •
  Operating Expenses. Our operating expenses consist primarily of expenses related to our real estate operations, including repairs and maintenance and real estate taxes. We estimate operating expenses for the forecast period will be $2.8 million, as compared to $3.5 million and $3.8 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our forecast of operating expenses is based primarily on the number of sites we expect to own and lease during the forecast period and our experience with comparable sites.

        Depreciation and Amortization. We forecast that our depreciation and amortization expenses will be $12.6 million for the forecast period, as compared to $11.2 million and $13.3 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our forecast of depreciation and amortization expenses is based primarily on our average depreciable asset lives and depreciation methodologies, taking into account forecasted capital expenditures described below. We have assumed that the average depreciable asset lives are 17 years for buildings and seven years for equipment.

        Selling, General and Administrative. We forecast that our selling, general and administrative expenses will be $9.4 million for the forecast period, as compared to $9.2 million and $9.0 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. The forecasted selling, general and administrative expenses reflects the management fee to be paid to LGC, which shall initially be an amount equal to (1) $420,000 per month plus (2) $0.0025 for each gallon of motor fuels we distribute per month, and $2.3 million of other costs and expenses associated with being a public company, such as director compensation, director and officer insurance, NYSE listing fees, and transfer agent fees.

        Interest. We forecast that our interest expense will be $6.7 million for the forecast period, as compared to $6.3 million and $7.9 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our total debt balance as of March 31, 2012, on a pro forma basis, was $141.0 million. Our interest expense for the forecast period is based on the following assumptions:

  •
  our outstanding indebtedness will be reduced by approximately $              million after application of a portion of the net proceeds from this offering; and

  •
  in calculating our interest rate exposure, we have assumed an average interest rate of 3.00% for the forecast period, as compared to an average interest rate of 3.3% and 3.3% for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis.

        Capital Expenditures. We forecast that our capital expenditures will be $5.3 million for the forecast period, as compared to $36.5 million and $37.8 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. We forecast that our maintenance capital expenditures will be $3.5 million for the forecast period, as compared to $2.8 million and $2.6 million of maintenance capital expenditures for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. Our maintenance capital expenditures in 2011 are not expected to recur in the forecast period. We expect to fund maintenance capital expenditures from cash generated by our operations. We forecast that our expansion capital expenditures will be $1.8 million for the forecast period, as compared to $33.7 million and $35.2 million for the year ended December 31, 2011 and the twelve months ended March 31, 2012, respectively, each on a pro forma basis. The forecasted expansion capital expenditures during the forecast period reflect our obligation to invest in the sites we lease from Getty. We plan to grow through acquisitions, which would increase our expansion capital expenditures, though our forecast does not include any specific acquisition activity.

        Regulatory, Industry and Economic Factors. We forecast our results of operations for the forecast period based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, dealers, lessees or sub-wholesalers;

  •
  no new federal, state or local regulation of the portions of the motor fuels industry in which we operate or any interpretation of existing regulation that in either case will be materially adverse to our business;

  •
  no material adverse effects to our business or industry on account of natural disasters;

  •
  no major adverse change resulting from supply disruptions or reduced demand for motor fuels; and

  •
  no material changes to market, regulatory and overall economic conditions.

        Actual results could vary significantly from the foregoing assumptions if there are substantial changes in the demand for motor fuels, including, but not limited to, decreases in demand for motor fuels resulting from increases in the price of motor fuels, if a number of our customers are unable to satisfy their contractual obligations, if we divest some of our properties or fail to acquire new properties, if the margin we charge on motor fuels we distribute changes substantially, if we are not able to enter into new or amend our current supply agreements in order to meet any increased demand for motor fuels and service any newly acquired sites. Please read "Risk Factors—Risks Inherent in Our Business—The assumptions underlying the forecast of cash available for distribution that we include in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause our actual cash available for distribution to differ materially from our forecast.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

        Within 60 days after the end of each quarter, beginning with the quarter ending                           , 2012, we intend to make cash distributions to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through                           , 2012. We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $             per unit, or $             per unit per year, to the extent we have sufficient cash available for distribution.

        Our partnership agreement does not contain a requirement for us to pay distributions, whether in the form of cash or equity, to our unitholders. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time. See "Cash Distribution Policy and Restrictions on Distributions—General—Our Cash Distribution Policy."

Operating Surplus and Capital Surplus

  General

        Any distributions we make will be characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than we would distribute cash from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

  Operating Surplus

        We define operating surplus as:

  •
  $              million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred (or repaid with the proceeds of additional working capital borrowings); less

  •
  any loss realized on disposition of an investment capital expenditure.

        Operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $              million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, management fees paid to LGC, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following which (we refer to as "interim capital transactions"):

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all distributions as coming from operating surplus until the sum of all distributions since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes up to $              million, which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures include expenditures associated with the replacement of equipment at our sites. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Expansion capital expenditures are those capital expenditures that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new sites or the construction or expansion of convenience stores or carwashes at our sites, to the extent such capital expenditures are expected to expand our long-term operating income or operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes, but which are not expected to expand, for more than the short term, our operating income or operating capacity.

        Neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset in respect of a period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Partnership Interests

  Common Units

        At the closing of this offering, our common units and incentive distribution rights will be the only partnership interests entitled to cash distributions. Please see "Description of the Common Units."

  Subordinated Units

        The subordinated units will generally share pro rata with our common units with respect to the payment of distributions except that, for each quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. The subordinated units will not accrue arrearages.

Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $             per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of cash from operating surplus may be made on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during such period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

  Subordination Period

        Except as described below, the subordination period will begin on the closing date of this offering and will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                           , 2015 if each of the following has occurred:

  •
  distributions of cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution of $             per unit for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                           , if each of the following has occurred:

  •
  distributions of cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded $             (150.0% of the annualized minimum quarterly distribution) for each quarter in the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $             (150.0% of the annualized minimum quarterly distribution) on all of the outstanding units on a fully diluted weighted average basis and the related distribution on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Expiration Upon Removal of the General Partner

        In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative arrearages on the common units will be extinguished and the subordination period will end.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in cash distributions.

  Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  the amount of any net increase in working capital borrowings with respect to that period; less

  •
  the amount of any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  the amount of any net decrease in working capital borrowings with respect to that period; plus

  •
  the amount of any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  the amount of any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Cash From Operating Surplus During the Subordination Period

        If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, 100.0% to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution for prior quarters;

  •
  second, 100.0% to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

Distributions of Cash From Operating Surplus After the Subordination Period

        If we make a distribution from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, 100.0% to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us and thus will not be entitled to distributions that we make prior to our liquidation in respect of such interest.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Upon the closing of this offering, our general partner will hold all of our incentive distribution rights, but may transfer these rights separately from its non-economic general partner interest.

        The following discussion assumes that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that any incremental distributions from operating surplus for that quarter will be made among the unitholders and the general partner in the following manner:

  •
  first, 100.0% to all unitholders, pro rata, until each unitholder receives a total of $             per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to the holders of incentive distribution rights, until each unitholder receives a total of $             per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights, until each unitholder receives a total of $             per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the holders of the incentive distribution rights.

Percentage Allocations of Cash Distributions From Operating Surplus

        The following table illustrates the percentage allocations of the cash distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any cash distributions from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Common and Subordinated Unit," until cash we distribute from operating surplus reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume the general partner has not transferred its incentive distribution rights.

	Total Quarterly Distribution Per Common and Subordinated Unit	Marginal Percentage Interest in Distribution
			General Partner
	Target Amount	Unitholders
Minimum Quarterly Distribution		$100%	0%
First Target Distribution	up to $	100%	0%
Second Target Distribution	above $ up to $	85%	15%
Third Target Distribution	above $ up to $	75%	25%
Thereafter	above $	50%	50%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the cash distributions related to the incentive distribution rights received by our general partner for the quarter prior to the reset event as compared to the average cash distributions per common unit during this period.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by our general partner in respect of its incentive distribution rights for the most recent quarterly distribution by (y) the amount of cash distributed per common unit for such quarter. Our general partner would be entitled to receive distributions in respect of these common units pro rata in subsequent periods.

        Following a reset election, quarterly baseline distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

  •
  first, 100.0% to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all common unitholders, pro rata, and 15.0% to our general partner in its capacity as the holder of our incentive distribution rights, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all common unitholders, pro rata, and 25.0% to our general partner in its capacity as the holder of our incentive distribution rights, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to our general partner in its capacity as the holder of our incentive distribution rights.

        Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

        The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and our general partner in its capacity as the holder of our incentive distribution rights at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly cash distribution amount per common unit during the prior fiscal quarter immediately preceding the reset election was $             .

		Marginal Percentage Interest in Distribution
	Quarterly Distribution Per Unit Prior to Reset	Unitholders	General Partner (In its capacity as the holder of our incentive distribution rights)	Quarterly Distribution Per Unit Following Hypothetical Reset
First Target Distribution	up to $	100%	0%	up to $ (1)
Second Target Distribution	above $ up to $	85%	15%	above $ up to $ (2)
Third Target Distribution	above $ up to $	75%	25%	above $ up to $ (3)
Thereafter	above $	50%	50%	above $ (3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner in respect of its incentive distribution rights, based on the amount distributed per quarter for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be                           common units outstanding and the distribution to each common unit would be $             per quarter for the quarter prior to the reset.

Prior to Reset
Cash Distributions to General Partner (In its capacity as the holder of our incentive distribution rights)
Cash Distributions to Common Unitholders
	Quarterly Distributions Per Unit		Common Units	Incentive Distribution Rights	Total	Total Distributions
First Target Distribution	up to $
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $

Thereafter	above $

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner in respect of its incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be                            common units outstanding, and the distribution to each common unit would be $             . The number of common units to be issued to our general partner upon the reset is calculated by dividing (1) the amount received by our general partner in respect of its incentive distribution rights for the quarters prior to the reset as shown in the table above, or $             , by (2) the amount distributed on each common unit for the quarter prior to the reset as shown in the table above, or $             .

After the Reset
Cash Distributions to General Partner (In its capacity as the holder of our incentive distribution rights)
Cash Distributions to Common Unitholders
	Quarterly Distributions Per Unit		Common Units	Incentive Distribution Rights	Total	Total Distributions
First Target Distribution	up to $
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $

Thereafter	above $

        Our general partner in respect of its incentive distribution rights will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

  How Distributions From Capital Surplus Will Be Made

        Our partnership agreement requires that we make distributions of cash from capital surplus, if any, in the following manner:

  •
  first, 100.0% to all common and subordinated unitholders, pro rata until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 100.0% to the common unitholders, pro rata, until we distribute for each common unit, an amount of cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of cash from capital surplus as if they were from operating surplus.

  Effect of a Distribution From Capital Surplus

        Our partnership agreement treats a distribution of cash from capital surplus as the repayment of the initial unit price from this offering, which is a return of capital. Each time a distribution of cash from capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution and the target distribution levels to zero, all future distributions from operating surplus will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holders of the incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  the number of subordinated units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash available for distribution for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash available for distribution for that quarter, plus (2) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

  •
  first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

  •
  second, 100.0% to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 100.0% to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 100.0% to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to:(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to the general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to the general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the general partner.

        The percentage interests set forth above for our general partner assume the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 100.0% to holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to the holders of common units in proportion to the positive balances in their capital accounts until the capital accounts of the common unitholders have been reduced to zero.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in its capacity as the holder of our incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA
COMBINED FINANCIAL AND OPERATING DATA

        We were formed in December 2011 and do not have our own historical financial statements for periods prior to our formation. The following table presents selected combined financial and operating data of our predecessor, which includes the business of LGC and its subsidiaries and affiliates that will be contributed to us in connection with this offering, as of the dates and for the periods indicated.

        The selected combined financial data has been prepared on the following basis:

  •
  the selected combined financial data presented as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 is derived from the unaudited combined financial statements, which are not included in this prospectus;

  •
  the selected combined financial data presented as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 is derived from the audited combined financial statements, which are included elsewhere in this prospectus; and

  •
  the selected combined financial data presented as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 is derived from the unaudited combined financial statements, which are included elsewhere in this prospectus.

        The selected pro forma combined financial data presented as of March 31, 2012 and for the year ended December 31, 2011 and the three months ended March 31, 2012 is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. Our unaudited pro forma condensed combined financial statements give pro forma effect to:

  •
  (i) the contribution by the Topper Group to us of the contributed entities or the merger of the contributed entities with us and (ii) the transfer by the non-contributed entities to us of certain (A) supply and distribution agreements, (B) real property and leasehold interests, (C) personal property and (D) other assets and liabilities relating to the motor fuel distribution business or the ownership of sites, in exchange for an aggregate of                            common units and                           subordinated units;

  •
  the contribution by LGC of certain assets and liabilities to us in exchange for                           common units and                            subordinated units;

  •
  our entry into a new credit agreement as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement;"

  •
  the issuance by us to the public of                                        common units and the use of the net proceeds from this offering as described under "Use of Proceeds;"

  •
  our distribution or payment of an aggregate $              million to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed, to the extent such amount is not paid out of proceeds from the new credit facility;

  •
  our entry into lease agreements and a wholesale supply agreement with LGO as described in "Certain Relationships and Related Transactions—Agreements with Affiliates—LGO Lease Agreements" and "Certain Relationships and Related Transactions—Agreements with Affiliates—LGO Wholesale Supply Agreement;"

  •
  our entry into an omnibus agreement as described in "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement;" and

  •
  the exclusion of marginally performing assets, retail motor fuel assets and operations, environmental indemnification assets and other miscellaneous assets that are not being contributed to us and environmental liabilities and other miscellaneous liabilities that will not be our responsibility.

        The unaudited pro forma condensed combined balance sheet data assumes the items listed above occurred as of March 31, 2012. The unaudited pro forma condensed combined statements of operations data assume the items listed above occurred as of the beginning of the periods presented.

        For a detailed discussion of certain of the selected combined financial data contained in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "Use of Proceeds," "Summary—The Transactions," the combined financial statements and related notes and our pro forma condensed combined financial statements and related notes included elsewhere in this prospectus. Among other things, the financial statements included elsewhere in this prospectus include more detailed information regarding the basis of presentation for the information in the following table.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. We explain this measure under "Selected Historical and Pro Forma Combined Financial and Operating Data" and reconcile it to net income, its most directly comparable financial measures calculated and presented in accordance with GAAP below.

	Our Predecessor							Lehigh Gas Partners LP Pro Forma
	Year Ended December 31,					Three Months Ended March 31,			Three Months Ended March 31,
								Year Ended December 31,
	2007	2008	2009	2010	2011	2011	2012	2011	2012

	(unaudited)					(unaudited)		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues:
Revenues from fuel sales	$666,218	$573,610	$490,261	$847,090	$1,242,040	$282,990	$273,770	$1,131,433	$267,569
Revenues from fuel sales to affiliates	175,259	399,204	310,794	329,974	365,106	55,831	134,767	659,448	130,597
Rental income	7,489	7,567	10,508	11,740	12,433	2,934	3,064	10,100	2,647
Rental income from affiliates	2,855	6,025	10,324	7,169	7,792	1,752	1,852	11,549	2,825
Revenues from retail merchandise and other	—	—	59	1,939	1,389	292	3	14	3

Total revenues	851,821	986,406	821,946	1,197,912	1,628,760	343,799	413,456	1,812,544	403,641
Costs and Expenses:
Cost of revenues from fuel sales	644,785	559,116	472,359	820,959	1,209,719	277,146	269,111	1,104,459	263,101
Cost of revenues from fuel sales to affiliates	173,925	394,427	305,335	324,963	359,005	54,973	132,167	649,273	127,888
Cost of revenues for retail merchandise and other	—	—	7	1,774	1,068	230	—	—	—
Rent expense	4,982	7,121	4,494	6,422	9,402	2,143	2,067	7,265	1,593
Operating expenses	14,579	5,525	4,407	4,211	6,634	1,420	1,709	3,531	751
Depreciation and amortization	3,742	3,846	8,172	12,085	12,073	2,570	4,739	11,160	4,511
Selling, general and administrative expenses	1,690	4,193	13,389	13,099	12,709	3,082	5,291	9,185	2,468
(Gain) loss on sale of assets	(3)	(1,785)	(752)	271	(3,188)	(704)	(960)	(3,188)	(960)

Total costs and operating expenses	843,700	972,443	807,411	1,183,784	1,607,422	340,860	414,124	1,781,685	399,352

Operating income (loss)	8,121	13,963	14,535	14,128	21,338	2,939	(668)	30,859	4,289
Interest income (expense), net	(10,182)	(10,046)	(10,453)	(15,775)	(12,140)	(1,778)	(3,379)	(6,346)	(1,604)
Gain on extinguishment of debt	—	—	—	1,200	—	—	—	—	—
Other income, net	207	923	1,685	4,119	1,245	314	718	974	718

Income (loss) from continuing operations	(1,854)	4,840	5,767	3,672	10,443	1,475	(3,329)	25,487	3,403
Income tax	—	—	—	—	—	—	—	300	75

Net income (loss) from continuing operations	(1,854)	4,840	5,767	3,672	10,443	1,475	(3,329)	$25,187	$3,328

(Loss) income from discontinued operations	(1,175)	(1,512)	311	(6,655)	(848)	(960)	216

Net income (loss)	$(3,029)	$3,328	$6,078	$(2,983)	$9,595	$515	$(3,113)

	Our Predecessor							Lehigh Gas Partners LP Pro Forma
	Year Ended December 31,					Three Months Ended March 31			Three Months Ended March 31,
								Year Ended December 31,
	2007	2008	2009	2010	2011	2011	2012	2011	2012

	(unaudited)					(unaudited)		(unaudited)
	(dollars in thousands, except margin per gallon)
Statement of Cash Flow Data:
Net Cash provided by (used in):
Operating activities	$7,498	$14,159	$23,673	$30,892	$11,560	$(4,379)	$4,445
Investing activities	(54,841)	(43,499)	(62,234)	14,518	(18,875)	8,144	1,593
Financing activities	46,955	30,885	36,161	(42,743)	6,409	(837)	(6,444)
Other Financial Data:
EBITDA (1)			$27,850	$28,956	$34,105	$5,239	$5,036	$42,993	$9,518
Operating Data:
Sites owned and leased	218	262	412	384	384	387	379	316	316
Gallons of motor fuel distributed (in millions)	387.2	382.3	437.7	518.9	532.1	123.1	133.1	560.7	129.2
Margin per gallon (2)	$0.0588	$0.0504	$0.0534	$0.0600	$0.0722	$0.0544	$0.0545	$0.0663	$0.0555

(1)
Lehigh Gas Partners LP did not report net income (loss) on a pro forma basis for the year ended December 31, 2011 or the three months ended March 31, 2012. Accordingly, EBITDA is calculated on the basis of net income (loss) from continuing operations for the periods presented on a pro forma basis. Lehigh Gas Partners LP had a loss from discontinued operations of $848,000 for the year ended December 31, 2011 and income from discontinued operations of $216,000 for the three months ended March 31, 2012, not reflected in EBITDA as presented in the table above.

(2)
Margin per gallon represents (a) total revenues from fuel sales, less total costs of revenues from fuel sales, divided by (b) total gallons of motor fuels distributed.

	Our Predecessor						Lehigh Gas Partners LP Pro Forma
	As of December 31,					As of March 31	As of March 31,
	2007	2008	2009	2010	2011	2012	2012
	(unaudited)					(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,176	$2,721	$321	$2,988	$2,082	$1,676	$1,634
Working capital (deficit)	(38,444)	(8,148)	(2,793)	(17,912)	(16,218)	(20,254)	(16,035)
Total assets	183,994	236,421	293,641	257,415	269,628	275,101	201,739
Total liabilities	205,730	259,074	314,933	283,546	300,583	310,353	181,327
Long-term portion of debt, net of discount	124,778	159,682	208,859	156,940	177,529	166,184	101,312
Long-term portion of financing obligations	—	28,309	23,984	25,834	40,426	40,510	39,229
Mandatorily redeemable preferred equity	—	12,000	12,000	12,000	12,000	12,000	—
Environmental reserve—noncurrent portion	29,347	34,450	31,116	23,535	19,401	18,818	209
Convertible debt	—	—	6,000	—	—	—	—
Other long-term liabilities	595	3,317	8,710	9,285	7,027	6,960	8,660
Owners' equity (deficit)	(21,736)	(22,653)	(21,292)	(26,131)	(30,955)	(35,252)	20,412

Non-GAAP Financial Measure

        We use the non-GAAP financial measure EBITDA in this prospectus. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

  •
  our financial performance without regard to financing methods, capital structure or income taxes;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

        EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies.

        EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of EBITDA to net income and EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Our Predecessor					Lehigh Gas Partners LP Pro Forma
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31,	Three Months Ended March 31, 2012
	2009	2010	2011	2011	2012	2011
				(unaudited)		(unaudited)
	(in thousands)
Reconciliation of EBITDA to net income (loss) (1):
Net income (loss) from continuing operations	$5,767	$3,672	$10,443	$1,475	$(3,329)	$25,187	$3,328
(Loss) income from discontinued operations	311	(6,655)	(848)	(960)	216

Net income (loss)	$6,078	$(2,983)	$9,595	$515	$(3,113)
Plus:
Depreciation and amortization	9,664	13,540	12,153	2,672	4,743	11,160	4,511
Income tax	—	—	—	—	—	300	75
Interest expense	12,108	18,399	12,357	2,052	3,406	6,346	1,604

EBITDA	$27,850	$28,956	$34,105	$5,239	$5,036	$42,993	$9,518

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$23,673	$30,892	$11,560	$(4,379)	$4,445
Changes in assets and liabilities	(9,913)	(10,956)	7,347	7,810	(3,502)
Interest expense, net	12,108	18,399	12,357	2,052	3,406
Others	1,982	(9,379)	2,841	(244)	687

EBITDA	$27,850	$28,956	$34,105	$5,239	$5,036

(1)
Lehigh Gas Partners LP did not report net income (loss) on a pro forma basis for the year ended December 31, 2011 or the three months ended March 31, 2012. Accordingly, EBITDA is reconciled to net income (loss) from continuing operations for the periods presented on a pro forma basis. Our predecessor had a loss from discontinued operations of $848,000 for the year ended December 31, 2011 and income from discontinued operations of $216,000 for the three months ended March 31, 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a limited partnership formed to engage in the wholesale distribution of motor fuels, consisting of gasoline and diesel fuel, and to own and lease real estate used in the retail distribution of motor fuels. Since our predecessor was founded in 1992, we have generated revenues from the wholesale distribution of motor fuels to sites and from real estate leases.

        Our primary business objective is to make quarterly cash distributions to our unitholders and, over time, to increase our quarterly cash distributions. Initially, we intend to make minimum quarterly distributions of $             per unit per quarter (or $             per unit on an annualized basis), as further described in "Cash Distribution Policy and Restrictions on Distributions."

        Cash flows from the wholesale distribution of motor fuels will be generated primarily by a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. By delivering motor fuels through independent carriers on the same day we purchase the motor fuels from suppliers, we seek to minimize the commodity risks typically associated with the purchase and sale of motor fuels. We generate cash flows from rental income primarily by collecting rent from lessee dealers and LGO pursuant to lease agreements. The lease agreements we have with lessee dealers have an average of 2.5 years remaining on the lease terms as of March 31, 2012. We believe that consistent demand for motor fuels in the areas where we operate and the contractual nature of our rental income provide a stable source of cash flow.

        For the year ended December 31, 2011, we distributed approximately 561 million gallons of motor fuels to 567 sites. For the three months ended March 31, 2012, we distributed approximately 129 million gallons of motor fuels to 575 sites. Over half of the sites to which we distribute motor fuels are owned or leased by us. In addition, we have agreements requiring the operators of these sites to purchase motor fuels from us. For the year ended December 31, 2011, we were one of the ten largest independent distributors by volume in the United States for ExxonMobil, BP, Shell and Valero. We also distribute Sunoco and Gulf-branded motor fuels. Approximately 97% of the motor fuels we distributed in the year ended December 31, 2011 were branded.

        As of March 31, 2012, we distributed motor fuels to the following classes of businesses:

  •
  187 sites operated by independent dealers;

  •
  180 sites owned or leased by us that will be operated by LGO following the closing of this offering;

  •
  133 sites owned or leased by us and operated by lessee dealers; and

  •
  75 sites distributed through six sub-wholesalers.

        We are focused on owning and leasing sites primarily located in metropolitan and urban areas. We own and lease sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine. According to the EIA, of the eight states in which we own and lease sites, four are among the top ten consumers of gasoline in the United States and three are among the top ten consumers of on-highway diesel fuel in the

United States. Over 90% of our sites are located in high-traffic metropolitan and urban areas. We believe the limited availability of undeveloped real estate in these areas presents a high barrier to entry for new or existing retail gas station owners to develop competing sites.

        We have grown our business from 11 owned sites in 2004 to 185 owned sites, as of March 31, 2012. Our size and geographic concentration has enabled us to acquire multiple sites, particularly from major integrated oil companies and other entities that have been divesting assets associated with the motor fuel distribution business since the early 2000s. As a result of these acquisitions, we have increased rental income and enhanced our wholesale distribution business. We have completed ten transactions in which we acquired ten or more sites per transaction, and we historically have been able to divest non-core sites that do not fit our strategic or geographic plans to other retail gas station operators or other entities, such as retail store operators, that may use the land for alternative purposes.

Recent Trends and Outlook

        This section identifies certain risks and certain economic or industry-wide factors that may affect our financial performance and results of operations in the future, both in the short term and in the long term. Please read "Risk Factors" for additional information about the risks associated with purchasing our common units. Our results of operations and financial condition depend, in part, upon the following:

  •
  Our financial results are seasonal and generally better in the second and third quarters of the calendar year.  Due to the nature of our business and our customer's reliance, in part, on consumer travel and spending patterns, we experience more demand for motor fuel during the late spring and summer months than during the fall and winter. Travel and recreational activities are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel that we distribute. Therefore, our distribution volumes are typically higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary from quarter to quarter.

  •
  Energy efficiency, new technology and alternative fuels could reduce demand for motor fuels.  Increased conservation and technological advances, including the development of improved gas mileage vehicles and the increased usage of electrically powered cars have adversely affected the demand for motor fuel. Future conservation measures or technological advances in fuel efficiency might reduce demand and adversely affect our operating results.

  •
  Historically, the majority of independent growth for wholesale motor fuels marketing has been through mergers and acquisitions within the wholesale motor fuels and retail motor fuel marketing space. There is no certainty that we will successfully complete any acquisitions or receive the economic results we anticipate from completed acquisitions.  Consistent with our business strategy, we are continuously engaged in discussions with potential sellers of sites. Growth in cash flow per unit may depend on our ability to make accretive acquisitions. We may be unable to make such accretive acquisitions for a number of reasons, including the following: (1) we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them; (2) we are unable to raise financing for such acquisitions on economically acceptable terms; or (3) we are outbid by competitors or the operators of the sites exercise their rights of first refusal to acquire the sites. In addition, we may consummate acquisitions, which at the time of consummation we believe will be accretive, but which ultimately may not be accretive. If any of these events were to occur, our future growth would be limited. We can give no assurance that our current or future acquisition efforts will be successful or that any such acquisition will be completed on terms that are favorable to us.

  •
  Growth through acquisitions is limited by the availability of premium sites for purchase.  A key component of our growth strategy is to selectively acquire existing sites or companies that own existing sites at premium locations. However, the number of premium site locations in the United States is limited, and the existing owners of these properties may be unwilling to sell some or all of their sites to us at an acceptable valuation. Furthermore, the development of new sites that we could eventually purchase is restricted by certain factors, including environmental regulations, construction permit limitations, and high real estate property values. Therefore, our ability to identify and acquire premium sites to grow our business may become increasingly difficult.

  •
  The condition of credit markets may adversely affect our liquidity. In the recent past, world financial markets experienced a severe reduction in the availability of credit.  Although we were not negatively impacted by this condition, possible negative impacts in the future could include a decrease in the availability of borrowings under our new credit agreement. In addition, we could experience a tightening of trade credit from our suppliers.

  •
  New, stricter environmental laws and regulations could significantly increase our costs, which could adversely affect our results of operations and financial condition.  Our operations are subject to federal, state and local laws and regulations regulating product quality specifications and other environmental matters. The trend in environmental regulation is towards more restrictions and limitations on activities that may affect the environment. Our business may be adversely affected by increased costs and liabilities resulting from such stricter laws and regulations. We try to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. However, there can be no assurances as to the timing and type of such changes in existing laws or the promulgation of new laws or the amount of any required expenditures associated therewith.

  •
  Changes in government usage mandates and tax credits could adversely affect the availability and pricing of ethanol, which could negatively impact our gasoline sales.  Future demand for ethanol will be largely dependent upon the economic incentives to blend based upon the relative value of gasoline and ethanol taking into consideration the Environmental Protection Agency's, or the "EPA's," regulations on the Renewable Fuels Standard, or "RFS," program and oxygenate blending requirements. A reduction or waiver of the RFS mandate or oxygenate blending requirements could adversely affect the availability and pricing of ethanol, which in turn could adversely affect our future gasoline sales. Please read, "Business—Environmental—Ethanol Market."

Recent Developments

        In May 2012, we entered into a master lease agreement to lease 120 sites from an affiliate of Getty. Of the 120 sites, 74 are located in Massachusetts, 22 are located in New Hampshire, 15 are located in Pennsylvania and 9 are located in Maine. Of these sites, 8 are subleased to, and operated by, lessee dealers, 103 are company operated sites that will be subleased to, and operated by, LGO following this offering and 9 currently are closed. We are evaluating alternatives to reopen or reposition these closed sites. We expect to distribute BP motor fuels to 88 sites and are evaluating branding alternatives for the other 32 sites.

        The initial term of the master lease is 15 years, and we have renewal options ranging from 20 to 25 years on these sites. The aggregate initial annual rent for the sites is approximately $5.4 million, plus $0.02 for each gallon of motor fuel we distribute to the sites. We do not expect that the rental income we receive from sub-leasing these sites to LGO and, to a lesser extent, certain lessee dealers will be sufficient to fully cover our annual rent obligations under the master lease agreement. However, we seek to generate profitability from our overall operation of these sites and, as a result, may apply a portion of the margins we earn on the wholesale distribution of motor fuels to these sites to our rent obligations under the master lease. Within the first four years of the master lease, we have the right, upon six months prior written notice, to terminate our lease obligations for up to 18 sites that we believe, in our sole discretion, are underperforming.

        For the first three years of the master lease, we are required to make capital expenditures at these sites in an amount equal to $4.28 million, plus $0.01 for each gallon of motor fuel we distribute to these sites during the first three years. We are, however, entitled to a rent credit equal to 50% of the capital expenditures incurred by us, net of contributions and rebates from third parties related to the sites. The maximum rent credit is $2.14 million. The timing and amortization of these expenditures will affect our operating results.

Results of Operations

  Evaluating Our Results of Operations

        The primary drivers of our operating results are the volume of motor fuel we distribute, the margin per gallon we are able to generate on the motor fuel we distribute and the rental income we earn on the sites we own or lease. For owned or leased sites, we seek to maximize the overall profitability of our operations, balancing the contributions to profitability of motor fuel distribution and rental income. Our omnibus agreement, under which LGC provides management, administrative and operating services for us, enables us to manage a significant component of our operating expenses. Our management relies on financial and operational metrics designed to track the key elements that contribute to our operating performance. To evaluate our operating performance, our management considers motor fuel volumes, margin per gallon, rental income for sites we own or lease and EBITDA.

        Gross Profit, Volume and Margin per Gallon. Gross profit from fuel sales represents the excess of revenue from fuel sales, including revenue from fuel sales to affiliates, over cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates. Volume of motor fuel represents the gallons of motor fuel we distribute to a site. Margin per gallon represents gross profit from fuel sales divided by total gallons of motor fuels distributed. We use volumes of motor fuel we distribute to a site and margin per gallon to assess the effectiveness of our pricing strategies, the performance of a site as compared to other sites we own or lease, and our margins as compared to the margins of sites we seek to acquire or lease.

        Rental Income. We evaluate our sites' performance based, in part, on the rental income we earn from them. For leased sites, we consider the rental income after payment of our lease obligations for the site. We use this information to assess the effectiveness of pricing strategies for our leases, the performance of a site as compared to other sites we own or lease, and compare rental income of sites we seek to acquire or lease.

        EBITDA. Our management uses EBITDA to analyze our performance. The discussion of our results of operations below includes references to, and analysis of, our EBITDA results. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. EBITDA is used by management primarily as a measure of our operating performance. Because not all companies calculate EBITDA identically, our calculation may not be comparable to similarly titled measures of other companies. Please read "Selected Historical and Pro Forma Combined Financial and Operating Data—Non-GAAP Financial Measure" for a definition reconciliations of EBITDA to net income and cash provided by operating activities for each of the periods indicated.

  Items Impacting the Comparability of Our Financial Results

        For the reasons described below, our future results of operations may not be comparable to the historical results of operations for the periods presented below for our predecessor.

        Publicly Traded Partnership Expenses. Following this offering, our selling, general and administrative expenses will include certain third-party costs and expenses resulting from becoming a publicly traded partnership. These costs and expenses will include legal and accounting, as well as other costs associated with being a public company, such as director compensation, director and officer insurance, NYSE listing fees and transfer agent fees. Our financial statements following this offering will reflect the impact of these costs and expenses and will affect the comparability of our financial statements with periods prior to the closing of this offering.

        Omnibus Agreement. As a result of the services to be provided to us by LGC under the omnibus agreement following this offering, we will not directly incur a substantial portion of the general and administrative expenses that we have historically incurred. Instead, we will pay LGC a management fee in an amount equal to (1) $420,000 per month plus (2) $0.0025 for each gallon of motor fuel we distribute per month, for such services. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

        Impact of this Offering and Related Transactions on Our Revenues. LGO operates certain sites we own and distributes motor fuels, on a retail basis, at these sites. LGO is not one of our predecessor entities. Until December 31, 2011, LGO purchased motor fuel on a wholesale basis from major integrated oil companies and distributed this motor fuel on a retail basis at the sites it operated. After December 31, 2011, LGO began purchasing motor fuel from LGC, rather than from these major integrated oil companies, and distributing this fuel on a retail basis at these sites. As a result, our historical operating results through December 31, 2011 do not include the results of LGO's motor fuel distribution operations; however, for periods after December 31, 2011 our operating results reflect the wholesale distribution of motor fuel by LGC to LGO. In addition, prior to completion of this offering, LGO did not pay rent on certain sites it leased from us. Upon completion of this offering, LGO will begin paying us rent on these sites. On a pro forma basis, rent on these sites for the three months ended March 31, 2012 would have been approximately $1.6 million. In connection with this offering, LGC's distribution operations, including its wholesale distribution to LGO, will be contributed to us. Accordingly, for periods beginning after December 31, 2011, our results of operations include the wholesale motor fuel distribution to LGO formerly conducted by LGC and will reflect rental income from LGO relating to the sites we own or lease which we, in turn, lease to LGO. These conditions will affect the comparability of our future results of operations with prior periods. Please read our general purpose pro forma combined financial statements and related notes included elsewhere in this prospectus.

        Income taxes. Our predecessor consists of pass-through entities for U.S. federal income tax purpose and has not been subject to U.S. federal income taxes. In order to be treated as a partnership for U.S. federal income tax purposes we must generate 90% or more of our gross income from certain qualifying sources. As a result, we currently plan to have Lehigh Gas Wholesale Services, Inc., a corporate subsidiary of ours, own and lease personal property, as well as provide maintenance and other services to lessee dealers and other customers. Except to the extent off-set by deductible expenses, rental income earned by Lehigh Gas Wholesale Services, Inc. on the personal property and maintenance and other services will be taxed at the applicable corporate income tax rate.

Selected Recent Operating Results

  Three Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the three months ended June 30, 2012 were $489.1 million compared to $448.6 million for the same period in the prior year. Our predecessor's cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the three months ended June 30, 2012, was $476.4 million compared to $437.7 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the three months ended June 30, 2012 increased $1.8 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the three months ended June 30, 2012, our predecessor's volume increased 15.3% to 158 million gallons as compared to 137 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0804 for the three months ended June 30, 2012 compared to $0.0796 per gallon in the same period in the prior year.

        Gross profit from fuel sales represents the excess of revenue from fuel sales, including revenue from fuel sales to affiliates, over the cost of revenue from motor fuel sales, including cost of revenue from fuel sales to affiliates. Margin per gallon represents gross profit from fuel sales divided by total gallons of fuel distributed.

  Six Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the six months ended June 30, 2012 were $901.5 million compared to $794.2 million for the same period in the prior year. Our predecessor's cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the six months ended June 30, 2012, was $881.7 million compared to $776.9 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the six months ended June 30, 2012 increased $2.5 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the six months ended June 30, 2012, our predecessor's volume increased 11.8% to 290.6 million gallons as compared to 260.1 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0681 for the six months ended June 30, 2012 compared to $0.0665 for the same period in the prior year.

Comparison of Three Months Ended March 31, 2012 and 2011

        The following table sets forth our combined statements of operations for the periods indicated:

	Our Predecessor
	Three Months Ended March 31,
	2011	2012
	(unaudited) (in thousands)
Statement of Operations Data:
Revenues:
Revenues from fuel sales	$282,990	$273,770
Revenues from fuel sales to affiliates	55,831	134,767
Rental income	2,934	3,064
Rental income from affiliates	1,752	1,852
Revenues from retail merchandise and other	292	3

Total revenues	343,799	413,456
Costs and Expenses:
Cost of revenues from fuel sales	277,146	269,111
Cost of revenues from fuel sales to affiliates	54,973	132,167
Cost of revenues for retail merchandise and other	230	—
Rent expense	2,143	2,067
Operating expenses	1,420	1,709
Depreciation and amortization	2,570	4,739
Selling, general and administrative expenses	3,082	5,291
(Gain) loss on sale of assets	(704)	(960)

Total costs and operating expenses	340,860	414,124

Operating income (loss)	2,939	(668)
Interest income (expense), net	(1,778)	(3,379)
Gain on extinguishment of debt	—	—
Other income, net	314	718

Income from continuing operations	1,475	(3,329)
Income tax	—	—
Net income (loss) from continuing operations	1,475	(3,329)
(Loss) income from discontinued operations	(960)	216

Net income (loss)	$515	$(3,113)

Revenues and Costs from Fuel Sales

        Our revenues from fuel sales, including fuel sales to affiliates, for the three months ended March 31, 2012 increased $69.7 million, or 21%, to $408.5 million as compared to $338.8 million for the comparable period in 2011. Additionally, our costs and expenses of fuel sales, including costs and expenses of fuel sales from fuel sales to affiliates, for the three months ended March 31, 2012 increased $69.2 million, or 21%, to $401.3 million as compared to $332.1 million for the comparable period in 2011. The majority of our revenues and costs are derived from the purchase and sale of gasoline and diesel fuel. The significant increase in our revenues and costs between the three months ended March 31, 2012 and March 31, 2011 is primarily attributable to the fluctuations in the market prices for gasoline and diesel fuel which is passed onto our customers.

        The increase in fuel sales was primarily due to higher selling prices, which accounted for $30.9 million of the increase, and a net increase in volume distributed, which accounted for $35.7 million of the increase. Average selling price for the three months ended March 31, 2012 was $3.10, an increase of $0.29, or 10%, per gallon compared to $2.81 for the comparable period in 2011. Our aggregate volume of motor fuels sold for the three months ended March 31, 2012 increased by approximately 10.1 million gallons, or 8%, to 133.2 million gallons compared to 123.1 million gallons for the comparable period in 2011. The increase in volume sold was due to our distributing motor fuels to LGO beginning in 2012, which accounted for a 23.8 million gallon increase, offset primarily by the expiration of our lease to distribute motor fuels at Ohio Turnpike plazas, which accounted for a 7.1 million gallon decrease, the divesture of 29 Sunoco sites in the fourth quarter of 2010 and the first quarter of 2011 which accounted for a 4.7 million gallon decrease, and the continued implementation of our strategy to dispose of low margin and low volume sites, which accounted for a 1.6 million gallon decrease. Gross profit from fuel sales, which is the excess of revenues from fuel sales, including revenue from fuel sales to affiliates, over cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, increased $0.6 million primarily due to the increase in volume as margin per gallon of $0.05 for the three months ended March 31, 2012 remained the same as margin per gallon for the comparable period in 2011.

Rental Income

        Rental income, including rental income from affiliates, for the three months ended March 31, 2012 was $4.9 million compared to $4.7 million for the corresponding period in 2011. The increase principally resulted from rental income on sites acquired in our Shell acquisitions in the second and third quarters of 2011.

Revenues from Retail Merchandise and Other

        Revenues from retail merchandise and other for the three months ended March 31, 2012 were $3,000 as compared to $292,000 for the comparable period in 2011. The decrease is primarily due to our transfer of convenience store operations to LGO beginning in 2012.

Rent Expense

        Rent expense of $2.1 million for the three months ended March 31, 2012 remained the same as rent expense for the comparable period in 2011.

Operating Expenses

        Operating expenses increased $0.3 million to $1.7 million for the three months ended March 31, 2012 compared to $1.4 million in the comparable period in 2011. Operating expenses consist of repairs and maintenance, insurance, payroll for store and maintenance employees, and real estate taxes. The $0.3 million increase in our operating expenses for the three months ended March 31, 2012 corresponds to the overall growth in the size and volume of our business as compared to the comparable period in 2011.

Depreciation and Amortization

        Depreciation and amortization for the three months ended March 31, 2012 was $4.7 million compared to $2.6 million for the comparable period in 2011. The increase of $2.1 million, or 81%, to $4.7 million for the quarter ended March 31, 2012 compared to the same period in 2011 was due to an increase in depreciation expense of $1.6 million and an increase in amortization expense of $0.5 million. The depreciation expense increase was due to sites acquired in our Shell acquisitions in the second and third quarters of 2011, which accounted for $0.3 million of the increase, and an impairment charge due to assets held for sale, which accounted for $1.3 million of the increase. The amortization expense was primarily due to dealer contracts acquired from our Shell acquisitions.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for the three month period ended March 31, 2012 were $5.3 million compared to $3.1 million in the comparable period in 2011. The increase was primarily due to $2.4 million in non-recurring expenses related to our initial public offering.

Gain/Loss on Sale of Assets

        Gain on sale of assets that did not meet the criteria to be classified as discontinued operations for the three months ended March 31, 2012 was $1.0 million compared to $0.7 million for the comparable period in 2011. The increase was primarily due to more favorable negotiated agreements with third parties.

Interest Expense, Net

        Interest expense, net was $3.4 million for the three months ended March 31, 2012 compared to $1.8 million for the comparable period in 2011. This increase is attributable to an increase in the three months ended March 31, 2012 in both amounts outstanding under our revolving term loan facility and our lease finance obligations compared to the comparable period in 2011. Debt interest expense increased $0.6 million for the three months ended March 31, 2012 primarily due to the additional borrowing to fund the Shell acquisitions in the second and third quarters of 2011. Finance lease obligation interest expense increased $0.5 million for the three months ended March 31, 2012 due to finance lease obligations that we entered into in the second quarter of 2011. The revolving term loan facility had an interest rate of 3.2% at March 31, 2012 compared with interest rate of 3.3% at March 31, 2011.

Other Income, Net

        Other income, net was $0.7 million for the three months ended March 31, 2012 compared to $0.3 million in the comparable period in 2011. This increase is primarily attributable to one-time termination fees received from dealers electing to early terminate their supply contracts.

Income (Loss) from discontinued operations

        Income from discontinued operations increased to $0.2 million for the three months ended March 31, 2012 compared to a loss of $1.0 million in the comparable period in 2011. The primary driver of this change resulted from a gain on sale of assets of $0.2 million for the three months ended March 31, 2012 compared to a loss of $0.5 for the comparable period in 2011.

Comparison of Years Ended December 31, 2011, 2010 and 2009

        The following table sets forth our combined statements of operations for the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Revenues:
Revenues from fuel sales	$490,261	$847,090	$1,242,040
Revenues from fuel sales to affiliates	310,794	329,974	365,106
Rental income	10,508	11,740	12,433
Rental income from affiliates	10,324	7,169	7,792
Revenues from retail merchandise and other	59	1,939	1,389

Total revenues	821,946	1,197,912	1,628,760
Costs and Expenses:
Cost of revenues from fuel sales	472,359	820,959	1,209,719
Cost of revenues from fuel sales to affiliates	305,335	324,963	359,005
Cost of revenues from retail merchandise and other	7	1,774	1,068
Rent expense	4,494	6,422	9,402
Operating expenses	4,407	4,211	6,634
Depreciation and amortization	8,172	12,085	12,073
Selling, general and administrative expenses	13,389	13,099	12,709
(Gain) loss on sale of assets	(752)	271	(3,188)

Total costs and operating expenses	807,411	1,183,784	1,607,422

Operating income	14,535	14,128	21,338
Interest expense income, net	(10,453)	(15,775)	(12,140)
Gain on extinguishment of debt	—	1,200	—
Other income, net	1,685	4,119	1,245

Income from continuing operations	5,767	3,672	10,443
Income (loss) from discontinued operations	311	(6,655)	(848)

Net income (loss)	$6,078	$(2,983)	$9,595

Revenues and Costs from Fuel Sales

        Our revenues from fuel sales, including revenues from fuel sales to affiliates, for 2011 increased $430.0 million, or 37%, to $1,607.1 million compared to $1,177.1 million for 2010. Additionally, our costs and expenses of fuel sales, including costs and expenses of fuel sales from fuel sales to affiliates increased $422.8 million, or 37%, to $1,568.7 million as compared to $1,145.9 million for 2010. The majority of our revenues and costs are derived from the purchase and sale of crude oil and petroleum products. The significant increases in our revenues and costs between 2011 and 2010 are primarily attributable to the fluctuations in the market prices for crude oil and petroleum products offset by decreases in the volume of motor fuels sold.

        Our average selling price increased to $3.02 per gallon in 2011 from $2.27 per gallon in 2010. The increase of $0.75, or 33%, is attributable to the increase in market prices for gasoline and diesel fuel.

        The increase in fuel sales was primarily due to higher selling prices, which accounted for $400.1 million of the increase, and a net increase in volume distributed, which accounted for $30.0 million of the change. Aggregate volume of motor fuels increased by approximately 13.3 million gallons, or 2%, to 532.2 million gallons compared to 518.9 million gallons for 2010.

The increase in volume sold primarily related to 59.7 million additional gallons attributable to our Shell acquisitions in the second and third quarters of 2011 offset by the divesture of 29 Sunoco sites in the fourth quarter of 2010 and the first quarter of 2011 which accounted for 2.6 million gallons, 8.7 million gallons due to sites closed for construction, 18.8 million gallons due to the continued implementation of our strategy to dispose of low margin and low volume sites and a 16.4 million decrease in volume due to reduced market demand as a result of higher prices. Gross profit from fuel sales increased $7.3 million primarily due to the increase in margin per gallon of $0.0122, or 20%, for 2011.

        Revenues from fuel sales, including fuel sales to affiliates, for 2010 increased $376.0 million, or 47%, to $1,177.1 million compared to $801.1 million for 2009. Additionally, costs and expenses of fuel sales, including costs and expenses of fuel sales from fuel sales to affiliates increased $368.2 million, or 47%, to $1,145.9 million compared to $777.7 million for 2009. The majority of our revenues and costs are derived from the purchase and sale of gasoline and diesel fuel. The significant increase in revenues and costs between 2011 and 2010 is primarily attributable to the fluctuations in the market prices for gasoline and diesel fuel which are passed onto our customers.

        Our average selling price increased to $2.27 per gallon in 2010 from $1.83 per gallon in 2009. The increase of $0.44, or 24%, is attributable to the increase in market prices for crude oil and petroleum products from 2009 to 2010.

        The increase in fuel sales was primarily due to higher selling prices, which accounted for $227.4 million of the increase and an increase in volume sold which accounted for $148.6 million. Our aggregate volume of motor fuels increased by approximately 81.2 million gallons, or 19%, to 518.9 million gallons compared to 437.7 million gallons for 2009. The increase in volume sold is primarily attributable to an increase in approximately 83.1 million gallons in motor fuel sales due to our acquisition of Uni-Mart sites in 2009. Our gross profit from fuel sales, which is the excess of revenues from fuel sales, including revenue from fuel sales to affiliates, over cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, increased $7.8 million primarily due to the increase in our margin per gallon of $0.0066, or 12%, for 2010 and our increase in volume as discussed above.

Rental Income

        Rental income, including rental income from affiliates, for 2011 was $20.2 million compared with $18.9 million in 2010. This increase is primarily attributable to the Shell acquisitions in the second and third quarters of 2011.

        Rental income,including rental income from affiliates, for 2010 was $18.9 million compared to $20.8 million in 2009. The $1.9 million decrease is attributable primarily to disposition of sites for 2009 to 2010.

Rent Expense

        Rent expense for 2011 was $9.4 million compared with $6.4 million in 2010. This increase is primarily attributable to the acquisition by, lease, of sites during 2011.

        Rent expense for 2010 was $6.4 million compared with $4.5 million in 2009. This increase is primarily attributable to a full year of rent expense for sites acquired in our Uni-Mart acquisition and, to a lesser extent, the acquisition, by lease, of sites during 2011.

Operating Expenses

        Operating expenses increased $2.4 million to $6.6 million for 2011 compared with $4.2 million in 2010. Operating expenses consist of repairs and maintenance, insurance, payroll for store and maintenance employees, and real estate taxes, net of reimbursements we received for providing these functions to affiliated non-predecessor entities. Operating expenses attributable to our business in 2010 were $4.2 million. The $2.4 million increase in our operating expenses for 2011 compared to 2010 reflects an overall increase in the size and volume of our business in 2011 compared to 2010.

        Operating expenses for 2010 of $4.2 million were relatively unchanged as compared to 2009, with the $0.2 million change resulting from the disposition of sites (classified as discontinued operations), offset by an approximately $0.9 million increase related to our acquisition of Uni-Mart sites on December 30, 2009.

Depreciation and Amortization

        Depreciation and amortization remained relatively unchanged at $12.1 million in both 2010 and 2011. For 2011, we experienced an increase in depreciation expense of $1.4 million resulting from our Shell acquisitions in second and third quarters of 2011 and normal purchases of capital equipment during 2011, and offset by a $1.4 million decrease in depreciation expense due to the divesture of upstate New York sites to Sunoco in the fourth quarter of 2010 and the first quarter of 2011.

        Depreciation and amortization for 2010 were $12.1 million compared with $8.2 million in 2009. This increase is primarily attributable to $2.1 million in depreciation expense resulting from the late 2009 acquisitions of sites from BP and Uni-Mart and a $1.8 million impairment charge in connection with the classification of certain sites as held-for-sale.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for 2011 were $12.7 million compared with $13.1 million in 2010, a decrease of $0.4 million. We typically incur increased selling, general and administrative expenses as part of our acquisition activities. These expenses include the cost of our due diligence review, negotiations and documentation of transactions, as well as increased cost to integrate acquisitions and identify and implement synergies with our operations. As a result, selling, general and administrative expenses tend to increase during our acquisition process through our integration period and then decrease as we identify and implement synergies. Our lower selling, general and administrative expense for 2011 reflects lower acquisition and implementation activities than 2010. Selling, general and administrative expenses for 2011 also were affected by a $0.9 million increase in legal expenses due to increased litigation activity.

        Selling, general and administrative expenses for 2010 were $13.1 million compared with $13.4 million in 2009. This decrease is primarily attributable to lower acquisition and implementation activity in 2010 compared to 2009.

Gain/Loss on Sale of Assets

        Gain on sale of assets that did not meet the criteria to be classified as discontinued operations for 2011 was $3.2 million compared with a loss of $0.3 million in 2010. This change is the result of more favorable negotiated agreements with third parties.

        Loss on sale of assets that did not meet the criteria to be classified as discontinued operations for 2010 was $0.3 million compared with a gain of $0.8 million in 2009. This change is the result of less favorable negotiated agreements with third parties.

Interest Expense, Net

        Interest expense, net for 2011 was $12.1 million compared with $15.8 million in 2010. This decrease is primarily attributable to a $3.1 million decrease in interest expense recognized due primarily to the replacement of the 2008 and 2009 term and promissory notes on December 30, 2010 with the $175 million revolving term loan facility. The revolving term loan facility had an interest rate of 3.4% at December 31, 2011 compared with interest rates ranging from 5.25% to 7.0% on the 2008 and 2009 term and promissory notes at the time of repayment. Additionally, $1.3 million of the decrease is attributable to the change in the fair value of our interest rate swap contracts in 2011 when compared to 2010.

        Interest expense, net for 2010 was $15.8 million compared with $10.5 million in 2009. This increase is primarily attributable to the increase in interest expense of $3.1 million recorded as a result of the full year of interest expense on the 2009 term and promissory notes, which had initial principal balances of $52.8 million upon their issuance in September and November 2009. Additionally, there was an increase in the amortization of debt issuance costs of $0.8 million as a result of a full year of recognition in 2010 compared to a partial period in 2009 for the 2009 term and promissory notes. Interest expense also increased by $0.6 million as a result of the change in the fair value of the interest rate swap contracts in 2010 when compared to 2009 and also increased by $0.5 million as a result of increased interest expense on the mandatorily redeemable preferred interests.

Gain on extinguishment of debt

        During 2010, we recorded $1.2 million gain on debt extinguishment in connection with the December 2010 extinguishment of the BP promissory notes.

Other Income, Net

        Other income, net for 2011 was $1.2 million compared with $4.1 million in 2010. This decrease is primarily attributable to a decrease in up-front fees paid by operators and dealers in 2011 compared to 2010. In addition, franchise fees decreased $0.5 million as we ceased being a franchise developer in 2011.

        Other income, net for 2010 was $4.1 million compared with $1.7 million in 2009. This increase is primarily attributable to an increase in up-front fees paid by operators and dealers in 2010 when compared to 2009.

(Loss) income from discontinued operations

        Loss from discontinued operations decreased to $0.8 million in 2011 from $6.7 million in 2010 as a result of the decrease in the number of sites classified as discontinued in 2011 when compared to 2010. The primary driver of this change was a loss on sale of assets of $0.5 million in 2011 compared to a loss of $2.5 million in 2010.

        Loss from discontinued operations was $6.7 million in 2010 compared to income from discontinued operations of $0.3 million in 2009. The primary driver of this change resulted from a loss on sale of assets of $2.5 million in 2010 compared to a gain on sale of assets of $2.9 million in 2009.

Liquidity and Capital Resources

  Liquidity

        Our principal liquidity requirements are to finance current operations, fund acquisitions from time to time, and service our debt. Following closing of this offering, we expect our sources of liquidity to include cash generated by our operations, borrowings under our new credit agreement and issuances of equity and debt securities. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. Furthermore, following the closing of this offering, we intend to pay a minimum quarterly distribution of $             per unit per quarter, which equates to $              million per quarter, or $              million per year, based on the number of common and subordinated units to be outstanding immediately after closing of this offering. We do not have a legal obligation to pay this distribution. Please read "Cash Distribution Policy and Restrictions on Distributions."

        The principal indicators of our liquidity are our cash on hand and availability under our credit agreement. Immediately following the closing of this offering, we expect to have available undrawn borrowing capacity of approximately $              million under our new credit agreement. Please read "—New Credit Agreement."

  Cash Flow

        Cash flow from operating activities generally reflects our net income (loss), as well as balance sheet changes arising from inventory purchasing patterns, the timing of collections on our accounts receivable, the seasonality of our business, fluctuations in fuel prices, our working capital requirements and general market conditions.

  Comparison of Three Months Ended March 31, 2012 and 2011

	Our Predecessor
	Three Months Ended March 31,
	2011	2012
	(in thousands)
Net cash provided by (used in) operating activities	$(4,379)	$4,445
Net cash provided by investing activities	$8,144	$1,593
Net cash used in financing activities	$(837)	$(6,444)

        Net cash provided by operating activities was $4.4 million for the three months ended March 31, 2012 compared to net cash used in operating activities of $4.4 million for the comparable period in 2011. The change in net cash provided by operating activities primarily results from changes in our operating assets and liabilities totaling approximately $3.5 million between March 31, 2012 and March 31, 2011. Accounts receivable, including receivables from affiliates increased to $22.3 million at March 31, 2012 from $11.6 million at March 31, 2011 due to our increase in associated revenues. Accounts payable increased to $21.8 million at March 31, 2012 from $13.2 million at March 31, 2011 primarily due to the timing of vendor payments and our increased operating activity. These changes were offset by a net loss incurred of $3.1 million for the three months ended March 31, 2012 compared to net income of $0.5 million for the comparable period in 2011 primarily due to the increase in interest expense.

        Net cash provided by investing activities was $1.6 million for the three months ended March 31, 2012 compared to $8.1 million for the comparable period in 2011. Investing activities for the three months ended March 31, 2012 reflect investment in property and equipment of $1.2 million compared to $0.8 million for the comparable period in 2011. In addition, we received $2.8 million in proceeds from the sale of property and equipment compared to $8.1 million for the comparable period in 2011 primarily due to the increase in interest expense.

        Net cash used in financing activities was $6.4 million for the three months ended March 31, 2012 compared to $0.8 million for the comparable period in 2011. Cash flows used in financing activities for the three months ended March 31, 2012 included affiliate funding of $4.4 million, distributions of $2.5 million offset by contributions of $1.3 million. We also made repayments on our long term debt of $9.1 million offset by proceeds received from long term debt of $9.5 million during the period primarily due to the increase in the borrowing capacity of the revolving credit facility in 2012. Cash flows used in financing activities for the three months ended March 31, 2011 reflected distributions of $3.8 million and proceeds from financing obligations of $5.0 million.

  Comparison of Years Ended December 31, 2011, 2010 and 2009

	Our Predecessor
	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net cash provided by operating activities	$23,673	$30,892	$11,560
Net cash (used in) provided by investing activities	(62,234)	14,518	(18,875)
Net cash provided by (used in) financing activities	36,161	(42,743)	6,409

        Cash flow from operating activities generally reflects our net income, as well as balance sheet changes arising from inventory purchasing patterns, the timing of collections on our accounts receivable, the seasonality of our business, fluctuations in fuel prices, our working capital requirements and general market conditions.

        Net cash provided by operating activities was $11.6 million for the year ended December 31, 2011, compared to $30.9 million for 2010, for a year-over-year decrease in cash provided by operating activities of $19.3 million. The change in net cash provided by operating activities primarily results from changes in our operating assets and liabilities totaling approximately $18.3 million between 2011 and 2010. During 2011, we experienced increased fuel prices compared to 2010 and, as a result, we had to fund additional working capital requirements. Primarily due to the rise in motor fuel prices, we had increases in the use of cash, for 2011 compared to 2010, in accounts receivable of $2.2 million and fuel taxes payable of $2.4 million. In the addition the decrease is also due to the divestiture of 29 sites in Upstate New York in during the fourth quarter of 2010 that resulted in a loss on sale of $4.0 million, the repayment of advances to affiliates during 2010 as the related receivables and payables of our affiliates were being settled, the decrease in depreciation and amortization and change in fair value of derivative instruments. These increases were offset by net income in 2011 of $9.6 million compared to a net loss in 2010 of $3.0 million.

        Net cash provided by operating activities was $30.9 million for 2010 compared to $23.7 million for 2009, for a year-over-year increase in cash provided by operating activities of $7.2 million. The change in net cash provided by operating activities principally results from changes in our operating assets and liability totaling approximately $1.0 million between 2010 and 2009. During 2010, we had an increase in the source of cash, for 2010 compared to 2009, in accounts receivable from affiliates of $6.4 million, offset by a decrease in the source of cash $6.0 million in environmental indemnification assets. These increases were partially offset by the net loss incurred of $3.0 million in 2010 as compared to $6.0 million of net income in 2009 primarily attributable to a loss of $6.7 million from discontinued operations in 2010.

        Net cash used in investing activities was $18.9 million for 2011 compared to net cash of $14.5 million provided by investing activities in 2010. Investing activities for 2010 reflect $2.8 million in capital expenditures and $33.7 million in cash paid in connection with the acquisition of Motiva, net of cash acquired, as compared to $2.4 million in capital expenditures and $2.1 million in cash paid in connection with one-off acquisitions in 2010. In addition, we received approximately $16.1 million in proceeds from the divestiture of various low margin and low volume sites as compared to $19.0 million in 2010.

        Net cash provided by investing activities was $14.5 million for 2010 compared to net cash of $62.2 million used in 2009. Investing activities for 2010 reflect $2.4 million in capital expenditures and $2.1 million in cash paid in connection with one-off acquisitions, net of cash acquired, as compared to $1.5 million in capital expenditures and $70.2 million in cash paid in connection with BP and Unimart acquisitions in 2009. In addition, we received approximately $19.0 million in proceeds from the divestiture of various low margin and low volume sites as compared to $13.1 million on 2009.

        Net cash used in investing activities was $62.2 million for 2009 and included $1.5 million in capital expenditures, issuance of notes receivable of $3.6 million and $70.2 million in cash paid in connection with acquisitions, net of cash acquired, partially offset by approximately $13.1 million in proceeds from the divestiture of various low margin and low volume sites.

        Net cash provided by financing activities was $6.4 million for 2011 compared to net cash of $42.7 million used in 2010. Financing activities for 2011 reflect $52.8 million in proceeds from our long term debt and financing obligations and as compared to $163.2 million in 2010. During 2010 we entered into a $175 million revolving term loan credit facility which was used to refinance several credit facilities. In addition we received $4.4 million in cash contributions from our members, offset by $18.8 million in distributions as compared to $9.1 million in contributions and $24.0 million in distributions for 2010.

        Net cash used in financing activities was $42.7 million for 2010 as compared to net cash of $36.2 million provided in 2009. Financing activities for 2010 reflects $163.2 million in proceeds from our long-term debt and financing obligations as compared to $58.4 million in 2009. During 2010 we entered into a $175 million revolving term loan credit facility which was used to refinance several credit facilities. In addition, we received $9.1 million in cash contributions from our members, offset by $24.0 million in distributions for 2010.

        Net cash provided by financing activities was $36.2 million for 2009 and primarily included $58.4 million in net proceeds from our long-term debt and financing obligations, $8.4 million in cash contributions from our members, partially offset by $23.8 million in payments on our long-term debt and financing obligations, and $11.5 million in distributions to our members.

  Capital Expenditures

        We are required to make investments to expand, upgrade and enhance existing assets. We categorize our capital requirements as either maintenance capital expenditures or expansion capital expenditures. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the operating capacity of, or operating income generated by, existing assets and extend their useful lives. We anticipate that maintenance capital expenditures will be funded with cash generated by operations. We had approximately $2.8 million, $2.4 million and $1.5 million in maintenance capital expenditures for the years ended December 31, 2011, 2010 and 2009, respectively, and $0.7 million and $0.8 million for the three months ended March 31, 2012 and 2011, respectively, which are included in capital expenditures in our predecessor's combined statements of cash flows.

        Expansion capital expenditures include expenditures to acquire assets to grow our business, such as projects that increase our operating income or operating capacity. We have the ability to fund our expansion capital expenditures through, among others options, by issuing additional equity. We had approximately $33.7 million, $2.1 million and $70.2 million in expansion capital expenditures for the years ended December 31, 2011, 2010 and 2009, respectively, which are included in capital expenditures in our predecessor's combined statements of cash flows.

        In connection with the closing of the offering, we will enter into a five year $250 million senior secured revolving credit facility, which may be increased to $325 million if certain conditions are met. We will use the proceeds of this new facility to repay in full the remaining borrowings under our existing credit agreement. This new credit agreement will mature in 2017.

        This credit agreement is subject to certain contingent events, one of which is the consummation of an initial public offering. All obligations under this new credit agreement will be secured by substantially all of our assets. We expect that our new revolving credit facility will be available for general partnership purposes, including working capital, capital expenditures and acquisitions. We expect our revolving credit facility will be undrawn at the closing of this offering.

        The new credit agreement will prohibit us from making distributions to unitholders if any potential default or event of default occurs or would result from the distribution. In addition, the new credit agreement will contain various financial and nonfinancial covenants.

        We believe that we will have sufficient cash flow from operations, borrowing capacity under our new credit agreement and the ability to issue additional common units and/or debt securities to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could adversely affect our cash flow. A material decrease in our cash flows would likely produce an adverse effect on our borrowing capacity as well as our ability to issue additional common units and/or debt securities.

  Contractual Obligations

        Our predecessor has contractual obligations that are required to be settled in cash. The amount of our predecessor's contractual obligations as of December 31, 2011 were as follows:

	Payments due by period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(in thousands)
Long-term debt (1)	$188,016	$8,564	$23,256	$151,887	$4,309
Mandatorily redeemable preferred equity (2)	12,000	—	12,000	—	—
Financing obligations (3)	37,008	407	1,110	1,573	33,918
Operating lease obligations (4)	75,659	8,029	14,534	12,734	40,362
Other long-term liabilities (5)(6)	—	—	—	—	—

Total	$312,683	$17,000	$50,900	$166,194	$78,589

(1)
The long-term debt payment obligations, which aggregate $188.0 million, reflect the gross carrying value of long-term debt and, net of $2.5 million of unamortized debt discount, constitute the $185.5 million net carrying amount of long-term debt presented in our predecessor's combined balance sheet as of December 31, 2011. Long-term debt does not include future obligations to make cash payments related to interest. Of our long-term debt, $164.3 million principal amount bears interest at a variable rate, which was 3.4% per year as of December 31, 2011. During the year ended December 31, 2011, we incurred interest of $5.4 million on this variable rate debt.

(2)
In December 2008, one of the entities comprising our predecessor issued non-voting preferred membership interests with a liquidation preference of $12.0 million to certain related individuals. Our predecessor is obligated to redeem the preferred membership interests on or before December 22, 2015. The holders of the preferred membership interests have the option to request payment of the liquidation preference and all accrued and unpaid dividends at any time after October 1, 2013.

(3)
The lease financing obligations consist of sale-leaseback transactions where the sale was not recognized because our predecessor retained a continuing involvement in the underlying sites. These lease financing obligations do not include $8.7 million of additional lease financing obligations related to sales of sites where our predecessor retained a continuing involvement for a contractual period resulting in a contingent recognition of a sale, if any. These payments are contingent on the recognition of the related sale transactions and, accordingly, the amount and timing of any future payments cannot reasonably be estimated reliably. As a result, these payments have been excluded from the table above.

(4)
The $75.7 million of aggregate operating lease obligations includes $74.2 million of operating lease payments related to our predecessor's lease of sites from unrelated third-parties. These operating lease payments consist of base rent payments and, in some circumstances, percentage rent based on sales. These operating leases expire from time-to-time through December 2028. Our predecessor also leases office space and equipment under non-cancellable operating leases which expire from time-to-time through 2020.

(5)
Under the terms of various supply agreements, our predecessor is obligated to minimum volume purchase requirements measured in gallons of motor fuel. Our predecessor purchased approximately 417.8 million, 415.9 million and 322.3 million gallons of motor fuel under these supply agreements during 2011, 2010, and 2009, respectively. These volumes reflect our predecessor's fulfillment of the minimum volume purchase requirements under the supply agreements. Future minimum volume purchase requirements are 346 million gallons for the five-year period ending December 31, 2016 and 725 million gallons thereafter. The aggregate dollar amount of the future minimum volume purchase requirements is dependent on the future weighted average wholesale cost per gallon charged under the applicable supply agreements. The amounts and timing of the related payment obligations cannot reasonably be estimated reliably. As a result, payment of these amounts has been excluded from the table above.

(6)
In December 2009, our predecessor entered into an agreement to guarantee amounts owed by an affiliated entity to a grocery supplier. The amount guaranteed was approximately $1.9 million as of December 31, 2011. Through December 31, 2011, our predecessor had not been required to make any payments under the agreement.

  New Credit Agreement

        In connection with the closing of this offering, we will enter into a five-year $250 million senior secured revolving credit facility, which may be increased to $325 million if certain conditions are met. We will use the proceeds of this new facility to repay in full the remaining borrowings under our existing credit agreement. As of March 31, 2012, we had approximately $171.4 million outstanding under our existing credit agreement.

        Immediately following the closing of this offering, we expect to have available undrawn borrowing capacity of approximately $              million under our new credit agreement. Our new credit agreement will mature in 2017, on or about the fifth anniversary of the closing of this offering, at which point all amounts outstanding under the credit agreement will become due. The aggregate amount of the outstanding loans and letters of credit under the revolving credit facility cannot exceed the combined revolving commitments then in effect.

        We and each of our subsidiaries will be guarantors of all of the obligations under our new credit agreement. All obligations under our new credit agreement also will be secured by substantially all of our assets and substantially all of the assets of our subsidiaries.

        Indebtedness under the credit facility of our new credit agreement will bear interest, at our option, at (1) a rate equal to the London Interbank Offered Rate, or "LIBOR" rate, for interest periods of one, two, three or six months, plus a margin of 2.25% to 3.00% per annum, depending on the ratio of our aggregate borrowings outstanding under the credit agreement to our EBITDA (as defined in the new credit agreement), which we refer to as our "consolidated total leverage ratio," or (2) (a) a base rate, which we refer to as the "applicable base rate," equal to the greatest of, (i) the federal funds rate, plus 0.5%, (ii) the LIBOR rate for one month interest periods, plus 1.00% per annum or (iii) the rate of interest established by the lender, from time to time, as its prime rate, plus (b) a margin of 1.25% to 2.00% per annum depending on our consolidated total leverage ratio. In addition, we will incur a commitment fee based on the unused portion of the working capital facility at a rate of 0.50% per annum.

        We have the right to a swingline loan under the credit agreement in an amount up to $5.0 million. Swingline loans will bear interest at the applicable base rate, plus a margin of 1.25% to 2.00% depending on our consolidated total leverage ratio.

        Standby letters of credit are permissible under the credit facility up to an aggregate amount of $35.0 million. Standby letters of credit will be subject to a 0.25% fronting fee and other customary administrative charges. Standby letters of credit will bear interest at a rate of 2.25% to 3.00% per annum, depending on our consolidated total leverage ratio.

        Our new credit agreement will prohibit us from making distributions to unitholders if any potential default or event of default occurs or would result from the distribution. In addition, our new credit agreement will contain various covenants that may limit, among other things, our ability to:

  •
  grant liens;

  •
  create, incur, assume or suffer to exist other indebtedness; or

  •
  make certain investments, acquisitions or dispositions.

        Our new credit agreement also will contain financial covenants generally requiring us to maintain a consolidated total leverage ratio no greater than 4.00 to 1.00 measured quarterly on a trailing four quarters' basis, except that we will be allowed to maintain a consolidated total leverage ratio no greater than 4.25 to 1.00 measured quarterly on a trailing four quarters' basis for the year subsequent to a permitted acquisition.

        If an event of default exists under our new credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Events of default include, among others, the following:

  •
  failure of any representation or warranty to be true and correct in any material respect;

  •
  failure to perform or otherwise comply with the covenants in the credit agreement or in other loan documents to which we are a borrower without a waiver or amendment;

  •
  any default in the performance of any obligation or condition beyond the applicable grace period relating to any other indebtedness of more than $5.0 million;

  •
  a judgment default for monetary judgments exceeding $5.0 million;

  •
  bankruptcy or insolvency event involving us, our general partner or any of our subsidiaries;

  •
  a change of control, as defined in the credit agreement, without a waiver or amendment; and

  •
  failure of the lenders for any reason to have a perfected first priority security interest in the security pledged by any borrower or any of the security becomes unenforceable or invalid.

  Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Impact of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2011, 2010 and 2009.

Critical Accounting Policies

        We prepare our combined financial statements in conformity with GAAP. The preparation of these combined financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following policies to be the most critical in understanding the judgments that are involved in preparing our combined financial statements.

  Revenue Recognition

        We recognize revenues from wholesale fuel sales when fuel is delivered to the customer. The amounts we record for bad debts are generally based upon a specific analysis of aged accounts while also factoring in any new business conditions that might impact the historical analysis, such as market conditions and bankruptcies of particular customers. We include bad debt provisions in selling, general and administrative expenses. We recognize sales convenience store products net of applicable provisions for discounts and allowances upon delivery, generally at the point of sale. We recognize rental income on a straight-line basis over the term of the lease.

  Property and Equipment

        We record property and equipment at cost. We recognize depreciation using straight-line and declining balance methods over the estimated useful lives of the related assets, including: five to fifteen years for buildings and leasehold improvements, three to ten years for equipment, and three to seven for vehicles and office furniture and equipment.

        The amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. We capitalize expenditures for major renewals and betterments that extend the useful lives of property and equipment. We charge maintenance and repairs to operations as incurred. We record gains or losses on the disposition of property and equipment in the period incurred for sales that we recognize.

        Accounting and reporting guidance for long-lived assets requires that a long-lived asset (group) be reviewed for impairment only when events or changes in circumstances indicate the carrying amount of the long-lived asset (group) might not be recoverable. Such events and circumstances include, among other factors: operating losses; unused capacity; market value declines; changes in the expected physical life of an asset; technological developments resulting in obsolescence; changes in our business plans or those of our major customers, suppliers or other business partners; changes in competition and competitive practices; uncertainties associated with the United States and world economies; changes in the expected level of capital, operating or environmental remediation expenditures; and changes in governmental regulations or actions. Accordingly, we evaluate impairment whenever indicators of impairment are identified. Our impairment evaluation is based on the projected undiscounted cash flows of the particular asset. We recorded zero impairments of long-lived assets during 2011, 2010, and 2009.

  Environmental and Other Liabilities

        We record a liability for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable a liability has been incurred and the amount of such liability can be reasonably estimated. We estimate costs accrued based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. We generally recognize estimated losses from environmental remediation obligations no later than the completion of the remedial feasibility study. We adjust loss accruals as further information becomes available or circumstances change. We do not discount costs of future expenditures for environmental remediation obligations to their present value. We recognize recoveries of environmental remediation costs from other parties as assets when their receipt is deemed probable.

        We are subject to other contingencies, including legal proceedings and claims arising out of our businesses that cover a wide range of matters, including, among others, environmental matters and contract and employment claims. Environmental and other legal proceedings may also include matters with respect to businesses previously owned. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

  Unit-Based Compensation

        We will account for unit-based equity incentive plans in accordance with the guidance for share-based compensation. Accordingly, all unit-based compensation will be measured at the grant date, based on the estimated fair value of the award, and will be recognized as an expense over the requisite service period. The fair value of our restricted common units will be based on the fair market value of our common units on the date of grant. Determining the appropriate fair value model and calculating the fair value of unit-based option awards at the date of grant requires judgment. We expect to use the Black-Scholes option pricing model to estimate the fair value of granted unit options. Changes in the inputs and assumptions can materially affect the measurement of the estimated fair value of our unit options. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned unit-based compensation expense. Also, the accounting estimate of unit-based compensation expense is reasonably likely to change from period to period as further unit options are granted and adjustments are made for unit option forfeitures and cancellations.

  Assets Held for Sale and Discontinued Operations

        The determination to classify a site as held for sale requires significant estimates by us about the asset and the expected market for the site, which are based on factors including recent sales of comparable sites, recent expressions of interest in the sites and the condition of the site. We must also determine if it will be possible under those market conditions to sell the site for an acceptable price within one year. When assets are identified by our management as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. We generally consider sites to be held for sale when they meet criteria such as whether the appropriate level of management has approved the sale transaction and there are no known material contingencies relating to the sale such that the sale is probable and is expected to qualify for recognition as a completed sale within one year. If, in management's opinion, the expected net sales price of the asset that has been identified as held for sale is less than the net book value of the asset, the asset is written down to fair value less the cost to sell. We present assets and liabilities related to assets classified as held for sale separately in the balance sheet.

        Assuming no significant continuing involvement, we consider both a site classified as held for sale and a sold site a discontinued operation. We reclassify sites classified as discontinued operations as such in the statement of operations for each period presented.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the potential loss arising from adverse changes in the financial markets, including interest rates. Our exposure to interest rate risk relates primarily to our existing term loan and revolving credit facility. If we were to utilize amounts under our new credit agreement, we could be exposed to interest rate risk. Upon closing of this offering, we expect to have $              million outstanding under our new credit agreement.

        To manage interest rate risk and limit overall interest cost, we have employed, and may continue to employ, interest rate swaps to convert a portion of the floating-rate debt under our existing credit facility asset to a fixed-rate liability. As of December 31, 2011, we had an aggregate $50.0 million in notional amount of swap agreements with settlement dates on various dates through December 31, 2012. As of December 31, 2011 and December 31, 2010, we had no other assets or liabilities that have significant interest rate sensitivity.

        Interest rate differentials that arise under swap contracts are recognized in interest expense over the life of the contracts. If interest rates rise, the resulting cost of funds is expected to be lower than that which would have been available if debt with matching characteristics was issued directly. Conversely, if interest rates fall, the resulting costs would be expected to be higher. Gains and losses are recognized in net income.

        Because the information presented above includes only those exposures that existed as of December 31, 2011, it does not consider changes, exposures or positions that could arise after that date. The information presented herein has limited predictive value. As a result, the ultimate realized gain or loss or expense with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at the time and interest rates.

INDUSTRY

        Unless stated otherwise, the following information is derived from the most current information available from the EIA, the statistical and analytical agency within the United States Department of Energy.

The Motor Fuel Industry

        The United States consumes nearly 19 million barrels of refined petroleum products each day, and roughly 68% is for gasoline and diesel used primarily for ground transportation. The primary use for motor fuels is in automobiles and light trucks. Motor fuels are also used to fuel boats, recreational vehicles, and various farm and other equipment.

        In 2011, United States refineries produced approximately 99% of the gasoline and diesel fuel supplied domestically. After crude oil is refined into motor fuels and other petroleum products, the products must be distributed to facilities that service consumers. The majority of motor fuels is transported first by pipeline to storage terminals near consuming areas and then loaded into trucks for delivery to individual gas stations.

  Gasoline Demand Overview

        In 2011, gasoline represented the largest share of refined petroleum products consumed in the United States at 45% of all refined petroleum. Motor fuel demand is driven primarily by general economic expansion as well as by geographic and demographic factors. As illustrated in the following chart, since 1985 consumption of gasoline has increased in the United States from 2.5 billion barrels per year to 3.2 billion barrels per year in 2011, which represents average annual growth of 1%.

        Gasoline consumption in the United States has proven to be stable, with growth in 53 of the 66 years in the period from 1945 to 2011. In general, down years in gasoline consumption have largely been driven by historical external shocks or other unusual economic factors in the broader economy. With the exception of the oil supply crisis of the late 1970s, consumption declines were less than 3% in any given year.

  Diesel Demand Overview

        Diesel is principally consumed in the United States by large trucks. Diesel is also used by electricity generators, railroad locomotives, farming equipment, military vehicles and engines,

and some cars. The United States consumed 0.8 billion barrels of on-highway diesel in 2010. On-highway diesel has grown from 55% in 2001 to 65% in 2010 of total diesel consumption. Since 1985, consumption of on-highway diesel fuel has experienced an average annual growth of 2.8%. Because it is primarily used for commercial and industrial transportation, on-highway diesel consumption is more cyclical and fluctuates more than gasoline. From 1985 to 2010, there were nine years where on-highway diesel experienced greater than 5% annual growth rates and there were two years where on-highway diesel experienced greater than 5% declines.

  Motor Fuel Demand Projections

        The EIA projects transportation energy consumption will grow at an average annual rate of 0.6% per year thru 2035. The EIA estimates moderate increases by heavy-duty vehicles for freight travel demand and slight increases by automobiles. In the EIA's 2011 baseline projections, consumption of gasoline is projected to remain almost flat through 2035 while consumption of on-highway diesel fuel is projected to increase at an average annual rate of 1.6% through 2035. This growth trend also factors in increased fuel economy standards which the EIA does not expect will overcome overall increases in transportation demand, which drives the continued growth during the forecast period.

  Motor Fuels

        In general, motor fuels are homogenous commoditized products. Gasoline is typically sold by octane grades: regular, midgrade and premium. In 2011, 87.2% of gasoline sales were regular grade, 3.9% medium grade and 9.0% premium grade. In contrast to gasoline, on-highway diesel is not generally available in different grades. One way in which wholesale and retail marketers engage in product differentiation is to increase sales volume by purchasing specialized motor fuel blends from established global/national brand refiners such as ExxonMobil, BP, Shell, Valero, Sunoco and Gulf. These large refiners have substantial influence over the wholesale distribution system and have extensive networks for getting their fuels to retail markets.

  Regional and Seasonal Demand Patterns

        Different regions exhibit different motor fuel consumption patterns. Population, demographics, and regional economic activity are important determinants affecting demand, but availability of alternative fuels, petroleum transportation costs, geography and other factors are also important. The United States government categorizes motor fuel consumption into five Petroleum Administration for Defense Districts (PADD), with the East Coast (PADD I) consuming the largest volume of gasoline and the second largest amount of on-highway diesel of the five PADDs. In 2011, 36% of United States gasoline was supplied to the East Coast. In 2010, 29% of United States on-highway diesel was supplied to the East Coast. The Midwest (PADD II) consumes the second largest volume of gasoline and is the largest consumer of on-highway diesel of the five PADDs. In 2011, 28% of United States gasoline was supplied to the Mid-West. In 2010, 32% of United States on-highway diesel was supplied to the Mid-West.

        Gasoline volumes are also considered to be seasonal because gasoline demand rises moderately in the warmer months and falls moderately in the cooler months, exhibiting a shallow swing between the "low" demand season and the "high" demand season. Since 2000, January and February have been the low end of the demand season as gasoline consumption averages approximately 3 to 10% below the monthly average whereas July and August have been the high-end of the demand season as gasoline consumption averages approximately 5 to 6% above the monthly average. On-highway diesel does not typically exhibit the same seasonal variation in consumption.

  Wholesale Motor Fuel Marketing

        The wholesale motor fuel marketing industry consists of sales of branded and unbranded gasoline and on-highway diesel to retail gas station operators and other wholesale distributors. In general, motor fuels sold to wholesalers are heavily influenced by final retail prices, which are influenced by crude oil prices and refining and transportation costs and other factors. However, final retail prices paid by consumers are ultimately set by the retailers subject to certain regulations and taxes, which vary from state to state. While factors such as geopolitical events and inclement weather and other events can disrupt the supply and price of crude oil and the supply and distribution of refined petroleum products, the impact on retail motor fuel prices may not necessarily be immediate and can take several days or weeks to be reflected in retail prices.

        Wholesale distributors purchase branded and unbranded motor fuels from integrated oil companies and refiners and take delivery of the purchased motor fuel at a distribution terminal. The price at which a wholesale distributor generally purchases motor fuel from an integrated oil company or refiner at the terminal is referred to as the "rack" price, which includes the seller's profit on the motor fuel.

        Wholesale distributors sell motor fuels to their customers at either "dealer tank wagon" prices, also referred to as "DTW," or "rack plus" prices. DTW prices represent the cost of the motor fuels to the customer and include the profit to the wholesale distributor and, among other costs, transportation costs. Under DTW pricing, the wholesale distributor may provide additional services and benefits to the customer, such as the use of branded trademarks and advertising.

        "Rack plus" pricing is the rack price plus a margin that represents the profit to the wholesale distributor. Transportation, insurance and other services to the wholesale distributor's customers may be charged separately. Rack prices are influenced primarily by spot and/or futures crude oil prices. At a minimum, rack prices typically exceed refinery gate prices (prices set by the refiner as it leaves the refinery) by the transportation cost to move the gasoline from the refinery to the terminal, usually by pipeline or by barge.

  Wholesale Motor Fuel Customers

        In wholesale fuel marketing, there are primarily five classes of customers:

  •
  Company operated stores—The wholesale distributor owns or leases the gas station and conducts the retail operations of the gas station, including the retail distribution of motor fuels. The franchise is owned by the distributor and workers are employed by the distributor as well. The wholesale distributor, as the operator of the gas station, sets the retail price of the motor fuels. Since the wholesale distributor pays the rack price for the motor fuels, the retail price at this gas station is usually more competitive than other gas stations that require the operators of those gas stations to pay a higher wholesale price as a result of the mark-up charged by the wholesale distributor.

  •
  Lessee dealers—The wholesale distributor owns or leases the gas station and, in turn, leases or subleases the gas station to the lessee dealer, who is typically a small business owner, and wholesale distributes motor fuels to the lessee dealer. Motor fuels are sold to the lessee dealer at a rack plus or DTW price determined by the wholesale distributor. Typically, the lessee dealer purchases gasoline in full truckloads of 8,500 gallons and manages its own inventory. The lessee dealer sets the retail price of the motor fuels at the gas station.

  •
  Commission agents—The wholesale distributor owns or leases the gas station and contracts with a commission agent that undertakes the retail distribution of motor fuels on a commission basis at the gas station. The commission agent retains all of the gas station's remaining revenues and expenses and may pay rent to the wholesale distributor for leasing the gas station. The wholesale distributor sets the retail price of the motor fuels at the gas station.

  •
  Independent dealers—The gas station is owned by an independent dealer or leased by an independent dealer from a person other than the wholesale distributor. The independent dealer selects the brand of motor fuels that are sold at the location and negotiates a long-term contract, typically ten years, with an integrated oil company, refiner or wholesale distributor to purchase motor fuels. These negotiations often enable the independent dealers to obtain motor fuels at favorable prices at the time the long-term contract is entered into. As is the case with lessee dealers, independent dealers also typically purchase gasoline in full truckloads of 8,500 gallons and manage their own inventory. The independent dealer sets the retail price of the motor fuels at the gas station.

  •
  Sub-wholesalers—Typically, major integrated oil companies and refiners will only sell to wholesale distributors that will meet minimum volume thresholds. Accordingly, smaller wholesale distributors are forced to purchase motor fuels from larger wholesale distributors. In addition, wholesale distributors may sell to sub-wholesalers that, either as a result of concerns about adequate access to supply and/or pricing considerations, elect to purchase motor fuels from the wholesale distributor, on a wholesale basis, instead of purchasing directly from major integrated oil companies and refiners. Motor fuels are sold to sub-wholesalers at rack plus.

        Retail fuel outlets are the primary customers for wholesale fuel marketing. According to the Association for Convenience Store and Fuel Retailing 2012 NACS Retail Fuels Report, the "2012 NACS Report," there were 157,393 total retail fueling outlets in the United States in 2011. This count includes convenience stores, grocery stores, truck stops, traditional gas stations and low-volume locations like marinas. Of these 157,393 sites, 120,950 are convenience stores with retail fuel sales.

        Retail fuel outlets were once dominated by the major integrated oil companies. In recent years the major integrated oil companies have reduced their United States site holdings. According to its periodic reports filed with the SEC, ExxonMobil owned or leased 451, 1,243 and 1,921 sites as of December 31, 2011, 2010, and 2009, respectively. Per the 2012 NACS Report, for the year ended December 31, 2011, ExxonMobil, Chevron and Shell were the remaining integrated oil companies and accounted for less than 1% of the $385.2 billion in motor fuel sales at convenience stores in 2010. The major integrated oil companies reference intense competition in the retail motor fuels market as well as higher returns and margins in other areas of the oil and gas business for their shift in strategy.

        The retail gasoline market has since become increasingly more fragmented and many are owned and operated as small independent businesses. As shown below, per the 2012 NACS Report, of the 120,950 convenience stores with retail fuel sales, 58%, or 70,403, of those sites are one-site operations. Dominant operators compete locally and regionally.

Convenience Store Operators with Retail Fuel Distribution Site Count

Source: 2012 NACS Report.

        The location of a gas station has a direct impact on the volume of fuel sold and therefore, the profitability of the gas station. Many of the premier gas station locations have been operating for decades. Given the high barriers to entry for new gas stations, including environmental barriers and high real estate property values, gas stations in premier locations have generally increased in value over time.

 BUSINESS

Overview

        We are a limited partnership formed to engage in the wholesale distribution of motor fuels, consisting of gasoline and diesel fuel, and to own and lease real estate used in the retail distribution of motor fuels. Since our predecessor was founded in 1992, we have generated revenues from the wholesale distribution of motor fuels to sites and from real estate leases.

        Our primary business objective is to make quarterly cash distributions to our unitholders and, over time, to increase our quarterly cash distributions. Initially, we intend to make minimum quarterly distributions of $             per unit per quarter (or $             per unit on an annualized basis), as further described in "Cash Distribution Policy and Restrictions on Distributions."

        Our cash flows from the wholesale distribution of motor fuels will be generated primarily by a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. By delivering motor fuels through independent carriers on the same day we purchase the motor fuels from suppliers, we seek to minimize the commodity risks typically associated with the purchase and sale of motor fuels. We generate cash flows from rental income primarily by collecting rent from lessee dealers and LGO pursuant to lease agreements. The lease agreements we have with lessee dealers had an average of 2.5 years remaining on the lease terms as of March 31, 2012. We believe that consistent demand for motor fuels in the areas where we operate and the contractual nature of our rental income provide a stable source of cash flow.

        For the year ended December 31, 2011, we distributed approximately 561 million gallons of motor fuels to 567 sites. For the three months ended March 31, 2012, we distributed approximately 129 gallons of motor fuels to 575 sites. Over half of the sites to which we distribute motor fuels are owned or leased by us. In addition, we have agreements requiring the operators of these sites to purchase motor fuels from us. For the year ended December 31, 2011, we were one of the ten largest independent distributors by volume in the United States for ExxonMobil, BP, Shell and Valero. We also distribute Sunoco and Gulf-branded motor fuels. Approximately 97% of the motor fuels we distributed in the year ended December 31, 2011 were branded.

        As of March 31, 2012, we distributed motor fuels to the following classes of businesses:

  •
  187 sites operated by independent dealers;

  •
  180 sites owned or leased by us that will be operated by LGO following the closing of this offering;

  •
  133 sites owned or leased by us and operated by lessee dealers; and

  •
  75 sites distributed through six sub-wholesalers.

        In May 2012, we entered into a master lease agreement to lease 120 sites from an affiliate of Getty. Of the 120 sites, 74 are located in Massachusetts, 22 are located in New Hampshire, 15 are located in Pennsylvania and 9 are located in Maine. Of these sites, 8 are subleased to, and operated by, lessee dealers, 103 are company operated sites that will be subleased to, and operated by, LGO following this offering and 9 currently are closed. We are evaluating alternatives to reopen or reposition these closed sites. We expect to distribute BP motor fuels to 88 sites and are evaluating branding alternatives for the other 32 sites.

        We are focused on owning and leasing sites primarily located in metropolitan and urban areas. We own and lease sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine. According to the EIA, of the eight states in which we own and lease sites, four are among the top ten consumers of gasoline in the United States and three are among the top ten consumers of on-highway diesel fuel in the United States. Over 90% of our sites are located in high-traffic metropolitan and urban areas. We believe that the limited availability of undeveloped real estate in these areas presents a high barrier to entry for new or existing retail gas station owners to develop competing sites.

        We have grown our business from 11 owned sites in 2004 to 185 owned sites, as of March 31, 2012. Our size and geographic concentration has enabled us to acquire multiple sites, particularly from major integrated oil companies and other entities that have been divesting assets associated with the motor fuel distribution business since the early 2000s. As a result of these acquisitions, we have increased our rental income and enhanced our wholesale distribution business. We have completed ten transactions in which we acquired ten or more sites per transaction, and we historically have been able to divest non-core sites that do not fit our strategic or geographic plans to other retail gas station operators or other entities, such as retail store operators, that may use the land for alternative purposes.

        The following table summarizes the aggregate number of sites that were owned or leased by the Lehigh Gas Group to which motor fuel was distributed by the wholesale distribution operations of the Lehigh Gas Group as of the periods presented and the number of sites owned or leased by us to which we would have distributed motor fuel as of the period presented had the transactions contemplated by this offering been completed as of the first day of the period presented. Please read "Summary—The Transactions."

								Lehigh Gas Partners LP Pro Forma
	The Lehigh Gas Group (1)

						Three Months Ended March 31,
	Year Ended December 31,								Three Months Ended March 31, 2012 (2)
								Year Ended December 31, 2011 (2)
	2007	2008	2009	2010	2011	2011	2012
Number of sites owned and leased (3):
Owned	151	174	265	231	237	230	234	185	185
Leased	67	88	147	153	147	155	147	131	131

Total	218	262	412	384	384	385	381	316	316

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
The pro forma sites owned and leased do not reflect 63 sites that are not being contributed to us in connection with this offering as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed.

(3)
The year ended December 31, 2011, pro forma year ended December 31, 2011, three months ended March 31, 2012 and pro forma three months ended March 31, 2012 include two sites owned and fourteen sites leased by the Topper Group, not included in our predecessor, that are being contributed to us in connection with this offering.

        The following table summarizes the aggregate volume of motor fuel distributed by the wholesale distribution operations of the Lehigh Gas Group for the periods presented and the volume of motor fuel we would have distributed had the transactions contemplated by this offering been completed as of the first day of the period presented.

								Lehigh Gas Partners LP Pro Forma
	The Lehigh Gas Group (1)

						Three Months Ended March 31,
	Year Ended December 31,								Three Months Ended March 31, 2012 (3)
								Year Ended December 31, 2011 (2)
	2007	2008	2009	2010	2011	2011	2012
	(in millions)
Gallons of motor fuel distributed to:
Owned sites	127.8	121.7	164.0	237.7	196.3	45.9	45.1	180.0	42.4
Leased sites	111.1	111.1	138.0	213.5	202.8	41.0	36.8	158.9	35.7
Independent dealers	82.7	80.2	108.4	139.1	160.1	41.2	35.0	155.8	35.6
Sub-wholesalers (4)	65.6	69.3	71.0	72.9	76.6	20.4	16.3	66.0	15.5

Total	387.2	382.3	481.4	663.2	635.8	148.5	133.2	560.7	129.2

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
The pro forma gallons of motor fuel distributed do not reflect 75.1 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by the Topper Group.

(3)
The pro forma gallons of motor fuel distributed do not reflect 3.9 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by the Topper Group.

(4)
Includes motor fuel distributed to customers of the Lehigh Gas Group. We will distribute motor fuel to LGO on a sub-wholesale basis, and LGO will, in turn, sell the motor fuel at retail to customers following this offering.

Selected Recent Operating Results

  Three Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the three months ended June 30, 2012 were $489.1 million compared to $448.6 million for the same period in the prior year. Our predecessor's cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the three months ended June 30, 2012 were $476.4 million compared to $437.7 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the three months ended June 30, 2012 increased $1.8 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the three months ended June 30, 2012, our predecessor's volume increased 15.3% to 158 million gallons as compared to 137 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0804 for the three months ended June 30, 2012 compared to $0.0796 per gallon in the same period in the prior year.

        Gross profit from fuel sales represents the excess of revenue from fuel sales, including revenue from fuel sales to affiliates, over the cost of revenue from motor fuel sales, including cost of revenue from fuel sales to affiliates. Margin per gallon represents gross profit from fuel sales divided by total gallons of fuel distributed.

  Six Months Ended June 30, 2012

        Our predecessor's revenues from fuel sales, including revenues from fuel sales to affiliates, for the six months ended June 30, 2012 were $901.5 million compared to $794.2 million for the same period in the prior year. Our predecessor's cost of revenue from fuel sales, including cost of revenue from fuel sales to affiliates, for the six months ended June 30, 2012 were $881.7 million compared to $776.9 million for the same period in the prior year. Our predecessor's gross profit from fuel sales for the six months ended June 30, 2012 increased $2.5 million as compared to the same period in the prior year primarily due to an increase in volume and, to a lesser extent, margin per gallon. For the six months ended June 30, 2012, our volume increased 11.8% to 290.6 million gallons as compared to 260.1 million gallons for the same period of the prior year. The increase was driven principally by the results of the sites leased from Getty to which we began distributing motor fuel in mid-April 2012. In addition, our predecessor's margin per gallon was $0.0681 for the six months ended June 30, 2012 compared to $0.0665 for the same period in the prior year.

Business Strategies

        Our primary business objective is to make quarterly cash distributions to our unitholders and, over time, to increase our quarterly cash distributions by continuing to execute the following strategies:

  •
  Own or lease sites in prime locations and seek to enhance the cash flow potential of these sites. As of March 31, 2012, we owned or leased 278 sites that are strategically located in densely populated metropolitan and urban areas that historically have had high demand for motor fuel. These sites serve customers seeking convenient fueling locations on roads and intersections with heavy traffic. We constantly evaluate opportunities to enhance the cash flow potential of our sites. For example, at our sites we may install car washes, convert service bays into convenience stores or upgrade convenience stores to quick service restaurants. These enhancements improve our ability to charge increased rents at these sites and increase the wholesale distribution potential of these sites.

  •
  Expand within and beyond our core markets through acquisitions.  We intend to continue to grow our business through strategic and accretive acquisitions of sites and wholesale distribution businesses both within our existing area of operations and in new geographic areas. We believe that there is considerable opportunity for consolidation in our industry as the major integrated oil companies continue to divest sites they own and lease and as family-owned wholesale distributors consider selling their businesses. We have an established history of acquiring sites in Pennsylvania, New Jersey, Ohio, New York, Massachusetts and Kentucky. Please read "Business—Real Estate Site Locations." Because of our interest in purchasing wholesale distribution operations as well as sites, we believe we have a competitive advantage over bidders interested in purchasing only sites.

  •
  Serve as a preferred motor fuel distributor and provide dedicated supply and services to our customers. We have established long-term relationships with our suppliers that enhance the dependability and quality of our motor fuel supply to our customers. During periods of motor fuel shortages, we historically have succeeded in sustaining a supply of motor fuel sufficient to meet the needs of our customers while many of our unbranded competitors have not. In addition, we provide our customers with services that enable them to more efficiently operate their gas stations, including, but not limited to, preferred pricing in purchasing gas station equipment and for providing maintenance services. We intend to continue to maintain our strong relationships with existing suppliers and customers and to develop new relationships to grow our wholesale distribution business.

  •
  Increase our wholesale motor fuel distribution business by expanding market share.  As we seek to increase the number of sites we own and lease, we expect to have a commensurate increase in our wholesale distribution business due to the addition of these new sites. Furthermore, we believe that our standing in 2011 as a top ten independent distributor by volume in the United States for ExxonMobil, BP, Shell and Valero enables us to capitalize on the reduction by major integrated oil companies in the number of wholesalers with which they do business. As smaller wholesale distributors experience difficulties purchasing motor fuels from major integrated oil companies and refiners, we have been able to, and believe that we will be able to continue to, successfully target and sell motor fuels to these wholesalers on a sub-wholesaling basis.

  •
  Maintain strong relationships with major integrated oil companies and refiners.  Our relationships with suppliers of branded motor fuels are crucial to the operation and growth of our business. These relationships have allowed us to consistently negotiate supply agreements with competitive terms, and they have also provided us a source of acquisitions as major integrated oil companies and refiners have continued to divest retail distribution businesses and real estate. We intend to continue to maintain and grow our relationships with major integrated oil companies and refiners.

  •
  Manage risk by outsourcing delivery of motor fuel, mitigating exposure to environmental liabilities and implementing systems and controls to manage operations.  Motor transportation services are not part of our core business, and we do not own or lease trucks for the delivery of motor fuel. This strategy alleviates the capital, labor, and liability constraints associated with operating a transportation fleet. Instead, we contract with third parties for the delivery of motor fuel. We believe that operating a fuel transportation service would not add significant economic or operational value to our business and that outsourcing the delivery service to third parties allows us to focus on our wholesale distribution business. Before acquiring the property underlying a site, we use a third-party environmental consultant to perform due diligence at the site to assess the extent of contamination, if any. Typically, when an acquired site requires remediation, either the seller funds an escrow account for the cost to remediate the property, or the seller retains the obligation to remediate the property. We may purchase environmental insurance policies to contain costs in the event that escrowed amounts are inadequate and/or if there are unknown pre-existing conditions. In addition, we participate in state programs, where available, that may also assist in funding the costs of environmental liabilities. Also, since we purchase and deliver fuel in the same day through independent carriers, we minimize commodity risks associated with the purchase and sale of motor fuels. In addition, our daily collection and settlement procedures minimize credit risk.

Competitive Strengths

        We believe the following competitive strengths will enable us to achieve our primary business objective:

  •
  Stable cash flows from real estate rental income and wholesale motor fuel distribution.  We generate revenue from rent on our sites and earn a per gallon margin on the wholesale distribution of motor fuels. We collect rent from the lessee dealers and LGO pursuant to lease agreements. The average remaining lease term for our lessee dealer sites was 2.5 years as of March 31, 2012. The lease term for our LGO sites will be 15 years. We sell motor fuel on a wholesale basis to lessee dealers, independent dealers, LGO and sub-wholesalers. Our wholesale contracts prohibit customers from purchasing motor fuels from other distributors. We receive a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. We believe that the contractual nature of our rental income and the consistent demand for motor fuel in the areas where we operate provide a stable source of cash flow.

  •
  Prime real estate locations in areas with high traffic and considerable motor fuel consumption.  We derive our rental income from sites we own or lease that provide convenient fueling locations in areas that are densely populated. Of the eight states in which we own and lease sites, four are among the top ten consumers of gasoline in the United States and three are among the top ten consumers of on-highway diesel fuel in the United States. We believe that the limited availability of undeveloped real estate in these areas presents a high barrier to entry for the development of competing sites.

  •
  Established history of acquiring sites and successfully integrating these sites and operations into our existing business.  We have an established history record of acquiring sites to grow our business. We have increased the number of sites we owned from 11 in 2004 to 185 as of March 31, 2012. Many of our acquisitions have been from major integrated oil companies that have pursued a strategy of divesting their retail marketing operations. Our strong industry relationships and ability to complete acquisitions have allowed us to find multiple sites and negotiate transactions that are on attractive terms. Furthermore, we have successfully integrated our acquisitions into our existing business by reducing overhead costs and realizing economies of scale associated with our wholesale distribution business.

  •
  Long-term relationships with major integrated oil companies and refiners.  We have established long-term relationships and supply agreements with companies that are among the largest suppliers of branded motor fuel. For the year ended December 31, 2011, our wholesale business purchased approximately 46%, 23%, 22% and 5% of its motor fuel from ExxonMobil (a supplier of ours since 2002), BP (a supplier of ours since 2009), Shell (a supplier of ours since 2004) and Valero (a supplier of ours since 2003), respectively. Our prompt payment history and good credit standing with our suppliers allow us to receive certain term discounts on our fuel purchases, which increases the profitability of our wholesale distribution business. We believe that these relationships and payment terms are not easily replicated by new competitors in the markets we serve.

  •
  Financial flexibility to pursue acquisitions and other expansion opportunities.  After the application of the net proceeds we receive from this offering, under our new credit agreement, which we will enter into at the closing of this offering, we will have $250 million available for acquisitions and up to $325 million available for working capital purposes. We believe that our borrowing capabilities available under our new credit agreement and our ability to issue additional common units will provide us with the financial flexibility to pursue acquisition and expansion opportunities.

  •
  Extensive industry experience of our senior management team.  The members of our senior management team, including their experience managing the business and affairs of the Lehigh Gas Group, have, on average, over 24 years of experience in the ownership and operation of businesses that distribute motor fuel. In this regard, the members of our senior management team have an established history of acquiring sites and expanding our wholesale distribution business. Under their leadership, the Lehigh Gas Group grew from 11 owned sites in 2004 to 234 owned sites as of March 31, 2012. In addition, the Lehigh Gas Group have increased the number of gallons of motor fuel distributed from 387.2 million gallons in 2007 to 635.8 million gallons in 2011. Furthermore, our senior management team has extensive relationships with the suppliers and customers that are crucial to the successful operation of our business.

Wholesale Motor Fuel Distribution

  General

        The following table highlights the aggregate volume of motor fuel distributed by the wholesale distribution operations of the Lehigh Gas Group to each of its principal customer groups by gallons sold for the periods presented and the volume of motor fuel that we would have distributed to each of our principal customer groups by gallons sold had the transactions contemplated by this offering been completed as of the first day of the period presented.

								Lehigh Gas Partners LP Pro Forma
	The Lehigh Gas Group (1)

	Year Ended December 31,					Three Months Ended March 31,
									Three Months Ended March 31, 2012 (3)
								Year Ended December 31, 2011 (2)
	2007	2008	2009	2010	2011	2011	2012
					(in millions)
Volume distributed:
Lessee dealer	106.8	100.2	150.4	157.6	126.4	27.8	28.7	119.0	27.8
Independent dealer	82.7	80.2	108.4	139.1	160.5	41.2	35.0	156.2	35.6
LGO	132.1	132.6	151.6	293.5	272.3	59.1	53.2	219.5	50.3
Sub-wholesaler (4)	65.6	69.3	71.0	72.9	76.6	20.4	16.3	66.0	15.5

Total	387.2	382.3	481.4	663.2	635.8	148.5	133.2	560.7	129.2

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
The pro forma gallons of motor fuel distributed do not reflect 75.1 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by sold by the Topper Group.

(3)
The pro forma gallons of motor fuel distributed do not reflect 3.9 million gallons distributed to sites that are not being contributed to us in connection with this offering, as those sites do not fit our strategic or geographic plans and are either held for sale by the Topper Group or are closed. We will, however, continue to distribute motor fuels to these sites until they are disposed of by the Topper Group.

(4)
Includes motor fuel distributed to customers of the Lehigh Gas Group. We will distribute motor fuel to LGO on a sub-wholesale basis, and LGO will, in turn, sell the motor fuel at retail to customers following this offering.

        We purchase branded and unbranded motor fuel from major integrated oil companies, refiners and unbranded fuel suppliers. We distribute motor fuel to lessee dealers, independent dealers, LGO and sub-wholesalers. We are a distributor of various brands of motor fuel as well as unbranded motor fuel. We are among the largest independent distributors by volume of ExxonMobil, BP, Shell and Valero-branded motor fuel in the United States, and we also distribute Sunoco and Gulf-branded motor fuels. For the year ended December 31, 2011, we distributed approximately 561 million gallons of motor fuel. We receive a fixed mark-up per gallon on approximately 52% of our gallons sold, which reduces the overall variability of our financial results. We receive a variable rate mark-up per gallon on the remaining gallons sold. For the three months ended March 31, 2012, our predecessor's wholesale operations produced revenues and gross profit from fuel sales of $408.5 million and $7.3 million, respectively. For the three months ended March 31, 2011, our predecessor's wholesale operations produced revenues and gross profit from fuel sales of $338.8 million and $6.7 million, respectively. For the year ended December 31, 2011, our predecessor's wholesale operations produced revenues and gross profit from fuel sales of $1.6 billion and $38.4 million, respectively. For the year ended December 31, 2010, our predecessor's wholesale operations produced revenues and gross profit from fuel sales of $1.2 billion and $31.1 million, respectively.

  Arrangements with Lessee Dealers and Independent Dealers

        We distribute motor fuel to lessee dealers and independent dealers under supply agreements. Under our supply agreements, we agree to supply a particular branded motor fuel or unbranded motor fuel to a site or group of sites and arrange for all transportation. We receive a per gallon margin that is either a fixed mark-up per gallon or a variable rate mark-up per gallon. The initial term of most independent dealer supply agreements is ten years. The initial term of most lessee dealer supply agreements is three years. These supply agreements require, among other things, dealers to maintain standards established by the applicable brand. We may provide credit terms to our lessee dealers and independent dealers, which are generally one to three days.

  Arrangements with Sub-Wholesalers

        We distribute motor fuel to sub-wholesalers under supply agreements. Under our supply agreements, we agree to supply a particular branded motor fuel or unbranded motor fuel to the sub-wholesaler. Motor fuels are sold to the sub-wholesalers at rack plus. The sub-wholesaler is responsible for arranging and paying for all transportation, insurance and all other costs and services for the distribution of motor fuels. The initial term of most sub-wholesaler supply agreements is ten years. We may provide credit terms to our sub-wholesalers, which are generally one to three days.

  Arrangement with LGO

        Prior to the completion of this offering, our predecessor's retail operations will be transferred to LGO, a non-contributed entity managed by Joseph V. Topper, Jr. We will enter into a 15-year wholesale supply agreement with LGO pursuant to which we will distribute to LGO motor fuels at a variable rate mark-up per gallon consistent with market mark-ups. LGO will retain the retail income it earns from the sites and is responsible for operating the sites and for paying expenses incurred in connection with the operation of the sites including, but not limited to, utilities, insurance, licenses and employee costs. We will enter into 15-year lease agreements with LGO pursuant to which LGO will lease sites from us.

  Supplier Arrangements

        We distribute branded motor fuel under the Exxon, Mobil, BP, Valero, Shell, Sunoco and Gulf brands to our customers. Branded motor fuels are purchased from major integrated oil companies and refiners under supply agreements. For the year ended December 31, 2011, our wholesale business purchased approximately 46%, 23%, 22% and 5% of its motor fuel from Exxon (a supplier of ours since 2002), BP (a supplier of ours since 2009), Shell (a supplier of ours since 2004) and Valero (a supplier of ours since 2003), respectively. We purchase the motor fuel at the supplier's applicable terminal rack price, which typically changes daily. As of March 31, 2012, our supply agreements generally had an average remaining term of approximately 3.8 years. In addition, each supply agreement typically contains provisions relating to, among other things, payment terms, use of the supplier's brand names, provisions relating to credit card processing, insurance coverage and compliance with legal and environmental requirements. As is typical in the industry, a supplier generally can terminate the supply contract if we do not comply with any material condition of the contract, including if we were to fail to make payments when due, or if we are involved in fraud, criminal misconduct, bankruptcy or insolvency. Each supply agreement has provisions that obligates the supplier, subject to certain limitations, to sell up to an agreed upon number of gallons. Any amount in excess is subject to availability. Certain suppliers offer volume rebates or incentive payments to drive volumes and provide an incentive for branding new locations. Certain suppliers require that all or a portion of any such incentive payments be repaid to the supplier in the event that the sites are rebranded within a stated number of years. We also purchase unbranded motor fuel for distribution at the rack price.

  Selection and Recruitment of Site Operators

        We constantly evaluate existing and potential site operators based on their creditworthiness and the quality of their site and operation as determined by size and location of the site, monthly volumes of motor fuel sold, overall financial performance and previous operating experience. We occasionally convert our sites operated by LGO to lessee dealer operated sites. In addition, we occasionally convert sites back from sites operated by lessee dealers to a LGO operated site.

Real Estate

  Site Locations

        As of March 31, 2012, we owned or leased 316 sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts and Kentucky. 185 of the sites we owned fee simple and 131 sites we leased from third-party landlords. Over 90% of our sites are located in high-traffic metropolitan and urban areas. Our emphasis on acquiring, by purchase or lease, sites primarily in metropolitan and urban areas allows us to benefit from high traffic counts and customers seeking convenient fueling locations. We believe that sites in high traffic areas are highly desirable to other gas station operators as well as attractive locations for other entities that may use the land for alternative purposes. As a result of the limited availability of undeveloped real estate in these areas, we believe the locations of our sites present high barriers of entry for new retail gas station operators to compete with the operators of our sites.

        The following table shows the geographic distribution by state of the aggregate number of sites owned by the Lehigh Gas Group as of the dates presented and the geographic distribution by state of sites that we would have owned had the transactions contemplated by this offering been completed as of the date presented.

	The Lehigh Gas Group (1)							Lehigh Gas Partners LP Pro Forma
	Number of Sites
							Percentage of Total Sites as of March 31, 2012	Number of Sites As of March 31, 2012	Percentage of Total Sites as of March 31, 2012
	As of December 31,
						As of March 31, 2012
	2007	2008	2009	2010	2011
Pennsylvania	70	61	67	61	65	66	28%	52	28%
New Jersey	48	76	75	73	87	85	36%	59	32%
Ohio	0	0	78	76	67	66	28%	63	34%
New York	33	33	33	11	9	8	3%	4	2%
Massachusetts	0	4	4	4	4	4	2%	3	2%
Kentucky	0	0	8	6	5	5	2%	4	2%

Total (2)	151	174	265	231	237	234	100%	185	100%

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

(2)
Includes two sites owned as of December 31, 2011 and March 31, 2012 by the Topper Group, not included in our predecessor, that are being contributed to us in connection with this offering.

  Sites Leased

        Sites Leased and Sub-Leased to Lessee Dealers and LGO. We derive our rental income from sites we own or lease that provide convenient fueling locations primarily in areas that are densely populated. We collect rent from the lessee dealers and LGO pursuant to lease agreements we have with the lessee dealers and LGO. All of our 185 owned sites are leased to lessee dealers or LGO. Our leases with the lessee dealers typically have three year terms. The average remaining lease term for owned sites we lease to lessee dealers was 1.6 years as of March 31, 2012. Our leases with LGO will have a term of 15 years. Each lease with LGO will be a triple-net lease pursuant to which LGO will be responsible for all expenses that arise from the use of the site, including, but not limited to, taxes, insurance, maintenance and repair costs.

        As of March 31, 2012, we also leased 109 sites from third-parties and then sub-leased these sites to lessee dealers and LGO. The average remaining lease term for sites we lease from third-parties is 7.2 years as of March 31, 2012. Our sub-leases with the lessee dealers typically have three-year terms. The average remaining sub-lease term for sites we sub-lease to lessee dealers was 4.1 years as of March 31, 2012.

        The rental income we earn from sites we own or lease includes rental income associated with the personal property located on these sites, such as USTs, and motor fuel pumps. The rental income we earn from leasing the personal property we own or lease may not be a qualified source of income. As a result, we currently plan to have our wholly-owned subsidiary, Lehigh Gas Wholesale Services, Inc., a taxable C corporation, own and lease (or lease and then sub-lease) certain of our personal property. Accordingly, rental income earned by Lehigh Gas Wholesale Services, Inc. on the personal property will be taxed at the applicable corporate income tax rate.

        Sale-Leaseback Transactions. From time to time, we sell sites that we own and then lease the sites back from the buyer. We refer to these transactions as "sale-leasebacks." In these sale-leaseback transactions, we retain the environmental liabilities associated with the site. A single sale-leaseback transaction may include up to       sites. Typically, we use the proceeds from the sale of the sale-leaseback sites to buy additional sites that fit our strategic and geographic model and increase our wholesale distribution business.

        As of March 31, 2012, we leased 22 sale-leaseback sites. The average remaining lease term of these sale-leaseback sites is 17.3 years as of March 31, 2012. These leases have varying renewal options. Generally, these sale-leaseback leases are net leases and require that we assume all expenses relating to the management, maintenance and operation of the sale-leaseback sites. These sale-leaseback leases are typically not terminable by us and the other lease terms are generally consistent with commercial "absolute-net" or "bond net" leases, including provisions whereby we provide the buyer with a broad indemnity. There are various restrictions on our ability to use the sale-leaseback sites for uses other than retail motor fuel distribution and convenience store operations. Under certain circumstances, we have limited rights of first offer with respect to the sale-leaseback sites. Following termination of the sale-leaseback leases, we are potentially responsible for ongoing remediation of any existing environmental contamination, as well as the removal of various fuel storage and dispensing equipment, such as USTs, fuel lines and fuel dispensers. Some lease obligations are personally guaranteed by Joseph V. Topper, Jr., the Chief Executive Officer and the Chairman of the board of directors of our general partner.

        We sub-lease our sale-leaseback sites to lessee dealers and LGO. Our sub-leases with the lessee dealers typically have three-year terms. The average remaining sub-lease term for sites we sub-lease to lessee dealers was 1.9 years as of March 31, 2012.

  Sites Owned

        We owned 185 sites as of March 31, 2012. We generally have focused on selectively acquiring sites within or contiguous to our existing market areas. In evaluating potential acquisition candidates, we consider a number of factors, including strategic fit, desirability of location, cost efficiency of serving the site with our wholesale business, price and our ability to improve the productivity and cash flow potential of a site. We consider acquiring ownership of sites that are not within or contiguous to our current markets if the opportunity meets certain criteria including, among others, the availability of other sites in the area, motor traffic, potential sales volumes and cash flow potential.

        We have been able, and seek to continue, to take advantage of our size and geographic concentration to acquire multiple sites, particularly from major integrated oil companies that gradually have been exiting the retail motor fuel business since the early 2000s and other enterprises in the motor fuel distribution industry. Taking advantage of these opportunities has enabled us to acquire ownership of sites at a discount to their market value and enhance our wholesale distribution business. We plan to continue this acquisition strategy following completion of this offering.

  Site Dispositions

        We continually evaluate the performance of each of our sites to determine whether any particular site should be closed or sold based on profitability, trends and our competition in the surrounding area, as well as whether the site may be attractive to a buyer that may use it for an alternative purpose. The majority of the sites we have acquired were purchased from major integrated oil companies and other industry participants undertaking a process to divest large numbers of sites in single-sale transactions where potential buyers typically are not permitted to make offers on single or selected sites. Accordingly, we historically have purchased a number of sites that may not fit our strategic and geographic plans. We have, however, been successful at selling sites, which may not fit our strategic and geographic plans, at prices that we deem attractive under the circumstances. As part of the sale process for these sites, we attempt to enter into supply agreements with the purchasers of these sites so that we can distribute motor fuel to them after we sell them. Typically, we seek to use the proceeds from the sale of these sites to buy additional sites that better fit our strategic and geographic model.

        The following table summarizes activities related to site acquisitions and dispositions by the Lehigh Gas Group for each of the last four fiscal years.

	The Lehigh Gas Group (1)
	Year Ended December 31,				Three Months Ended March 31,
	2008	2009	2010	2011	2012
Number of sites owned at beginning of period	151	174	265	231	237
Acquired	32	94	6	32	1
Sold	9	3	40	26	4

Number of sites owned at end of period	174	265	231	237	234

(1)
The Lehigh Gas Group consists of the combined businesses of our predecessor and LGO.

  Prior Acquisitions

        We have grown through acquisitions. The majority of the sites we have acquired were purchased from major integrated oil companies and other industry participants undertaking a process to divest large numbers of sites in single-sale transactions where potential buyers typically are not permitted to make offers on single or selected sites. Accordingly, we historically have purchased a number of sites that may not fit our strategic and geographic plans, some of which have already been sold at prices that we deemed attractive under the circumstances and others of which continue to be held for sale. The major acquisitions we have completed since January 1, 2009 are described in more detail below.

        Shell Gas Stations and Wholesale Fuel Supply Agreements Acquisition. In 2011, we acquired from Motiva Enterprises, LLC ("Motiva") a total of 26 Shell Oil Company branded gas stations and convenience stores ("Shell Locations") located in New Jersey and also acquired 56 wholesale fuel supply agreements. Fifty of the Shell Locations will be contributed to our partnership in connection with completion of this offering. We refer to this transaction as the "Motiva transaction." The Motiva transaction was completed in two phases in May and August 2011. We paid Motiva $30.4 million in cash for the assets acquired in the Motiva transaction.

        We acquired fee simple interests in 21 of the Shell Locations and leasehold interests in the other five of the Shell Locations. All of the 26 Shell Locations are operated by lessee dealers. We assumed supply and lease agreements for the Shell Locations that are generally for a three-year term with varying expiration dates and contain renewal terms pursuant to and governed by applicable federal laws. As part of the Motiva transaction, we acquired the right to have the operators of the sites continue operating the Shell Locations under the Shell flag, and displaying Shell's trade name and related trade logos. We also amended and restated our wholesale distribution agreement with Motiva to provide for the distribution of Shell branded motor fuel to the 26 Shell Locations that we acquired and provide us with the opportunity to supply Shell branded motor fuel to other sites operated by independent dealers. In addition, our predecessor assumed certain environmental liabilities with expected costs of remediation of approximately $1.5 million, which will remain the obligation of LGC following the closing of this offering.

        In connection with the Motiva transaction, we were provided information from Motiva stating that the Shell Locations sold approximately 75 million gallons of motor fuels in 2010. The Motiva transaction has enhanced our presence in New Jersey by increasing market share, expanding and enhancing the geographical distribution of operations, and further increasing the wholesale supply business.

        BP Gas Stations and Wholesale Fuel Supply Agreements Acquisition. In 2009, we acquired from BP Products North America, Inc. ("BP") a total of 85 BP branded gas stations and convenience stores ("BP Locations") located in the Cincinnati, Ohio, Cleveland, Ohio and Kentucky markets and two wholesale fuel supply agreements. All of the BP Locations will be contributed to our partnership in connection with completion of this offering. We refer to this transaction as the "BP transaction." The BP transaction was completed in three phases in September, November and December 2009. We paid BP an aggregate purchase price of $68.4 million for the assets acquired in the BP transaction.

        We acquired fee simple interests in 78 of the BP Locations and leasehold interests in the other seven BP Locations. All of the 85 BP Locations are company operated sites and the retail operations of the BP Locations are being transferred to LGO in connection with the transactions contemplated by this offering. We assumed supply and lease agreements for the BP Locations that are generally for a three-year term with varying expiration dates and contain renewal terms pursuant to and governed by applicable federal laws. As part of the BP transaction, we acquired the right to continue operating the BP Locations under the BP flag, and displaying BP's trade name and related trade logos. We also entered into a 20-year wholesale distribution agreement with BP and acquired the opportunity to supply BP branded motor fuel to other sites. In addition, our predecessor assumed certain environmental liabilities with expected costs of remediation of approximately $1.5 million, all of which should be covered by state environmental programs in which our predecessor participates.

        In connection with the BP transaction, we were provided information from BP stating that the BP Locations sold approximately 140 million gallons of motor fuels in 2008. The BP transaction has enhanced our presence in Ohio and Kentucky by increasing market share, expanding and enhancing the geographical distribution of operations and further increasing the wholesale supply business.

        Uni-Mart Gas Stations and Wholesale Fuel Supply Agreements Acquisition. In December 2009, we acquired from Uni-Mart, LLC and certain of its affiliates (collectively, "Uni-Mart") a total of 24 gas stations and convenience stores operated under the BP brand name and related trade logos ("Uni-Mart Locations") located in various Ohio markets and four wholesale fuel supply agreements. Twenty-four of the Uni-Mart Locations will be contributed to our partnership in connection with completion of this offering. We refer to this transaction as the "Uni-Mart transaction." In May 2008, Uni-Mart had filed for protection under Chapter 11 of the U.S. Bankruptcy Code and the Uni-Mart Locations were sold in connection with Uni-Mart's bankruptcy proceedings. We paid Uni-Mart an aggregate purchase price of $12.1 million for the assets acquired in the Uni-Mart transaction.

        We acquired fee simple interests in 21 of the Uni-Mart Locations and leasehold interests in the other three Uni-Mart Locations. Of the 24 Uni-Mart Locations, two are operated by lessee dealers and three are company operated sites where the retail operations of these Uni-Mart Locations are being transferred to LGO in connection with the transactions contemplated by this offering. We assumed supply and lease agreements for the Uni-Mart Locations that are generally for a three-year term with varying expiration dates and contain renewal terms pursuant to and governed by applicable federal laws. As part of the Uni-Mart transaction, we acquired the right to continue operating and, with respect to the lessee dealer sites, to have the operators of the sites continue operating the Uni-Mart Locations under the BP flag, and displaying BP's trade name and related trade logos. We also entered into a 10-year wholesale distribution agreement with BP and acquired the opportunity to supply BP branded motor fuel to other sites. In addition, our predecessor assumed certain environmental liabilities with expected costs of remediation of approximately $243,000, which will remain the obligation of LGC following the closing of this offering.

        In connection with the Uni-Mart transaction, we were provided information from Uni-Mart stating that the Uni-Mart Locations sold approximately 30 million gallons of motor fuels in 2010. The Uni-Mart transaction has enhanced our presence in Ohio by increasing market share, expanding and enhancing the geographical distribution of operations and further increasing the wholesale supply business.

Seasonality

        Due to the nature of our business and our customer's reliance, in part, on consumer travel and spending patterns, we experience more demand for motor fuel during the late spring and summer months than during the fall and winter. Travel and recreational activities are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel that we distribute. Therefore, our distribution volumes are typically higher in the second and third quarters of the year. As a result, our results from operations may vary from quarter to quarter.

Competition

        Our wholesale distribution operation competes with major integrated oil companies that distribute their own products, even though many of these companies have started to exit, and we expect will continue to exit, the wholesale distribution business. We also compete with major refiners and other third-party motor fuel distributors. We may encounter more significant competition if major integrated oil companies alter their current business strategy and decide to re-enter the wholesale distribution business thereby reducing and/or eliminating their need to rely on wholesale distributors. In addition, independent dealers or sub-wholesalers may choose to purchase their motor fuel supplies directly from the major integrated oil companies. Major competitive factors for our wholesale operations include, among others, customer service, price and quality of service.

Environmental

  Environmental Laws and Regulations

        We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of hazardous materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, and the health and safety of our employees.

        Environmental laws and regulations can restrict or impact our business activities in many ways, such as:

  •
  requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

  •
  requiring capital expenditures to comply with environmental control requirements; and

  •
  enjoining the operations of facilities deemed to be in noncompliance with environmental laws and regulations.

        Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and minimize the costs of such compliance.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders. We can provide no assurance, however, that future events, such as changes in existing laws (including changes in the interpretation of existing laws), the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs.

  Hazardous Substances and Releases

        In most instances, the environmental laws and regulations affecting our business relate to the release of hazardous wastes into the water or soils, and include measures to control pollution of the environment. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended also known as CERCLA or the Superfund law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under the Superfund law, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. The Superfund law also authorizes the EPA, and in some instances third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible persons the costs they incur. It is possible for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within the Superfund law's definition of a hazardous substance, and as a result, we may be jointly and severally liable under the Superfund law for all or part of the costs required to clean up sites at which those hazardous substances have been released into the environment.

        We currently own or lease sites where motor fuels are or have been handled for many years. Although we, and our consultants, have utilized operating and disposal practices in accordance with industry standards wastes produced from remediation efforts require disposal at sites owned/operated by third parties whose treatment and disposal practices are not under our control. These sites and wastes disposed thereon may be subject to the Superfund law or other federal and state laws. Under these laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property.

        LGC is in the process of investigating and remediating contamination at a number of our sites as a result of recent or historic releases of petroleum products. At many sites, LGC is entitled to reimbursement from third parties for certain of these costs under third-party contractual indemnities, state trust funds and insurances policies, in each case, subject to specified deductibles, per incident, annual and aggregate caps and specific eligibility requirements. Although LGC will be required to indemnify us for these costs to the extent third parties (including insurers) fail to pay for remediation as LGC anticipates, insurance and indemnification are unavailable, and/or the state trust funds cease to exist or become insolvent, we may be obligated to pay these additional costs. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

  Water Discharges

        The federal Clean Water Act imposes restrictions regarding the discharge of pollutants into navigable waters. This law and comparable state laws require permits for discharging pollutants into state and federal waters and impose substantial liabilities for noncompliance. EPA regulations also require us to obtain permits to discharge certain storm water runoff. Storm water discharge permits also may be required by certain states in which we operate. We believe that we hold the required permits and operate in material compliance with those permits. While we have experienced permit discharge exceedences, we do not expect any non-compliance with existing permits and foreseeable new permit requirements to have a material adverse effect on our financial position or results of operations.

  Air Emissions

        Under the federal Clean Air Act and comparable state and local laws, permits are typically required to emit regulated air pollutants into the atmosphere. We believe that we currently hold or have applied for all necessary air permits and that we are in substantial compliance with applicable air laws and regulations. Although we can give no assurances, we are aware of no changes to air quality regulations that will have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

        Various federal, state and local agencies have the authority to prescribe product quality specifications for the motor fuels that we sell, largely in an effort to reduce air pollution. Failure to comply with these regulations can result in substantial penalties. Although we can give no assurances, we believe we are currently in substantial compliance with these regulations.

        Efforts at the federal and state level are currently underway to reduce the levels of greenhouse gas ("GHG") emissions from various sources in the United States. Even in the absence of new federal legislation, GHG emissions have begun to be regulated by the EPA pursuant to the CAA. For example, in April 2010, the EPA set a new emissions standard for motor vehicles to reduce GHG emissions. New federal or state restrictions on emissions of GHGs that may be imposed in areas of the United States in which we conduct business and that apply to our operations could adversely affect the demand for our products.

  Ethanol Market

        The market for ethanol is dependent on several economic incentives to use ethanol, including federal tax incentives, ethanol use mandates and oxygenate blending requirements. For instance, the Renewable Fuels Standard ("RFS") requires that a certain amount of renewable fuels be utilized in the United States each year. Additionally, the EPA imposes oxygenate blending requirements for reformulated gasoline. The market for ethanol also has been affected by the Volumetric Ethanol Excise Tax Credit ("blender's credit"), which provided a volumetric tax credit of 4.5 cents per gallon of gasoline that contains at least 10% ethanol. The blender's credit expired on December 31, 2011. It is not possible at this time to predict whether or to what extent Congress will reinstate the blender's credit. A reduction or waiver of the RFS mandate or the oxygenate blending requirements could adversely affect the availability and pricing of ethanol, which could result in reduced discretionary blending of ethanol. Discretionary blending is when gasoline blenders use ethanol to reduce the cost of blended gasoline.

        Recently, the EPA allowed the use of E15, gasoline which is blended at a rate of 15% ethanol and 85% gasoline, in vehicles manufactured in the model year 2007 and later as well as for cars and light duty trucks manufactured in the model years between 2001 and 2006. According to EPA estimates, flex-fuel vehicles make up only a small percentage of vehicles on the nation's roads and there are only about 2,000 E85 pumps in the U.S. The USDA is providing financial assistance to help implement more "blender pumps" in the U.S. in order to increase demand for ethanol and to help off-set the cost of introducing mid-level ethanol blends into the U.S. retail gasoline market. However, blender pumps cost approximately $20,000 each, so it may take time before they become widely available in the retail gasoline market.

  Environmental Insurance and Escrow Accounts

        We are protected as an additional named insured by insurance which may cover in whole or in part certain expenditures to investigate, monitor and otherwise respond to releases of motor fuels. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. Before acquiring the property underlying a site, we use a third-party environmental consultant to perform due diligence at sites to assess the extent of contamination, if any, at each site. Generally, when acquired sites require remediation, either the seller funds an escrow account for the cost to remediate the property, or the seller retains the obligation to remediate the property. In the circumstances where monies are placed in escrow or escrow-like accounts to cover the estimated cost of remediation for known contamination, the accounts are typically used to pay for the appropriate remediation tasks, which are contracted out to remediation firms. As of March 31, 2012, LGC had an aggregate of $9.6 million in escrow funds available to cover known contaminations at our existing sites. In addition to the escrow accounts, LGC maintains 16 insurance policies with total aggregate limits in excess of $168 million. $122 million of the $168 million in total aggregate limits cover (1) unknown pre-existing contamination that may not be part of the planned remediation contract(s) and/or may be in excess of the escrow, and (2) third-party liabilities arising from known and unknown pre-exiting conditions. We will participate in state programs or obtain insurance policies in the event a state does not have a program to cover new contamination that arises post-acquisition on sites.

        These policies and escrow amounts may not cover all environmental risks and costs, and may not provide sufficient coverage in the event an environmental claim is made against us.

Security Regulation

        Since the September 11, 2001 terrorist attacks on the United States, the U.S. government has issued warnings that energy infrastructure assets may be future targets of terrorist organizations. These developments have subjected our operations to increased risks. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Any global and domestic economic repercussions from terrorist activities could adversely affect our financial condition, results of operations and cash available for distribution to our unitholders. For instance, terrorist activity could lead to increased volatility in prices for motor fuels and other products we sell.

        Insurance carriers are currently required to offer coverage for terrorist activities as a result of the TRIA. We purchased this coverage under our property and casualty insurance programs, which resulted in additional insurance premiums. Pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2007, TRIA has been extended through December 31, 2014. Although we cannot determine the future availability and cost of insurance coverage for terrorist acts, we do not expect the availability and cost of such insurance to have a material adverse effect on our financial condition, results of operations or cash available for distribution to our unitholders.

Employee Safety

        Neither we, our subsidiaries, nor our general partner have any employees. All of our executive management personnel are employees of LGC. LGC will provide us with the management and labor sufficient to carry on our business. LGC is subject to the requirements of the Occupational Safety and Health Act, or "OSHA," and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA's hazard communication standards require that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that LGC is in substantial compliance with the applicable OSHA requirements.

Title to Properties, Permits and Licenses

        We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will have no material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.

        We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances, including repurchase rights and use, operating and environmental covenants and restrictions, including restrictions on branded motor fuels that may be sold at such sites. We believe that none of these encumbrances will materially detract from the value of our sites or from our interest in these sites, nor will they materially interfere with the use of these sites in the operation of our business. These encumbrances may, however, impact our ability to sell the site to an entity seeking to use the land for alternative purposes.

        We believe that at the time of the closing of this offering, we will have all of the assets needed, including all permits and licenses, to conduct our operations in all material respects. In the event we are unable to obtain consents for the assignment by our predecessor to us of certain supply and lease agreements, LGC and the Topper Group will be required under the omnibus agreement to provide us with the benefits of these agreements at no additional cost to us, and we will be required to perform the obligations under these agreements. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

Facilities

        Our principal executive offices are in Allentown, Pennsylvania in an office space leased by LGC. The lease expires on January 31, 2020.

Employees

        Our general partner will manage our operations and activities on our behalf. However, neither we, our subsidiaries, nor our general partner have employees. All of our executive management personnel are employees of LGC. We and our general partner will enter into an omnibus agreement with LGC pursuant to which LGC will provide to us and our general partner management services and manage our business and affairs. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

        As of June 1, 2012, LGC had 129 employees. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that LGC's relations with its employees are satisfactory.

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. We are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. Other than environmental liabilities and third-party claims for which we are entitled to indemnification from LGC under the omnibus agreement, we will be liable for any legal proceeding of a contributed entity with respect to which the basis for the claim underlying the legal proceeding arose prior to the closing of this offering. As noted above, we are not aware of any significant legal or governmental proceedings against a contributed entity, or contemplated to be brought against a contributed entity. To the extent that LGC is unable to satisfy its indemnification obligations under the omnibus agreement, we may be responsible for legal proceedings involving environmental liabilities and third-party claims that are based on environmental conditions in existence at our predecessor's sites prior to the closing of this offering. We believe that LGC will be able to satisfy known environmental liabilities for which we are entitled indemnification.

MANAGEMENT

Management of Lehigh Gas Partners LP

        Our general partner will manage our operations and activities on our behalf. Our general partner is owned by LGC. LGC is majority owned and controlled by the Topper Group. Accordingly, our general partner is indirectly controlled by the Topper Group. All of our executive management personnel are employees of LGC. We and our general partner will enter into an omnibus agreement with LGC pursuant to which LGC will provide to us and our general partner management services and manage our business and affairs.

        The executive officers of our general partner will allocate their time between managing our business and affairs and the business and affairs of LGC. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of LGC. We expect that the officers of our general partner will devote a majority of their time to our business, however, we expect that Messrs. Topper and Hrinak will devote a significant portion of their total business time to LGC and its operations and we expect that Mr. Miller may devote some business time to LGC. We also expect that the amount of time that our named executive officers devote to our business may increase or decrease in future periods as our business develops. These officers of our general partner and other LGC employees will operate our business and provide us with operating and general and administrative services pursuant to the omnibus agreement described in "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement."

        Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our partnership agreement contains provisions that reduce the fiduciary duties that our general partner owes to our unitholders. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties." Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse. Except as described in "The Partnership Agreement—Voting Rights" and subject to its fiduciary duty to act in good faith, our general partner will have exclusive management power over our business and affairs.

        Our general partner has a board of directors that oversees its management, operations and activities. At the closing of this offering, the board of directors will have six members, at least one of whom will be independent as defined under the independence standards established by the NYSE and SEC rules. This director, to whom we refer to as an independent director, will not be an officer or employee of our general partner or its affiliates, and will otherwise be independent of LGC, the Topper Group and their affiliates. Within 90 days of the date our common units are listed on the NYSE, the board of directors will have at least one additional independent director, and within one year of such listing date, the board of directors of our general partner will have at least three independent directors.

        At least two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the NYSE, and the Securities Exchange Act of 1934. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders.

        At the closing of this offering, our general partner will have an audit committee consisting of three directors, one of whom will meet the independence and experience standards established by the NYSE and the Securities Exchange Act of 1934. Within 90 days of the closing of this offering, the audit committee will substitute one director meeting such standards for one of the non-independent directors on the audit committee and, within one year of the closing of this offering, the audit committee will consist of at least three directors, all of whom will meet such standards. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will, in the absence of a conflicts committee, review and resolve matters that the board determines may involve a conflict of interest.

        Even though most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company and to establish and maintain an audit committee, a compensation committee and a nominating and corporate governance committee each consisting solely of independent directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee. However, we intend to establish both a compensation committee and a nominating and corporate governance committee following this offering.

Directors, Executive Officers and Key Members of Management

        We are managed and operated by the board of directors and executive officers of our general partner and LGC. The following table shows information for the directors, executive officers and key members of management of our general partner.

  Directors and Executive Officers

Name	Age	Position with our General Partner
Joseph V. Topper, Jr.	56	Chairman of the Board of Directors, Chief Executive Officer
Mark L. Miller	52	Chief Financial Officer
David Hrinak	56	President
Warren S. Kimber, Jr.	78	Director
John F. Malloy	57	Director
James H. Miller	63	Director
John B. Reilly, III	50	Director
Maura Topper	26	Director
Robert L. Wiss	56	Director

  Key Members of Management

James J. Devlin, Jr.	50	Chief Accounting Officer
Jack Hooven	56	Vice President of Wholesale Distribution
Steven Lattig	39	Vice President of Operations and Real Estate
Keith De Sena	57	Vice President of Mergers and Acquisitions
Tracy Derstine	50	Vice President of Administration

        Our general partner's directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers of our general partner serve at the discretion of the board of directors. In selecting and appointing directors to the board of directors, the owners of our general partner do not intend to apply a formal diversity policy or set of guidelines. However, when appointing new directors, the owners of our general partner will consider each individual director's qualifications, skills, business experience and capacity to serve as a director, as described below for each director, and the diversity of these attributes for the board of directors as a whole.

        Joseph V. Topper, Jr. was appointed Chairman of the board of directors and Chief Executive Officer of our general partner in December 2011. Mr. Topper has 25 years of management experience in the wholesale and retail fuel distribution business. In 1987, Mr. Topper purchased his family's retail fuel business and five years later founded our predecessor, where he has been the Chief Executive Officer since 1992. Mr. Topper currently serves on the Board of Trustees for Villanova University. He is the past President of the board for Lehigh Valley PBS and the Lehigh Valley PBS Foundation. He also served as a board member for the Good Shepherd Rehabilitation Hospital in Allentown. Mr. Topper holds a master of Business Administration degree from Lehigh University and a Bachelor of Science degree in Accounting from Villanova University. Mr. Topper is also a Certified Public Accountant.

        Mark L. Miller was appointed Chief Financial Officer of our general partner in May 2012. He has been employed by LGC since 2004 as Vice President of Acquisitions managing LGC's acquisitions, acquisition financing and working capital requirements. Prior to joining LGC, Mr. Miller was the Chief Financial Officer for several small and middle market companies in various industries. Mr. Miller also spent six years with Deloitte & Touche LLP as a Senior Accountant. Mr. Miller holds a Bachelor of Science degree in Accounting from Northeastern University and is a Certified Public Accountant.

        David Hrinak was appointed President of our general partner in May 2012. Mr. Hrinak has been the President of LGC since September 2010. From 2005 until September 2010, Mr. Hrinak served as the Vice President of Wholesale for LGC. Mr. Hrinak has 35 years of experience in the wholesale and retail fuel distribution business. Prior to joining LGC, Mr. Hrinak was the Branded Wholesale Manager at ConocoPhillips. In addition to ConocoPhillips, he has held various leadership positions at BP and Mobil including Territory Manager, Sales and Business Consultant, Region Manager, and Wholesaler Business Manager.

        James J. Devlin, Jr. was appointed Corporate Controller & Chief Accounting Officer of our general partner in July 2012. Mr. Devlin has been employed by LGC since February 2012. Prior to joining LGC, Mr. Devlin held the position of VP-Finance, Corporate Controller of Impax Laboratories, Inc., a publicly traded specialty pharmaceutical company, from April 2005 to December 2012. Mr. Devlin has over 20 years of accounting experience and has held senior management finance and accounting positions in various publicly traded and private companies. Mr. Devlin holds a Master of Business Administration degree from the Haub School of Business of Saint Joseph's University and a B.S. Business Administration with a major in Accounting obtained from LaSalle University. Mr. Devlin is a Certified Public Accountant.

        Jack Hooven was appointed Vice President of Wholesale Distribution of our general partner in May 2012. Mr. Hooven has served as the Vice President of Wholesale Distribution of LGC since April 2009. From July 2008 until April 2009, Mr. Hooven served as the Vice President of Operations of LGC. Prior to joining LGC, Mr. Hooven worked at Getty Petroleum Marketing Inc., a subsidiary of LUKOIL, where he served as regional Sales Manager, from May 2004 until July 2008. Mr. Hooven has 33 years of experience in the wholesale and retail fuel distribution business. Mr. Hooven spent more than 20 years at Mobil Oil Corporation where he held various marketing positions along the East Coast. Mr. Hooven holds a Bachelor of Business Administration degree in Business Management from Temple University.

        Steven Lattig was appointed Vice President of Operations and Real Estate of our general partner in May 2012. Mr. Lattig has served as the Director of Operations of LGC since April 2009. From December 2007 until April 2009, Mr. Lattig served as the Area Manager of New York for LGC. From September 2006 until December 2007, Mr. Lattig served as the Territory Manager of New York, New Jersey and Massachusetts for LGC. Mr. Lattig has 20 years of experience in the wholesale and retail fuel distribution business. Prior to joining LGC, Mr. Lattig worked at E.M. Haynes Motor Fuels for 14 years in various leadership positions, including Sales Manager and Vice President, and served as President for five years. He earned a Bachelor of Science degree in Criminal Justice from De Sales University.

        Keith De Sena was appointed Vice President of Mergers and Acquisitions of our general partner in May 2012. Mr. De Sena has served as the General Manager of Wholesale of LGC since October 2009. Prior to joining LGC, Mr. De Sena worked for ExxonMobil from 1996 to October 2009, holding positions as Manager of Southeast Distribution from June 2005 to September 2009, North America Customer Service Manager, from 2002 to 2005 and Regional Manager of New England, from 1996 to 2002, and North America Customer Service Manager, from 2002 to 2005, overseeing the administration of certain segments of ExxonMobil's dealer and distribution business. Mr. De Sena holds a Master of Business Management degree from the College of Saint Rose and a Bachelor of Science degree in Business Management from Saint John's University.

        Tracy Derstine was appointed Vice President of Administration in May 2012. Ms. Derstine has worked for LGC since 1999. Ms. Derstine has been the Vice President of Human Resources of LGC since February 2009. Prior to that, Ms. Derstine held the positions of Director of Human Resources from October 2006 to February 2009 and Human Resources Administrator and Office Administrator from 1999 to October 2006. In her position as Vice President of Human Resources, Ms. Derstine oversees administrative departments for LGC including Human Resources, Safety, Information Technology, Management Information Systems and Public Affairs/Corporate Communications. Ms. Derstine has 12 years of experience in the wholesale and retail fuel distribution business and more than 25 years of human resource experience. She holds a Bachelor of Science/Bachelor of Arts degree in Management from Shippensburg University.

        Warren S. Kimber, Jr. was appointed as a director of our general partner in May 2012. Mr. Kimber has been retired since January 2009 and currently holds positions as the National Coordinator of Officials for the NCAA for Men's Lacrosse (since 1990) and the Director of Assigning for the United States Intercollegiate Lacrosse Association (since 1986). Prior to his retirement in January 2009, Mr. Kimber held the position of Chief Executive Officer and Chairman of the board of directors of Kimber Petroleum Corporation, in which LGC acquired a majority interest in 2008. Mr. Kimber served on the Board of Trustees for the Pingry School for 20 years with six of those years as Chairman of the board of directors. He also served as trustee for Hobart College and was a member of the board of directors of Chatham Trust Company, Summit Bank Corporation and the United Way. Mr. Kimber holds a degree from Hobart College.

        John F. Malloy was appointed as a director of our general partner in May 2012. Mr. Malloy has been the Chairman of the board of directors, President and Chief Executive Officer of Victaulic Company, the world's largest provider of mechanical joining systems for piping, since 2004. Prior to joining Victaulic, Mr. Malloy worked for 19 years for United Technologies Corporation, or UTC, including time spent as President of Carrier Corporation, a subsidiary of UTC. Prior to UTC, Malloy taught economics at Hamilton College. Mr. Malloy is a member of the board of directors of Hubbell Corporation, Hollingsworth & Vose, Cornell Iron Works, and Follett Corporation. He is a Trustee of the Lehigh Valley Health Network. He holds a Ph.D. in economics from Syracuse University, where he earned a National Science Foundation Fellowship, and a Bachelor of Arts degree in economics from Boston College.

        James H. Miller was appointed as a director of our general partner in May 2012. Mr. Miller retired in April 2012. Prior to retiring, Mr. Miller was the Chief Executive Officer and Chairman of the board of directors of PPL Corporation, or PPL, from 2001 through March 2012. Mr. Miller has more than 35 years of diverse experience in the electricity industry. Mr. Miller joined PPL in February 2001 as President of PPL Generation, LLC, a subsidiary of PPL that controls or owns about 11,000 megawatts of electrical generation capacity in competitive U.S. markets. Mr. Miller currently serves on the executive committee of the Edison Electric Institute and is a member of the boards of the Nuclear Energy Institute and Nuclear Electric Insurance Limited. He also currently serves on the board of directors of Crown Holdings Inc. and Rayonier, Inc. In the community, he serves on the boards of directors for the Allentown Symphony Orchestra and the Lehigh Valley Partnership, and on the board of trustees for Lehigh Valley Health Network. He also served in the U.S. Navy nuclear submarine program. Mr. Miller holds a bachelor degree in electrical engineering from the University of Delaware.

        Maura Topper was appointed as a director of our general partner in May 2012. Ms. Topper is the daughter of Joseph V. Topper Jr., our Chairman of the board of directors and Chief Executive Officer. Since October 2010, Ms. Topper has worked as a marketing account executive at MSG Promotions, Inc., an event marketing and management firm based in Allentown, Pennsylvania. Prior to joining MSG Promotions, Ms. Topper worked as a senior accountant in the audit practice of Deloitte & Touche LLP in New York from September of 2008 until September of 2010. In May 2008, Ms. Topper earned a Bachelor of Science degree in Accounting and a Bachelor of Science in Business (Finance) from Villanova University.

        John B. Reilly, III was appointed as a director of our general partner in May 2012. Mr. Reilly has been the Managing Director of Traditions of America Inc., a developer of retirement communities, since 1998. Mr. Reilly has also served as the President of City Center Investment Corp since October 2011. Mr. Reilly has thirty years of experience in commercial and residential real estate development and planning, finance management and law. Mr. Reilly serves as a trustee of Lafayette College and DeSales University and also served as the Chairman of the Board of Trustees for the Lehigh Valley Health Network. He holds a Juris Doctor degree from Fordham University Law School and a bachelor degree in economics from Lafayette College. He is a Certified Public Accountant and a member of the Pennsylvania Bar Association.

        Robert L. Wiss was appointed as a director of our general partner in May 2012. Mr. Wiss retired in December 2009. Prior to retiring, Mr. Wiss was the co-founder and former President of CaseSoft, Inc., the developer of case analysis software tools for litigators and their clients. CaseSoft was sold to LexisNexis, a division of Reed Elsevier Inc., in 2006. Mr. Wiss was a vice president of LexisNexis until December 2009. Mr. Wiss began his career at IBM where he held various marketing positions. He holds a Bachelor of Science degree in Accounting from Villanova University.

Reimbursement of Expenses of the General Partner

        Our general partner will not receive any management fee or other compensation for its management of us. Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner may be reimbursed.

Executive Compensation

        We and our general partner were formed in December 2011. Our general partner did not accrue any obligations with respect to executive compensation for its directors and executive officers for the fiscal year ended December 31, 2011, or for any prior periods. Accordingly, we are not presenting any compensation for historical periods. We have not paid or accrued any amounts for executive compensation for the 2011 fiscal year.

        The executive officers of our general partner are employed by LGC and will manage the day-to-day affairs of our business. The executive officers intend to devote as much time to the management of our business as is necessary for the proper conduct of our business and affairs. The amount of time that each of our executive officers devotes to our business will be subject to change depending on our activities, the activities of LGC, and any acquisitions or dispositions made by us or LGC. Because the executive officers of our general partner are employees of LGC, compensation other than the long-term incentive plan benefits described below, will be determined and paid by LGC. We and our general partner are not required to reimburse LGC for any compensation paid by LGC to our executive officers or other LGC employees that provide services to us. The executive officers of our general partner, as well as the employees of LGC who provide services to us, may participate in employee benefit plans and arrangements sponsored by LGC, including plans that may be established in the future. Neither LGC or our general partner has entered into any employment agreements with any of our executive officers.

        We anticipate that, in connection with or after the closing of this offering, the board of directors of our general partner will grant awards to LGC employees (including the executive officers of our general partner) that are key to our operations, as well as our general partner's outside directors, pursuant to our long-term incentive plan described below; however, the board has not yet made any determination as to the number of awards, the type of awards or when the awards would be granted. We anticipate that the vesting of equity awards to the officers of our general partner will be tied to time and performance thresholds.

Compensation Discussion and Analysis

  General

        We and our general partner were formed in December 2011 and we and our general partner have not incurred any cost or liability with respect to compensation of executive officers for the fiscal year ended December 31, 2011 or for any prior periods.

        We have no employees. LGC will manage our operations and activities pursuant to the terms of the omnibus agreement. All of our executive officers are employees of LGC. Responsibility and authority for compensation-related decisions for executive officers and other personnel that are employed by LGC will reside with LGC. Because the omnibus agreement with LGC provides that LGC is responsible for managing our affairs, our Chief Executive Officer and each of our other executive officers will not receive cash compensation from us for serving as our executive officers. Instead, we will pay LGC the management fees described in the omnibus agreement and all determinations with respect to awards to be made under our long-term incentive plan to executive officers of our general partner and others will be made by the board of directors of our general partner, taking into account, where appropriate, the recommendation of LGC.

        We expect that our named executive officers will devote a majority of their total business time to our business, however, we expect that Messrs. Topper and Hrinak will devote a significant portion of their total business time to LGC and its operations and we expect that Mr. Miller may devote some business time to LGC and its operations. LGC has the ultimate decision-making authority with respect to the total compensation of its employees, including our named executive officers. Any such compensation decision will not be subject to any approval by the board of directors of our general partner.

        LGC intends that the future compensation of our executive and non-executive officers will include a significant component of incentive compensation based on our performance and it expects to employ a compensation philosophy that will emphasize pay-for-performance (primarily, insofar as it relates to our partnership, the ability to increase sustainable quarterly distributions to unitholders) based on a combination of our partnership's performance and the individual's impact on our partnership's performance. We believe this pay-for-performance approach will generally align the interests of executive officers who provide services to us with that of our unitholders. LGC intends to design its executive compensation to attract and retain individuals with the skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that is designed to align their interests with that of our unitholders, and to reward success in reaching such goals.

        We expect that annual bonuses awarded and paid by LGC to executive officers will be determined based on financial and individual performance. Incentive compensation awarded and paid by LGC in respect of services provided to us will be tied to efforts that impact our performance. Executive officers of the general partner will continue to perform services for LGC and other non-contributed entities after the closing of this offering.

        LGC does not maintain a defined benefit pension plan for its executive officers, because it believes such plans primarily reward longevity rather than performance. LGC provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. Accordingly, LGC employees who provide services to us under the omnibus agreement are entitled to these basic benefits.

  Awards Under Our Long-Term Incentive Plan

        In connection with this offering, the board of directors of our general partner intends to adopt a long-term incentive plan for employees, officers, consultants and directors of our general partner and any of its affiliates, including LGC, who perform services for us. The long-term incentive plan will provide for the grant of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, performance awards, other unit-based awards and unit awards as described below.

Director Compensation

        Officers or employees of LGC, our general partner or our operating subsidiaries who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. We anticipate that each director who is not an officer or employee of LGC, our general partner or our operating subsidiaries will receive an annual retainer for his or her participation on the board of directors. Committee members and committee chairpersons will also receive additional retainers for their service on committees. We anticipate that committee chairpersons will receive additional retainers for their committee participation. The amount of compensation to be paid to non-employee directors has not yet been determined.

        In addition, we anticipate that non-employee directors will be reimbursed for all out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

        In connection with this offering, the board of directors of our general partner intends to adopt the long-term incentive plan for employees, consultants and directors who perform services for us.

        The long-term incentive plan will consist of the following components: restricted units, unit options, phantom units, unit awards, unit appreciation rights, other unit-based awards and performance awards. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 10% of the outstanding common units and subordinated units on the effective date of the initial public offering of our common units. The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. The awards are expected to vest over a three year period and are expected to be contingent upon the recipient's continued employment with LGC through the vesting period. Common units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by our board of directors or a committee thereof, which we refer to as the plan administrator.

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any of our common units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of common units that may be granted, subject to unitholder approval as required by the exchange upon which our common units are listed at that time. However, no change in any outstanding grant may be made that would adversely affect the rights of a participant with respect to awards granted to a participant prior to the effective date of such amendment or termination, except that the board of directors of our general partner may amend any award to satisfy the requirements of Section 409A of the Code. The plan will expire on the tenth anniversary of its approval, when common units are no longer available under the plan for grants or upon its termination by the plan administrator, whichever occurs first.

        Restricted Units. A restricted unit grant is an award of common units that vests over a period of time and that during such time is subject to forfeiture. The plan administrator may determine to make grants of restricted units under the plan to participants containing such terms as the plan administrator shall determine. The plan administrator will determine the period over which restricted units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the restricted units may, in the plan administrator's sole discretion, vest upon a change of control, as defined in the plan. Distributions made on restricted units may or may not be subjected to the same vesting provisions as the restricted units. If a grantee's employment, consulting relationship or membership on the board of directors of our general partner terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and except to the extent that, the plan administrator or the terms of the award agreement or an employment agreement provide otherwise.

        We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, we intend that plan participants will not pay any consideration for restricted units they receive, and we will receive no remuneration for the restricted units.

        Unit Options. The plan will permit the grant of options covering our common units. The plan administrator may make grants under the plan to participants containing such terms as the plan administrator shall determine. Unit options will have an exercise price that, except with respect to any options granted in substitution for options held by individuals who become plan participants through a merger or acquisition, may not be less than the fair market value of our common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator. In addition, the unit options may, in the plan administrator's sole discretion, become exercisable upon a change of control, as defined in the plan. If a grantee's employment, consulting relationship or membership on the board of directors of our general partner terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and except to the extent, the option agreement, an employment agreement or the plan administrator provides otherwise.

        Upon exercise of a unit option, we will acquire common units on the open market or from one of our affiliates or any other person or we will directly issue common units or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

        Performance Award. A performance award gives the grantee the right to receive all or part of such award upon the achievement of specified financial objectives or other business criteria or individual performance criteria and a targeted level of performance with respect to such criteria. The plan administrator will determine the period over which certain specified financial objectives or other specified criteria must be met. The performance award may be paid in cash, common units or a combination of cash and common units, in the discretion of the plan administrator. If a grantee's employment, consulting relationship or membership on the board of directors of our general partner terminates for any reason prior to payment, the grantee's performance award will be automatically forfeited unless, and except to the extent that, the plan administrator or the terms of the award agreement or an employment agreement provide otherwise.

        Phantom Units. A phantom unit is a notional common unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equal to the value of a common unit. The plan administrator may determine to make grants of phantom units under the plan to participants containing such terms as the plan administrator shall determine, which may include dividend equivalent rights, or "DERs," which entitle the grantee to receive an amount of cash equal to the cash distributions made on a common unit during the period the phantom unit remains "outstanding." It is intended that such DERs generally will become vested or forfeited at the same time as the tandem phantom unit becomes vested or is forfeited. The plan administrator will determine the period over which phantom units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the phantom units may, in the plan administrator's sole discretion, vest upon a change of control, as defined in the plan. If a grantee's employment, consulting relationship or membership on the board of directors of our general partner terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and except to the extent that, the plan administrator or the terms of the award agreement or an employment agreement provide otherwise.

        Upon the vesting of phantom units, to the extent such phantom unit will be satisfied or paid with common units, we will acquire common units on the open market or from one of our affiliates or any other person or we will directly issue common units or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon vesting of the phantom units, the total common units outstanding will increase.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, it is intended that plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the common units.

        Unit Awards. The plan administrator, in its discretion, may also grant to participants common units that are not subject to forfeiture.

        Unit Appreciation Rights. The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles participants to receive the excess of the fair market value of our common units on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or our common units, as determined by the plan administrator in its sole discretion. The plan administrator may determine to make grants of unit appreciation rights under the plan to participants containing such terms as the plan administrator shall determine. Unit appreciation rights will have an exercise price that may not be less than the fair market value of our common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator. In addition, the unit appreciation rights may, in the plan administrator's sole discretion, become exercisable upon a change in control, as defined in the plan. If a grantee's employment, consulting relationship or membership on the board of directors of our general partner terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and except to the extent that, the grant agreement, an employment agreement or the plan administrator provides otherwise.

        Upon exercise of a unit appreciation right, to the extent it will be paid in common units, we will acquire common units on the open market or from one of our affiliates or any other person or we will directly issue common units or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit appreciation rights, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

        Other Unit-Based Awards. The plan administrator, in its discretion, may also grant to participants an award denominated or payable in, referenced to, or otherwise based on or related to the value of our common units. Such awards shall contain such terms as the plan administrator shall determine, including the vesting provisions and whether such award shall be paid in cash, units or a combination thereof.

Potential Payments upon a Change in Control or Termination

        As of December 31, 2011, none of the named executive officers was entitled to payments upon a change in control or a termination of employment pursuant to any employment agreement, severance agreement or change in control agreement. Vesting with respect to equity compensation awards that a named executive officer holds at the time of a change in control may be accelerated at the discretion of the compensation committee including upon a change in control or upon various termination events, but for purposes of this disclosure we have assumed that no awards will receive accelerated treatment.

Relation of Compensation Policies and Practices to Risk Management

        We anticipate that our compensation policies and practices will reflect the same philosophy and approach as LGC's. Accordingly, such policies and practices will be designed to provide rewards for short-term and long-term performance, both on an individual and partnership basis. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach performance thresholds which qualify them for additional compensation.

        From a risk management perspective, our policy will be to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our operations and acquisitions relative to expectations.

        We expect our compensation arrangements to contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of our risk management policies and practices or of our code of conduct.

        In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of common units and subordinated units that will be issued upon the consummation of this offering and the related transactions and held by our general partner, by beneficial owners of more than 5% of such units, by each director, director nominee and named executive officer of our general partner and by all directors and executive officers of our general partner as a group.

        The board of directors of our general partner has preliminarily determined to grant up to 500,000 restricted common units under our long-term incentive plan, or other comparable awards, to employees of LGC, other than our Chief Executive Officer, within 180 days after the closing of this offering. The following table does not reflect the issuance of these restricted common units. The table also does not include any common units that may be purchased in our directed unit program. For further information regarding our directed unit program, please read "Underwriting—Directed Unit Program."

Name of Beneficial Owner (1)	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Units to be Beneficially Owned
Lehigh Gas GP LLC (2)
LGC (3)
Joseph V. Topper, Jr.
Mark L. Miller
David Hrinak
John B. Reilly, III
Warren S. Kimber, Jr.
John F. Malloy
James H. Miller
Maura Topper
Robert L. Wiss
All executive officers and directors as a group (9 persons)

(1)
The address for all beneficial owners in this table is c/o Lehigh Gas GP LLC, 702 West Hamilton Street, Suite 203, Allentown, PA 18101.

(2)
Lehigh Gas GP LLC is wholly owned by LGC.

(3)
Joseph V. Topper, Jr. and John B. Reilly III own 90% and 10% of LGC, respectively.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, the Topper Group will own             common units and             subordinated units representing a          % limited partner interest in us. In addition, the Topper Group will indirectly control our general partner through its control of LGC, which has a 100% membership interest in our general partner. LGC will own             common units and             subordinated units representing a         % limited partner interest in us. Our general partner owns a non-economic general partner interest in us and will own the incentive distribution rights.

        The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. Such terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms which could have been obtained from unaffiliated third parties.

Distributions and Payments to the Topper Group, LGC and our General Partner

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates, including the Topper Group and LGC in connection with our formation and ongoing operation and distributions and payments that would be made by us if we were to liquidate in accordance with the terms of our partnership agreement.

Formation Stage
Consideration received by our general partner and its affiliates, including the Topper Group and LGC, for the contribution of their assets	• common units (assuming the underwriters do not exercise their option to purchase additional common units);
• subordinated units;
• the incentive distribution rights;

•

a distribution of $          million of the net proceeds from this offering to the Topper Group and $          million of the net proceeds to LGC. Any net proceeds received from the exercise of the underwriters' option to purchase additional common units will be distributed or paid to the Topper Group or LGC. If the underwriters exercise their option to purchase additional common units in full, we will make an additional distribution of $          million to the Topper Group and $          million to LGC; and

•

a payment of $12.0 million of the net proceeds of this offering to the Topper Group and entities owned by adult children of Warren S. Kimber, Jr., a director of our general partner, which amount will be used to repay or redeem in full mandatorily redeemable preferred member interests of the predecessor owned by these entities.

Operational Stage
Distributions to our general partner and its affiliates, including the Topper Group and LGC	We will generally make cash distributions 100.0% to the unitholders, including the Topper Group and LGC.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, the Topper Group and LGC would receive an annual distribution of $ million and $ million, respectively, on their common units and subordinated units.

If distributions exceed the minimum quarterly distribution and other higher target levels, our general partner, as the holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 50.0% of the distributions above the highest target level.
Please read "How We Make Distributions to Our Partners."
Payments to our general partner and its affiliates
We will pay LGC a management fee, which shall initially be an amount equal to (1) $420,000 per month plus (2) $0.0025 for each gallon of motor fuel we distribute per month for management, administrative and operating services for us. We will reimburse our general partner and LGC for all out-of-pocket third-party expenses they incur and payments they make on our behalf. Our general partner will determine in good faith the expenses that are allocable to us.
Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Ownership of Our General Partner

        Upon the closing of this offering, LGC, which is owned by Joseph V. Topper, Jr. and John B. Reilly, III, will own all of the membership interests in our general partner. In addition to the non-economic general partner interest in us, our general partner will own the incentive distribution rights.

Agreements with Affiliates

        In connection with this offering, we will enter into certain agreements with the Topper Group, LGC and LGO as described in more detail below.

  Omnibus Agreement

        In connection with the closing of this offering, we and our general partner will enter into an omnibus agreement with LGC, LGO and the Topper Group.

        Management Services and Term. Pursuant to the omnibus agreement, LGC will provide us and our general partner with management, administrative and operating services. These services include accounting, tax, corporate record keeping and communication, legal, financial reporting, internal audit support, compliance, maintenance of internal controls, environmental compliance and remediation management oversight, treasury, tax reporting, information technology and other administrative staff functions, and arrange for administration of insurance programs. We will have no employees. LGC will provide us with personnel necessary to carryout the services to be provided under the omnibus agreement and any other services necessary to operate our business. We will not have any obligation to compensate the officers of our general partner or employees of LGC. The initial term of the omnibus agreement will be four years and will automatically renew for additional one year terms unless any party provides written notice to the other parties 180 days prior to the end of the term of the omnibus agreement. We have the right to terminate the agreement at any time during the initial term upon 180 days' prior written notice.

        Fees and Reimbursements. We will pay LGC a management fee, which shall initially be an amount equal to (1) $420,000 per month plus (2) $0.0025 for each gallon of motor fuel we distribute per month. In addition, and subject to certain restrictions on LGC's ability to incur third-party fees, costs, taxes and expenses, we will reimburse LGC and our general partner for all reasonable out-of-pocket third-party fees, costs, taxes and expenses incurred by LGC or our general partner on our behalf in connection with providing the services required to be provided by LGC under the omnibus agreement. Examples of these types of fees, costs, taxes and expenses, include:

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  legal, accounting and other fees and expenses associated with being a public company;

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  expenses related to our financings, mergers, acquisitions or dispositions of assets, and other similar transactions;

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  expenses related to insurance coverage for our assets or operations;

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  sales, use, excise, value added or similar taxes with respect to the services provided by LGC to us; and

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  remediation costs or expenses incurred in connection with our environmental liabilities and third-party claims that are based on environmental conditions that arise at our sites following the closing of this offering; and

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  costs or expenses incurred in connection with environmental compliance, including but not limited to, storage tank compliance and registration, as well as monitoring and oversight expenses.

        Review of Management Fee. At the end of each calendar year, we will have the right to submit to LGC a proposal to reduce the amount of the management fee for such year if we believe that the services performed by LGC do not justify payment of the amount of management fees paid by us for such year. In addition, LGC will have the right, at the end of each calendar year, to submit to us a proposal to increase the amount of the management fee for such year if LGC believes that the services performed by LGC justify an increase in the management fee. If any such proposal is submitted, we will negotiate with LGC to determine if the management fee for such year should be reduced or increased, and, if so, the amount of such reduction or increase. In addition, upon a material change in our structure or our business, the conflicts committee of our general partner will review the management fee. If the conflicts committee determines that, based on a change in our structure or our business, the management fee should be modified or otherwise altered, we will negotiate with LGC to determine the appropriate modification or alteration of the management fee.

        General Indemnification; Limitation of Liability. The omnibus agreement provides that we must indemnify LGC for any liabilities incurred by LGC attributable to the management, administrative and operating services provided to us under the agreement, other than liabilities resulting from LGC's bad faith or willful misconduct. In addition, LGC must indemnify us for any liabilities we incur as a result of LGC's bad faith or willful misconduct in providing management, administrative and operating services under the omnibus agreement. Other than indemnification claims based on LGC's bad faith or willful misconduct, LGC's liability to us for services provided under the omnibus agreement can not exceed $5,000,000 in the aggregate.

        Environmental Indemnification by LGC. The omnibus agreement provides that LGC must indemnify us for any costs or expenses that we incur for environmental liabilities and third-party claims, regardless of when a claim is made, that are based on environmental conditions in existence at our predecessor's sites prior to the closing of this offering. LGC is the beneficiary of escrow accounts created to cover the cost to remediate certain environmental conditions. In addition, LGC maintains insurance policies to cover environmental liabilities and/or, where available, participates in state programs that may also assist in funding the costs of environmental investigation and remediation. There are certain sites to be acquired by us in the transactions contemplated by this offering with existing environmental conditions that are not covered by escrow accounts or insurance policies. As of March 31, 2012, LGC had an aggregate of approximately $3.2 million of environmental liabilities associated with sites to be acquired by us in the transactions contemplated by this offering that are not covered by escrow accounts or insurance policies. Please read, "Business—Environmental—Environmental Insurance and Escrow Accounts."

        Under the omnibus agreement, LGC is required to name us as an additional insured under its environmental insurance policies, except for certain remediation cost containment policies. As an additional insured under these insurance policies, we will have the right to directly seek coverage from the insurance companies for claims under these policies. To the extent LGC or its successors fail to do so, we have the right under the omnibus agreement to compel LGC or its successors to access the escrow accounts and/or its remediation cost containment policies for purposes of covering the costs to satisfy its indemnification obligations under the omnibus agreement.

        Environmental Indemnification of LGC. Other than with respect to liabilities resulting from LGC's bad faith or willful misconduct, we must indemnify LGC for any costs or expenses it incurs in connection with environmental liabilities and third-party claims that are based on environmental conditions that arise at our sites following the closing of this offering. We plan to maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent to cover environmental liabilities and third-party claims that are based on environmental conditions that arise at our sites following the closing of this offering. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential environmental liabilities or that these levels of insurance will be available in the future at economical prices. Under the omnibus agreement, we are required, where permitted under our insurance policies, to name LGC as an additional insured under these policies.

        Tax Indemnification by LGC. The omnibus agreement provides that LGC must indemnify us for any costs or expenses that we incur for federal, state and local income tax liabilities attributable to the ownership and operation prior to the closing of this offering of the assets and subsidiaries that are being contributed to us, excluding any federal, state and local income taxes reserved for in our financial statements at the closing of this offering. This indemnification obligation shall survive until the 60th day following the expiration of the applicable statute of limitations.

        Title Indemnification by LGC. The omnibus agreement provides that LGC must indemnify us for any costs or expenses that we incur for losses resulting from defects in title to the assets contributed or sold to us in connection with the transactions contemplated by this offering and any failure to obtain, prior to the time they were contributed to us, certain consents and permits necessary to conduct our business.

        Rights of First Refusal; Rights of First Offer. The omnibus agreement also provides that the Topper Group and LGO will agree, and will cause their controlled affiliates to agree, for so long as the Topper Group or its controlled affiliates, individually or as part of a group, control our general partner, that if the Topper Group, LGO or any of their controlled affiliates has the opportunity to acquire assets used, or a controlling interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses, then the Topper Group, LGO or their controlled affiliates will offer such acquisition opportunity to us and give us a reasonable opportunity to acquire, at a price equal to the purchase price paid or to be paid by the Topper Group, LGO or their controlled affiliates plus any related transaction costs and expenses incurred by the Topper Group, LGO or their controlled affiliates, such assets or business either before the Topper Group, LGO or their controlled affiliates acquire such assets or business or promptly after the consummation of such acquisition by the Topper Group, LGO or their controlled affiliates. Our decision to acquire or not acquire any such assets or businesses will require the approval of the conflicts committee of the board of directors of our general partner. Any assets or businesses that we do not acquire pursuant to the right of first refusal may be acquired and operated by the Topper Group, LGO or its controlled affiliates.

        The omnibus agreement also provides that the Topper Group and LGO will agree, and will cause its controlled affiliates to agree, for so long as the Topper Group, LGO or their controlled affiliates, individually or as part of a group, control our general partner, to notify us of their desire to sell any of their assets or businesses if the Topper Group, LGO or any of their controlled affiliates decides to attempt to sell (other than to another controlled affiliate of the Topper Group or LGO) any assets used, or any interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses, to a third party. Prior to selling such assets or businesses to a third party, the Topper Group or LGO will negotiate with us exclusively and in good faith for a reasonable period of time in order to give us an opportunity to enter into definitive documentation for the purchase and sale of such assets or businesses on terms that are mutually acceptable to the Topper Group, LGO or their controlled affiliates and us. If we and the Topper Group, LGO or their controlled affiliates have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such assets or businesses within such period, the Topper Group, LGO or their controlled affiliates will have the right to sell such assets or businesses to a third party following the expiration of such period on any terms that are acceptable to the Topper Group, LGO or their controlled affiliates and such third party. Our decision to acquire or not to acquire assets or businesses pursuant to this right will require the approval of the conflicts committee of the board of directors of our general partner. This right of first offer will not apply to the sale of any assets or interests that the Topper Group owns at the closing of this offering that are not contributed to us in connection with this offering.

        Except for these rights of first refusal and rights of first offer, none of the parties nor any of their affiliates have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other party or their affiliates. In addition, except for these rights of first refusal and rights of first offer, the parties and their affiliates are free to engage in any business activity whatsoever without the participation of the other, including any activity that may be in direct competition with another party or their affiliates.

        Further Assurances. Certain agreements with suppliers, customers, property owners, tenants or other business partners may require our predecessor or us to obtain the approval or waiver by these other parties of the contribution and other transactions contemplated by this prospectus. In the event that we are unable to obtain approval or waiver for the assignment by our predecessor to us of certain supply and lease agreements, LGC and the Topper Group will be required to provide us with the benefits of these agreements at no additional cost to us and we will be required to perform the obligations under these agreements. We and LGC and the Topper Group have agreed to use commercially reasonable best efforts to secure the necessary approvals and waivers.

  LGO Lease Agreements

        In connection with the closing of this offering, we will enter into separate lease agreements with LGO pursuant to which LGO will, as applicable, lease or sublease from us 180 sites in order to operate our predecessor's retail operations. The aggregate initial annual rent to be paid under all of the leases is                           and the rent will increase by 1.5% annually. The term of each lease will be 15 years and LGO will have the right to extend each lease for two additional five-year terms. Each lease with LGO will be a modified triple-net lease under which LGO will be responsible for all expenses that arise from the use of the site, including, but not limited to, taxes, insurance, maintenance and repair costs, other than expenses related to the maintenance, repair and replacement of the underground storage tanks. We will have the right to terminate each lease with LGO upon providing LGO with 180 days prior written notice and reimbursing LGO for all unamortized capital expenses incurred by LGO in connection with the leased site. Each lease will contain cross-default provisions with the wholesale supply agreement and each other lease agreement with LGO. The rent under these leases, and any additional leases, may be less favorable to us than the terms that we could have obtained from unaffiliated third parties. In addition, for a site we sub-lease to LGO, the rent we receive from LGO may not be sufficient to cover our annual lease obligations for this site.

  LGO Wholesale Supply Agreement

        In connection with the closing of this offering, we will enter into a wholesale supply agreement with LGO pursuant to which we will wholesale distribute motor fuels to LGO. The term of the wholesale supply agreement will be 15 years. We will have the right to impose the brand of fuel that will be distributed to LGO under the wholesale supply agreement. Under the wholesale supply agreement, LGO will be required to purchase all motor fuels from us. There are no minimum volume requirements that LGO is required to satisfy. We will charge LGO the DTW prices for each grade of product in effect at the time title to the product passes to LGO. The conflicts committee of our general partner shall, no less than annually, review the DTW prices charged to LGO to ensure that the prices are not below reasonable market rates charged to similarly situated or otherwise comparable third-party sites over a representative period of time. We will have a right of first refusal in connection with any proposed transfer by LGO of its interest in the wholesale supply agreement. The wholesale supply agreement will contain cross-default provisions with each lease agreement with LGO.

  Contribution Agreement

        In connection with the closing of this offering, we will enter into a contribution agreement that will effect the transactions, and the use of the net proceeds of this offering. This agreement will not be the result of arm's-length negotiations, and it, or any of the transactions that it provides for, may not be effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

  Registration Rights Agreement

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        In addition, in connection with this offering, we expect to enter into a registration rights agreement with the Topper Group, LGC and others, including John B. Reilly, III, who will receive common units or subordinated units pursuant to the contribution agreement. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to the Topper Group, LGC and such other persons and the common units issuable upon the conversion of the subordinated units, upon request of the holders of such units. In addition, the registration rights agreement gives the Topper Group, LGC and such other persons piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of the Topper Group, LGC and such other persons and, in certain circumstances, to third parties. See "Units Eligible for Future Sale."

Procedures for Review, Approval and Ratification of Related Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics immediately following the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted immediately following the closing of this offering, and as a result the transactions described above will not be reviewed under such policy.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including the Topper Group and LGC, on the one hand, and our partnership and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

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  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

  •
  approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

        Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith" unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. See "Management" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

         Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  entry into and repayment of current and future indebtedness;

  •
  issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

        In addition, our general partner may use an amount, initially equal to $              million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "How We Make Distributions to Our Partners."

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. See "How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus—Operating Surplus."

         The directors and officers of our general partner have a fiduciary duty to make decisions in the best interests of its owners, including the Topper Group and LGC, which may be contrary to our interests.

        Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including LGC and certain entities within the Topper Group, they have fiduciary duties to LGC and the Topper Group that may cause them to pursue business strategies that disproportionately benefit LGC or the Topper Group or which otherwise are not in our best interests.

         Our general partner is allowed to take into account the interests of parties other than us, such as the Topper Group and LGC, in exercising certain rights under our partnership agreement.

        Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

         Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

  •
  our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

  •
  our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was unlawful; and

  •
  in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or any committee thereof (including the conflicts committee) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

         Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

         Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

         Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

  •
  expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

  •
  preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

  •
  acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

  •
  negotiating, executing and performing contracts, conveyance or other instruments;

  •
  distributing cash;

  •
  selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

  •
  maintaining insurance for our benefit;

  •
  forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

  •
  controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

  •
  indemnifying any person against liabilities and contingencies to the extent permitted by law;

  •
  entering into listing agreements with any national securities exchange and the delisting of some or all of our securities from, or requesting that trading be suspended on any such exchange;

  •
  purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

  •
  entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        See "The Partnership Agreement" for information regarding the voting rights of unitholders.

         Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. See "The Partnership Agreement—Call Right."

         We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflicts committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

         Our general partner's affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. The Topper Group, LGC or their respective affiliates, may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

         The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read "How We Make Distributions to Our Partners—Incentive Distribution Rights."

Fiduciary Duties

        Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.
Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standard

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of units representing limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy and Restrictions on Distributions." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        American Stock Transfer & Trust Company, LLC will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected on our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of, and deems to have executed, our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        A transferee that executes and delivers a properly completed transfer application will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        A transferee's broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

  •
  will not receive cash distributions;

  •
  will not be allocated any of our income, gain, deduction, losses or credits for U.S. federal income tax or other tax purposes; and

  •
  may not receive some U.S. federal income tax information or reports furnished to record holders of common units;

unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

        The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions, please read "How We Make Distributions to Our Partners;"

  •
  with regard to the duties of, and standard of care applicable to, our general partner, please read "Conflicts of Interest and Fiduciary Duties;"

  •
  with regard to the transfer of common units, please read "Description of Common Units—Transfer of Common Units;" and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        Our partnership was organized on December 2, 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of wholesale distribution of motor fuels and the ownership of sites, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Distributions

        Our partnership agreement specifies the manner in which we will make distributions, if any, to holders of our common units and subordinated units, as well as to our general partner in respect of its incentive distribution rights. While we do not have any legal obligation to pay distributions at the minimum quarterly distribution rate, the initial amount of our minimum quarterly distribution rate, $             , may not be modified without the approval of the holders of a majority of our common units (excluding common units held by our general partner and its affiliates) and our subordinated units, voting as separate classes. See "—Amendment of the Partnership Agreement." For a description of the cash distribution provisions, please read "How We Make Distributions to Our Partners."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates and a majority of the outstanding subordinated units, voting as separate classes; and

  •
  when the subordination period expires, the approval of a majority of the outstanding common units, voting as a single class.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to                           , 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Subordinated Units and Incentive Distribution Rights."
Transfer of ownership interests in the general partner	No approval right. Please read "—Transfer of Ownership Interests in Our General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our unitholders.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Delaware Act; or

  •
  asserting a claim relating to the "internal affairs" of the partnership,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have subject matter jurisdiction thereof, then such other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claims, suits, actions or proceedings. Although our partnership agreement includes this choice of forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by a limited partner is an act constituting "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability may be asserted by persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner solely by reason of being or so acting as the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

        Following the completion of this offering, we expect that our subsidiaries will conduct business in eight states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common unitholders are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

        Our general partner will have the right, which it may from time to time assign, in whole or in part, to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units), to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. Our unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, the Topper Group will own approximately          % of our outstanding common units and         % of our subordinated units. LGC will own         % of our common units and         % of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), the Topper Group will own         % and LGC will own          % of our common units. For additional information about the limited call right, please read "—Call Right."

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as a corporation for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect, in any material respect the limited partners, considered as a whole, or any particular class of limited partners;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "How We Make Distributions to Our Partners—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to             , 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after             , 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, an affiliate of our general partner will own         % of our outstanding limited partner units, including all of our subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, provided such person is not an affiliate of the successor general partner; and

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  if all subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all its and its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

        At any time, the Topper Group and LGC and any successive owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

        By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to such interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

        Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Lehigh Gas GP as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days immediately preceding the date three days before the date the notice is first mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Ineligible Holders; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

        In addition, any transfer of (and certain non-transfer events with respect to) our securities that would result in a violation of the LGO Ownership Limitation or the Non-LGO Tenant Ownership Limitation will be a Prohibited Event and the holder of such securities will be a Prohibited Owner. Such a Prohibited Event will be void ab initio and the Prohibited Owner's securities will be transferred to a third-party beneficiary in order to prevent a violation of the LGO Ownership Limitation or the Non-LGO Tenant Ownership Limitation. Please read "Material U.S. Federal Income Tax Consequences—Partnership Status."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

        If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

        If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a director, officer manager, managing member, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Except for otherwise set forth in the omnibus agreement, our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses reasonably allocable to us or otherwise incurred by our general partner in connection with operating our business. The partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing unaudited financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

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  any other information regarding our affairs that our general partner determines is just and reasonable.

        Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership do not have rights to receive information from us or any of the persons we indemnify as described above under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        In addition, in connection with this offering, we expect to enter into a registration rights agreement with the Topper Group, LGC and others, including John B. Reilly, III, who will receive common units or subordinated units pursuant to the contribution agreement. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to the Topper Group, LGC and such other persons and the common units issuable upon the conversion of the subordinated units, upon request of the holders of such units. In addition, the registration rights agreement gives the Topper Group, LGC and such other persons piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Topper Group, LGC and such other persons, in certain circumstances, to third parties. See "Units Eligible for Future Sale."

 UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, affiliates of our general partner will hold an aggregate of                                        common units and                                        subordin ated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

        Under our partnership agreement and the registration rights agreement that we expect to enter into, the Topper Group, LGC and others, including John B. Reilly, III, who will receive common units or subordinated units pursuant to the contribution agreement, will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow the Topper Group, LGC and such other persons, or their assignees, holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. The Topper Group, LGC and such other persons, and their assignees, will continue to have these registration rights for two years following the withdrawal or removal of our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, the Topper Group, LGC and such other persons may sell their units in private transactions at any time, subject to compliance with applicable laws.

        The executive officers and directors of our general partner, the Topper Group, LGC and certain individuals, who purchase common units in our directed unit program have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and who purchase common units pursuant to this offering and, unless otherwise noted in the following discussion, is the opinion of Duane Morris LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change (including retroactively). Later changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to the partnership and its operating subsidiaries (other than those operating subsidiaries that constitute taxable subchapter C corporations for U.S. federal income tax purposes).

        The following discussion does not comment on all U.S. federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States, whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). The following discussion has only limited application to entities that are treated as corporations, partnerships, estates or trusts for U.S. federal income tax purposes generally as well as to unitholders subject to specialized tax treatment, such as tax-exempt organizations, individuals who are neither citizens nor residents of the United States, banks, individual retirement accounts ("IRAs"), real estate investment trusts (REITs), regulated investment companies/mutual funds or unitholders or other beneficial owners of common units whose units have been transferred or loaned to a short seller to complete a short sale.

        Accordingly, we urge each prospective unitholder to consult, and depend on, his, her or its own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him, her or it of his, her or its ownership or disposition of our common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or any prospective unitholder. Instead, we will rely on opinions of Duane Morris LLP as to certain U.S. federal income tax matters. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the U.S. federal income tax treatment of us, or of an investment in us, may be modified by future legislative, regulatory or administrative changes or court decisions (with any one or more of which changes possibly being retroactively applied).

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Duane Morris LLP and are based on the representations made by us and our general partner to Duane Morris LLP being true, correct and complete in all respects.

        For the reasons described below, Duane Morris LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Code Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for U.S. federal income taxes. Instead, in general and as described below, each of our unitholders will take into account (and report on his, her or its own U.S. federal income tax return) his, her or its allocable share of our income, gains, losses and deductions for each tax year in computing his, her or its U.S. federal income tax liability as if he, she or it realized such income, gains, losses and deductions directly from the source from which realized by us or incurred in the same manner as incurred by us, even if no cash distributions are made by us to him, her or it. Distributions of cash by us to a unitholder generally will not give rise to taxable income or gain to such unitholder for U.S. federal income tax purposes unless the amount of cash so distributed to the unitholder exceeds the unitholder's adjusted U.S. federal income tax basis in his, her or its units.

        Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations for U.S. federal income tax purposes. However, an exception, referred to in this discussion as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income" within the meaning of Section 7704 of the Code ("7704 qualifying income") and which includes:

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  income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber), industrial source carbon dioxide, or the transportation or storage of any "alcohol fuel mixture," "biodiesel mixture" or "alternative fuel" or any "alcohol fuel" or any "biodiesel fuel;"

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  "rents" from the leasing of real property;

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  interest (other than interest derived from the conduct of a financial business);

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  dividends;

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  gains from the sale of real property; and

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  gains from the sale or disposition of a capital asset (or depreciable or amortizable personal property used in a trade or business and that is held for more than 1 year or real property used in a trade or business and that is held for more than 1 year (any such property, "1231(b) Property")) held for the production of 7704 qualifying income.

        We expect that a significant amount of our 7704 qualifying income will be comprised of real property rents from LGO attributable to the 181 sites that LGO will lease from us following this offering. In general, any real property rents that we receive from a tenant of ours in which we own, directly or indirectly (a) in the case where such tenant is a corporation for U.S. federal income tax purposes (a "Corporate Tenant"), stock of such tenant possessing ten percent (10%)

or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) or more of the total value of shares of all classes of stock of such tenant, and (b) in the case where such tenant is not a corporation for U.S. federal income tax purposes (a "Non-Corporate Tenant"), an interest of ten percent (10%) or more in the assets or net profits of such tenant (in each case, the "Related Tenant Test"), would not constitute 7704 qualifying income. In determining such ownership, we are required to apply certain constructive ownership rules, including one that would treat us as owning any stock of a Corporate Tenant or interest in the assets or net profits of a Non-Corporate Tenant that is actually or constructively owned by any person that owns, directly or indirectly, five percent (5%) or more (by value) of our interests. If we were to constructively own, directly or indirectly, an interest of ten percent (10%) or more in the assets or net profits of LGO (which is a Non-Corporate Tenant of ours) under the Related Tenant Test, then the real property rents that we receive from LGO would not constitute 7704 qualifying income and, thus, we would likely no longer qualify to be treated as a "partnership" (and instead would be treated as a corporation) for U.S. federal income tax purposes.

        Upon the consummation of this offering, each of Joseph V. Topper, Jr. and John B. Reilly, III will actually or constructively own five percent (5%) or more (by value) of our interests and, together, will own an interest of five percent (5%) of the assets and net profits of LGO. Accordingly, for purposes of the Related Tenant Test, we will be deemed to own an interest of five percent (5%) of the assets and net profits of LGO. In order to minimize the risk of our failing the Related Tenant Test with respect to LGO Holdings or any of our other tenants, both our certificate of limited partnership and partnership agreement and LGO Holdings' certificate of formation and operating agreement contain provisions that expressly prohibit our units and the interests in the assets and net profits of LGO Holdings from being actually or constructively owned by any person if it would result in our actually or constructively owning (A) in the case of LGO, more than the five percent (5%) interest in LGO Holdings' assets and net profits that we are deemed to currently own (the "LGO Ownership Limitation"), and (B) (i) in the case of a Corporate Tenant of ours, stock of such tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) or more of the total value of shares of all classes of stock of such tenant, and (ii) in the case of a Non-Corporate Tenant of ours (other than LGO), an interest of ten percent (10%) or more in such tenant's assets or net profits ("Non-LGO Tenant Ownership Limitation").

        Any transfer of (or certain non-transfer events with respect to) units or interests in the assets or net profits of LGO Holdings that would result in a violation of the LGO Ownership Limitation or the Non-LGO Tenant Ownership Limitation (any such transfer or non-transfer event, a "Prohibited Event" and the holder of such units or interest, a "Prohibited Owner") will be void ab initio. Furthermore, any such units and, in the case of a violation of the LGO Ownership Limitation, the breaching LGO Holdings member's entire interest in LGO Holdings would automatically and by operation of law be transferred to a trust ("Trust"), the beneficiary or beneficiaries of which will be one or more organizations exempt from U.S. federal income tax under Section 501(c)(3) of the Code and the trustee of which will be such person(s) unaffiliated with us that our general partner or the manager of LGO Holdings, as applicable, shall designate. If there should be a Prohibited Event prior to our becoming aware of such event having occurred and, as a result, we make distributions and allocations of our income, gain, losses, deductions and credits following the transfer of the applicable units to the Prohibited Owner rather than to the Trust, then we will take all reasonable measures that we determine reasonably necessary to recover the amount of any such distributions and to effectuate the re-allocation of such income, gain, losses, deductions and credits from the Prohibited Owner to the Trust (including, if not foreclosed by an applicable statute of limitations, by filing one or more amended tax returns).

        LGO Holdings' certificate of formation and operating agreement also require that, by the seventy-fifth (75th) day following the end of each calendar year, each LGO Holdings member shall furnish to both the LGO Holdings manager and a representative of ours a certification stating to the effect that there was no Prohibited Event during such calendar year. Our certificate of limited partnership and limited partnership agreement further require each actual or constructive owner of units constituting 4.9% or more (by value) of our interests to provide a certification to us stating such owner's name and address, the number and class of units owned or constructively owned by such owner, a description of how such units are held and such other information that we may request in order to allow us to monitor compliance with the Related Tenant Test. Our general partner may permit ownership of units that cause a violation of the Related Tenant Test if it would not result in less than ninety-five percent (95%) of our gross income constituting 7704 qualifying income.

        As we have represented to Duane Morris LLP, we estimate that less than         % of our total gross income following the completion of this offering will constitute gross income that is not 7704 qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner to Duane Morris LLP and a review of the applicable legal authorities, Duane Morris LLP is of the opinion as of immediately following completion of this offering that at least 90% of our gross income following the completion of this offering will constitute 7704 qualifying income. However, the portion of our gross income that will be 7704 qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of any of our direct or indirect subsidiaries for U.S. federal income tax purposes or whether our operations generate 7704 qualifying income. Instead, we will rely on the opinion of Duane Morris LLP on such matters that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations that we and our general partner have made to Duane Morris LLP (including, among other representations, those representations described below), we will be classified as a partnership for U.S. federal income tax purposes.

        In rendering its opinion, Duane Morris LLP has relied on factual representations made by us and our general partner (and the accuracy and completeness thereof), among which include:

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  upon the consummation of this offering, neither we nor any of our direct or indirect subsidiaries, other than Lehigh Gas Wholesale Services, Inc., is or otherwise has elected or will elect to be treated as, a corporation for U.S. federal income tax purposes; and

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  for each taxable year of the partnership, more than 90% of our gross income will be income from sources that Duane Morris LLP is able to opine is 7704 qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the taxable year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free for U.S. federal income tax purposes to unitholders and us so long as we, at that time, do not have liabilities in excess of the U.S. federal income tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        If we were required to treat ourselves as an association taxable as a corporation for U.S. federal income tax purposes for any taxable year, our income, gains, losses and deductions would be reflected and reportable only on our own U.S. federal income tax return and would not be passed through to or be reportable by the unitholders, and we would be subject to U.S. federal income tax on our taxable income and gain at the regular U.S. federal corporate income tax rates. In addition, the regular distributions made to a unitholder would be required for U.S. federal income tax purposes to be treated and reported by the unitholder as taxable dividend income to the extent of our current or accumulated earnings and profits and/or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's U.S. federal income tax basis in his, her or its common units and then as taxable capital gain. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Duane Morris LLP's opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

  Limited Partner Status

        Unitholders who are admitted as limited partners of Lehigh Gas Partners LP pursuant to this offering, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Lehigh Gas Partners LP for U.S. federal income tax purposes.

        A beneficial owner of common units whose common units have been transferred or loaned to a short seller to complete a short sale would appear to lose his, her or its status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales." Thus, none of our income, gain, loss or deductions would appear to be reportable by such a beneficial owner unitholder and any distributions made to such a beneficial owner would appear to be fully taxable as ordinary income. Any person who might transfer or loan any common units that he may purchase pursuant to this offering to a short seller is urged to consult his, her or its own tax advisors with respect to his, her or its U.S. federal income tax consequences of holding our common units.

        Any reference below to a person who purchases our common units pursuant to this offering or to a "unitholder" constitutes a "partner" of the partnership for U.S. federal income tax purposes. Each purchaser of common units pursuant to this offering is urged to consult his own tax advisors to ascertain whether he will constitute a "partner" of the partnership for U.S. federal income tax purposes and, if not, the U.S. federal income tax consequences applicable to him, her or it under the circumstances.

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections" with respect to payments we may be required to make on behalf of our unitholders and the U.S. federal (and state and local) income tax to which our taxable wholly-owned corporate subsidiary, Lehigh Gas Wholesale Services, Inc., will be subject on its taxable income and gain, upon the consummation of the offering, we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his, her or its U.S. federal income tax return his, her or its allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year and such unitholder will be liable to pay U.S. federal (as well as state and local) income tax on such taxable income or gain so allocable to him, her or it without regard to whether we make any cash distributions to him, her or it. Our taxable year ends on December 31. In general, we will adopt the taxable year that we are required to adopt, from time to time, as determined by our general partner; in the event we are required to use a taxable year other than a year ending on December 31, then our partnership agreement requires that our general partner use reasonable efforts to change our taxable year to a year ending on December 31st.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent that the amount of any cash (or the fair market value of any marketable securities that are required to be treated as cash) distributed to a unitholder exceeds such unitholder's U.S. federal income tax basis in his, her or its common units immediately before the distribution. Our cash distributions in excess of a unitholder's U.S. federal income tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of those of our liabilities for which no partner, including the general partner, bears the economic risk of loss (any such liabilities, "nonrecourse liabilities"), as provided and determined in accordance with the rules of Code Section 752 and the Treasury Regulations thereunder, will be treated as a distribution by us of cash to that unitholder under said rules. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, such unitholder must recapture any losses deducted in previous years. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        For example, a decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his, her or its share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. In general, under the rules of Code Section 752 and the Treasury Regulations thereunder, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please see "—Disposition of Common Units." A non-pro rata distribution of money or property (including a deemed distribution described above) may result in ordinary income to a unitholder, regardless of his, her or its U.S. federal income tax basis in his, her or its common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Code (collectively, our "Section 751 Assets"). To that extent, he, she or it will generally be treated as having been distributed his, her or its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him, her or it. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will generally equal the excess of (1) the non-pro rata portion of that distribution, over (2) the unitholder's U.S. federal income tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be         % or less of the cash distributed with

respect to that period. Thereafter, we anticipate that the ratio of allocable U.S. federal taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital, distribution coverage ratio and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of U.S. federal taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of U.S. federal taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  the income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Units

        A unitholder's initial tax basis of his, her or its units for U.S. federal income tax purposes will be the amount he paid for the units plus his, her or its share of our nonrecourse liabilities, as determined under Code Section 752 and the Treasury Regulations thereunder. That basis will be: (a) increased by (i) the unitholder's allocable share of our income and gain, and (ii) any increase in the unitholder's share of our nonrecourse liabilities as determined under Code Section 752 and the Treasury Regulations thereunder; and (b) decreased, but not below zero, by (i) distributions from us to the unitholder, (ii) the unitholder's allocable share of our losses, (iii) any decrease in the unitholder's share of our nonrecourse liabilities as determined under Code Section 752 and the Treasury Regulations thereunder, and (iv) the unitholder's allocable share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. For this purpose, a unitholder will generally not have any share of our debt that is recourse to the general partner. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his, her or its allocable share of our losses will be limited to his, her or its U.S. federal income tax basis in his, her or its units. Also, a unitholder who or that is an individual, estate, trust or a subchapter C corporation with respect to which the stock ownership requirements of Code Section 542(a)(2) are met (a "Closely-Held Corporation")—generally, a corporation more than 50% of the value of the stock of which is owned directly or indirectly and by attribution under the constructive ownership rules of Code Section 544 as modified by Code Section 465(a)(3) by or for five or fewer individuals (with certain tax-exempt entities also being treated as an individual for this purpose)—is limited in the amount of our losses that a unitholder may deduct to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his, her or its U.S. federal income tax basis. A unitholder subject to these limitations must recapture his, her or its losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a unitholder's share of nonrecourse liabilities as determined under Code Section 752 and the Treasury Regulations thereunder) cause his, her or its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's U.S. federal income tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be off-set by losses that were previously suspended by the at risk limitation but may not be off-set by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the U.S. federal income tax basis of his, her or its units, excluding any portion of that basis attributable to his, her or its share of our nonrecourse liabilities other than those nonrecourse liabilities that constitute "qualified nonrecourse financing" (within the meaning of Section 465(b)(6) of the Code), reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar agreement, and (ii) any amount of money he borrows to acquire or hold his, her or its units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the U.S. federal income tax basis of the unitholder's units increases or decreases, other than U.S. federal income tax basis increases or decreases attributable to increases or decreases in his, her or its share of our nonrecourse liabilities.

        In addition to the above-described basis and at risk limitations on the deductibility of losses, the passive activity loss limitation of Code Section 469 generally provides that individuals, estates, trusts, Closely-Held Corporations and "personal service corporations" (as defined in Code Section 469(j)(2)) can deduct losses from a "passive activity"—generally any activity which involves the conduct of a trade or business and in which the taxpayer does not materially participate—only to the extent of the taxpayer's income from passive activities. However, in the case of publicly traded partnerships, the passive activity loss limitation is applied separately with respect to items attributable to each publicly-traded partnership. Consequently, for any unitholder who or that may be subject to this "passive activity loss" limitation, any passive losses we generate will be available to off-set only our passive income generated in the future and will not be available to off-set: (a) such unitholder's income from other passive activities, (b) certain "portfolio income" derived by such unitholder from investments (including our investments)—generally, interest, dividends, annuities and royalties as well as gain not derived in the ordinary course of a trade or business which is attributable to the disposition of property producing such income or held for investment ("Portfolio Income"), (c) such unitholder's income from his, her or its other publicly traded partnership investments, or (d) such unitholder's salary or active business income. Thus, even though we will be able to be classified as a partnership for U.S. federal income tax purposes despite being a "publicly traded partnership" by reason of the application of the Qualifying Income Exception, our "publicly traded partnership" status will nonetheless cause those of our unitholders who or that are otherwise subject to the passive activity loss limitation to be subject to the even more restrictive limitation that prohibits a unitholder from applying either: (i) any losses from his, her or its investment in us to off-set his, her or its income or gain from any of his, her or its other passive activities (including any of his, her or its other publicly traded partnership investments), or (ii) any losses from any of his, her or its other passive activity investments (including any of his, her or its other publicly traded partnership investments) against his, her or its gains from an investment in us. A unitholder's passive losses that are not deductible because they exceed his, her or its allocable share of income we generate may be deducted by the unitholder in full when he, she or it disposes of his, her or its entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as Portfolio Income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. Pursuant to the terms of our partnership agreement, we are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder may be entitled to file a claim in order to obtain a credit or refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss, our items of income, gain, loss and deduction will be allocated first to our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the U.S. federal income tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units. These "Section 704(c) Allocations" are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of property that is contributed to us, and the tax capital account, credited with the U.S. federal income tax basis of property that is contributed to us, referred to in this discussion as the "Book-Tax Disparity." The effect of these Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the U.S. federal income tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and our other unitholders immediately prior to such issuance or other transactions to account for the Book-Tax Disparity of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation to a unitholder of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes only if such allocation has substantial economic effect or, otherwise, is in accordance with his, her or its interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his, her or its relative contributions to us;

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  the interests of all the unitholders (including the general partner) in our profits and losses;

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  the interest of all the unitholders (including the general partner) in our cash flow; and

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  the rights of all the unitholders (including the general partner) to distributions of our capital upon our liquidation.

        Duane Morris LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for U.S. federal income tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder; and

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  any cash distributions received by the unitholder as to those units would be fully taxable to such unitholder and, it would appear, as ordinary income for U.S. federal income tax purposes.

        Duane Morris LLP has not rendered an opinion regarding the U.S. federal income tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units. The IRS has previously announced that it is studying issues relating to the U.S. federal income tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss." Thus, unitholders should consult their tax advisors regarding the U.S. federal income tax effect on loaning their common units to a short seller.

  Alternative Minimum Tax

        Each unitholder will be required to take into account his, her or its allocable share of any items of our income, gain, loss or deduction for purposes of the U.S. federal alternative minimum tax. The current U.S. federal alternative minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gain (generally, gain on the sale or other taxable disposition of either a capital asset or 1231(b) Property) of individuals is 15%, except that the portion of any such gain that constitutes a "recapture" of previously-claimed depreciation or amortization deductions on any such 1231(b) Property that is personal property would be ordinary income taxable at a maximum U.S. federal income tax rate of 35%, and any depreciation deductions on any such 1231(b) Property that is real property, which we refer to as "unrecaptured section 1250 gain," would be subject to a maximum U.S. federal income tax rate of 25%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively, with any unrecaptured section 1250 gain continuing to be subject to a maximum U.S. federal income tax rate of 25%. Moreover, these rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income would generally include a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a common unit purchaser's U.S. federal income tax basis in our assets ("inside basis") under Section 743(b) of the Code to reflect the unitholder's purchase price. The Code Section 743(b) adjustment separately applies to any transferee of a unitholder who purchases outstanding common units from another unitholder based upon the values and bases of our assets at the time of the transfer to the transferee. The Code Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and belongs only to the purchaser and not to other unitholders.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Code Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Code whose book basis is in excess of its U.S. federal income tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book Tax Disparity. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) the unitholder's share of our U.S. federal income tax basis in our assets ("common basis") and (2) the unitholder's Code Section 743(b) adjustment to that basis (which may be positive or negative).

        Generally, the timing and calculation of deductions attributable to Code Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment off-sets any Code Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        The timing of these deductions may affect the uniformity of our common units. Under our partnership agreement, our general partner is authorized to cause us to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." Duane Morris LLP is not opining as to any such positions (or the validity thereof for U.S. federal income tax purposes) that our general partner may cause us to take. A unitholder's U.S. federal income tax basis in his, her or its common units is reduced by his, her or its allocable share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's U.S. federal income tax basis in his, her or its common units and may cause the unitholder to understate gain or overstate loss for U.S. federal income tax purposes on any sale of such common units. Please read "—Uniformity of Units."

        A Code Section 754 election is advantageous if the transferee's U.S. federal income tax basis in his, her or its common units is higher than the common units' share of the aggregate U.S. federal income tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and amortization deductions and the transferee's share of any gain or loss on a sale of assets by us would be less. Conversely, a Code Section 754 election is disadvantageous if the transferee's U.S. federal income tax basis in his common units is lower than those common units' share of the aggregate U.S. federal income tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Code Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Code Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Code Section 743(b) adjustment we allocated to our assets subject to depreciation to one or more of the following assets: (i) amortizable goodwill or other "amortizable section 197 intangible" and, thus, generally amortizable ratably over a 15 year period under the straight line method; (ii) nonresidential real property, which is generally depreciable ratably over a 39 year period under the straight line method; and/or (iii) non-depreciable or non-amortizable assets. Generally, goodwill, as an intangible asset, and nonresidential real property would generally be amortizable over a longer period of time (with nonresidential real property being depreciable over an even longer period of time than goodwill) and/or under a less accelerated method than our tangible non-real property assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different U.S. federal income tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income for U.S. federal income tax purposes than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        In general, we will adopt the taxable year that we are required to adopt, from time to time, as determined by our general partner, which we believe to be a taxable year ending on December 31st (although in the event we are required to use a taxable year other than a year ending on December 31, then our partnership agreement requires that our general partner use reasonable efforts to change our taxable year to a year ending on December 31st. Also, we use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. For U.S. federal income tax purposes, each unitholder will be required to include in income his, her or its allocable share of our income, gain, loss and deduction for our taxable year ending within or with his, her or its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his, her or its units following the close of our taxable year but before the close of his taxable year must include his, her or its allocable share of our income, gain, loss and deduction in income for his, her or its taxable year, with the result that he, she or it will be required to include in his, her or its taxable income for his, her or its taxable year his, her or its allocable share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial U.S. Federal Income Tax Basis, Depreciation and Amortization

        The U.S. federal income tax basis of our assets will be used for purposes of computing depreciation, amortization and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets for U.S. federal income tax purposes. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their U.S. federal income tax basis immediately prior to (1) this offering will ultimately be borne by our general partner and/or its affiliates, and (2) any future offering will be borne by all of our unitholders as of immediately prior to the consummation of such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code. If we dispose of depreciable or amortizable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation or amortization previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income, rather than capital gain, for U.S. federal income tax purposes. Similarly, a unitholder who or that has taken cost recovery, depreciation or amortization deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his, her or its units. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and U.S. Federal Income Tax Basis of Our Properties

        The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our general partner's determinations of the fair market values (and the relative fair market values), and the initial U.S. federal income tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, our general partner will make many (and possibly all) of the fair market value determinations of our assets (including by using a method based on the market value of our common units as a means to measure such fair market value(s)). These determinations are subject to challenge and will not be binding on the IRS or the courts. If our general partner's determinations of fair market value or U.S. federal income tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by us to unitholders (and, thus, which the unitholders reported on their own personal U.S. federal income tax returns) might change, and unitholders might be required to adjust their U.S. federal income tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale or other taxable disposition of common units equal to the difference between the amount realized and the unitholder's U.S. federal income tax basis in the common units so sold or disposed of. A common unitholder's amount realized will be measured by the sum of the cash and the fair market value of other property received by him, her or it plus his, her or its share of our nonrecourse liabilities as determined in accordance with Section 752 of the Code and the Treasury Regulations thereunder. Because the amount realized includes a common unitholder's share of our nonrecourse liabilities, the gain recognized on the sale or other taxable disposition of common units could result in a U.S. federal income tax liability in excess of any cash received from such sale or disposition.

        Also, prior distributions from us together with prior allocations of loss by us in excess of cumulative net taxable income for a common unit that decreased a unitholder's U.S. federal income tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's U.S. federal income tax basis in that common unit, even if the price received is less than his, her or its original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss for U.S. federal income tax purposes. Under current law, capital gain recognized by an individual on the sale or other taxable disposition of common units held by him, her or it for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 15% if such sale or other taxable disposition occurs prior to January 1, 2013 or 20% if such sale or other taxable disposition occurs after December 31, 2012, except that the portion of such gain that constitutes unrecaptured section 1250 gain (absent new legislation extending or adjusting the current rate) will be taxable at a maximum U.S. federal income tax rate of 25% and, a portion, which may be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to our "unrealized receivables" (which includes potential recapture items, including depreciation recapture) and "inventory items." Ordinary income attributable to "unrealized receivables" (including depreciation recapture) and inventory items may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Under current law, in the case of an individual, the net capital losses of an individual may off-set capital gains and no more than $3,000 of ordinary income per year, with any such unused net capital losses able to be carried forward (but not carried back) to off-set future years' capital gains and up to $3,000 of ordinary income per year, whereas in the case of a subchapter C corporation, the net capital losses of a subchapter C corporation may only be used to off-set capital gains, with any unused capital losses able to be carried back three years (subject to certain limitations) and carried forward five years.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted U.S. federal income tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that U.S. federal income tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the U.S. federal income tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's U.S. federal income tax basis in his, her or its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible U.S. federal income tax consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the U.S. federal income taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an off-setting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an off-setting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date;" however, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, under the foregoing methods that we intend to adopt, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of the methods that we intend to adopt may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed Treasury Regulations do not specifically authorize the use of the methods that we intend to adopt. Accordingly, Duane Morris LLP is unable to opine on the validity of the methods that we intend to adopt for allocating our income, gain, loss and deductions between transferor and transferee unitholders. If any of these methods are not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income, gain, loss and/or deductions might be reallocated among the unitholders. We are authorized to revise our methods of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method or methods permitted under future Treasury Regulations.

        A unitholder who or that owns common units at any time during a quarter and who or that disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who or that sells any of his, her or its units is generally required to notify us of that sale in a writing that must be signed under penalties of perjury and must include certain information about the sale and the parties to the sale within 30 days after the sale. A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Technical Termination

        We will be considered to have terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interest in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his U.S. federal taxable income for the year of termination.

        A technical termination occurring on a date other than December 31 will result in us filing two U.S. federal income tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes. If we were treated as a new partnership for U.S. federal income tax purposes, we would be required to make new tax elections, including a new election under Section 754 of the Code, and a termination would result in the re-starting of the recovery period for our assets (and, thus, result in a deferral of our deductions for depreciation and amortization deductions allowable in computing our U.S. federal taxable income). A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulations Section 1.167(c)-1(a)(6), which is not expected to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the common units. Please see "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Code Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Duane Morris LLP is unable to opine as to the validity of such filing positions.

        A unitholder's U.S. federal income tax basis in common units is reduced by his, her or its allocable share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's U.S. federal income tax basis in his, her or its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please see "—Disposition of Common Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Non-U.S. Persons

        Ownership of units by an organization exempt from U.S. federal income tax (individually or collectively, a "tax-exempt organization"), including a qualified retirement plan (stock, bonus, pension or profit-sharing plan described in Section 401(a) of the Code) or individual retirement account on the one hand or a non-resident alien, a non-U.S. corporation or other non-U.S. person on the other hand (individually or collectively, a "non-U.S. person") raises issues unique to those investors and, as described below, may have substantially adverse U.S. federal tax consequences to them. If you are a tax-exempt organization or a person who or that is a non-U.S. person, you should consult your tax advisor before investing in our units.

  Tax-Exempt Organizations

        Income recognized by a tax-exempt organization is generally exempt from U.S. federal income tax. Section 511 of the Code, however, imposes a tax on such an organization's "unrelated trade or business income" ("UBTI"). In general, UBTI means the gross income derived by a tax-exempt organization from any unrelated trade or business (as defined in Section 513 of the Code) regularly carried on by it, less the deductions allowed which are directly connected with the carrying on of such trade or business, both computed with the modifications provided in Section 512(b) of the Code. Among these modifications is the exclusion from UBTI of certain types of passive investment income, including (among other things): rents from real property (with certain exceptions), dividends, royalties and gains from the sale, exchange or other disposition of property other than stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year or property held primarily for sale to customers in the ordinary course of the trade or business; provided that none of such income is derived from "debt-financed property" (as defined in Section 514 of the Code).

        In general, a tax-exempt organization generally would not be subject to U.S. federal income tax on its allocable share of our income and gain or on gain that it may recognize on its sale or other taxable disposition of all or some of its units, unless: (a) any such income and gain constitutes UBTI (including income and gain from "debt-financed property"); or (b) the tax-exempt organization acquires any of its units with the proceeds of debt (such that any of the units would constitute "debt-financed property").

        In general, if a trade or business regularly carried on by a partnership of which a tax-exempt organization is a member is an unrelated trade or business with respect to such organization, such tax-exempt organization in computing its UBTI would, subject to the exceptions, additions and limitations contained in Code Section 512(b), include its share (whether or not distributed) of the partnership's gross income from such unrelated trade or business and its share of the partnership deductions directly connected with such gross income.

        Accordingly, a substantial amount of our income—e.g., our income to be derived from our wholesale motor fuel distribution business; our rents from real property that we acquired with the proceeds of debt (such that this real property would constitute "debt-financed property)—would constitute gross income from an unrelated trade or business and a tax-exempt organization's share thereof as UBTI.

  Non-U.S. Persons

        A non-U.S. person will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, a non-U.S. person will be required to file U.S. federal income tax returns to report his, her or its allocable share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on his, her or its allocable share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, cash distributions to non-U.S. unitholders will be subject to U.S. federal withholding at the highest applicable effective U.S. federal income tax rates. Each unitholder who or that is a non-U.S. person must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a unitholder that would constitute a non-U.S. person and a corporation for U.S. federal tax purposes (a "non-U.S. corporation unitholder") will be treated as engaged in a United States trade or business, that unitholder may be subject to the U.S. federal branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its allocable share of our income and gain, as adjusted for changes in such unitholder's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. The U.S. federal branch profits tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporation unitholder is a "qualified resident." In addition, a non-U.S. corporation unitholder to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. person unitholder who or that sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of such unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. person unitholder would be considered to be engaged in a trade or business in the United States by virtue of our United States activities, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect United States trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. person unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) he, she or it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such sale or disposition and (ii) 50% or more of the fair market value of all of our assets consisted of United States real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. Currently, among our assets includes a substantial amount (by value) of United States real property interests, and we do not expect this to change in the foreseeable future. Therefore, non-U.S. person unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units should (as may possibly be the case) the aggregate fair market value of our United States real property interests constitute 50% or more of the fair market value of: (i) our United States real property interests, (ii) our interests in real property located outside the U.S. plus (iii) any other of our assets that we use or hold for use in a trade or business.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his, her or its allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's allocable share of our income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Duane Morris LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our U.S. federal income tax information returns (i.e., the Form 1065). Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's U.S. federal income tax liability, and possibly may result in an audit of his, her or its own U.S. federal income tax return(s). Any audit of a unitholder's U.S. federal income return could result in adjustments not related to our U.S. federal income tax returns as well as those related to our U.S. federal income tax returns.

        Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner. Our partnership agreement designates our general partner to be our Tax Matters Partner. If our general partner either: (i) is not permitted under applicable law to be so designated, or (ii) otherwise determines (for any reason or for no reason) to not serve as Tax Matters Partner, then such person(s) that our general partner shall so designate(s) (and that is permitted to be our Tax Matters Partner under applicable law) shall be our Tax Matters Partner. Our Tax Matters Partner is authorized and required to represent us (at our expense) in connection with all examinations of our affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend our funds for professional services and costs associated therewith. Each unitholder agrees to cooperate with our Tax Matters Partner and to do or refrain from doing any or all things reasonably required by our Tax Matters Partner to conduct such proceedings.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our U.S. federal income tax returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his, her or its U.S. federal income tax return that is not consistent with the treatment of the item on our U.S. federal income tax return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  a statement regarding whether the beneficial owner is:

  (1)
  a person that is a non-U.S. person;

  (2)
  a non-United States government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt organization;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the allocable shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our U.S. federal income tax return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their U.S. federal income tax returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the U.S. federal income tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or U.S. federal income tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties;"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his, her or its investment in us. We currently own property and/or do business in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine, all of which impose a personal income tax on individuals (except that New Hampshire only imposes a personal income tax on interest, dividends, and gambling winnings). We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to off-set income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his, her or its investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his, her or its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal income tax returns, that may be required of him, her or it. Duane Morris LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT BY EMPLOYEE BENEFIT PLANS

        An investment in our common units or notes by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended "ERISA," and restrictions imposed by Section 4975 of the Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization, and any entity deemed to hold the assets of such plans. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment in our common units will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units or notes is authorized by the appropriate governing instrument and is a proper investment for the plan.

        In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company," meaning it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

        Subject to the terms and conditions in an underwriting agreement dated             , 2012, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase from us the number of common units set forth opposite their names below:

Underwriters	Number of Common Units
Raymond James & Associates, Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common units offered by this prospectus are subject to approval by their counsel of legal matters and to certain other customary conditions set forth in the underwriting agreement.

        The underwriters are obligated to purchase and accept delivery of all of the common units offered by this prospectus, if any of the units are purchased, other than those covered by the over-allotment option described below.

        The underwriters propose to offer the common units directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $             per unit. If all of the common units are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The common units are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of the common units in whole or in part.

Option to Purchase Additional Common Units

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, up to an aggregate of             additional common units to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional units based on the underwriters' percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common units offered in this offering.

Discounts and Expenses

        The following table shows the amount per common unit and total underwriting discounts we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Unit	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts	$	$	$
Proceeds (before expenses) to us	$	$	$

        We will pay Raymond James & Associates, Inc. a structuring fee of $             for evaluation, analysis and structuring of the partnership.

        The other expenses of this offering that are payable by us are estimated to be $             million (exclusive of underwriting discounts and structuring fee).

Indemnification

        We, our general partner and certain of its affiliates have agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus or the registration statement of which this prospectus is a part. However, we will not indemnify the underwriters if the error or omission was the result of information the underwriters supplied in writing for inclusion in this prospectus or the registration statement.

Lock-Up Agreements

        Subject to specified exceptions, we, our general partner, executive officers and directors of our general partner, certain affiliates of our general partner and certain individuals who purchase common units in our directed unit program have agreed with the underwriters, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of or transfer any common units or any securities convertible into or exchangeable for common units without the prior written consent of the representatives. These agreements also preclude any hedging collar or other transaction designed or reasonably expected to result in a disposition of common units or securities convertible into or exercisable or exchangeable for common units. The representatives may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. The representatives do not have any present intent or any understanding to release all or any portion of the securities subject to these agreements.

        The 180-day period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day period, we issue a release concerning distributable cash or announce material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day period, we announce that we will release distributable cash results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or the occurrence of the material event.

Stabilization

        Until this offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase the common units. As an exception to these rules and in accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common units in order to facilitate the offering of the common units, including:

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions may include making short sales of common units, which involve the sale by the underwriters of a greater number of common units than it is required to purchase in this offering and purchasing common units from us by exercising the over-allotment option or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing common units in the open market after the distribution has been completed. In making this determination, each underwriter will consider, among other things, the price of common units available for purchase in the open market compared to the price at which the underwriter may purchase common units pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase common units in the open market to cover the position after the pricing of this offering.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase common units in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those common units as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of the common units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE or otherwise.

Relationships

        The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

Discretionary Accounts

        The underwriters may confirm sales of the common units offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common units offered by this prospectus.

Directed Unit Program

        At our request, the underwriters have reserved up to         % of the common units being offered by this prospectus (excluding the common units that may be issued upon the underwriters' exercise of their option to purchase additional common units) for sale at the initial public offering price to our directors, officers, employees, business associates and other related persons. The sales will be made by Raymond James & Associates, Inc. through a directed unit program. It is not certain if these persons will choose to purchase all or any portion of these reserved units, but any purchases they make will reduce the number of common units available for sale to the general public. Any reserved units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered by this prospectus. The individuals eligible to participate in the directed unit program must commit to purchase no later than before the opening of business on the day following the date of this prospectus. We, our general partner and certain of its affiliates have agreed to indemnify Raymond James & Associates, Inc. and the underwriters against certain liabilities and expenses in connection with the directed unit program, including liabilities under the Securities Act in connection with the sale of the reserved units and for the failure of any participant to pay for its common units.

Listing

        We have applied to list our common units on the NYSE under the symbol "LGP." In connection with the listing of our common units on the NYSE, the underwriters will undertake to sell round lots of 100 units or more to a minimum of 400 beneficial owners.

Determination of Initial Offering Price

        Prior to this offering, there has been no public market for the common units. Consequently, the initial public offering price for the common units will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price will be:

  •
  estimates of distributions to our unitholders;

  •
  overall quality of our properties and operations;

  •
  industry and market conditions prevalent in our industry;

  •
  the information set forth in this prospectus and otherwise available to the representatives; and

  •
  the general conditions of the securities markets at the time of this offering.

Electronic Prospectus

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriters or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

FINRA Conduct Rules

        Because FINRA is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF OUR COMMON UNITS

        The validity of the common units will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

        The combined balance sheets of Lehigh Gas Entities and affiliated entities under common control as of December 31, 2011 and 2010, and the related combined statements of operations, owners' deficit and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011 and the consolidated balance sheets of Lehigh Gas Partners LP and subsidiaries as of December 31, 2011 and December 2, 2011 (date of inception), included elsewhere in this prospectus and in the registration statement of which this prospectus forms a part have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at http://                           , and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements about our business, operations, and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. You can identify these forward-looking statements by the use of forward-looking words such as "outlook", "intends", "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable words and phrases. Any forward-looking statements contained in this prospectus speak only as of the date on which we make it and are based upon our historical performance and on current plans, estimates and expectations. Our future results and financial condition may differ materially from those we currently anticipate as a result of the various factors. Among those factors that could cause actual results to differ materially are:

  •
  Availability of cash flow to pay minimum quarterly distribution on our common units;

  •
  The availability and cost of competing motor fuels resources;

  •
  A rise in fuel prices or a decrease in demand for motor fuels;

  •
  The consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

  •
  Our existing or future indebtedness;

  •
  Our liquidity, results of operations and financial condition;

  •
  Future legislation and changes in regulations or governmental policies or changes in enforcement or interpretations thereof;

  •
  Changes in energy policy;

  •
  Increases in energy conservation efforts;

  •
  Technological advances;

  •
  Volatility in the capital and credit markets;

  •
  The impact of worldwide economic and political conditions;

  •
  The impact of wars and acts of terrorism;

  •
  Weather conditions or catastrophic weather-related damage;

  •
  Earthquakes and other natural disasters;

  •
  Unexpected environmental liabilities;

  •
  The outcome of pending or future litigation; and

  •
  Other factors, including those discussed in "Risk Factors."

 LEHIGH GAS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The accompanying unaudited pro forma condensed combined financial statements of Lehigh Gas Partners LP a newly formed Delaware limited partnership (the "Partnership"), are derived from Lehigh Gas Corporation and its subsidiaries and affiliates' (the "Predecessor" or "LGC") audited historical combined financial statements for the year ended December 31, 2011, and the unaudited historical condensed combined financial statements as of and for the three months ended March 31, 2012, and have been prepared to reflect the formation of the Partnership, the contribution of certain assets of the Predecessor to the Partnership, the new credit agreement, the initial public offering (the "Offering") and use of proceeds from the Offering and related transactions.

        In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale fuel distribution services for Lehigh Gas—Ohio, LLC ("LGO"), an affiliate of the Predecessor, and other third-party customers. Please read Note 1 to our unaudited pro forma condensed combined financial statements for a detailed description of the pro forma adjustments. The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

        The unaudited pro forma condensed combined financial statements of the Partnership should be read together with the historical combined financial statements of the Predecessor included elsewhere in this prospectus. The unaudited pro forma condensed combined financial statements of the Partnership were derived by making certain adjustments to the historical combined financial statements of the Predecessor for the year ended December 31, 2011, and as of and for the three months ended March 31, 2012. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because of the exclusion of various operating expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2012

(Amounts in thousands)

	Lehigh Gas Entities (Predecessor)	Adjustments for Pre- Offering Transactions		Subtotal	Adjustments for this Offering		Lehigh Gas Partners LP Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$1,676	$(42	)(a)	$1,634	$—		$1,634
Accounts receivable, less allowance for doubtful accounts of $37	5,387	(1,599	)(b)	3,788	—		3,788
Accounts receivable from affiliates	16,919	(7,545	)(b)	9,374	—		9,374
Inventories	1,083	(1,083	)(c)	—	—		—
Environmental indemnification asset—current portion	5,928	(5,928	)(d)	—	—		—
Notes receivable	675	(675	)(e)	—	—		—
Assets of operations held for sale	8,686	(8,686	)(v)	—	—		—
Other current assets	5,273	(4,187	)(u)	1,086	—		1,086

Total current assets	45,627	(29,745)		15,882	—		15,882
Property and equipment, net	191,214	(23,586	)(b)	167,628	—		167,628
Intangibles assets, net	11,464	(704	)(b)	10,760	—		10,760
Goodwill	4,487	(785	)(b)	3,702	—		3,702
Environmental indemnification asset—noncurrent portion	16,125	(16,125	)(d)	—	—		—
Notes receivable	1,350	(1,350	)(e)	—	—		—
Deferred financing fees, net and other assets	4,834	(1,067	)(f)	3,767	—		3,767

Total assets	$275,101	$(73,362)		$201,739	$—		$201,739

Liabilities and owners' deficit:
Current liabilities:
Current portion of debt, net of discount	$11,228	$—		$11,228	$(11,228	)(j)	$—
Current portion of financing obligations	5,317	(4,888	)(g)	429	—		429
Accounts payable	21,839	(1,323	)(b)	20,516	—		20,516
Fuel taxes payable	9,005	(608	)(b)	8,397	—		8,397
Environmental reserve—current portion	6,480	(6,480	)(d)	—	—		—
Liabilities of operations held for sale	8,686	(8,686	)(v)	—	—		—
Accrued expenses and other current liabilities	3,326	(751	)(h)	2,575	—		2,575

Total current liabilities	65,881	(22,736)		43,145	(11,228)		31,917
Long-term portion of debt, net of discount	166,184	—		166,184	(64,872	)(j)	101,312
Long-term portion of financing obligations	40,510	(1,281	)(g)	39,229	—		39,229
Mandatorily redeemable preferred equity	12,000	(12,000	)(x)				—
Environmental reserve—noncurrent portion	18,818	(18,609	)(d)	209	—		209
Other long-term liabilities	6,960	1,700	(i)	8,660	—		8,660

Total liabilities	310,353	(52,926)		257,427	(76,100)		181,327
Owners' equity (deficit)	(35,252)	(20,436)		(55,688)	76,100	(y)	20,412

Total liabilities and owners' equity (deficit)	$275,101	$(73,362)		$201,739	$—		$201,739

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2012

(Amounts in thousands)

	Lehigh Gas Entities (Predecessor)	Adjustments for Pre- Offering Transactions		Subtotal	Adjustments for this Offering		Lehigh Gas Partners LP Pro Forma
Revenues:
Revenues from fuel sales	$273,770	$(6,201	)(k)	$267,569	$—			$267,569
Revenues from fuel sales to affiliates	134,767	(4,170	)(k)	130,597	—			130,597
Rental income	3,064	(417	)(k)	2,647	—			2,647
Rental income from affiliates	1,852	973	(l)	2,825	—			2,825
Revenues from retail merchandise and other	3	—		3	—			3

Total revenues	413,456	(9,815)		403,641	—			403,641
Costs and expenses:
Cost of revenues from fuel sales	269,111	(6,010	)(k)	263,101	—			263,101
Cost of revenues from fuel sales to affiliates	132,167	(4,279	)(k)	127,888	—			127,888
Cost of revenues for retail merchandise and other	—	—		—	—			—
Rent expense	2,067	(474	)(k)	1,593	—			1,593
Operating expenses	1,709	(958	)(k)	751	—			751
Depreciation and amortization	4,739	(228	)(k)	4,511	—			4,511
Selling, general and administrative expenses	5,291	(2,823	)(z)	2,468	—			2,468
(Gain) loss on sale of assets	(960)	—		(960)	—			(960)

Total costs and operating expenses	414,124	(14,772)		399,352	—			399,352

Operating (loss) income	(668)	4,957		4,289	—			4,289
Interest expense, net	(3,379)	—		(3,379)	1,775	(n)		(1,604)
Other income net	718	—		718	—			718

Income from continuing operations	(3,329)	4,957		1,628	1,775			3,403
Income tax expense from continuing operations	—	75	(m)	75	—			75

Net income (loss) from continuing operations	$(3,329)	$4,882		$1,553	$1,775			$3,328

Limited partners' interest in net income from continuing operations								$3,328
Net income per common unit—basic and diluted							$
Net income per subordinated unit—basic and diluted							$
Weighted average limited partners' units outstanding—basic and diluted:
Common units
Subordinated units

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(Amounts in thousands)

	Lehigh Gas Entities (Predecessor)	Adjustments for Pre- Offering Transactions		Subtotal	Adjustments for this Offering		Lehigh Gas Partners LP Pro Forma
Revenues:
Revenues from fuel sales	$1,242,040	$(110,607	)(o)	$1,131,433	$—			$1,131,433
Revenues from fuel sales to affiliates	365,106	294,342	(p)	659,448	—			659,448
Rental income	12,433	(2,333	)(k)	10,100	—			10,100
Rental income from affiliates	7,792	3,757	(q)	11,549	—			11,549
Revenues from retail merchandise and other	1,389	(1,375	)(r)	14	—			14

Total revenues	1,628,760	183,784		1,812,544	—			1,812,544
Costs and expenses:
Cost of revenues from fuel sales	1,209,719	(105,260	)(s)	1,104,459	—			1,104,459
Cost of revenues from fuel sales to affiliates	359,005	290,268	(t)	649,273	—			649,273
Cost of revenues for retail merchandise and other	1,068	(1,068	)(r)	—	—			—
Rent expense	9,402	(2,137	)(k)	7,265	—			7,265
Operating expenses	6,634	(3,103	)(k)	3,531	—			3,531
Depreciation and amortization	12,073	(913	)(k)	11,160	—			11,160
Selling, general and administrative expenses	12,709	(3,524	)(z)	9,185	—			9,185
(Gain) loss on sale of assets	(3,188)	—		(3,188)	—			(3,188)

Total costs and operating expenses	1,607,422	174,263		1,781,685	—			1,781,685

Operating income	21,338	9,521		30,859	—			30,859
Interest expense, net	(12,140)	—		(12,140)	5,794	(n)		(6,346)
Other income, net	1,245	(271	)(w)	974	—			974

Income from continuing operations	10,443	9,250		19,693	5,794			25,487
Income tax expense from continuing operations	—	300	(m)	300	—			300

Net income from continuing operations	$10,443	$8,950		$19,393	$5,794			$25,187

Limited partners' interest in net income from continuing operations								$25,187
Net income per common unit—basic and diluted							$
Net income per subordinated unit—basic and diluted							$
Weighted average limited partners' units outstanding—basic and diluted:
Common units
Subordinated units

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

1. Organization and Basis of Presentation

        The unaudited pro forma condensed combined financial statements of Lehigh Gas Partners LP ("Partnership") are derived from the historical combined financial statements of Lehigh Gas Corporation and its subsidiaries and affiliates' (the "Predecessor"). In connection with the Offering, certain assets and liabilities of the Predecessor will be contributed to the Partnership, and the Partnership will begin providing wholesale fuel distribution services for Lehigh Gas—Ohio, LLC ("LGO"), an affiliate of the Predecessor, and other third-party customers. The assets, liabilities and results of operations of the Predecessor for the periods prior to their actual contribution to the Partnership are presented as the Predecessor. References to the "Topper Group" refer to Joseph V. Topper, Jr., collectively with those of his affiliates and family trusts that have an ownership interest in the Predecessor.

        The unaudited pro forma condensed combined financial statements reflect the following transactions:

  •
  The contribution to the Partnership by the Predecessor of substantially all of its wholesale motor fuel distribution business, other than retail motor fuel distribution business, marginally performing assets and environmental indemnification assets and environmental liabilities;

  •
  The contribution to the Partnership by Predecessor of certain owned and leased properties;

  •
  Upon completion of the offering, the Topper Group will own approximately % of the outstanding common units and % of the subordinated units. LGC will own % of the common units and % of the subordinated units;

  •
  The issuance to Lehigh Gas GP LLP, the Partnership's general partner, of a non-economic general partner interest;

  •
  The issuance and sale by the Partnership of             common units to the public, representing a         % limited partner interest in the Partnership, at an assumed initial public offering price of $             per unit;

  •
  The payment by the Partnership of the estimated underwriting discount and structuring fee (approximately $             ) and of the offering expenses (approximately $             );

  •
  The Partnership's entry into a new credit agreement with a revolving credit facility, which will be drawn upon at the closing of this Offering; and

  •
  U.S. federal and state income tax incurred by a taxable subsidiary of the Partnership.

2. Pro Forma Adjustments and Assumptions

        The unaudited pro forma condensed combined balance sheet gives effect to the adjustments as if they had occurred on March 31, 2012. The unaudited pro forma condensed combined

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands)

2. Pro Forma Adjustments and Assumptions (Continued)

statement of operations gives effect to the adjustments as if they had occurred beginning January 1, 2012 for the three months ended March 31, 2012 and January 1, 2011 for the year ended December 31, 2011. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. A general description of these adjustments is provided as follows:

  a.
  Reflects the elimination of cash accounts in connection with the retail fuel and merchandise business that is not being contributed to the Partnership.

  b.
  Reflects the impact on the respective balance sheet line items of the elimination of certain marginally performing sites of the Predecessor. Also reflects accounts receivable from affiliates that are not being contributed to the Partnership.

  c.
  Reflects the impact on the respective balance sheet line item of the elimination of the account balances of certain retail motor fuel operations that are not being contributed to the Partnership.

  d.
  Reflects the impact on the respective balance sheet line items of the elimination of the environmental indemnification assets and other miscellaneous assets that are not being contributed to the Partnership and environmental liabilities and other miscellaneous liabilities that will not be the responsibility of the Partnership.

  e.
  Reflects the impact on the respective balance sheet line items of the elimination of the notes receivable from the divestiture of 29 Sunoco sites in the fourth quarter of 2010 and first quarter of 2011 that is not being contributed to the Partnership.

  f.
  Reflects the impact on the respective balance sheet line item of the elimination of $674 for an equity method investment and $393 in deferred rent expense and deposits that are not being contributed to the Partnership.

  g.
  Reflects the impact on the respective balance sheet line item of the elimination of certain financing obligations that are not being contributed to the Partnership.

  h.
  Reflects the impact on the respective balance sheet line item of the elimination of $319 in accrued payroll, $133 for environmental remediation matters, and $299 for accrued other expenses related to certain marginally performing sites that are not being contributed to the Partnership.

  i.
  Subsequent to the issuance of the Predecessor historical combined financial statements as of and for each of the years ended December 31, 2010 and 2011, the Predecessor identified an immaterial misstatement related to other income, net. Specifically, during 2010, the Predecessor received in the aggregate approximately $2,200 of upfront payments from certain lessees in conjunction with the execution of various lease agreements, of which the Predecessor recognized the entire $2,200 of upfront payments as other income in 2010. The Predecessor determined the correct accounting for the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands)

2. Pro Forma Adjustments and Assumptions (Continued)

    upfront fees is to have initially deferred and then recognized these payments as rental income on a straight-line basis over the term of the respective lease agreements. The misstatement resulted in understating by approximately $2,000 the net loss for the year ended December 31, 2010, understating by approximately $315 the net income for the year ended December 31, 2011, and overstating by approximately $79 the net loss for the three months ended March 31, 2012. The Predecessor also determined the immaterial misstatement relating to rental income will be recorded as part of the contribution by the Predecessor to the Partnership of certain owned and leased properties. Accordingly, approximately $1,700 of remaining unamortized deferred rent liability is included as a pro forma adjustment in the March 31, 2012 unaudited pro forma condensed combined balance sheet as a deferred rent liability and a corresponding reduction to equity. The impact of including this deferred rent liability as part of the contribution transaction will reduce the net assets contributed by the Predecessor to the Partnership on the statement of changes in partners' capital by the same amount.

  j.
  Reflects the use of proceeds from the sale of common units in this Offering to repay in full the Predecessor's existing credit agreement and outstanding mortgage notes.

  k.
  Reflects the impact on the respective statement of operations line items of the elimination of the operations of certain marginally performing sites that are not being contributed to the Partnership. Additionally, rental income also reflects the recognition of deferred rental income as more fully discussed in footnote "i" above.

  l.
  Reflects the impact on the respective statement of operations line items of the inclusion of $1,604 in rental income from affiliates upon entering into a 15-year lease agreement with LGO that is partially offset by the elimination of $631 in rental income from affiliates from certain marginally performing sites that are not being contributed to the Partnership.

  m.
  Reflects the impact on the respective statement of operations line items of the adjustment for income tax provision to federal income tax and the state income tax expense to be incurred by a taxable subsidiary of the Partnership.

  n.
  Reflects the impact on the respective statement of operations line items of the reduction to interest expense due to the reduction in outstanding debt balances as discussed in footnote "j".

  o.
  Reflects the impact on the respective statement of operations line items of the inclusion of $6,188 in wholesale distribution revenues of motor fuels business contributed by LGO to the Partnership that was offset by the elimination of $116,795 in wholesale distribution revenues from certain marginally performing sites that are not being contributed to the Partnership.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands)

2. Pro Forma Adjustments and Assumptions (Continued)

  p.
  Reflects the impact on the respective statement of operations line items of the inclusion of $324,824 in wholesale distribution revenues resulting from entering into a 15-year supply agreement with LGO that is offset by the elimination of $30,482 of revenue from certain marginally performing sites that are not being contributed to the Partnership.

  q.
  Reflects the impact on the respective statement of operations line items of the inclusion of $6,716 in rental income upon entering into a 15-year lease agreement with LGO that is offset by the elimination of $2,959 in rental income from certain marginally performing sites that are not being contributed to the Partnership.

  r.
  Reflects the impact on the respective statement of operations line items of the elimination of retail merchandising operations not being contributed to the Partnership. Such operations include revenues from retail merchandise and other and the costs of revenues of retail merchandise and other.

  s.
  Reflects the impact on the respective statement of operations line item of the inclusion of $6,095 in wholesale distribution revenue of motor fuels business contributed by LGO to the Partnership that was offset by the elimination of $111,355 in wholesale distribution revenues from marginally performing sites that are not being contributed to the Partnership.

  t.
  Reflects the impact on the respective statement of operations line item of the inclusion of costs of fuel sales to LGO upon entering into a 15-year supply agreement with the Partnership.

  u.
  Reflects the elimination of $3,535 of other receivables in connection with environmental indemnification matters and the elimination of $652 in prepaid expenses in connection with marginally performing assets of the Predecessor that are not being contributed to the Partnership.

  v.
  Reflects the elimination of certain assets and liabilities that have been sold or in the process of being sold subsequent to the balance sheet date and not being contributed to the Partnership.

  w.
  Reflects the elimination of certain administrative services provided to certain affiliates of the Predecessor that will not continue with the Partnership.

  x.
  Reflects the elimination of the mandatorily redeemable preferred equity that is not being contributed to the Partnership.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands)

2. Pro Forma Adjustments and Assumptions (Continued)

  y.
  Reflects the following items that impact owners' equity (deficit) related to this Offering:

Assumed proceeds of the Offering	$120,000
Payment of estimated underwriting discount and structuring fee	(11,900)
Distribution to the Topper Group and an entity owned by individuals who are adult children of Warren S. Kimber, Jr., a director of our General Partner which amount will be used to repay or redeem in full this entity's mandatorily redeemable preferred member interest	(12,000)
Distribution to the Topper Group and LGC as reimbursement for certain capital expenditures made by the Topper Group and LGC with respect to the assets they contributed	(20,000)

Total	$76,100

  z.
  Reflects the impact on the respective statement of operations line items of the elimination of general and administrative expenses that will continue to be incurred by the Predecessor but not by the Partnership. This is offset by the management fee to be paid to LGC, which will be initially be an amount equal to $420 per month plus $0.0025 for each gallon of motor fuels we distribute per month.

        The board of directors of the general partner of the Partnership ("the General Partner") intends to adopt the Lehigh Gas Partners LP 2012 Incentive Award Plan (the "Plan") for employees, officers, consultants and members of the board of directors of the General Partner and its affiliates, who perform services for the Partnership. The Plan will provide for the grant of restricted units, unit options, phantom units, unit awards, unit appreciation rights and other equity-based awards and performance awards (as determined by the board of directors of the General Partner in accordance with the terms and conditions of the Plan).

        While it has not made a determination of the final details of the initial grants under the Plan, the General Partner has preliminary determined to grant 500,000 restricted common units or other comparable awards within 180 days after the closing of this Offering. Accordingly, the share based compensation expense has not been included in the unaudited pro forma condensed combined financial statements as the amount of such expense cannot be reasonably estimated. Upon the grant of these restricted common units or other comparable awards, unit-based compensation expense would be measured as the fair market value of the restricted common units or other comparable awards on the date of grant and recognized ratably over the respective vesting period, which is expected to be three years.

3. Pro Forma Net Income Per Unit

        Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the Offering. For

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands)

3. Pro Forma Net Income Per Unit (Continued)

purposes of this calculation, we have assumed there will be              common units and              subordinated units outstanding.

        All units were assumed to have been outstanding since January 1, 2011. Basic and diluted pro forma net income per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the Offering.

        Pursuant to the partnership agreement, the General Partner is entitled to receive certain incentive distributions that will result in less net earnings allocable to common and subordinated unitholders provided that the quarterly distributions exceed certain targets. The pro forma net earnings per limited partner unit computations assume that no incentive distributions were made to the General Partner because no such distributions would have been paid based upon the calculation of pro forma available cash from operating surplus for the periods presented.

Lehigh Gas Entities (Predecessor)

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

As of March 31, 2012 and December 31, 2011

(Amounts in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,676	$2,082
Accounts receivable, less allowance for doubtful accounts of $61 and $37 at March 31, 2012 and December 31, 2011, respectively	5,387	5,766
Accounts receivable from affiliates	16,919	5,854
Inventories	1,083	1,247
Environmental indemnification asset—current portion	5,928	6,418
Notes receivable	675	675
Assets of operations held for sale	8,686	743
Other current assets	5,273	5,197

Total current assets	45,627	27,982
Property and equipment, net	191,214	202,393
Intangible assets, net	11,464	12,379
Goodwill	4,487	4,487
Environmental indemnification asset—noncurrent portion	16,125	16,063
Notes receivable	1,350	1,350
Deferred financing fees, net and other assets	4,834	4,974

Total assets	$275,101	$269,628

Liabilities and owners' deficit
Current liabilities:
Current portion of long-term debt, net	$11,228	$7,757
Current portion of financing obligations	5,317	5,294
Accounts payable	21,839	13,166
Fuel taxes payable	9,005	7,777
Environmental reserve—current portion	6,480	6,418
Liabilities of operations held for sale	8,686	183
Accrued expenses and other current liabilities	3,326	3,605

Total current liabilities	65,881	44,200
Long-term portion of debt, net of discount	166,184	177,529
Long-term financing obligations	40,510	40,426
Mandatorily redeemable preferred equity	12,000	12,000
Environmental reserve—noncurrent portion	18,818	19,401
Other long-term liabilities	6,960	7,027

Total liabilities	310,353	300,583
Commitments and contingencies (Note 10)
Owners' deficit	(35,252)	(30,955)

Total liabilities and owners' deficit	$275,101	$269,628

The accompanying notes are an integral part of these Unaudited Condensed Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

	March 31, 2012	March 31, 2011
Revenues:
Revenues from fuel sales	$273,770	$282,990
Revenues from fuel sales to affiliates	134,767	55,831
Rental income	3,064	2,934
Rental income from affiliates	1,852	1,752
Revenues from retail merchandise and other	3	292

Total revenues	413,456	343,799
Costs and expenses:
Cost of revenues from fuel sales	269,111	277,146
Cost of revenues from fuel sales to affiliates	132,167	54,973
Cost of revenues for retail merchandise and other	—	230
Rent expense	2,067	2,143
Operating expenses	1,709	1,420
Depreciation and amortization	4,739	2,570
Selling, general and administrative expenses	5,291	3,082
Gain on sale of assets	(960)	(704)

Total costs and operating expenses	414,124	340,860

Operating (loss) income	(668)	2,939
Interest expense, net	(3,379)	(1,778)
Other income, net	718	314

(Loss) income from continuing operations	(3,329)	1,475
Income (loss) from discontinued operations	216	(960)

Net (loss) income and comprehensive (loss) income	$(3,113)	$515

The accompanying notes are an integral part of these Unaudited Condensed Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

UNAUDITED CONDENSED COMBINED STATEMENTS OF OWNERS' DEFICIT

(Amounts in thousands)

Owners' Deficit
December 31, 2011	$(30,955)
Net loss and comprehensive loss	(3,113)
Contributions from owners	1,339
Distributions to owners	(2,523)

March 31, 2012	$(35,252)

The accompanying notes are an integral part of these Unaudited Condensed Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

	March 31, 2012	March 31, 2011
Cash Flows From Operating Activities
Net (loss) income	$(3,113)	$515
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization	4,743	2,672
Amortization of debt discount	231	161
Amortization of deferred financing fees	160	132
Accretion of below market leases	126	114
Gain on disposal of assets	(1,204)	(163)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(76)	2,978
Accounts receivable from affiliates	(6,041)	(3,417)
Inventories	(34)	(153)
Environmental indemnification asset	428	2,393
Other current assets	(105)	(1,483)
Other assets	97	(6,540)
Accounts payable	8,767	1,681
Fuel taxes payable	1,228	(1,855)
Accrued expenses and other current liabilities	(268)	(382)
Environmental reserves	(521)	(1,026)
Other long-term liabilities	27	(6)

Net cash provided by (used in) operating activities	4,445	(4,379)

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	2,780	8,079
Issuance of notes receivable	—	(2,700)
Repayments of notes receivable	—	3,600
Purchase of property and equipment	(687)	(835)
Cash paid in connection with acquistions, net of cash	(500)	—

Net cash provided by investing activities	1,593	8,144

Cash Flows From Financing Activities
Proceeds from long-term debt	9,500	1,941
Repayment of long-term debt	(9,102)	(1,753)
Proceeds from financing obligations	—	5,000
Payments on notes payable	—	(1,323)
Repayment of financing obligations	(1,093)	(51)
Advances to affiliates	(4,448)	(1,028)
Payment of deferred financing fees	(117)	(201)
Contributions from owners	1,339	388
Distributions to owners	(2,523)	(3,810)

Net cash (used in) financing activities	(6,444)	(837)

Net (decrease) increase in cash and cash equivalents	(406)	2,928

Cash and Cash Equivalents
Beginning of period	2,082	2,988

End of period	$1,676	$5,916

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

	March 31, 2012	March 31, 2011
Non-cash transfer of assets and liabilities from Kwik Pik Ohio LLC to Lehigh Gas Ohio—LLC
Total assets	$588	—
Total liabilities	$(588)	—

The accompanying notes are an integral part of these Unaudited Condensed Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

1. Organization and Basis of Presentation

        The accompanying Selected Lehigh Gas Entities (the "Predecessor Entity") special purpose combined financial statements represent the financial statement combination of certain entities under common control (Lehigh Gas Corporation, Energy Realty OP LP, EROP-Ohio Holdings, LLC, Lehigh-Kimber Petroleum Corporation, Lehigh-Kimber Realty LLC, Kwik Pik-Ohio LLC and Kwik Pik Realty-Ohio LLC). As more fully discussed below, taken together, the Predecessor Entity along with other affiliated entities under common control not part of the combined group, are collectively referred to as the Lehigh Gas Group ("LGG").

        Lehigh Gas Corporation ("LGC"), a Delaware corporation, is one of the seven entities that comprise the Predecessor Entity and is the entity that has been in operation and under common control for the entirety of the periods presented in the combined financial statements. Accordingly, LGC is deemed to be the acquirer of the other entities included in the Predecessor Entity who were acquired during the periods presented in the combined financial statements and are included in the combined financial statements. During the periods covered by the combined financial statements, acquisitions have occurred of certain fee ownership interests in and/or leasehold ownership interests in gas stations and convenience stores ("Locations") and contractual rights to distribute motor fuels ("wholesale fuel supply agreements") to independent dealers who own or lease their retail locations from unrelated third-parties.

        In anticipation of the Predecessor Entity contribution of certain assets, operations, and/or equity interests ("Contributed Assets") and certain liabilities to Lehigh Gas Partners LP, a newly formed Delaware limited partnership (the "Partnership"), the Partnership is filing with the United States Securities and Exchange Commission ("SEC") a registration statement on Form-S-1 ("Registrations Statement") for the initial public offering of common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders or their assigns of the Predecessor Entity in consideration of their transfer of the Contributed Assets to the Partnership. An entity ultimately controlled by the majority shareholder of the Predecessor Entity will control the general partner that will manage the Partnership's business. Accordingly, the accompanying special purpose condensed combined financial statements are presented in accordance with SEC requirements for predecessor financial statements to be included in the Registration Statement. The management of the Partnership has determined the presentation of the accompanying condensed combined financial statements includes the most significant and relevant historical financial information representing the past performance of the Contributed Assets forming the Partnership and is therefore relevant financial information for prospective investors.

        The accompanying special purpose condensed combined financial statements exclude certain affiliate entities under common control during the periods presented, including Lehigh Gas—Ohio Holdings LLC ("LGO") and other entities owned and/or operated by the equityholders of the Predecessor Entity. Therefore, these entities' assets, liabilities, operations and/or equity interests will not be contributed to the Partnership. Additionally, certain liabilities, and certain assets and operations of the Predecessor Entity are also not to be contributed ("Non-Contributed Assets") to the Partnership as they do not fit the strategic and geographic

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

1. Organization and Basis of Presentation (Continued)

plans of the Partnership. However, the Non-Contributed Assets, liabilities, and operations are not significant, and are included in the accompanying special purpose historical condensed combined financial statements.

        The Predecessor Entity is principally engaged in the business of: (i) distributing motor fuels (using third-party transportation services providers)—on a wholesale basis to sub-wholesalers, independent dealers, Lessee Dealers (as defined below), related entities, and others, and (ii) ownership or lease of Locations and, in turn, generating rental-fee income revenue from the lease or subleases of the Locations to related and /or unrelated operators ("Lessee Dealers"). The Partnership, upon the transfer of the Contributed Assets, will be engaged in substantially the same business and revenue generating activities as the Predecessor Entity.

        The accompanying condensed combined financial statements include the accounts of the Predecessor Entity. All significant intercompany balances and transactions have been eliminated in combination. The historical cost-based accounts of the Company, including revenues for rental income and contra-expense amounts for management fees, have been charged to other affiliated entities outside of the Predecessor Entity. Management has determined the method of expense allocation used to be reasonable. The Predecessor Entity believes these charges are reasonable. However, because of certain related party relationships and transactions (Note 12 Related Party Transactions), these combined financial statements may not necessarily be indicative of the conditions that could have existed or results of operations that could have occurred if the Predecessor Entity had entered into similar arrangements with non-affiliated entities.

Interim Financial Statements

        The accompanying interim unaudited condensed combined financial statements and related disclosures are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) on the same basis as the audited combined financial statements for the year ended December 31, 2011 included elsewhere in this prospectus and, in the opinion of management, include all adjustments of a normal recurring nature considered necessary to present fairly the Predecessor Entity's financial position, results of its operations, and cash flows for the three months ended March 31, 2012 and 2011. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or any other future periods. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted under the SEC's rules and regulations. These unaudited interim condensed combined financial statements should be read in conjunction with the audited combined financial statements and accompanying notes for the year ended December 31, 2011.

Significant Accounting Policies

        The Predecessor Entity's significant accounting policies are disclosed in the audited combined financial statements for the year ended December 31, 2011 included elsewhere in this

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

1. Organization and Basis of Presentation (Continued)

prospectus. Since the date of those financial statements, there have been no changes to the Predecessor Entity's significant accounting policies.

Revenue Recognition

        Revenues from wholesale fuel sales are recognized when fuel is delivered to the customer. The Predecessor Entity charges its dealers for third party transportation costs, which are included in revenues and cost of sales. Rental income is recognized on a straight-line basis over the term of the lease. Retail merchandise sales are recognized net of applicable provisions for discounts and allowances upon delivery, generally at the point of sale.

        The amounts recorded for bad debts are generally based upon a specific analysis of aged accounts while also factoring in any new business conditions that might impact the historical analysis, such as market conditions and bankruptcies of particular customers. Bad debt provisions are included in selling, general and administrative expenses. The following table presents the Predecessor Entity's products as a percentage of total sales for the three months ended March 31:

	March 31, 2012	March 31, 2011
Gasoline	93.6%	91.5%
Diesel fuel	6.3%	8.2%
Other	0.1%	0.3%

Total	100.0%	100.0%

Cost of Sales

        The Predecessor Entity includes in "Cost of Sales" all costs incurred to acquire wholesale fuel, including the costs of purchasing, storing and transporting inventory prior to delivery to our wholesale customers. Cost of sales does not include any depreciation of our property, plant and equipment. Depreciation is separately classified in the Predecessor Entity's Condensed Combined Statements of Operations. Total cost of sales of suppliers who accounted for 10% or more of the Predecessor Entity's total combined cost of sales during the three months ended March 31:

	March 31, 2012	March 31, 2011
ExxonMobil	40.1%	50.2%
Motiva Enterprises	22.1%	23.1%
Valero	4.4%	11.1%

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

1. Organization and Basis of Presentation (Continued)

Recent Accounting Pronouncements

        In December 2011, the FASB issued ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05". In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income". Both ASU's are effective for interim reporting periods beginning after December 15, 2011. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. ASU 2011-12 defers the changes in ASU 2011-05 that pertain to how, when and where reclassification adjustments are presented. The company adopted this guidance as of January 1, 2012, retrospectively for the all periods presented. The adoption of this ASU did not have a material impact on the condensed combined financial statements.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS." This ASU provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards (IFRS). This ASU changes certain fair value measurement principles and enhances the disclosure requirements and is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of this ASU did not have a material impact on the condensed combined financial statements.

2. Acquisitions

        In evaluating potential acquisition candidates, the Predecessor Entity considers a number of factors, including strategic fit, desirability of location, purchase price, and the Predecessor Entity's ability to improve the productivity and profitability of a location and/or wholesale supply agreement through the implementation of the Predecessor Entity's operating strategy. The ability to create accretive financial results and/or operational efficiencies due to the relative operational scale and- /or geographic concentration, among other strategic factors, may result in a purchase price in excess of the fair value of identifiable assets acquired and liabilities assumed, resulting in the recognition of goodwill. The Predecessor Entity strives to make its acquisitions accretive to owners' equity and provide a reasonable long-term return on investment. Goodwill recorded in connection with the acquisitions is primarily attributable to the assembled workforce of the acquired businesses and the synergies expected to arise after the Predecessor Entity's acquisitions of those businesses.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

2. Acquisitions (Continued)

        The Predecessor Entity concluded that the historical balance sheet and operating information concerning the acquisitions discussed below, would not be meaningful to investors of the Partnership because, among other reasons, the Predecessor Entity changed fundamentally the nature of the revenue producing assets acquired from the manner in which they were used by their respective sellers. Thus, presenting historical financial information regarding the acquisitions would mislead investors in the Partnership. Moreover, the sellers were unwilling to provide complete financial information for the acquisitions for periods prior to the closing date of the acquisition and, accordingly, the preparation of historical financial information is impracticable.

Shell Retail Gas Stations and Wholesale Fuel Supply Agreement Acquisition

        The Predecessor Entity acquired from Motiva Enterprises, LLC ("Motiva"), an unrelated third-party, a total of 26 Shell Oil Company ("Shell") branded gas stations and convenience stores ("Shell Locations") located in the State of New Jersey under the terms of an Asset Purchase and Sale Agreement (the "Motiva Asset Agreement") and also acquired 56 wholesale fuel supply agreements under the terms of an Agreement to Assign Retailer Instruments with Reversionary Rights (the "Motiva Assignment Agreement"). Taken together, the Motiva Asset Agreement and the Motiva Assignment Agreement are collectively referred to herein as the "Motiva Transaction". The Motiva Transaction was accounted for as a business combination for accounting purposes.

        The Motiva Transaction acquisition closing dates were in May 2011 with respect to the acquisition of 14 Shell Locations and the wholesale fuel sale supply agreements and in August 2011 for the remaining 12 Shell Locations. The Predecessor Entity acquired fee simple interest in 21 of the Shell Locations and leasehold interests in the other 5 of the Shell Locations, with all of the Shell Locations considered company owned and independent dealer operated on the acquisition closing dates. The Motiva Transaction is expected to enhance the Predecessor Entity's presence in the New Jersey marketplace by increasing market share, expanding and enhancing the geographical distribution of operations, and further increasing the wholesale supply business.

        The Motiva Transaction aggregate purchase price consideration was $30,414 of cash consideration, funded with proceeds of $20,337 of borrowings under a credit agreement and the remaining balance from available cash-on-hand.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

2. Acquisitions (Continued)

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the Motiva Acquisition Date:

Land	$10,850
Buildings	7,830
Equipment	5,470
Wholesale fuel supply agreements	5,734
Lease agreements with above average market value	337

Total identifiable assets	$30,221

Environmental liabilities	$1,521

Total liabilities assumed	1,521

Net identifiable assets acquired	28,700
Goodwill	1,714

Net assets acquired	$30,414

        The fair values of the assets acquired and liabilities assumed as presented above are based on information available as of the acquisition closing dates. The fair values have been determined based upon estimates and assumptions of management.

        The fair value of land, buildings, and equipment ("tangible assets") was determined using a Cost Approach, with the fair value of an asset estimated by reference to the replacement cost to obtain a substitute asset of comparable features and functionality, and is the amount a willing market participant would pay for such an asset, taking into consideration the asset condition as well as any physical deterioration, functional obsolescence, and/or economic obsolescence. The buildings and equipment are being depreciated on a straight-line basis, with estimated useful life of 20 years for buildings and 3 to 10 years for equipment. Land is not depreciated.

        The fair value of the wholesale fuel supply agreements was determined using an Income Approach, with the fair value estimated to be the present value of incremental after-tax cash flows attributable solely to the wholesale fuel supply agreements over their estimated remaining useful life, using probability-weighted cash flows, generally assumed to extend through the term of the wholesale fuel supply contracts, and using discount rates considered appropriate given the inherent risks associated with this type of agreement. The Predecessor Entity believes the level and timing of cash flows represent relevant market participant assumptions. The wholesale fuel supply agreements are being amortized on a proportional basis corresponding to the average attrition rate of the wholesale fuel supply agreements over an estimated weighted average useful life of approximately 10 years.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

2. Acquisitions (Continued)

        Under the terms of a separate brand fee agreement with Shell Oil Company, the Predecessor Entity is entitled to operate the Shell Locations' acquired in the Motiva Transaction under the Shell-branded trade name and related trade logos.

Other

        During 2011, as part of the Predecessor Entity's effort to increase market share, expand and enhance the geographical distributions and further increase the wholesale supply business, the Predecessor Entity acquired 4 locations which individually and in the aggregate represented immaterial acquisitions for the periods presented.

3. Discontinued Operations and Assets Held for Sale

Discontinued Operations

        As part of certain sale transactions, the Predecessor Entity may continue to distribute motor fuels on a wholesale basis to a divested site. In addition the Predecessor Entity has the right to monitor and, if necessary, impose conditions on the operations of a divested site to ensure that the purchaser is complying with the terms and conditions of the franchise agreement covering such site. Accordingly, the Predecessor Entity has the ability to exert significant influence over the divested site and thus the Predecessor Entity has significant continuing involvement and are not deemed discontinued operations.

        The Predecessor Entity classifies locations as discontinued when operations and cash flows will be eliminated from the ongoing operations and the Predecessor Entity will not retain any significant continuing involvement in the operations after the respective sale transactions. For all periods presented, all of the operating results for these discontinued operations were removed from continuing operations and were presented separately as discontinued operations in the Condensed Combined Statements of Operations. The Notes to the Condensed Combined Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

3. Discontinued Operations and Assets Held for Sale (Continued)

        The following operating results of the locations are included in discontinued operations for the three months ended March 31:

	2012	2011
Revenues:
Revenues from fuel sales	$3,776	$6,896
Rental income	—	8

Total revenues	3,776	6,904
Costs and Expenses:
Cost of revenues from fuel sales	3,748	6,832
Operating expenses	25	116
Depreciation and amortization	4	102
(Gain) loss on sale of assets	(244)	540

Total costs and operating expenses	3,533	7,590

Operating income (loss)	243	(686)
Interest expense, net	(27)	(274)
Other income, net	—	—

Income (loss) from discontinued operations	$216	$(960)

        Discontinued operations have not been segregated in the Condensed Combined Statements of Cash Flows.

Assets of Operations Held for Sale

        In addition to the discontinued operations disclosed above, the Predecessor Entity has classified 19 and 2 locations as of March 31, 2012 and December 31, 2011, respectively, as held-for-sale. In connection with the classification as held-for-sale, the Predecessor Entity recognized a loss of $1,325 for the three month periods ended March 31, 2012 and this amount has been included in depreciation and amortization expense. The loss represents the impairment recognized to present the held-for-sale locations at the lower of cost or fair value, less costs to sell. The fair values, less costs to sell were determined based on negotiated amounts in agreements with unrelated third parties. No impairment was recognized to present the 2 locations at the lower of cost or fair value at December 31, 2011. The Predecessor Entity expects to complete the sale of these locations within the next twelve months. The losses, including the direct costs to transact a sale, for the held-for-sale locations could differ from the ultimate sales

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

3. Discontinued Operations and Assets Held for Sale (Continued)

price due to the fluidity of the negotiations, price volatility, changing interest rates, and future economic conditions.

	March 31, 2012	December 31, 2011
Assets held for sale:
Property and equipment, at cost:
Land	$6,759	$388
Buildings and improvements	3,032	376
Equipment and other	1,592	20

Total property and equipment, at cost	11,383	784

Less accumulated depreciation	(2,697)	(41)

Total assets held for sale	8,686	743

Liabilities related to assets held for sale:
Long-term debt	8,686	183

Total liabilities related to assets held for sale	8,686	183

Net assets held for sale	$—	$560

4. Inventory

        Inventory consisted of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Gasoline	$871	$943
Diesel fuel	158	174
Kerosene	54	44
Store merchandise	—	86

Total inventory	$1,083	$1,247

        Inventory amounts in the table above are shown net of obsolescence. Our reserve for obsolescence is not material to the Condensed Combined Balance Sheets for any of the periods presented.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

5. Property and Equipment, net

        Property and equipment, net consisted of the following at March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Land	$103,650	$110,614
Buildings and improvements	75,042	77,497
Leasehold improvements	4,256	4,778
Equipment and other	37,797	38,118

Property and Equipment—Total	220,745	231,007
Less: Accumulated depreciation and amortization	(29,531)	(28,614)

Property and equipment, net	$191,214	$202,393

        Depreciation expense was approximately $3,867 and $2,245 for the three months ended March 31, 2012 and 2011, respectively.

6. Goodwill and Intangible Assets

        Intangible assets consist of the following:

	March 31, 2012			December 31, 2011
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Dealer contracts	$20,428	$(9,750)	$10,678	$20,428	$(8,879)	$11,549
Customer lists	150	—	150	150	—	150
Trademarks	134	(30)	104	134	(27)	107
Above market leases	822	(290)	532	822	(249)	573

Total	$21,534	$(10,070)	$11,464	$21,534	$(9,155)	$12,379

        The aggregate amortization expense was approximately $915 and $457 for the three months ended March 31, 2012, and 2011, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

7. Debt

	March 31, 2012	December 31, 2011
Revolving term loan, net of discount	$171,360	$164,264
Term loan, net of discount	—	6,077
Mortgage Notes	14,738	15,128

	186,098	185,469
Less liabilities of operations held for sale	8,686	183
Less current portion	11,228	7,757

Long-term portion	$166,184	$177,529

Revolving Term Loan

        On December 30, 2010, the Predecessor Entity entered into a $175,000 revolving term loan credit facility with a syndicate of lenders. The term loan portion of $135,000 is payable in quarterly principal amounts of $1,600, which payments commenced on September 30, 2011. The revolving facility had a borrowing capacity of $40,000 of which $15,000 may be drawn upon for operating purposes, $5,000 may be used for short term advances and $20,000 may be used to issue letters of credit. The Predecessor Entity is subject to an initial fee of 25 basis points of the stated amount for any letters of credit issued. The Predecessor Entity had approximately $13,593 and $11,200 in outstanding letters of credit as of March 31, 2012 and December 31, 2011, respectively.

        Both the term and revolving portions of the credit facility mature on December 30, 2015. Pursuant to the terms of the credit facility, the Predecessor Entity may increase its borrowing capacity by $75,000 for acquisition related purposes. During 2011, the Predecessor Entity increased the borrowing capacity under its term loan by $20,000 in connection with the Shell acquisition as discussed in Note 2.

        In February 2012, the Predecessor Entity increased the borrowing capacity of the revolving facility by $8,000 in order to pay off the Term Loan discussed below. The initial proceeds used under the revolving term facility were used to refinance several credit facilities held by the Predecessor Entity. After these amendments, the term loan portion of the facility is $155,000 and the borrowing capacity of the revolving credit facility is $48,000. In addition, the quarterly principal amounts increased to $2,600. Borrowings under the revolving term loan credit facility bear interest at a floating rate which, at the Predecessor Entity's option, may be determined by reference to a LIBOR rate or a base rate plus an applicable margin ranging from 1.25% to 3.00%. Short term advances bear interest at a base rate plus an applicable margin. The Predecessor Entity's applicable margin is determined by certain combined leverage ratios at the time of borrowing as set forth in the credit agreement. The Predecessor Entity is subject to a commitment fee of 50 basis points for any excess borrowing capacity over the outstanding

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

7. Debt (Continued)

principal borrowings under the revolver portion of the credit facility. As of March 31, 2012 and December 31, 2011, the credit facility had an interest rate of 3.2% and 3.4%, respectively. Interest incurred for the three months ended March 31, 2012 and 2011 was $1,500 and $221, respectively.

        In connection with obtaining the revolving term loan credit facility, the Predecessor Entity paid $4,226 in fees to the lenders and to third parties. In connection with the February 2012 amendment to the revolving portion of the facility, the Company paid $117 in lender fees.

        Financing fees of $2,580 and $1,763 were recorded as discount to the carrying value of the debt and deferred financing fees, respectively. The debt discount and deferred financing fees are being amortized into interest expense over the terms of the related debt. For the three months ended March 31, 2012 and 2011, amortization of debt discount and deferred financing fees were $335 and $274, respectively.

        The revolving term loan credit facility is secured by liens and security interests with first priority security interest in the Predecessor Entity's assets, including its properties. All borrowers are jointly and severally liability for obligations under the facility. Lehigh Gas—Ohio, LLC, a related party, is a borrower under the revolving term loan facility. The revolving term loan facility contains covenants that, subject to specified exceptions, restrict the Predecessor Entity's ability to, among other things, incur additional indebtedness, incur liens, liquidate or dissolve, sell, transfer, lease or dispose of assets, or make loans, investments or guarantees. The revolving term loan facility includes a number of affirmative and negative covenants, which could restrict the Predecessor Entity's operations. If the Predecessor Entity were to be in default the lenders could accelerate the Predecessor Entity's obligation to pay all outstanding amounts. The Predecessor Entity is subject to various financial covenant restrictions under the revolving term loan facility. In May 2012, the Predecessor Entity entered into an amendment to change certain financial covenants as of December 31, 2011 and through December 31, 2012, [resulting in compliance with the financial covenants as of March 31, 2012.]

Term Loan

        On December 30, 2009 the Predecessor Entity issued a promissory note. The Predecessor Entity made monthly installment payments of $53, which included components of principal and interest up to the December 30, 2014 maturity date of the term loan. Borrowings under the term loan facility bore interest at a floating rate, which were determined by reference to a base rate plus an applicable margin of 2.0%. As of December 31, 2011, the term loan had an interest rate of 5.25%. In February 2012, this term loan was paid in its entirety. Interest incurred for the three months ended March 31, 2012 and 2011 was $44 and $91, respectively.

        In connection with obtaining the term loan, the Predecessor Entity paid $101 in lender fees and recorded as discount to the carrying value of the debt. The debt discount is being amortized into interest expense over the term of the related debt. Upon paying the term loan in its entirety

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

7. Debt (Continued)

in February 2012, the unamortized portion of the discount was immediately expensed. For the three months ended March 31, 2012 and 2011, amortization of debt discount was $52 and $4, respectively.

Mortgage Notes

        In June and December of 2008, the Predecessor Entity entered into several mortgage notes with two lenders for an aggregate initial borrowing amount of $23,586. Pursuant to the terms of the mortgage notes, the Predecessor Entity makes monthly installment payments that are comprised of principal and interest through maturity dates of June 23, 2023 and December 23, 2023. Since the initial borrowing the Predecessor Entity has made additional principal payments. The balance outstanding at March 31, 2012 and December 31, 2011 is $14,737 and $15,128, respectively. The mortgage notes bear interest at a floating rate which may be determined by reference to an index rate plus an applicable margin not to exceed 5.0%. As of March 31, 2012 and December 31, 2011 the weighted average interest rate was 3.9% and 4.0%, respectively. Interest expense for the three months ended March 31, 2012 and 2011 was $150, and $166, respectively. The mortgage notes are secured by a first priority security interest in certain properties of the Predecessor Entity. The mortgage notes contain a number of affirmative and negative covenants. The Predecessor Entity is also required to comply with certain financial covenants. In May 2012, the Predecessor Entity obtained a waiver to cure its violation of certain financial covenants as of December 31, 2011. In connection with obtaining the mortgage notes, the Predecessor Entity incurred $245 in related expenses that were recorded as deferred financing fees. The deferred financing fees are being amortized into interest expense over the terms of the related debt. Amortization of deferred financing for the three months ended March 31, 2012 and 2011 was $4 and $15, respectively.

8. Fair Value Measurements

        The Predecessor Entity measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument's categorization within the fair value

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

8. Fair Value Measurements (Continued)

hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.
Level 3	Unobservable inputs that are not corroborated by market data. This category is comprised of financial and non-financial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

        Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no significant transfers between any levels during the three months ended March 31, 2012 or 2011.

        Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

        Derivative instruments—The Predecessor Entity executes derivative contracts, such as interest rate swaps, as part of their overall risk management strategies. The majority of the Predecessor Entity's derivatives outstanding are reported at fair value based upon market quotes that are deemed to be observable inputs in an active market for similar assets and liabilities and are considered Level 2 inputs for purposes of fair value disclosures. The Predecessor Entity has not changed its valuation techniques or inputs during the three months ended March 31, 2012. At March 31, 2012 and December 31, 2011 the fair value of these derivative instruments were approximately $409 and $498, respectively, which were included in other liabilities in the Condensed Combined Balance Sheet.

        For assets and liabilities measured on a non-recurring basis during the year, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category. See Note 2. Acquisitions for acquired assets and liabilities measured on a non-recurring basis for the three months ended March 31, 2012. There were no other remeasured assets or liabilities at fair value on a non-recurring basis during the three months ended March 31, 2012.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

8. Fair Value Measurements (Continued)

Financial Instruments

        The fair value of the Predecessor Entity's financial instruments consisting of accounts receivable, accounts payable and debt approximated their carrying value as of March 31, 2012 and December 31, 2011.

9. Environmental Liabilities

        The Predecessor Entity currently owns or leases properties where refined petroleum products are being or have been handled. These properties and the refined petroleum products handled thereon may be subject to federal and state environmental laws and regulations. Under such laws and regulations, the Predecessor Entity could be required to remove or remediate containerized hazardous liquids or associated generated wastes (including wastes disposed of or abandoned by prior owners or operators), to clean up contaminated property arising from the release of liquids or wastes into the environment, including contaminated groundwater, or to implement best management practices to prevent future contamination.

        The Predecessor Entity maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles that the Predecessor Entity considers reasonable and not excessive. In addition, the Predecessor Entity has entered into indemnification and escrow agreements with various sellers in conjunction with several of its acquisitions. Allocation of environmental liability is an issue negotiated in connection with each of the Predecessor Entity's acquisition transactions. In each case, the Predecessor Entity makes an assessment of potential environmental liability exposure based on available information. Based on that assessment and relevant economic and risk factors, the Predecessor Entity determines whether to, and the extent to which it will, assume liability for existing environmental conditions.

        The following table presents a summary roll forward of the Predecessor Entity's environmental liabilities, on an undiscounted basis, at March 31, 2012:

Environmental Liability Related to:	Balance at December 31, 2011	Additions 2012	Payments in 2012	Balance at March 31, 2012
Total Environmental Liabilities	$25,819	$689	$1,210	$25,298

Current portion	6,418			6,480
Long-term portion	19,401			18,818

Total environmental liabilities	$25,819			$25,298

        The Predecessor Entity's estimates used in these reserves are based on all known facts at the time and its assessment of the ultimate remedial action outcomes. The Predecessor Entity will

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

9. Environmental Liabilities (Continued)

adjust loss accruals as further information becomes available or circumstances change. Among the many uncertainties that impact the Predecessor Entity's estimates are the necessary regulatory approvals for, and potential modification of, its remediation plans, the amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. Therefore, although the Predecessor Entity believes that these reserves are adequate, no assurances can be made that any costs incurred in excess of these reserves or outside of indemnifications or not otherwise covered by insurance would not have a material adverse effect on the Predecessor Entity's financial condition, results of operations or cash flows. The Predecessor Entity utilizes the services of an environmental remediation firm and advances of $3,379 and $3,105 at March 31, 2012 and December 31, 2011, respectively, were included in other current assets in the Unaudited Condensed Combined Balance Sheets.

        A significant portion of the environmental reserves above has a corresponding indemnification asset recorded in the accompanying Unaudited Condensed Combined Balance Sheets. These indemnification assets consist primarily of third-party escrowed funds, state funds and insurance coverage. The breakdown of the indemnification assets is as follows at March 31, 2012 and December 31, 2011:

	Balance at March 31, 2012	Balance at December 31, 2011
Third-Party Escrows	$9,672	$10,041
State Funds	5,793	5,619
Insurance Coverage	6,588	6,821

Total indemnification assets	$22,053	$22,481

Current portion	5,928	6,418
Long-term portion	16,125	16,063

Total indemnification assets	$22,053	$22,481

        State funds represent probable state reimbursement amounts that would be payable to the Predecessor Entity under state funds. Reimbursement will depend upon the continued maintenance and solvency of the state. Insurance coverage represents amounts deemed probable of reimbursement under insurance policies.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

10. Commitments and Contingencies

Legal Actions

        In the normal course of business, the Predecessor Entity has and may become involved in legal actions relating to the ownership and operation of their properties and business. No provision has been made in the financials as management concluded that losses from outstanding legal actions are not reasonably possible. In management's opinion, the resolutions of any such pending legal actions are not expected to have a material adverse effect on its combined financial position, results of operations and cash flows. The Predecessor Entity maintains liability insurance on certain aspects of its businesses in amounts deemed adequate by management. However, the Predecessor Entity can provide no assurance that this insurance will be adequate to protect them from all material expenses related to potential future claims or these levels of insurance will be available in the future at economically acceptable prices.

11. Motor Fuels Taxes Payable and Accrued Expenses and Other Current Liabilities

Motor Fuels Taxes Payable

        The motor fuels taxes collected on-behalf-of state, local and federal authorities excludes such amounts from sales revenue and cost of goods sold. As of March 31, 2012 and December 31, 2011, the fuel tax payable represent amounts due to various state taxing authorities.

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following at:

	March 31, 2012	December 31, 2011
Interest expense	$707	$2,117
Payroll expense	319	169
Professional fees	1,146	290
Other items, net	1,154	1,029

Total accrued expenses and other current liabilities	$3,326	$3,605

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

12. Related-Party Transactions

        The related party transactions with the Predecessor Entity and other affiliated entities under common control not part of the Predecessor Entity ("Affiliates") are as follows:

Property and Equipment

        In March of 2012, the Predecessor Entity purchased property and equipment from one of its owners for approximately $1,450. The purchase was recorded as an addition to property and equipment at its historical carrying value of $500. The excess purchase price over the historical carrying value of $950 was recorded as a distribution to the owner in the Predecessor Entity's Unaudited Condensed Combined Statements of Owners' Deficit and Statements of Cash Flows.

Advances to Affiliates

        The Predecessor Entity serves as a lender and borrower of funds and a clearinghouse for the settlement of receivables and payables for its Affiliates. Amounts due from Affiliates for these types of transactional activities amounted to $4,448 and $5,854 at March 31, 2012 and December 31, 2011, respectively.

Revenues from Fuel Sales to Affiliates

        The Predecessor Entity sells refined petroleum products to its Affiliates at prevailing market prices at the time of delivery. Revenues and cost of revenues from fuel sales to affiliates are disclosed in the accompanying Condensed Combined Statements of Operations.

Mandatorily Redeemable Preferred Equity

        In December 2008, the Predecessor Entity issued non-voting preferred member interests of $12,000 to certain related individuals. The holders of the preferred interests receive semi-annual dividend payments at an increasing coupon rate, not to exceed 18.0%. The initial coupon rate of 9.0% increases 3.0% every six months and is capped at 18.0%. In the event of a default, as defined by the preferred interest agreement, the interest rate may increase to 24.0%. As of March 31, 2012 and December 31, 2011, the interest rate was 12.0%.

        At any time following the initial issuance, the Predecessor Entity retains the right to repurchase the preferred member interests at a price equal to the initial issuance plus any accrued and unpaid dividends. The preferred member interests are to be redeemed by the Predecessor Entity on or before December 22, 2015. At the time of redemption, the Predecessor Entity will pay the preferred members an amount equal to their unreturned capital and any unpaid preferred dividends accruing up to the point of repurchase.

        In February 2011, the Predecessor Entity amended the terms under the preferred membership interest agreement. Pursuant to the amendment, the holders of preferred member interest receive semi-annual dividend payments at a rate of 12.0% with a default rate of 18.0%.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

12. Related-Party Transactions (Continued)

In addition, the holder has the option to request payment of all interest and principal due any time after October 1, 2013. Pursuant to an amendment in May 2012, the interest rate will increase to 15% for the period from September 1, 2012 through August 31, 2013. The Predecessor Entity recorded the issuance of preferred member interests as a component of its long term liabilities.

        Dividend payments, including accrued dividends, are recorded as interest expense. For the three months ended March 31, 2012 and 2011, the Predecessor Entity recorded preferred interest expense of $360.

Management Fees

        The Predecessor Entity charges management fees to its Affiliates and these amounts are included as contra-expense amounts in selling, general and administrative expenses in the accompanying Condensed Combined Statements of Operations. The amounts recorded for these management fees was approximately $912 and $508 for the three months ended March 31, 2012 and 2011, respectively. These management fees reflect the allocation of certain overhead expenses of the Predecessor Entity and include costs of centralized corporate functions, such as legal, accounting, information technology, insurance and other corporate services. The allocation methods for these costs include: estimates of the costs and level of support attributable to its Affiliates for legal, accounting, usage and headcount for information technology.

Note Receivable

        In May 2009, the Predecessor Entity received a secured promissory note for $240 from a related party. Pursuant to the terms of the note, the Predecessor Entity is entitled to receive monthly installment payments of principal and interest payments May 2029 and shall bear interest at a fixed rate of 7% per annum. The Predecessor Entity received interest income of $4 for each of the three months ended March 31, 2012 and 2011, respectively. At March 31, 2012 and December 31, 2011 the unpaid principal balance of the note of approximately $201 and $204, respectively, were included in deferred financing fees and other assets in the accompanying Condensed Combined Balance Sheet.

Operating Leases of Gasoline Stations as Lessor

        The Predecessor Entity leases certain gas stations to its Affiliates under cancelable operating leases. The rental income under these agreements totaled $1,852 and $1,752 for the three months ended March 31, 2012 and 2011, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

12. Related-Party Transactions (Continued)

Operating Leases of Gasoline Stations as Lessee

        The Predecessor Entity leases certain gas stations from its Affiliates under cancelable operating leases. Total expenses incurred under these agreements totaled $138 and $138 for the three months ended March 31, 2012 and 2011, respectively.

Operating Lease of Office Space

        The Predecessor Entity leases their principal offices from an entity in which is owned and operated by a related party. Total rent expense recognized under this lease was $45 for each of the three months ended March 31, 2012 and 2011. The office lease has a 10-year term that commenced on February 1, 2010. The Predecessor Entity has the option to renew the lease for up to 3 additional 5-year periods at the then rate as defined under the terms of the agreement.

13. Subsequent Events

Lease Agreement

        In May 2012, the Predecessor Entity entered into a 15-year unitary net lease and sublease agreement with renewal options of up to an additional 25 years. The Predecessor Entity agreed to lease buildings, improvements, equipment and real property located at 105 gas stations in the states of Massachusetts, New Hampshire and Maine. The Predecessor Entity will pay fixed annual rent of approximately $5,400 per year and such rent shall increase by 1.5% per year. In addition to this fixed annual rent, the Predecessor Entity will also pay, as additional rent, an amount equal to two cents per gallon of gasoline or other fuel delivered to the locations during the lease term. During the initial 3-year term of the lease, the Predecessor Entity is required to make capital expenditures to the locations of at least $4,280 plus one cent per each gallon of gasoline sold at these locations during the initial 3-year period. However, the Predecessor Entity is entitled to a rent credit equal to 50% of the capital expenditures up to a maximum of $2,140.

New Credit Agreement

        In connection with the closing of the offering, the Predecessor Entity will enter into a five-year senior secured revolving credit facility in an aggregate principal amount of $250,000, which limit may be increased to $325,000 if certain conditions are met, and the Predecessor Entity will use the proceeds of this new facility to repay in full the remaining borrowings under their existing credit agreement. This new credit agreement will mature in 2017, at which point all amounts outstanding under the credit agreement will become due. This credit agreement is subject to certain contingent events, one of which is the consummation of an initial public offering.

        All obligations under this new credit agreement will be secured by substantially all of the Predecessor Entity's assets. Indebtedness under the new credit agreement will bear interest, at

Lehigh Gas Entities (Predecessor)

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2012 and 2011

(Amounts in thousands)

13. Subsequent Events (Continued)

the Predecessor Entity's option, (1) a rate equal to the London Interbank Offered Rate, or "LIBOR" rate, for interest periods of one, two, three or six months, plus a margin of 2.25% to 3.00% per annum, or (2) (a) a base rate equal to the greatest of, (i) the federal funds rate, plus 0.5%, (ii) the LIBOR rate for one month interest periods, plus 1.00% per annum or (iii) the rate of interest established by the lender, from time to time, as its prime rate, plus (b) a margin of 1.25% to 2.00% per annum. In addition, the Predecessor Entity will incur a commitment fee based on the unused portion of the working capital facility at a rate of 0.50% per annum. Furthermore, the Predecessor Entity has the right to a swingline loan under the credit agreement in an amount up to $5,000. Swingline loans will bear interest at the applicable base rate, plus a margin of 1.25% to 2.00% depending on the Predecessor Entity's consolidated total leverage ratio. Standby letters of credit will be subject to a 0.25% fronting fee and other customary administrative charges. Standby letters of credit will bear interest at a rate of 2.25% to 3.00% per annum, depending on the Predecessor Entity's consolidated total leverage ratio.

        The new credit agreement will prohibit the Predecessor Entity from making distributions to unit holders if any potential default or event of default occurs or would result from the distribution. In addition, the new credit agreement will contain various financial and non-financial covenants.

Lehigh Gas Partners LP

UNAUDITED CONSOLIDATED BALANCE SHEETS

As of March 31, 2012 and December 31, 2011

	March 31, 2012	December 31, 2011
Assets	$—	$—

Liabilities	$—	$—
Partners' capital
Limited partners	$1,000	$1,000
General partner	—	—
Less: contribution receivable from partners	(1,000)	(1,000)
Total Partners' Capital	$—	$—

Total liabilities and partners' capital	$—	$—

The accompanying notes are an integral part of this condensed consolidated balance sheets

Lehigh Gas Partners, LP

UNAUDITED NOTES TO CONSOLIDATED BALANCE SHEETS

As of March 31, 2012

1. Nature of Operations

        Lehigh Gas Partners, LP (the "Partnership") is a Delaware limited partnership formed in December 2011. Lehigh Gas GP LLP (the "General Partner") is a limited liability company formed in December 2011 to as the general partner of the Partnership.

        In December 2011, Lehigh Gas Corporation, a Delaware corporation, agreed to contribute $1,000 to the Partnership in exchange for a 100% limited partner interest. The agreement to contribute has been recorded as contributions receivable and are reflected in the accompanying consolidated balance sheets as reductions to partners' capital.

        There have been no other transactions involving the Partnership as of March 31, 2012. The Partnership will ultimately receive the transfer from the Selected Lehigh Gas Entities (the "Predecessor Entity") of certain contributed assets, liabilities, operations and/or equity interests (the "Contributed Assets"). Taken together with other affiliated entities and including the Predecessor, the entities are under common control and are collectively referred to as the Lehigh Gas Group (LGG).

        The Partnership, pursuant to an initial public offering, intends to sell common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders (or their assigns) of the Predecessor Entity in consideration of their transfer of the Contributed Assets to the Partnership.

        The Partnership, upon the transfer of the Contributed Assets will be engaged in substantially the same business and revenue generating activities as the Predecessor Entity, principally: (i) distributing motor fuels (using unrelated third-party transportation services providers)—on a wholesale basis to sub-wholesalers, independent dealers, Lessee Dealers, related entities, and others, and (ii) ownership or lease of Locations and, in turn, generating rental-fee income revenue from the lease or subleases of the Locations to third-party operators.

2. Basis of Presentation

Interim Financial Statements

        The accompanying interim unaudited condensed consolidated financial statements and related disclosures are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) on the same basis as the audited consolidated financial statements for the year ended December 31, 2011 included elsewhere in this prospectus and, in the opinion of management, include all adjustments of a normal recurring nature considered necessary to present fairly the Partnership's financial position for the three months ended March 31, 2012. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted under the SEC's rules and regulations. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and General Partner
Lehigh Gas Partners LP

        We have audited the accompanying combined balance sheets of Lehigh Gas Entities and affiliated entities under common control (collectively "Predecessor Entity") as of December 31, 2011 and 2010, and the related combined statements of operations, owners' deficit and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Predecessor Entity's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor Entity is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor Entity's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lehigh Gas Entities and affiliated entities under common control as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3, certain entities that comprise the Predecessor Entity had been previously included in combined financial statements with other affiliated entities not part of the Predecessor Entity. Note 3 describes certain corrections of amounts previously reported for the entities that comprise the Predecessor Entity in those previously issued combined financial statements.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
May 11, 2012

Lehigh Gas Entities (Predecessor)

COMBINED BALANCE SHEETS

As of December 31, 2011 and 2010

(Amounts in thousands)

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,082	$2,988
Accounts receivable, less allowance for doubtful accounts of $37 and $90 at December 31, 2011 and 2010, respectively	5,766	3,813
Accounts receivable from affiliates	5,854	5,418
Inventories	1,247	1,355
Environmental indemnification asset—current portion	6,418	6,959
Notes receivable	675	3,600
Assets of operations held for sale	743	10,181
Other current assets	5,197	3,726

Total current assets	27,982	38,040
Property and equipment, net	202,393	185,579
Intangibles assets, net	12,379	8,910
Goodwill	4,487	2,773
Environmental indemnification asset—noncurrent portion	16,063	17,824
Notes receivable	1,350	—
Deferred financing fees, net and other assets	4,974	4,289

Total assets	$269,628	$257,415

Liabilities and owners' deficit
Current liabilities:
Current portion of debt, net of discount	$7,757	$9,028
Current portion of financing obligations	5,294	9,835
Accounts payable	13,166	12,165
Fuel taxes payable	7,777	8,658
Environmental reserve—current portion	6,418	6,959
Notes payable	—	1,323
Liabilities of operations held for sale	183	5,279
Accrued expenses and other current liabilities	3,605	2,705

Total current liabilities	44,200	55,952
Long-term portion of debt, net of discount	177,529	156,940
Long-term portion of financing obligations	40,426	25,834
Mandatorily redeemable preferred equity	12,000	12,000
Environmental reserve—noncurrent portion	19,401	23,535
Other long-term liabilities	7,027	9,285

Total liabilities	300,583	283,546
Commitments and contingencies (Note 18)
Owners' deficit	(30,955)	(26,131)

Total liabilities and owners' deficit	$269,628	$257,415

The accompanying notes are an integral part of these Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

	2011	2010	2009
Revenues:
Revenues from fuel sales	$1,242,040	$847,090	$490,261
Revenues from fuel sales to affiliates	365,106	329,974	310,794
Rental income	12,433	11,740	10,508
Rental income from affiliates	7,792	7,169	10,324
Revenues from retail merchandise and other	1,389	1,939	59

Total revenues	1,628,760	1,197,912	821,946
Costs and Expenses:
Cost of revenues from fuel sales	1,209,719	820,959	472,359
Cost of revenues from fuel sales to affiliates	359,005	324,963	305,335
Cost of revenues for retail merchandise and other	1,068	1,774	7
Rent expense	9,402	6,422	4,494
Operating expenses	6,634	4,211	4,407
Depreciation and amortization	12,073	12,085	8,172
Selling, general and administrative expenses	12,709	13,099	13,389
(Gain) loss on sale of assets	(3,188)	271	(752)

Total costs and operating expenses	1,607,422	1,183,784	807,411

Operating income	21,338	14,128	14,535
Interest expense, net	(12,140)	(15,775)	(10,453)
Gain on extinguishment of debt	—	1,200	—
Other income, net	1,245	4,119	1,685

Income from continuing operations	10,443	3,672	5,767
(Loss) income from discontinued operations	(848)	(6,655)	311

Net income (loss)	$9,595	$(2,983)	$6,078

The accompanying notes are an integral part of these Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

COMBINED STATEMENTS OF OWNERS' DEFICIT AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

Owners' Deficit
January 1, 2009	$(22,653)
Net income and comprehensive income	6,078
Issuance of preferred interests	2,366
Contributions from owners	13,834
Distributions to owners	(20,917)

December 31, 2009	$(21,292)
Net loss and comprehensive loss	(2,983)
Contributions from owners	20,124
Conversion of convertible note into owners' equity	6,963
Repurchase of equity interests	(2,366)
Distributions to owners	(26,577)

December 31, 2010	$(26,131)
Net income and comprehensive income	9,595
Contributions from owners	4,374
Distributions to owners	(18,793)

December 31, 2011	$(30,955)

The accompanying notes are an integral part of these Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

	2011	2010	2009
Cash Flows From Operating Activities
Net income (loss)	$9,595	$(2,983)	$6,078
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	12,153	13,540	9,664
Amortization of debt discount	678	1,499	1,070
Amortization of deferred financing fees	662	844	434
Accretion of below market leases	(199)	(245)	(20)
(Gain) loss on change in fair value of derivative instruments	(1,334)	529	161
Gain on extinguishment of debt	—	(1,200)	—
(Gain) loss on disposal of assets	(2,648)	7,952	(3,627)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,953)	197	(1,360)
Accounts receivable from affiliates	(409)	9,244	2,846
Inventories	108	84	—
Environmental indemnification asset	2,302	2,248	8,245
Other current assets	(1,470)	(692)	1,133
Other assets	98	(193)	(506)
Accounts payable	1,001	2,144	3,809
Fuel taxes payable	(881)	1,527	(82)
Accrued expenses and other current liabilities	900	(1,392)	(2,432)
Environmental reserves	(6,485)	(2,674)	(4,956)
Other long-term liabilities	(558)	463	3,216

Net cash provided by operating activities	11,560	30,892	23,673

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	16,071	19,045	13,099
Issuance of notes receivable	(2,700)	—	(3,600)
Principal payments on notes receivable	4,275	—	—
Purchase of property and equipment	(2,772)	(2,401)	(1,516)
Cash paid in connection with acquisitions, net of cash aquired	(33,749)	(2,126)	(70,217)

Net cash (used in) provided by investing activities	(18,875)	14,518	(62,234)

Cash Flows From Financing Activities
Proceeds from debt	31,038	148,443	55,196
Repayment of debt	(17,493)	(183,774)	(16,317)
Proceeds from financing obligations	21,716	14,722	3,184
Repayment of financing obligations	(11,669)	(3,037)	(7,509)
Proceeds from issuance of convertible note	—	—	6,000
Repurchase of equity interests		(1,043)	—
Issuance of notes payable	—	1,323	—
Payments on notes payable	(1,323)	—	—
Payment of deferred financing fees	(1,441)	(4,531)	(1,280)
Contributions from owners	4,374	9,140	8,368
Distributions to owners	(18,793)	(23,986)	(11,481)

Net cash provided by (used in) financing activities	6,409	(42,743)	36,161

Net (decrease) increase in cash and cash equivalents	(906)	2,667	(2,400)

Cash and Cash Equivalents
Beginning of year	2,988	321	2,721

End of year	$2,082	$2,988	$321

Supplemental Disclosure of Cash Flow Information:
Interest paid	$12,150	$13,271	$10,759

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Noncash Contributions from owners	—	10,984	5,466
Noncash Distributions from owners	—	(2,591)	(9,436)

The accompanying notes are an integral part of these Combined Financial Statements.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

1. Organization and Basis of Presentation

        The accompanying Selected Lehigh Gas Entities (the "Predecessor Entity") special purpose combined financial statements represent the financial statement combination of certain entities under common control (Lehigh Gas Corporation, Energy Realty OP LP, EROP-Ohio Holdings, LLC, Lehigh Kimber Petroleum Corporation, Lehigh Kimber Realty, LLC, Kwik Pik Ohio, LLC and Kwik Pik Realty—Ohio LLC). As more fully discussed below, taken together, the Predecessor Entity along with other affiliated entities under common control not part of the combined group, are collectively referred to as the Lehigh Gas Group ("LGG").

        Lehigh Gas Corporation ("LGC"), a Delaware corporation, is one of the seven entities that comprise the Predecessor Entity and is the entity that has been in operation and under common control for the entirety of the periods presented in the combined financial statements. Accordingly, LGC is deemed to be the acquirer of the other entities included in the Predecessor Entity who were acquired during the periods presented in the combined financial statements and are included in the combined financial statements. During the periods covered by the combined financial statements, acquisitions have occurred of certain fee ownership interests in and/or leasehold ownership interests in gas stations and convenience stores ("Locations") and contractual rights to distribute motor fuels ("wholesale fuel supply agreements") to independent dealers who own or lease their retail locations from unrelated third-parties, including from major integrated oil companies ("Independent Dealers").

        In anticipation of the Predecessor Entity contribution of certain assets, operations, and/or equity interests ("Contributed Assets") and certain liabilities to Lehigh Gas Partners LP, a newly formed Delaware limited partnership (the "Partnership"), the Partnership is filing with the United States Securities and Exchange Commission ("SEC") a registration statement on Form-S-1 ("Registrations Statement") for the initial public offering of common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders or their assigns of the Predecessor Entity in consideration of their transfer of the Contributed Assets to the Partnership. An entity ultimately controlled by the majority shareholder of the Predecessor Entity will control the general partner that will manage the Partnership's business. Accordingly, the accompanying special purpose combined financial statements are presented in accordance with SEC requirements for predecessor financial statements to be included in the Registration Statement. The management of the Partnership has determined the presentation of the accompanying combined financial statements includes the most significant and relevant historical financial information representing the past performance of the Contributed Assets forming the Partnership and is therefore relevant financial information for prospective investors.

        The accompanying special purpose combined financial statements exclude certain affiliate entities under common control during the periods presented, including Lehigh Gas—Ohio Holdings LLC ("LGO") and other entities owned and/or operated by the equityholders of the Predecessor Entity. Therefore, these entities' assets, liabilities, operations and/or equity interests will not be contributed to the Partnership. Additionally, certain liabilities, and certain assets and operations of the Predecessor Entity are also not to be contributed ("Non-Contributed Assets") to

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

1. Organization and Basis of Presentation (Continued)

the Partnership as they do not fit the strategic and geographic plans of the Partnership. However, the Non-Contributed Assets, liabilities, and operations are not significant, and are included in the accompanying special purpose historical combined financial statements.

        The Predecessor Entity is principally engaged in the business of: (i) distributing motor fuels (using unrelated third-party transportation services providers)—on a wholesale basis to sub-wholesalers, independent dealers, Lessee Dealers (as defined below), related entities, and others, and (ii) ownership or lease of Locations and, in turn, generating rental-fee income revenue from the lease or subleases of the Locations to related and /or unrelated operators ("Lessee Dealers"). The Partnership, upon the transfer of the Contributed Assets, will be engaged in substantially the same business and revenue generating activities as the Predecessor Entity.

        The accompanying combined financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 include the accounts of the Predecessor Entity. All significant intercompany balances and transactions have been eliminated in combination. The historical cost-based accounts of the Company, including revenues for rental income and contra-expense amounts for management fees, have been charged to other affiliated entities outside of the Predecessor Entity. Management has determined the method of expense allocation used to be reasonable. The Predecessor Entity believes these charges are reasonable. However, because of certain related party relationships and transactions (Note 19 Related Party Transactions), these combined financial statements may not necessarily be indicative of the conditions that could have existed or results of operations that could have occurred if the Predecessor Entity had entered into similar arrangements with non-affiliated entities.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, expenses and costs. These estimates are based on our knowledge of current events, historical experience and various other assumptions that we believe to be reasonable under the circumstances.

        Critical estimates we make in the preparation of our combined financial statements include, among others, determining the fair value of acquired assets and liabilities; the collectability of accounts receivable; the recoverability of inventories; the useful lives and recoverability of property and equipment and amortized intangible assets; the impairment of goodwill; environmental indemnification assets and liabilities and accruals for various commitments and contingencies. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

Fair Value Measurements

        ASC 820 "Fair Value Measurements and Disclosures" (ASC 820) defines and establishes a framework for measuring fair value and expands related disclosures. We use fair value measurements to measure, among other items, acquired assets and liabilities in business combinations, leases and derivative contracts. We also use them to assess impairment of locations, intangible assets and goodwill.

        Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Segment Reporting

        The Predecessor Entity provides segment reporting in accordance with ASC 280 "Segment Reporting" (ASC 280) which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Predecessor Entity operates in one operating segment, distribution of motor fuels, consisting of gasoline and diesel fuel, and to own and lease real estate used in the distribution of motor fuels, with a single management team that reports to the chief executive officer, who is our chief operating decision maker, as that term is defined in ASC 280. Accordingly, the Predecessor Entity does not prepare discrete financial information with respect to separate product lines or by location and do not have separately reportable segments. All of the operations are located in the United States, primarily in the northeast region.

Revenue Recognition

        Revenues from wholesale fuel sales are recognized when fuel is delivered to the customer. The Predecessor Entity charges its dealers for third party transportation costs, which are included in revenues and cost of sales. Rental income is recognized on a straight-line basis over the term of the lease. Retail merchandise sales are recognized net of applicable provisions for discounts and allowances upon delivery, generally at the point of sale.

        The amounts recorded for bad debts are generally based upon a specific analysis of aged accounts while also factoring in any new business conditions that might impact the historical analysis, such as market conditions and bankruptcies of particular customers. Bad debt provisions are included in selling, general and administrative expenses.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

        The following table presents the Predecessor Entity's products as a percentage of total sales for the years ended December 31:

	2011	2010	2009
Gasoline	92.0%	92.0%	91.7%
Diesel fuel	7.9%	7.9%	8.2%
Other	0.1%	0.1%	0.1%

Total	100.0%	100.0%	100.0%

Motor Fuel Taxes

        The Predecessor Entity collects motor fuel taxes, which consist of various pass through taxes collected from customers on behalf of taxing authorities, and remits such taxes directly to those taxing authorities. The Predecessor Entity's accounting policy is to exclude the tax collected and remitted from revenues and cost of sales and account for them as liabilities.

Cost of Sales

        We include in "Cost of Sales" all costs we incur to acquire wholesale fuel, including the costs of purchasing, storing and transporting inventory prior to delivery to our wholesale customers. Cost of sales does not include any depreciation of our property, plant and equipment. Depreciation is separately classified in our Combined Statements of Operations. Total cost of sales of suppliers who accounted for 10% or more of our total combined cost of sales during the years ended December 31 are as follows:

	2011	2010	2009
ExxonMobil	48.9%	57.1%	61.9%
Motiva Enterprises	24.6%	14.2%	16.8%
Valero	12.1%	13.2%	15.9%

Cash and Cash Equivalents

        The Predecessor Entity considers all short-term investments with maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which, for cash equivalents, approximates fair value due to their short-term maturity. The Predecessor Entity is potentially subject to financial instrument concentration of credit risk through its cash and cash equivalents. The Predecessor Entity maintains cash and cash equivalents with several major financial institutions. The Predecessor Entity has not experienced any losses on their cash equivalents.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

Accounts Receivable

        The Predecessor Entity accounts receivable result from sales of wholesale motor fuels and rental fees for locations to its customers. The majority of the Predecessor Entity accounts receivable relates to its wholesale motor fuel sales that can generally be described as high volume and low margin activities. Credit is extended to a customer based on evaluation of the customer's financial condition. The Predecessor Entity does not generally require collateral from its customers. Receivables are recorded at face value, without interest or discount.

        The Predecessor Entity reviews all accounts receivable balances on at least a quarterly basis and provides an allowance for doubtful accounts based on historical experience and on a specific identification basis.

Inventories

        Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method. Inventories of store merchandise and supplies are valued using the retail method.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation is recognized using straight-line and declining balance methods over the estimated useful lives of the related assets, including: 5 to 20 years for buildings and leasehold improvements, 3 to 10 years for equipment, and 3 to 7 for vehicles and office furniture and equipment.

        Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred for sales that are recognized.

Debt Issuance Costs

        Debt issuance costs that are incurred by the Predecessor Entity in connection with the issuance of debt are deferred and amortized to interest expense using the effective interest method over the contractual term of the underlying indebtedness.

Intangibles and Other Long-Lived Assets

        Intangibles are recorded at fair value upon acquisition. For assets with determinable useful lives, amortization is computed using estimated useful lives ranging from 2 to 20 years. The

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

Predecessor Entity reviews its long-lived assets, including definite lived intangibles, requires a long-lived asset (group) be reviewed for impairment only when events or changes in circumstances indicate the carrying amount of the long-lived asset (group) might not be recoverable. Accordingly, the Predecessor Entity evaluates for impairment whenever indicators of impairment are identified. The impairment evaluation is based on the projected undiscounted cash flows of the particular asset. No impairments of long-lived assets were recorded during 2011, 2010 and 2009.

Goodwill

        Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and indefinite lived intangible assets acquired in a business combination are recorded at fair value as of the date acquired. Acquired intangibles determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually in accordance with the provisions of ASC 350 "Intangibles—Goodwill and Other" (ASC 350) and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test of goodwill is performed as of December 31st.

        The annual impairment assessment of goodwill is a two-step process:

  •
  In step 1 of the goodwill impairment test, we compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

  •
  In step 2 of the goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        ASC 350 requires companies to perform Step 2 of the goodwill impairment test if the carrying value of the reporting unit is zero or negative and adverse qualitative factors indicate that it is more likely than not that a goodwill impairment exists. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

        The Predecessor Entity utilized qualitative factors, such as macroeconomic factors, industry and market considerations, cost factors, overall financial performance, and other relevant entity specific events, in their qualitative assessment of the goodwill for its single reporting unit as of December 31, 2011 and concluded that there was no need to perform Step 2 of the goodwill impairment test.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

        Estimates and assumptions used to perform the impairment testing are inherently uncertain and can significantly affect the outcome of the impairment test. The estimates and assumptions we used in the annual assessment for impairment of goodwill included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates.

Environmental and Other Liabilities

        The Predecessor Entity accrues for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. Estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

        The Predecessor Entity is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters and contract and employment claims. Environmental and other legal proceedings may also include matters with respect to businesses previously owned. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

Leases

        The Predecessor Entity leases certain gas stations from third parties under long-term arrangements with various expiration dates. In addition, the Predecessor Entity leases office space and computer equipment. Accounting and reporting guidance for leases requires leases be evaluated and classified as either operating or capital leases for financial statement reporting purposes. The lease term used for lease evaluation includes option periods only in instances in which the exercise of the option period can be reasonably assured and failure to exercise such options would result in an economic penalty. Minimum rent is expensed on a straight-line basis over the term of the lease including renewal periods that are reasonably assured at the inception of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume.

        The Predecessor Entity also enters into sale-leaseback transactions for certain locations, and as the Predecessor Entity has a continuing involvement in the underlying locations, the sale-leaseback arrangements are accounted for as financing transactions.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

Acquisition Accounting

        Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. The purchase price is recorded for tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The Combined Statements of Operations for the years presented include the results of operations for each acquisition from their respective date of acquisition.

Assets Held for Sale and Discontinued Operations

        The determination to classify an asset as held for sale requires significant estimates by the Predecessor Entity about the location and the expected market for the location, which are based on factors including recent sales of comparable locations, recent expressions of interest in the locations and the condition of the location. We must also determine if it will be possible under those market conditions to sell the location for an acceptable price within one year. When assets are identified by our management as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. We generally consider locations to be held for sale when they meet criteria such as whether the sale transaction has been approved by the appropriate level of management and there are no known material contingencies relating to the sale such that the sale is probable and is expected to qualify for recognition as a completed sale within one year. If, in management's opinion, the expected net sales price of the asset that has been identified as held for sale is less than the net book value of the asset, the asset is written down to fair value less the cost to sell. Assets and liabilities related to assets classified as held for sale are presented separately in the Combined Balance Sheet.

        Assuming no significant continuing involvement, both a location classified as held for sale and a sold location are considered a discontinued operation. Locations classified as discontinued operations are reclassified as such in the Combined Statement of Operations for each period presented.

Income Taxes

        Each of the Predecessor Entity's respective form of legal ownership is a combination of a corporation, a limited liability company (LLC), or a partnership. The income tax generally is assessed at the individual level of the respective entities' stockholder(s) (who have elected under the Internal Revenue Code (IRC) to be taxed as a Sub-Chapter S Corporation) or partners. Accordingly, the Predecessor Entity special purpose historical combined financial statements do not contain a provision for income taxes, as no income taxes are assessed at the entity level.

        The Predecessor Entity performed an evaluation of all material tax positions, if any, for the tax years subject to examination by major tax jurisdictions as of December 31, 2011 (tax years ended December 31, 2011, 2010 and 2009). Tax positions not meeting the more-likely-than-not recognition threshold at the combined financial statement date may not be recognized or continue to be recognized under the accounting guidance for income taxes. Based on such

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

evaluation, the Predecessor Entity concluded there were no uncertain tax positions requiring adjustment in its combined financial statements as of December 31, 2011 and 2010, respectively. Where required, the Predecessor Entity recognizes interest and penalties for uncertain tax positions in selling, general and administrative expenses.

Derivative Instruments

        The Predecessor Entity uses derivative instruments, typically interest rate swap agreements to hedge the interest payment on its variable rate debt. These interest rate swap agreements generally require the Predecessor Entity to pay a fixed interest rate and receive a variable interest rate based on LIBOR. All derivative instruments are recorded in the Combined Balance Sheet at fair value. Although the Predecessor Entity does not designate any of its derivative instruments as accounting hedges, such derivative instruments provide an economic hedge of the Predecessor Entity's exposure to interest rate risk associated with its cash flow requirements on its variable rate debt.

        An economic hedge by definition introduces the potential for earnings variability caused by the changes in fair value of the derivatives that are recorded in the Predecessor Entity's combined income but that are not offset by corresponding changes in the value of the economically hedged assets or liabilities.

Comprehensive Income or Loss

        The Predecessor Entity accounts for comprehensive income or loss in accordance with ASC 220, "Comprehensive Income," which established standards for the reporting and presentation of comprehensive income in the consolidated financial statements. The Predecessor Entity has no such transactions which affect comprehensive income/(loss) and, accordingly, comprehensive income or loss equals net income or loss for all periods presented.

Recent Accounting Pronouncements

        In December 2010, the Financial Accounting Standards Board ("FASB") issued ASU 2010-28, "Intangible—Goodwill and Other (Topic 350): When to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts." This update requires an entity to perform all steps in the test for a reporting unit whose carrying value is zero or negative if it is more likely than not (more than 50%) that a goodwill impairment exists based on qualitative factors, resulting in the elimination of an entity's ability to assert that such a reporting unit's goodwill is not impaired and additional testing is not necessary despite the existence of qualitative factors that indicate otherwise. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on its and/or the Partnership combined financial statements.

        In December 2011, the FASB issued ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05". In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income". Both ASU's are effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. ASU 2011-12 defers the changes in ASU 2011-05 that pertain to how, when and where reclassification adjustments are presented. The Predecessor Entity is currently evaluating the impact, if any, this ASU will have on its and/or the Partnership combined financial statements.

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards (IFRS). This ASU changes certain fair value measurement principles and enhances the disclosure requirements and is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The Predecessor Entity is currently evaluating the impact, if any, this ASU will have on its and/or the Partnership combined financial statements.

3. Correction of prior period errors related to certain entities that comprise the Predecessor Entity

        Certain commonly controlled entities that comprise the Predecessor Entity had been previously included with other common control entities not part of the Predecessor Entity within LGG's combined financial statements as of December 31, 2010 and 2009 and for the years then ended. During the preparation of the Predecessor Entity's combined financial statements, the Predecessor Entity discovered a number of accounting errors related to transactions that had been recorded in the LGG combined financial statements as of and for the year ended 2010 and prior. The errors in LGG's previously issued combined financial statements, which included 5 of the 7 entities contained in the Predecessor Entity as of December 31, 2010 and for each of the years ended December 31, 2010 and 2009 have been corrected during the preparation of the accompanying Combined Financial Statements.

        The most significant of these errors related to i) purchase accounting, which was corrected by the elimination of a previously recorded bargain purchase in 2009 and reducing the net book values of property and equipment by $54,562 as of December 31, 2010, ii) transactions previously reported as sales-leaseback transactions and sales of real estate, which are now accounted for as financing obligations due to continuing involvement in the amount of $ 35,669, at December 31, 2010, and iii) the resulting impact of these errors on depreciation, amortization,

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

3. Correction of prior period errors related to certain entities that comprise the Predecessor Entity (Continued)

and interest expense. Corrections of all identified errors, including the errors described above, resulted in a decrease in total assets of $75,786, an increase in total liabilities of $52,992, and a decrease in owners' equity of $128,778 as of December 31, 2010 compared to amounts previously recorded in LGG's combined financial statements. For the years ended December 31, 2010 and 2009, the corrections resulted in a reduction of net income previously recorded in LGG's combined financial statements of $3,538 and $60,208, respectively.

4. Acquisitions

        In evaluating potential acquisition candidates, the Predecessor Entity considers a number of factors, including strategic fit, desirability of location, purchase price, and the Predecessor Entity's ability to improve the productivity and profitability of a location and/or wholesale supply agreement through the implementation of the Predecessor Entity's operating strategy. The ability to create accretive financial results and/or operational efficiencies due to the relative operational scale and /or geographic concentration, among other strategic factors, may result in a purchase price in excess of the fair value of identifiable assets acquired and liabilities assumed, resulting in the recognition of goodwill. The Predecessor Entity strives to make its acquisitions accretive to owners' equity and provide a reasonable long-term return on investment. Goodwill recorded in connection with the acquisitions is primarily attributable to the assembled workforce of the acquired businesses and the synergies expected to arise after the Predecessor Entity's acquisitions of those businesses.

        The Predecessor Entity concluded that the historical balance sheet and operating information concerning the acquisitions discussed below, would not be meaningful to investors of the Partnership because, among other reasons, the Predecessor Entity changed fundamentally the nature of the revenue producing assets acquired from the manner in which they were used by their respective sellers. Thus, presenting historical financial information regarding the acquisitions would mislead investors in the Partnership. Moreover, the sellers were unwilling to provide complete financial information for the acquisitions for periods prior to the closing date of the acquisition and, accordingly, the preparation of historical financial information is impracticable.

Shell Retail Gas Stations and Wholesale Fuel Supply Agreement Acquisition

        The Predecessor Entity acquired from Motiva Enterprises, LLC ("Motiva"), an unrelated third-party, a total of 26 Shell Oil Company ("Shell") branded gas stations and convenience stores ("Shell Locations") located in the State of New Jersey under the terms of an Asset Purchase and Sale Agreement (the "Motiva Asset Agreement") and also acquired 56 wholesale fuel supply agreements under the terms of an Agreement to Assign Retailer Instruments with Reversionary Rights (the "Motiva Assignment Agreement"). Taken together, the Motiva Asset Agreement and the Motiva Assignment Agreement are collectively referred to herein as the "Motiva Transaction". The Motiva Transaction was accounted for as a business combination for accounting purposes.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

        The Motiva Transaction acquisition closing dates were in May 2011 with respect to the acquisition of 14 Shell Locations and the wholesale fuel sale supply agreements and in August 2011 for the remaining 12 Shell Locations. The Predecessor Entity acquired fee simple interest in 21 of the Shell Locations and leasehold interests in the other 5 of the Shell Locations, with all of the Shell Locations considered company owned and independent dealer operated on the acquisition closing dates. The Motiva Transaction is expected to enhance the Predecessor Entity's presence in the New Jersey marketplace by increasing market share, expanding and enhancing the geographical distribution of operations, and further increasing the wholesale supply business.

        The Motiva Transaction aggregate purchase price consideration was $30,414 of cash consideration, funded with proceeds of $20,337 of borrowings under a credit agreement and the remaining balance from available cash-on-hand.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the Motiva Acquisition Date:

Land	$10,850
Buildings	7,830
Equipment	5,470
Wholesale fuel supply agreements	5,734
Lease agreements with above average market value	337

Total identifiable assets	$30,221

Environmental liabilities	$1,521

Total liabilities assumed	1,521

Net identifiable assets acquired	28,700
Goodwill	1,714

Net assets acquired	$30,414

        The fair values of the assets acquired and liabilities assumed as presented above are based on information available as of the acquisition closing dates. The fair values have been determined based upon estimates and assumptions of management.

        The fair value of land, buildings, and equipment ("tangible assets") was determined using a cost approach, with the fair value of an asset estimated by reference to the replacement cost to obtain a substitute asset of comparable features and functionality, and is the amount a willing market participant would pay for such an asset, taking into consideration the asset condition as well as any physical deterioration, functional obsolescence, and/or economic obsolescence. The buildings and equipment are being depreciated on a straight-line basis, with estimated useful life of 20 years for buildings and 3 to 10 years for equipment. Land is not depreciated.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

        The fair value of the wholesale fuel supply agreements was determined using an income approach, with the fair value estimated to be the present value of incremental after-tax cash flows attributable solely to the wholesale fuel supply agreements over their estimated remaining useful life, using probability-weighted cash flows, generally assumed to extend through the term of the wholesale fuel supply contracts, and using discount rates considered appropriate given the inherent risks associated with this type of agreement. The Predecessor Entity believes the level and timing of cash flows represent relevant market participant assumptions. The wholesale fuel supply agreements are being amortized on a proportional basis corresponding to the average attrition rate of the wholesale fuel supply agreements over an estimated weighted average useful life of approximately 10 years.

        Under the terms of a separate brand fee agreement with Shell Oil Company, the Predecessor Entity is entitled to operate the Shell Locations' acquired in the Motiva Transaction under the Shell-branded trade name and related trade logos. See Note 18. Commitments and Contingencies for further details of the brand fee agreement with Shell Oil Company.

        The Predecessor Entity recognized $1,153 of acquisition-related costs that were expensed during 2011. These costs are included in selling, general and administrative expenses in the Combined Statements of Operations.

        The amounts of revenue and net income related to assets acquired in the Motiva Transaction included in the Predecessor Entity's Combined Statements of Operations from the acquisition closing date to December 31, 2011 are as follows:

2011
Revenue	$920
Net Income	$128

BP Retail Gas Stations and Wholesale Fuel Supply Agreement Acquisition

        The Predecessor Entity acquired from BP Products North America, Inc. ("BP"), an unrelated third-party, a total of 85 BP branded gas stations and convenience stores ("BP Locations") located in the Cincinnati Ohio, Cleveland, Ohio and Kentucky markets and two wholesale fuel supply agreements under the terms of a Purchase and Sale Agreement (the "BP Agreement"). Taken together, the acquisition of the BP Locations and wholesale fuel supply agreements are collectively referred to herein as the "BP Transaction" herein. The BP Transaction was accounted for as a business combination for accounting purposes.

        The BP Transaction acquisition closing dates were in September 2009 with respect to 34 BP Locations in the Cincinnati market (with 25 BP Locations in Ohio and 9 BP Locations in Kentucky) and the wholesale fuel sale supply agreements, and in November 2009 with respect to 50 BP Locations in the Cleveland, Ohio market, and in December 2009 with respect to 1 BP Location in the Cleveland, Ohio market. The Predecessor Entity acquired fee simple interest in 78 of the BP Locations and leasehold interests in the other 7 BP Locations, with all of the BP

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

Locations considered company owned and independent dealer operated on the acquisition closing dates. The BP Transaction was expected to enhance the presence of the Predecessor Entity in the Ohio and Kentucky marketplaces by increasing market share, expanding and enhancing the geographical distribution of operations and further increasing the wholesale supply business.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the BP Acquisition Date:

Land	$31,721
Buildings	20,281
Equipment	10,665
Inventory	8,282
Environmental remediation indemnification asset	1,480
Wholesale fuel supply agreements	64
Prepaid rent	50

Total identifiable assets	$72,543

Lease agreements with below average market value	$1,332
Environmental liabilities	1,480
Accrued real estate taxes payable	1,362

Total liabilities assumed	4,174

Net assets acquired	$68,369

        The BP Transaction aggregate purchase price consideration was $68,369, comprised of $56,162 of cash consideration principally funded by $40,561 with proceeds of borrowings under a credit agreement with KeyBank and the remaining balance from available cash-on-hand—and $12,207 in aggregate notes payable to BP which were recorded at fair value on the date of issuance based on the interest rate and terms and conditions at the acquisition closing date.

        The fair values of the assets acquired and liabilities assumed as presented above were based on information available as of the acquisition closing dates.

        The fair value of land, buildings, and equipment ("tangible assets") was determined using a cost approach, with the fair value of an asset estimated by reference to the replacement cost to obtain a substitute asset of comparable features and functionality, and is the amount a willing market participant would pay for such an asset, taking into consideration the asset condition as well as any physical deterioration, functional obsolescence, and /or economic obsolescence. The buildings and equipment are being depreciated on a straight-line basis, with estimated useful life of 20 years for buildings and 3 to 10 years for equipment. Land is not depreciated.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

        The fair value of acquired ("finished goods") inventory is the estimated net realized value resulting from the Predecessor Entity ("acquirer") recognizing a reasonable profit from the selling effort. Such estimated fair value of inventory was computed from a market participant perspective and adjusted for the condition and location of the inventory, if any, and represents an estimate of selling price of the inventory which would be received in the sale of the inventory to another retailer, allowing for the recoupment of the retailer's cost of selling effort and a reasonable profit allowance to the retailer ("buyer") related solely to performing the selling effort. The Predecessor Entity utilized observed average profit margins and costs of selling from the particular market operations acquired in the BP Transaction in developing the estimated fair value of acquired inventory.

        The fair value of the discount related to lease agreements with above/below average market value was determined using an income approach, with the fair value estimated to be the present value of incremental after-tax cash flows ("excess earnings") attributable solely to the lease agreements over their estimated remaining useful life, generally assumed to extend through the term the lease agreements, and using discount rates considered appropriate given the inherent risks associated with this type of agreement. The Predecessor Entity believes the level and timing of cash flows represent relevant market participant assumptions. The discount related to lease agreements with above/below average market value is being amortized on a straight-line basis over the term of the respective lease agreements, with an estimated weighted average useful life of approximately 5 years.

        The Predecessor Entity recognized $2,606 of acquisition-related costs that were expensed during 2009. These costs are included in selling, general and administrative expenses in the Combined Statements of Operations.

        Under the terms of a separate brand fee agreement with BP, the Predecessor Entity is entitled to operate the BP Locations' acquired in the BP Transaction under the BP-branded trade name and related trade logos.

Uni-Mart Retail Gas Stations and Wholesale Fuel Supply Agreement Acquisition

        The Predecessor Entity acquired from Uni-Mart, LLC and certain of its affiliates ("Uni-Mart"), an unrelated third-party, a total of 24 gas stations and convenience stores operated under the BP brand name and related trade logos ("Uni-Mart Locations") located in various Ohio markets and 4 wholesale fuel supply agreements under the terms of an Asset Purchase Agreement (the "Uni-Mart Agreement"). Taken together, the acquisition of the Uni-Mart Locations and wholesale fuel supply agreements are collectively referred to as the "Uni-Mart Transaction" herein. The Uni-Mart Transaction was accounted for as a business combination.

        The Uni-Mart Transaction acquisition closing date was December 30, 2009. The Predecessor Entity acquired fee simple interest in 21 of the Uni-Mart Locations and leasehold interests in the other 3 Uni-Mart Locations, with all of the Uni-Mart Locations considered company owned and company operated on the acquisition closing date. The Uni-Mart Transaction was expected to

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

enhance the presence of the Predecessor Entity in the Ohio marketplace by increasing market share, expanding and enhancing the geographical distribution of operations and further increasing the wholesale supply business.

        The Uni-Mart Transaction aggregate purchase price was $12,133, comprised of $1,691 of cash consideration from available cash-on-hand, the issuance of a $193 note payable to Uni-Mart, the issuance of a $10,000 note payable to Comerica Bank, and the issuance of a $250 note payable to BP. The debt issued and assumed was at fair value on the date of issuance and assumption based on the interest rates and terms and conditions at the acquisition closing date.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the Uni-Mart Acquisition Date:

Cash and cash equivalents	$34
Land	5,465
Buildings	4,000
Equipment	1,530
Inventory	1,439
Trade name	134
Wholesale fuel supply agreements	74
Prepaid expenses	10

Total identifiable assets	$12,686

Lease agreements with below average market value	$153
Environmental liabilities	243
Accrued real estate taxes payable	119
Accrued expenses	70

Total liabilities assumed	585

Net identifiable assets acquired	12,101
Goodwill	32

Net assets acquired	$12,133

        The fair values of the assets acquired and liabilities assumed as presented above are based on information available as of the acquisition closing dates.

        The fair value of land, buildings and equipment ("tangible assets") was determined using a cost approach, with the fair value of an asset estimated by reference to the replacement cost to obtain a substitute asset of comparable features and functionality, and is the amount a willing market participant would pay for such an asset, taking into consideration the asset condition as well as any physical deterioration, functional obsolescence and /or economic obsolescence. The buildings and equipment are being depreciated on a straight-line basis, with estimated useful life of 20 years for buildings and 3 to 10 for equipment. Land is not depreciated.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

4. Acquisitions (Continued)

        The fair value of acquired ("finished goods") inventory is the estimated net realized value resulting from the Predecessor Entity ("acquirer") recognizing a profit from the selling effort. Such estimated fair value of inventory was computed from a market participant perspective and adjusted for the condition and location of the inventory, if any, and represents an estimate of selling price of the inventory which would be received in the sale of the inventory to another retailer, allowing for the recoupment of the retailer's cost of selling effort and a reasonable profit allowance to the retailer ("buyer") related solely to performing the selling effort. The Predecessor Entity utilized observed average profit margins and costs of selling from the particular market operations acquired in the Uni-Mart Transaction in developing the estimated fair value of acquired inventory.

        Under the terms of a separate brand fee agreement with BP, the Predecessor Entity is entitled to operate the Uni-Mart Locations' under the BP-branded trade name and related trade logos. Under the terms of a separate agreement, the Predecessor Entity received $2,000 from BP, allowing BP, to maintain the wholesale fuel supply to certain of the acquired sites through 2021. The obligation reduces by 20% each year beginning in 2016. This $2,000 is included in other long-term Liabilities in the accompanying Combined Balance Sheets.

        The Predecessor Entity recognized $260 of acquisition-related costs that were expensed during 2009. These costs are included in selling, general and administrative expenses in the Combined Statements of Operations.

Other

        During 2011, 2010 and 2009, as part of our effort to increase market share, expand and enhance the geographical distributions and further increase the wholesale supply business, the Predecessor Entity acquired 4 and 3 locations for 2011 and 2010, respectively. The Predecessor Entity did not acquire any other locations in 2009. These acquisitions were deemed immaterial individually and in the aggregate for the periods presented.

5. Discontinued Operations and Assets Held for Sale

Discontinued Operations

        The Predecessor Entity classifies locations as discontinued when operations and cash flows will be eliminated from the ongoing operations and the Predecessor Entity will not retain any significant continuing involvement in the operations after the respective sale transactions. For all periods presented, all of the operating results for these discontinued operations were removed from continuing operations and were presented separately as discontinued operations, in the Combined Statements of Operations. The Notes to the Combined Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

5. Discontinued Operations and Assets Held for Sale (Continued)

        During the year ended December 31, 2011, 2010 and 2009, the Predecessor Entity committed to sell locations for net sales proceeds of $16,071, 19,045 and 13,099, respectively.

        The following operating results of the locations are included in discontinued operations for all periods presented:

	December 31,
	2011	2010	2009
Revenues:
Revenues from fuel sales	$276	$50,608	$39,367
Rental income	8	1,404	435

Total revenues	284	52,012	39,802
Costs and Expenses:
Cost of revenues from fuel sales	270	49,520	38,519
Operating expenses	26	2,598	942
Depreciation and amortization	79	1,455	1,492
(Gain) loss on sale of assets	540	2,470	(2,875)

Total costs and operating expenses	915	56,043	38,078

Operating income (loss)	(631)	(4,031)	1,724
Interest expense, net	(217)	(2,624)	(1,655)
Other income, net	—	—	242

Income (loss) from discontinued operations	$(848)	$(6,655)	$311

        Discontinued operations have not been segregated in the Combined Statements of Cash Flows.

Assets of Operations Held for Sale

        In addition to the discontinued operations disclosed above, the Predecessor Entity has classified 2 and 12 locations as of December 31, 2011 and 2010, respectively, as held-for-sale. No impairment was recognized to present the 2 locations at the lower of cost or fair value at December 31, 2011. In connection with the classification as held-for-sale, the Predecessor Entity recognized a loss of $1,805 for the year ended December 31, 2010 and this amount has been included in depreciation and amortization expense. The loss represents the impairment recognized to present the held-for-sale locations at the lower of cost or fair value, less costs to sell. The fair values, less costs to sell were determined based on negotiated amounts in agreements with unrelated third parties. No impairment was recognized to present the 2 locations at the lower of cost or fair value at December 31, 2011. The Predecessor Entity expects to complete the sale of these locations within the next twelve months. The losses, including the direct costs to transact a sale, for the held-for-sale locations could differ from the ultimate sales

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

5. Discontinued Operations and Assets Held for Sale (Continued)

price due to the fluidity of the negotiations, price volatility, changing interest rates, and future economic conditions.

	December 31,
	2011	2010
Assets held for sale:
Property and equipment, at cost:
Land	$388	$4,652
Buildings and improvements	376	4,993
Equipment and other	20	1,580

Total property and equipment, at cost	784	11,225

Less accumulated depreciation	(41)	(1,044)

Total assets held for sale	743	10,181

Liabilities related to assets held for sale:
Long-term debt	183	5,279

Total liabilities related to assets held for sale	183	5,279

Net assets held for sale	560	4,902

6. Notes Receivable

        In December 2009, the Predecessor Entity loaned, in the aggregate, $3,600 and received four individual promissory notes in return. Pursuant to the terms of the notes, the Predecessor Entity was entitled to receive eleven monthly installments of accrued interest on the unpaid principal balance through December 2012, as interest only payments, with the first payment commencing on January 2010 and each successive payment being due and payable on the first day of each calendar month thereafter, and one final payment of all accrued interest and unpaid principal on or before December 2012. The notes bear interest at a rate of one-month LIBOR plus 250 basis points. During the year ended December 31, 2011, the Predecessor Entity received $3,600 and $100 of principal and interest, respectively, in full satisfaction of these notes.

        In January 2011, in connection with the sale of 32 locations, the Predecessor Entity received a promissory note for $2,700 from the third party purchaser. The promissory note is receivable in 4 annual installments of $675, which commences on or before September 30, 2011. The Predecessor Entity received a $675 payment from the third party purchase during the year ended December 31, 2011.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

7. Inventory

        Inventory consisted of the following at December 31:

	2011	2010
Gasoline	$943	$1,019
Diesel fuel	174	175
Kerosene	44	61
Store merchandise	86	100

Total inventory	$1,247	$1,355

        Inventory amounts in the table above are shown net of obsolescence. Our reserve for obsolescence is not material to the Combined Balance Sheets for any of the periods presented.

8. Property and Equipment

        Property and equipment, net consisted of the following at December 31:

	2011	2010
Land	$110,614	$101,467
Buildings and improvements	77,497	69,963
Leasehold improvements	4,778	3,507
Equipment and other	38,118	31,678

Property and equipment—total	231,007	206,615
Less: Accumulated depreciation and amortization	(28,614)	(21,036)

Property and equipment, net	$202,393	$185,579

        The Predecessor Entity entered into sale-leaseback transactions for certain locations, and as the Predecessor Entity has a continuing involvement in the underlying locations, the sale was not recognized and the transactions were accounted for as financing obligations. The above amounts as of December 31, 2011 and 2010 reflect these locations. See Note 11 Financing Obligations and Operating Leases, for further information.

        Depreciation expense was approximately $9,796, $11,496 and $7,750 for the years ended December 31, 2011, 2010 and 2009, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

9. Goodwill and Intangible Assets

        Changes in the carrying amount of goodwill consisted of the following at December 31:

	2011	2010
Balance at January 1	$2,773	$2,773
Goodwill acquired during the period	1,714	—

Balance at December 31	$4,487	$2,773

        In May 2011, we acquired Motiva Enterprises, LLC. As a result of this acquisition, we recognized goodwill of approximately $1,714. This acquisition is discussed in greater detail in Note 4. Acquisitions.

        As of December 31, 2011 and 2010, our annual assessment dates, we tested our one reporting unit for impairment. The results of our analyses showed no goodwill impairment.

        Intangible assets consist of the following:

	December 31, 2011			December 31, 2010
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Dealer contracts	$20,428	$(8,879)	$11,549	$14,694	$(6,544)	$8,150
Customer lists	150	—	150	150	—	150
Trademarks	134	(27)	107	134	(13)	121
Wholesale supply agreements	—	—	—	74	(15)	59
Above market leases	822	(249)	573	597	(167)	430

Total	$21,534	$(9,155)	$12,379	$15,649	$(6,739)	$8,910

        The aggregate amortization expense was approximately $2,357, $2,044 and $1,914 for the years ended December 31, 2011, 2010 and 2009, respectively.

        The following represents the Predecessor Entity's expected amortization expense for the next five years:

2012	$2,355
2013	2,136
2014	1,888
2015	1,519
2016	1,240

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

10. Debt

	2011	2010
Revolving term loan, net of discount	$164,264	$145,292
Term loan, net of discount	6,077	6,872
Mortgage notes	15,128	19,083

	185,469	171,247
Less liabilities of operations held for sale	183	5,279
Less current portion of debt	7,757	9,028

Long-term portion of debt, net of discount	$177,529	$156,940

Revolving Term Loan

        On December 30, 2010, the Predecessor Entity entered into a $175,000 revolving term loan credit facility with a syndicate of lenders. The term loan portion of $135,000 is payable in quarterly principal amounts of $1,600, which payments commenced on September 30, 2011. The revolving facility had a borrowing capacity of $40,000 of which $15,000 may be drawn upon for operating purposes, $5,000 may be used for short term advances and $20,000 may be used to issue letters of credit. The Predecessor Entity is subject to an initial fee of 25 basis points of the stated amount for any letters of credit issued. The Predecessor Entity had approximately $11,200 and $14,200 in outstanding letters of credit as of December 31, 2010 and 2011, respectively. There are no amounts outstanding on these letters of credit at December 31, 2011 and 2010. During the years ended December 31, 2010 and 2011, the Predecessor Entity incurred fees in connection with issuing letters of credit of $43 and $0, respectively. Both the term and revolving portions of the credit facility mature on December 30, 2015. Pursuant to the terms of the credit facility, the Predecessor Entity may increase its borrowing capacity by $75,000 for acquisition related purposes. During 2011, the Predecessor Entity increased the borrowing capacity under its term loan by $20,000 in connection with the Shell acquisition as discussed in Note 4. Acquisitions. In February 2012, the Predecessor Entity increased the borrowing capacity of the revolving facility by $8,000 in order to pay off the term loan discussed below. The initial proceeds used under the revolving term facility were used to refinance several credit facilities held by the Predecessor Entity. After these amendments, the term loan portion of the facility is $155,000 and the borrowing capacity of the revolving credit facility is $48,000.

        Borrowings under the revolving term loan credit facility bear interest at a floating rate which, at the Predecessor Entity's option, may be determined by reference to a LIBOR rate or a base rate plus an applicable margin ranging from 125 to 300 basis points. Short term advances bear interest at a base rate plus an applicable margin. The Predecessor Entity's applicable margin is determined by certain combined leverage ratios at the time of borrowing as set forth in the credit agreement. The Predecessor Entity is subject to a commitment fee of 50 basis points for any excess borrowing capacity over the outstanding principal borrowings under the revolver portion of the credit facility. As of December 31, 2011 and 2010, the credit facility had an interest rate of 3.4% and 5.3%, respectively. Interest incurred for the years ended December 31,

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

10. Debt (Continued)

2011 and 2010 was $5,405 and $44, respectively. The weighted average interest rate for the facility was 3.5% and 5.25%, during the years ended December 31, 2011 and 2010, respectively.

        In connection with obtaining the revolving term loan credit facility, the Predecessor Entity paid $4,226 in lender fees of which $2,580 were allocated to the term portion of the facility and recorded as a discount to the carrying value of the debt. The discount is being amortized into interest expense over the terms of the related debt. Amortization of the discount for the year ended December 31, 2011 was $527. The remaining $1,646 in fees paid in connection with obtaining the facility were recorded as deferred financing fees and are being amortized into interest expense over the terms of the related debt. Amortization of deferred financing fees for the year ended December 31, 2011 was $393.

        The revolving term loan credit facility is secured by liens and security interests with first priority security interest in the Predecessor Entity's assets, including its properties. All borrowers are jointly and severally liable for obligations under the facility. Lehigh Gas—Ohio, LLC, a related party, is a borrower under the revolving term loan facility. The revolving term loan facility contains covenants that, subject to specified exceptions, restrict the Predecessor Entity's ability to, among other things, incur additional indebtedness, incur liens, liquidate or dissolve, sell, transfer, lease or dispose of assets, or make loans, investments or guarantees. The revolving term loan facility includes a number of affirmative and negative covenants, which could restrict the Predecessor Entity's operations. If the Predecessor Entity were to be in default the lenders could accelerate the Predecessor Entity's obligation to pay all outstanding amounts. The Predecessor Entity is subject to various financial covenant restrictions under the revolving term loan facility. In May 2012, the Predecessor Entity entered into an amendment to change certain financial covenants as of December 31, 2011 and through December 31, 2012, resulting in compliance with the financial covenants as of December 31, 2011.

2008 Revolving Term Loan

        In 2008, the Predecessor Entity entered into a $125,000 revolving term loan credit agreement, the "2008 Revolving Term Loan," with a syndicate of lenders. The term loan portion of $105,000 was payable in quarterly principal amounts of $1,667. The revolving facility had a borrowing capacity of $20,000. The remaining balance outstanding of $62,037 for the 2008 Revolving Term Loan was paid in full in December 2010 with proceeds from the new Revolving Term Loan. The Predecessor Entity has no further obligation to the bank related to this 2008 facility as of December 30, 2010. During the years ended December 31, 2010 and 2009, the Predecessor Entity recorded interest expense of $4,184 and $5,441, respectively.

        In connection with obtaining the 2008 Revolving Term Loan, the Predecessor Entity paid $1,995 in lender fees and recorded a discount to the carrying value of the debt. The Predecessor Entity also incurred $403 in third party fees paid in connection with obtaining the debt. The fees were recorded as a deferred financing asset. Both the discount and the deferred financing fees are being amortized into interest expense over the terms of the related debt. Amortization of debt

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

10. Debt (Continued)

discount and deferred financing fees was $1,000 and $920 for the years ended December 31, 2010 and 2009, respectively.

Term Loan

        On December 30, 2009 and in connection with the acquisition of Uni-Mart as discussed in Note 4. Acquisitions, the Predecessor Entity issued a promissory note. The Predecessor Entity made installment payments of $53, which included components of principal and interest up to the December 30, 2014 maturity date of the term loan. Borrowings under the term loan facility bore interest at a floating rate, which were determined by reference to a base rate plus an applicable margin of 2.0%. As of December 31, 2011 and 2010, the credit facility had an interest rate of 5.25%. Interest incurred for the years ended December 31, 2011 and 2010 was $350 and $435, respectively. The weighted average interest rate for the facility was 5.25% during the years ended December 31, 2011 and 2010, respectively.

        The term loan contained a number of affirmative and negative covenants, which could restrict the Predecessor Entity's operations. If the Predecessor Entity were to be in default the lenders could accelerate the Predecessor Entity's obligation to pay all outstanding amounts. The Predecessor Entity was subject to various financial covenant restrictions under the term loan including tangible net worth and debt servicing ratio covenants. In February 2012, this term loan was paid off in full.

Mortgage Notes

        In June and December of 2008, the Predecessor Entity entered into several mortgage notes with two lenders for an aggregate initial borrowing amount of $23,586. Pursuant to the terms of the mortgage notes, the Predecessor Entity makes monthly installment payments that are comprised of principal and interest through maturity dates of June 23, 2023 and December 23, 2023. Since the initial borrowing the Predecessor Entity has made additional principal payments. As such, the balance outstanding at December 31, 2011 and 2010 is $15,128 and $19,083, respectively. The mortgage notes bear interest at a floating rate which may be determined by reference to an index rate plus an applicable margin not to exceed 5.0%. As of December 31, 2011 and 2010, the weighted average interest rate was 4.0% and 3.9%, respectively. Interest expense for the years ended December 31, 2011, 2010, and 2009 was $659, $855, and $377, respectively. The mortgage notes are secured by a first priority security interest in certain properties of the Predecessor Entity. The mortgage notes contain a number of affirmative and negative covenants. The Companies are also required to comply with certain financial covenants. In May 2012, the Predecessor Entity obtained a waiver to cure its violation of certain financial covenants as of December 31, 2011.

        In connection with obtaining the mortgage notes, the Predecessor Entity incurred $245 in related expenses that were recorded as deferred financing fees. The deferred financing fees are being amortized into interest expense over the terms of the related debt. Amortization of deferred financing fees for the years ended December 31, 2011, 2010 and 2009 was $42, $28, and $13, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

10. Debt (Continued)

Promissory Notes

        In September and November of 2009, in connection with BP acquisition, the Predecessor Entity issued promissory notes of $5,515 and $6,692, respectively. The principal is due, in its entirety, on September 17, 2014. In December 2010, the aggregate outstanding principal balance of the promissory notes was $11,773. For consideration of early repayment, the lenders agreed to accept a lump sum payment of $10,573. Proceeds from the Revolving Term Loan were used to extinguish the promissory notes. Upon repayment, the Predecessor Entity recorded a $1,200 gain on extinguishment of debt. The Predecessor Entity has no further obligation to the lender related to these promissory notes. All remaining deferred financing costs associated with these notes have been written off. During the years ended December 31, 2010 and 2009, the Predecessor Entity recorded interest expense of $854 and $157, respectively.

2009 Term Note

        In September and November of 2009, the Predecessor Entity had a $40,596 term note with a syndicate of lenders that is due September 17, 2012. The remaining balance outstanding of $32,911 was paid in full in December 2010 with proceeds from the Revolving Term Loan. The Predecessor Entity has no further obligation to the bank related to this term note. During the years ended December 31, 2010 and 2009, the Predecessor Entity recorded interest expense of $2,872 and $493, respectively.

        In connection with obtaining the term note, the Predecessor Entity paid $921 in lender fees and recorded a discount to the carrying value of the debt. The Predecessor Entity also incurred $148 in third party fees paid in connection with obtaining the debt. The fees were recorded as a deferred financing asset. Both the discount and the deferred financing fees are being amortized into interest expense over the terms of the related debt. Amortization of the discount and deferred financing fees for the years ended December 31, 2011, 2010, and 2009 were $158, $326 and $67, respectively.

2008 Term Note

        In December 2008 the Predecessor Entity had a $32,000 term note with a syndicate of lenders that was due December 31, 2011. The remaining balance outstanding of $28,598 was paid in full in December 2010 with proceeds from the Revolving Term Loan. Companies have no further obligation to the bank related to this term note. During the years ended December 31, 2010 and 2009, the Predecessor Entity recorded interest expense of $1,346 and $1,269, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

10. Debt (Continued)

        In connection with obtaining the term note, the Predecessor Entity paid $676 in lender fees and recorded a discount to the carrying value of the debt. The Predecessor Entity also incurred $777 in third party fees paid in connection with obtaining the debt. The fees were recorded as a deferred financing asset. Both the discount and the deferred financing fees are being amortized into interest expense over the terms of the related debt. As of December 31, 2010, the unamortized portion of the debt discount was written off. As of December 31, 2010, $200 of unamortized deferred financing fees continued to be amortized over the term of Revolving Term Loan. Amortization of the discount and deferred financing fees for the years ended December 31, 2011, 2010, and 2009 were $40, $854 and $397, respectively.

Maturities

        Maturities on long-term debt for each of the next five years as of December 31, 2011 are as follows:

2012	$7,940
2013	7,940
2014	14,020
2015	149,100
2016	2,160
Thereafter	4,309

$185,469

11. Financing Obligations and Operating Leases

Financing Obligations

        The Predecessor Entity entered into sale-leaseback transactions for certain locations, and since the Predecessor Entity has a continuing involvement in the underlying locations, the sale was not recognized and the leaseback or other arrangements are accounted for as financing obligations as noted in the table below. The Predecessor Entity also leases certain equipment

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

11. Financing Obligations and Operating Leases (Continued)

under lease agreements accounted for as a capital lease obligation. The future minimum payments under these financing obligations as of December 31, 2011 are as follows:

Financing Obligations
2012	$8,328
2013	3,509
2014	3,578
2015	3,649
2016	3,722
Thereafter	63,505

Total future minimum payments	$86,291

Less Interest component	$40,571

Present value of minimum payments	$45,720

Current portion	$5,294

Long-term portion	$40,426

        The aggregate interest expense recognized on the financing obligations was $3,138, $1,219 and $1,143 during the year ended December 31, 2011, 2010, and 2009, respectively.

Operating Leases of Gas Stations As Lessor

        Our gas stations are leased to tenants under operating leases with various expiration dates ranging through 2028. Future minimum rent under non-cancelable operating leases with terms greater than one year is as follows:

2012	$9,669
2013	6,115
2014	3,534
2015	1,491
2016	984
Thereafter	5,473

Total future minimum rent under gasoline station (sites) operating leases with non-cancelable terms of one year or more	$27,266

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

11. Financing Obligations and Operating Leases (Continued)

        The total future minimum rent as presented does not include amounts that may be received as tenant reimbursements for certain operating costs that may be received as percentage rent.

Operating Leases of Gasoline Stations as Lessee

        The Predecessor Entity leases gasoline stations from third-parties under certain non-cancelable operating leases that expire from time to time through 2028. The leases for certain gasoline stations consist of annual base lease rent payments plus, in some instances, a percentage rent based on sales, as described in the respective leases. At December 31, 2011, the future minimum lease payments under gasoline station operating leases is as follows:

2012	$7,828
2013	7,328
2014	6,846
2015	6,371
2016	6,003
Thereafter	39,807

Total future minimum lease payments under gasoline station (sites) operating leases with non-cancelable terms of one year or more	$74,183

        Total expenses incurred under the gasoline station operating lease arrangements was approximately $9,222, $6,272, and $4,494 for the years ended December 31, 2011, 2010 and 2009, respectively of which total contingent rental expense, based on gallons sold, incurred was approximately $1,320, $1,425, and $1,450 for the years ended December 31, 2011, 2010 and 2009, respectively.

12. Derivative Instruments—Interest Rate Swap Contracts

        The Predecessor Entity utilizes derivative instruments for risk management purposes and does not utilize derivative instruments for trading or speculation purposes. The Predecessor Entity is exposed to interest rate risk primarily through its variable rate borrowings. The Predecessor Entity interest rate risk management strategy is to stabilize its cash flow requirements by maintaining interest rate swaps contracts to convert its variable rate debt to a fixed rate debt. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. The interest rate swaps are carried as freestanding derivatives, which are considered an economic hedge.

        At December 31, 2011 and 2010, the Predecessor Entity had interest rate swap contracts outstanding which hedge the Predecessor Entity's exposure to changes in interest rates and are accounted for using mark to market accounting. These derivative instruments have remaining

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

12. Derivative Instruments—Interest Rate Swap Contracts (Continued)

terms between one and twelve months. The total notional amount of these interest rate swap contracts was $50,000 and $77,000 at December 31, 2011 and 2010, respectively.

        At December 31, 2011 and 2010 the fair value of these interest rate swap agreements of approximately $498 and $1,830, respectively, were included in other liabilities in the Combined Balance Sheet.

        The Predecessor Entity accounts for changes in the fair value of interest rate swaps as income or expense in the current period as incurred, with such amounts included in the other income line of the accompanying Combined Statement of Operations, including approximately $(386), $40 and $346 for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Predecessor Entity is subject to counterparty risk. Counterparty risk is the risk to the Predecessor Entity that the counterparty will not live up to its contractual obligations. The ability of the Predecessor Entity to realize the benefit of the derivative contracts is dependent on the creditworthiness of the counterparty, which the Predecessor Entity expects will perform in accordance with the terms of the contracts.

13. Motor Fuels Taxes Payable and Accrued Expenses and Other Current Liabilities

Motor Fuels Taxes Payable

        The motor fuels taxes collected on-behalf-of state, local and federal authorities excludes such amounts from sales revenue and cost of goods sold. As of December 31, 2011 and 2010, the fuel tax payable represent amounts due to various state taxing authorities.

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following at December 31:

	2011	2010
Interest expense	$2,117	$1,290
Other items, net	1,488	1,415

Total accrued expenses and other current liabilities	$3,605	$2,705

14. Employer Sponsored Retirement Savings Plan

        The Predecessor Entity sponsors a 401(k) defined contribution plan covering all employees. Participants are permitted to make pre-tax compensation deferral contributions up to established federal limits on aggregate participant contributions. The Predecessor Entity matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions up to

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

14. Employer Sponsored Retirement Savings Plan (Continued)

a maximum of 4% of employee compensation. Discretionary profit-sharing contributions, if any, are determined annually by the Predecessor Entity's Board of Directors. Participants are 100% vested in the Predecessor Entity's employer matching contributions and discretionary profit-sharing contributions after 6 years of service, and are 0% and 20% vested after one and two years of service, respectively. Beginning January 1, 2012, the plan moved to a safe harbor match. Included in the selling, general and administrative expenses in the accompanying Combined Statements of Operations are approximately $201, $204 and $295 in employer matching contributions for 2011, 2010 and 2009, respectively. There were no discretionary profit-sharing contributions made under the 401(k) plan for the years ended December 31, 2011, 2010 and 2009, respectively. It is expected the Predecessor Entity will be the employer of substantially all of the personnel who perform services on-behalf-of the Partnership.

15. Fair Value Measurements

        The Predecessor Entity measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.
Level 3	Unobservable inputs are not corroborated by market data. This category is comprised of financial and non-financial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

        Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfers occurred. There were no significant transfers between any levels during the years ended December 31, 2011 or 2010.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

15. Fair Value Measurements (Continued)

        Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

        Derivative instruments—The Predecessor Entity executes derivative contracts, such as interest rate swaps, as part of their overall risk management strategies. The majority of the Predecessor Entity's derivatives outstanding are reported at fair value based upon market quotes that are deemed to be observable inputs in an active market for similar assets and liabilities and are considered Level 2 inputs for purposes of fair value disclosures. The Predecessor Entity has not changed its valuation techniques or inputs during the years ended December 31, 2011 and 2010. At December 31, 2011 and 2010 the fair value of these derivative instruments were approximately $498 and $1,830, respectively, which were included in other liabilities in the Combined Balance Sheet.

        For assets and liabilities measured on a non-recurring basis during the year, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category. See Note 4. Acquisitions for acquired assets and liabilities measured on a non-recurring basis for the years ended December 31, 2011 and 2010. There were no other remeasured assets or liabilities at fair value on a non-recurring basis during the years ended December 31, 2011 and 2010.

Financial Instruments

        The fair value of the Predecessor Entity's financial instruments consisting of accounts receivable, accounts payable and debt approximated their carrying value as of December 31, 2011 and 2010.

16. Environmental Liabilities

        The Predecessor Entity currently owns or leases properties where refined petroleum products are being or have been handled. These properties and the refined petroleum products handled thereon may be subject to federal and state environmental laws and regulations. Under such laws and regulations, the Predecessor Entity could be required to remove or remediate containerized hazardous liquids or associated generated wastes (including wastes disposed of or abandoned by prior owners or operators), to clean up contaminated property arising from the release of liquids or wastes into the environment, including contaminated groundwater, or to implement best management practices to prevent future contamination.

        The Predecessor Entity maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles that the Predecessor Entity considers reasonable and not excessive. In addition, the Predecessor Entity has entered into indemnification and escrow agreements with various sellers in conjunction with several of its acquisitions. Allocation of

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

16. Environmental Liabilities (Continued)

environmental liability is an issue negotiated in connection with each of the Predecessor Entity's acquisition transactions. In each case, the Predecessor Entity makes an assessment of potential environmental liability exposure based on available information. Based on that assessment and relevant economic and risk factors, the Predecessor Entity determines whether to, and the extent to which it will, assume liability for existing environmental conditions.

        The following table presents a summary roll forward of the Predecessor Entity's environmental liabilities, on an undiscounted basis, at December 31, 2011:

Environmental Liability Related to:	Balance at December 31, 2010	Additions 2011	Payments in 2011	Balance at December 31, 2011
Total Environmental Liabilities	$30,494	$2,280	$(6,955)	$25,819

Current portion	$6,959			$6,418
Long-term portion	23,535			19,401

Total environmental liabilities	$30,494			$25,819

        The Predecessor Entity's estimates used in these reserves are based on all known facts at the time and its assessment of the ultimate remedial action outcomes. The Predecessor Entity will adjust loss accruals as further information becomes available or circumstances change. Among the many uncertainties that impact the Predecessor Entity's estimates are the necessary regulatory approvals for, and potential modification of, its remediation plans, the amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. Therefore, although the Predecessor Entity believes that these reserves are adequate, no assurances can be made that any costs incurred in excess of these reserves or outside of indemnifications or not otherwise covered by insurance would not have a material adverse effect on the Predecessor Entity's financial condition, results of operations or cash flows. The Predecessor Entity utilizes the services of a environmental remediation firm and has advances of $3,105 and $1,259 at December 31, 2011 and 2010, respectively, were included in other current assets in the Combined Balance Sheet.

        A significant portion of the environmental reserves above has a corresponding indemnification asset recorded in the accompanying Combined Balance Sheets. These indemnification assets consist primarily of third-party escrowed funds, state funds and insurance

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

16. Environmental Liabilities (Continued)

coverage. The breakdown of the indemnification assets is as follows at December 31, 2011 and 2010:

	Balance at December 31, 2011	Balance at December 31, 2010
Third-party escrows	$10,041	$10,499
State funds	5,619	6,930
Insurance coverage	6,821	7,354

Total indemnification assets	$22,481	$24,783

Current portion	6,418	6,959
Long-term portion	16,063	17,824

Total indemnification assets	$22,481	$24,783

        State funds represent probable state reimbursement amounts that would be payable to the Predecessor Entity under state funds. Reimbursement will depend upon the continued maintenance and solvency of the state. Insurance coverage represents amounts deemed probable of reimbursement under insurance policies.

17. Notes Payable

        In December 2010, the Predecessor Entity repurchased equity interests of $2,365 and paid dividends of $332. Upon repurchasing the equity interests, the Predecessor paid cash of $1,374 and issued notes payable of $1,323. The notes were payable in January and April of 2011 and were paid in full.

18. Commitments and Contingencies

Purchase Commitments

        The future minimum volume purchase requirements forthcoming in year 2012 under the Predecessor Entity's existing supply agreements are approximate gallons, with a purchase price at prevailing market rates for wholesale distributions. The Predecessor Entity's purchased approximately 417,801, 415,946, and 325,284 gallons of product under the Predecessor Entity's existing supply agreements in 2011, 2010 and 2009, respectively, which included fulfillment of

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

18. Commitments and Contingencies (Continued)

the minimum purchase obligation under these commitments. The following provides total future minimum volume purchase requirements (in thousands of gallons) for the following years:

2012	76,950
2013	77,200
2014	67,950
2015	62,200
2016	62,200
Thereafter	725,010

Total	1,071,510

        In the event for a given contract year the Predecessor Entity fails to purchase the required minimum volume, the underlying third party's exclusive remedies (depending on the magnitude of the failure) are either termination of the supply agreement and/or a financial penalty per gallon based on the volume shortfall for the given year. The Predecessor Entity did not incur any penalties in 2011, 2010 and 2009.

Grocery Guarantee

        In December 2009, the Predecessor Entity entered into an agreement to guarantee amounts owed to a grocery supplier by an affiliated entity. The amounts guaranteed as of December 31, 2011 was $1,884. No payments have been made under this guarantee.

Legal Actions

        In the normal course of business, the Predecessor Entity has and may become involved in legal actions relating to the ownership and operation of their properties and business. No provision has been made in the financials as management concluded that losses from outstanding legal actions are not reasonably possible. In management's opinion, the resolutions of any such pending legal actions are not expected to have a material adverse effect on its combined financial position, results of operations and cash flows. The Predecessor Entity maintains liability insurance on certain aspects of its businesses in amounts deemed adequate by management. However, the Predecessor Entity can provide no assurance that this insurance will be adequate to protect them from all material expenses related to potential future claims or these levels of insurance will be available in the future at economically acceptable prices.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

18. Commitments and Contingencies (Continued)

Environmental Liabilities

        See Note 16 Environmental Liabilities for a discussion of the Predecessor Entity's environmental liabilities.

19. Related-Party Transactions

        The related party transactions with the Predecessor Entity and other affiliated entities under common control not part of the Predecessor Entity ("Affiliates") are as follows:

Advances to Affiliates

        The Predecessor Entity serves as a lender and borrower of funds and a clearinghouse for the settlement of receivables and payables for its Affiliates. Amounts due from Affiliates for these types of transactional activities amounted to $5,854 and $5,418 at December 31, 2011 and 2010, respectively.

Revenues from Fuel Sales to Affiliates

        The Predecessor Entity sells refined petroleum products to its Affiliates at prevailing market prices at the time of delivery. Revenues and cost of revenues from fuel sales to affiliates are disclosed in the accompanying combined statements of operations.

Mandatorily Redeemable Preferred Equity

        In December 2008, the Predecessor Entity issued non-voting preferred member interests of $12,000 to certain related individuals. The holders of the preferred interests receive semi-annual dividend payments at an increasing coupon rate, not to exceed 18.0%. The initial coupon rate of 9.0% increases 3.0% every six months and is capped at 18.0%. In the event of a default, as defined by the preferred interest agreement, the interest rate may increase to 24.0%. As of December 31, 2010 and 2011, the interest rate was 15.0% and 12.0%, respectively.

        At any time following the initial issuance, the Predecessor Entity retains the right to repurchase the preferred member interests at a price equal to the initial issuance plus any accrued and unpaid dividends. The preferred member interests are to be redeemed by the Predecessor Entity on or before December 22, 2015. At the time of redemption, the Predecessor Entity will pay the preferred members an amount equal to their unreturned capital and any unpaid preferred dividends accruing up to the point of repurchase.

        In February 2011, the Predecessor Entity amended the terms under the preferred membership interest agreement. Pursuant to the amendment, the holders of preferred member interest receive semi-annual dividend payments at a rate of 12.0% with a default rate 18.0%. In addition, the holder has the option to request payment of all interest and principal due any time

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

19. Related-Party Transactions (Continued)

after October 1, 2013. Pursuant to an amendment in May 2012, the interest rate will increase to 15.0% for the period from September 1, 2012 through August 31, 2013.

        The Predecessor Entity recorded the issuance of preferred member interests as a component of its long term liabilities.

        Dividend payments, including accrued dividends, are recorded as interest expense. For the years ended December 31, 2011, 2010, and 2009, the Predecessor Entity recorded preferred interest expense of $1,440, $1,710, and $1,260, respectively.

Management Fees

        The Predecessor Entity charges management fees to its Affiliates and these amounts are included as contra-expense amounts in selling, general and administrative expenses in the accompanying Combined Statements of Income. The amounts recorded for these management fees was approximately $2,300, $0 and $3,600 for the years ended December 31, 2011, 2010 and 2009, respectively. These management fees reflect the allocation of certain overhead expenses of the Predecessor Entity and include costs of centralized corporate functions, such as legal, accounting, information technology, insurance and other corporate services. The allocation methods for these costs include: estimates of the costs and level of support attributable to its Affiliates for legal, accounting, and usage and headcount for information technology.

Note Receivable

        In May 2009, the Predecessor Entity received a secured promissory note for $240 from a related party. Pursuant to the terms of the note, the Predecessor Entity is entitled to receive monthly installment payments of principal and interest payments May 2029 and shall bear interest at a fixed rate of 7% per annum. The Predecessor Entity received interest income of $8, $7 for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010 the unpaid principal balance of the note of approximately $204 and $211, respectively, were included in deferred financing fees and other assets in the Combined Balance Sheet.

Operating Leases of Gasoline Stations as Lessor

        The Predecessor Entity leases certain gas stations to its Affiliates under cancelable operating leases. The rental income under these agreements totaled $7,792, $7,169 and $10,324 for the years ended December 31, 2011, 2010 and 2009, respectively.

Operating Leases of Gasoline Stations as Lessee

        The Predecessor Entity leases certain gas stations from its Affiliates under cancelable operating leases. Total expenses incurred under these agreements totaled $553, $553 and $192 for the years ended December 31, 2011, 2010 and 2009, respectively.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

19. Related-Party Transactions (Continued)

Operating Lease of Office Space

        The Predecessor Entity leases their principal offices from an entity in which is owned and operated by one of the Predecessor Entity's directors. Total rent expense recognized under this lease was $178 and $164 for the years ended December 31, 2011 and 2010. The office lease has a 10 year term that commenced on February 1, 2010. The Predecessor Entity has the option to renew the lease for up to 3 additional 5 year periods at the then rate as defined under the terms of the agreement. Future minimum rent is as follows:

2012	$180
2013	180
2014	180
2015	180
2016	180
Thereafter	555

Total future minimum rent with non-cancellable terms of one year or more	$1,455

        Total expenses incurred was approximately $180 and $150 for the years ended December 31, 2011 and 2010.

20. Subsequent Events

Distributions

        During 2012, the Predecessor Entity paid cash distributions of approximately $481 to its equity members.

Lease Agreement

        In April 2012, the Predecessor Entity entered into a 15-year unitary net lease and sublease agreement with renewal options of up to an additional 20 years. The Predecessor Entity agreed to lease buildings, improvements, equipment and real property located at 120 sites in the states of Pennsylvania, Massachusetts, New Hampshire and Maine. The Predecessor Entity will pay fixed annual rent of approximately $5,400 per year and such rent shall increase by 1.5% per year. In addition to this fixed annual rent, the Predecessor Entity will also pay, as additional rent, an amount equal to two cents per gallon of gasoline or other fuel delivered to the locations during the lease term. During the initial 3-year term of the lease, the Predecessor Entity is required to make capital expenditures to the locations of at least $4,280 plus one cent per each gallon of gasoline sold at these locations during the initial 3-year period. However, the Predecessor Entity is entitled to a rent credit equal to 50% of the capital expenditures up to a maximum of $2,140.

Lehigh Gas Entities (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

20. Subsequent Events (Continued)

New Credit Agreement

        In connection with the closing of the offering, the Predecessor Entity will enter into a five-year senior secured revolving credit facility in an aggregate principal amount of $250,000, which limit may be increased to $325,000 if certain conditions are met, and the Predecessor Entity will use the proceeds of this new facility to repay the remaining borrowings under their existing credit agreement. This new credit agreement will mature in 2017, at which point all amounts outstanding under the credit agreement will become due. This credit agreement is subject to certain contingent events, one of which is the consummation of an initial public offering.

        All obligations under this new credit agreement will be secured by substantially all of the Predecessor Entity's assets. Indebtedness under the new credit agreement will bear interest, at the Predecessor Entity's option, at (1) a rate equal to the London Interbank Offered Rate, or "LIBOR," for interest periods of one, two, three or six months, plus a margin of 2.25% to 3.00% per annum, or (2) (a) a base rate equal to the greatest of, (i) the federal funds rate, plus 0.5%, (ii) the LIBOR rate for one month interest periods, plus 1.00% per annum or (iii) the rate of interest established by the lender, from time to time, as its prime rate, plus (b) a margin of 1.25% to 2.00% per annum. In addition, the Predecessor Entity will incur a commitment fee based on the unused portion of the working capital facility at a rate of 0.50% per annum. Furthermore, the Predecessor Entity has the right to a swingline loan under the credit agreement in an amount up to $5,000. Swingline loans will bear interest at the applicable base rate, plus a margin of 1.25% to 2.00% depending on the Predecessor Entity's consolidated total leverage ratio. Standby letters of credit will be subject to a 0.25% fronting fee and other customary administrative charges. Standby letters of credit will bear interest at a rate of 225 to 300 basis points per annum, depending on the Predecessor Entity's consolidated total leverage ratio.

        The new credit agreement will prohibit the Predecessor Entity from making distributions to unitholders if any potential default or event of default occurs or would result from the distribution. In addition, the new credit agreement will contain various financial and non-financial covenants.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
Lehigh Gas Partners LP

        We have audited the accompanying consolidated balance sheets of Lehigh Gas Partners LP and its subsidiaries (the "Partnership") (a Delaware Limited Partnership) as of December 31, 2011 and December 2, 2011 (date of inception). This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal controls over financial reporting. Accordingly, we express no such opinion. An audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2011 and December 2, 2011 (date of inception) in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Philadelphia PA
May 11, 2012

Lehigh Gas Partners LP

CONSOLIDATED BALANCE SHEETS

as of December 31, 2011 and December 2, 2011
(date of inception)

	December 31, 2011	December 2, 2011 (date of inception)
Assets	$—	$—

Liabilities	$—	$—
Partners' Capital
Limited Partners	$1,000	$1,000
General Partner	—	—
Less: Contribution Receivable from Partners	(1,000)	(1,000)
Total Partners' Capital	$—	$—

Total Liabilities and Partners' Capital	$—	$—

The accompanying notes are an integral part of this financial statement

Lehigh Gas Partners, LP

NOTES TO CONSOLIDATED BALANCE SHEETS

as of December 31, 2011

1. Nature of Operations

        Lehigh Gas Partners, LP (the "Partnership") is a Delaware limited partnership formed in December 2011. Lehigh Gas GP LLP (the "General Partner") is a limited liability partnership formed in December 2011 to as the general partner of the Partnership.

        In December 2011, Lehigh Gas Corporation, a Delaware corporation, agreed to contribute $1,000 to the Partnership in exchange for a 100% limited partner interest. The agreement to contribute has been recorded as contributions receivable and are reflected in the accompanying consolidated balance sheets as reductions to partners' capital.

        There have been no other transactions involving the Partnership as of December 31, 2011. The Partnership will ultimately receive the transfer from the Selected Lehigh Gas Entities (the "Predecessor Entity") of certain contributed assets, liabilities, operations and/or equity interests (the "Contributed Assets"). Taken together with other affiliated entities and including the Predecessor, the entities are under common control and are collectively referred to as the Lehigh Gas Group (LGG).

        The Partnership, pursuant to an initial public offering, intends to sell common units representing limited partnership interests in the Partnership. The Partnership will issue and sell common units and subordinated units to the shareholders (or their assigns) of the Predecessor Entity in consideration of their transfer of the Contributed Assets to the Partnership.

        The Partnership, upon the transfer of the Contributed Assets will be engaged in substantially the same business and revenue generating activities as the Predecessor Entity, principally: (i) distributing motor fuels (using unrelated third-party transportation services providers) - on a wholesale basis to sub-wholesalers, independent dealers, Lessee Dealers, related entities, and others, and (ii) ownership or lease of Locations and, in turn, generating rental-fee income revenue from the lease or subleases of the Locations to third-party operators.

2. Basis of Presentation

        This statement of financial position has been prepared in accordance with accounting principles generally accepted in the United States of America. Since the Partnership has had no activity since its inception, separate statements of income, changes in partners' equity and cash flows have not been presented.

3. Subsequent Events

        The Partnership has evaluated events and transactions that occurred subsequent to December 31, 2011 through May 11, 2012, the date these financial statements were filed with the Securities and Exchange Commission.

Appendix A

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
LEHIGH GAS PARTNERS LP

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF LEHIGH GAS PARTNERS LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LEHIGH GAS PARTNERS LP dated as of [    •    ], 2012, is entered into by and between Lehigh Gas GP LLC, a Delaware limited liability company, as the General Partner, and [    •    ], a Delaware limited partnership, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. This First Amended and Restated Agreement of Limited Partnership amends and restates the Limited Partnership Agreement, dated [    •    ]. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

        (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess

        Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to that period; (ii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium; and (iii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii). Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" is defined in Section 5.10(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.4(d), in both cases as determined by the General Partner.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Beneficial Ownership" means the beneficial interest of a Beneficiary in a Trust.

        "Beneficiary" means, with respect to any Trust, such one or more organizations described in Section 501(c)(3) of the Code that are named as the beneficiary or beneficiaries of such Trust in accordance with the provisions of Section 4.8(a). Notwithstanding anything in Article IV or elsewhere in this Agreement to the contrary, a Beneficiary may transfer its Beneficial Ownership in such Trust to a wholly-owned entity that is taxable as a corporation for U.S. federal income tax purposes, which shall thereafter be the "Beneficiary."

        "Board of Directors" means the board of directors or managers, as applicable, of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.4(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.4(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Pennsylvania shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.4. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new, capital assets, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member's pro rata share of the cost of the acquisition of existing, or the construction of new or the improvement of existing, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the then current long-term operating capacity or operating income of the Partnership Group from the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

        "Capital Surplus" means cash and cash equivalents, as applicable, distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property and thereafter reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Eligibility Trigger" is defined in Section 4.8(a)(ii).

        "claim" (as used in Section 7.12(c)) is defined in Section 7.12(c).

        "Closing Date" means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed for or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed for or admitted to trading or, if such Limited Partner Interests are not listed for or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" is defined in Section 11.3(a).

        "Commences Commercial Service" means the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing, as applicable.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, with respect to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed for or admitted to trading.

        "Constructive Ownership" means, with respect to any Partnership Interest, stock or other equity or beneficial interest in or to (or, as applicable, in or to the assets or net profits of) the Partnership or any other Person, any direct or indirect ownership of such Partnership Interest, stock or other equity or beneficial interest, together with any ownership of such Partnership Interest, stock or other equity or beneficial interest that results from the application of Section 318 of the Code, as modified by Sections 856(d)(5) and 7704(d)(3)(B) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own," and "Constructively Owned" shall have correlative meanings.

        "Contributed Property" means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Merger, Contribution, Conveyance and Assumption Agreement, dated as of [    •    ], 2012, among the General Partner, the Partnership, [    •    ] and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Credit Facility" refers to that certain Loan Agreement, by and among [    •    ], dated [    •    ].

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Deferred Issuance and Distribution" means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to (x) [    •    ] minus (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Underwriters' Option on the Option Closing Date(s), and (b) a distribution of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Underwriters' Option as described in Section 5.2(c), if any.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Disposed of Adjusted Property" is defined in Section 6.1(d)(xii)(B).

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulations Section 1.752-2(a).

        "Eligibility Certificate" is defined in Section 4.8(b).

        "Eligible Holder" means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.8(a)(i) or Section 4.8(b) and/or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

        "Estimated Incremental Quarterly Tax Amount" is defined in Section 6.8.

        "Event of Withdrawal" is defined in Section 11.1(a).

        "Excess Additional Book Basis" is defined in the definition of Additional Book Basis Derivative Items.

        "Excess Distribution" is defined in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" is defined in Section 6.1(d)(iii)(A).

        "Expansion Capital Expenditures" means cash expenditures for Capital Improvements, and shall not include Maintenance and Replacement Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "Final Subordinated Units" is defined in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" is defined in Section 6.1(c)(i)(D).

        "First Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.10, 6.6 and Section 6.8.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units plus (2) all Partnership Interests and options, rights, warrants, phantom units and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Lehigh Gas GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the interest of the General Partner in the Partnership (in its capacity as a general partner and without any reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

        "Holder" as used in Section 7.12, is defined in Section 7.12(a).

        "IDR Reset Common Unit" is defined in Section 5.10(a).

        "IDR Reset Election" is defined in Section 5.10(a).

        "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

        "Incremental Income Taxes" is defined in Section 6.8.

        "Indemnified Persons" is defined in Section 7.12(c).

        "Indemnitee" means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, a General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, a General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" is defined in Section 4.8(c).

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means (a) each Sponsor Entity Contributor (with respect to the Common Units and Subordinated Units received by each pursuant to Section 5.2(a)); (b) the General Partner (with respect to the Incentive Distribution Rights); and (c) the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units issued pursuant to the exercise of the Underwriters' Option.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

        "Investment Capital Expenditures" means capital expenditures other than Maintenance and Replacement Capital Expenditures and Expansion Capital Expenditures.

        "LGO" means Lehigh Gas—Ohio Holdings, LLC, a Delaware limited liability company.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "LTIP" means the Long-Term Incentive Plan of the General Partner, as may be amended, and any equity compensation plan successor thereto.

        "Maintenance and Replacement Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditures are made to maintain the asset base of the Partnership Group.

        "Merger Agreement" is defined in Section 14.1.

        "Minimum Quarterly Distribution" means $[    •    ] per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.10, 6.6 and Section 6.8.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liability the type and amount of which would reduce a partner's capital account under Treasury Regulations Section 1.704-1(b)(2)(iv)(b) and that is either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any liability the type and amount of which would reduce a partner's capital account under Treasury Regulations Section 1.704-1(b)(2)(iv)(b) and that is either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.4(d); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.4(d); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

        "Notice of Election to Purchase" is defined in Section 15.1(b).

        "Omnibus Agreement" means that certain Omnibus Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Lehigh Gas Corporation, a Delaware corporation, and certain other parties thereto, as such may be amended, supplemented or restated from time to time.

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and Maintenance and Replacement Capital Expenditures, subject to the following:

        (a)   repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

        (b)   payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

        (c)   Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where capital expenditures are made in part for Maintenance and Replacement Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

        (d)   (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a)   the sum of (i) $[    •    ] million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date the Capital Improvement or replacement capital asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iv)), less

        (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that the General Partner's estimate of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Underwriters' Option.

        "Organizational Limited Partner" means [    •    ], in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership

Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership, provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

        "Ownership" means beneficial and Constructive Ownership of any Partnership Interest by a Person, whether such Partnership Interest is held directly or indirectly (including by a nominee). The terms "Owner," "Owns," "Own," and "Owned" shall have correlative meanings.

        "Partnership Interest-in-Trust" shall mean any Partnership Interest designated a Partnership Interest-in-Trust pursuant to Section 4.10(b).

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Lehigh Gas Partners LP, a Delaware limited partnership.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Partnership Interest" means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests, and shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

        "Percentage Interest" means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) by (ii) the quotient expressed as a percentage obtained by dividing (A) the number of Units held by such Unitholder, as applicable, by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and General Partner Interest shall at all times be zero.

        "Permitted Transferee" means any Person designated as a Permitted Transferee in accordance with the provisions of Section 4.10(g)(v).

        "Person" means an individual or a corporation, joint stock corporation, firm, limited liability company, partnership, joint venture, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, unincorporated organization, association, private foundation within the meaning of Section 509(a) of the Code, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Prohibited Owner" means, with respect to any purported Section 4.10 Transfer or Section 4.10 Non-Transfer Event, any Person who, but for the provisions of Section 4.10(a), would cause the Partnership, together with any and all of the Section 4.10 Subsidiaries, to Own in the aggregate (i) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a corporation for U.S. federal income tax purposes, stock of such tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) of more of the total value of shares of all classes of stock of such tenant, within the meaning of Section 856(d)(2)(B)(i) of the Code; or (ii) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a "partnership" for U.S. federal income tax purposes (including LGO for so long as LGO is such a tenant), an interest of ten percent (10%) or more (or in the case of LGO, more than five percent) in the assets or net profits of such tenant, within the meaning of Section 856(d)(2)(B)(ii) of the Code.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Qualifying Income Threshold Violation" is defined in Section 4.10(f).

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that commences immediately after the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Rate Eligibility Trigger" is defined in Section 4.8(a)(i).

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of,

or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9(a).

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-181370) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" is defined in Section 5.10(e).

        "Reset Notice" is defined in Section 5.10(b).

        "Restriction Termination Date" means the first day after the date on which the General Partner determines that it is no longer in the best interests of the Partnership to meet (or the Partnership otherwise no longer meets) the gross income requirements of Section 7704(c)(2) of the Code (or any successor provision thereto).

        "Second Liquidation Target Amount" is defined in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.8.

        "Section 4.10 Market Price" on any date shall mean (a) in the case of Common Units, the Current Market Price, and (b) in the case of any other class or type of Partnership Interest other than Common Units, the fair market value of such interest as determined in good faith by the General Partner.

        "Section 4.10 Non-Transfer Event" shall mean an event, other than a purported Section 4.10 Transfer, that would cause any Person to violate the provisions of Section 4.10(a). Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer, or other disposition of a Partnership Interest, (ii) the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for a Partnership Interest, (iii) a Person purchasing or otherwise acquiring an interest in a Person which Owns Units, or (iv) a redemption, repurchase, restructuring or similar transaction with respect to a person that Owns any Partnership Interest.

        "Section 4.10 Subsidiary" shall mean any direct or indirect subsidiary of the Partnership (including, without limitation, any partnership, limited liability company, trust or other entity, but not including any entity that is, and/or that is otherwise treated as, a corporation for U.S. federal income tax purposes).

        "Section 4.10 Transfer" (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition of a Partnership Interest, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. "Section 4.10 Transfer" (as a verb) shall have the correlative meaning.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (in respect of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Sponsor Entity Contributor" means each of Energy Realty OP, LP, a Delaware limited partnership, Lehigh Kimber Realty, LLC, a Delaware limited liability company, EROP-Ohio

Holdings, LLC, a Delaware limited liability company, Kwik Pik Realty-Ohio Holdings LLC, a Delaware limited liability company, Lehigh Gas Corporation, a Delaware corporation, Kimber Petroleum Corporation, a New Jersey corporation, [    •    ], and Kwik Pik-Ohio, LLC, a Delaware limited liability company, and collectively, the "Sponsor Entity Contributors."

        "Subordinated Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

        (a)   the first Business Day following the distribution pursuant to Section 6.3(b) in respect of any Quarter beginning with the Quarter ending [    •    ], 2015 in respect of which (i) (A) distributions from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

        (b)   the first Business Day following the distribution pursuant to Section 6.3(b) in respect of any Quarter ending on or after [    •    ], in respect of which (i) (A) distributions from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period (provided, that this requirement will be deemed to have not been satisfied if the Partnership was able to distribute such amounts because of a material deviation from the General Partner's distribution coverage policy, as in effect from time to time, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and

        (c)   the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.6 or otherwise.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" is defined in Section 14.2(b)(ii).

        "Target Distribution" means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $[    •    ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.10, 6.6 and Section 6.8.

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed for or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed for or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" is defined in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

        "Trust" shall mean any separate trust created pursuant to Section 4.10(b) and administered in accordance with the terms of Section 4.10(g) for the exclusive benefit of any Beneficiary.

        "Trustee" shall mean such one or more Persons selected by the General Partner and who or that is not affiliated with the Partnership to serve as the trustee(s) of the Trust.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriters' Additional Cash Contribution" is defined in Section 5.2(c).

        "Underwriters' Option" means the option to purchase additional Common Units granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Underwriting Agreement" means that certain Underwriting Agreement, dated as of [    •    ], 2012, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unpaid MQD" is defined in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" is defined in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided, that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

        Section 1.2    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

        Section 2.1    Formation.  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

        Section 2.2    Name.  The name of the Partnership shall be "Lehigh Gas Partners LP." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Capitol Services, Inc.. The principal office of the Partnership shall be located at 702 West Hamilton Street, Suite 203, Allentown, PA 18101, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 702 West Hamilton Street, Suite 203, Allentown, PA 18101, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in connection with the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the

General Partner determines would be reasonably likely to cause the Partnership to be treated as an entity taxable as a corporation for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

        Section 2.5    Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners

        (a)   In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are expressly replaced in their entirety by the provisions of this Section 3.4), and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense, to obtain:

          (i)    true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

          (ii)   a current list of the name and last known business, residence or mailing address of each Record Holder;

          (iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

          (iv)  such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

        (c)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.  Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner, hereunder as, and to the extent, provided herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

        (b)   The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.4, (iii) Section 4.7, (iv) Section 4.10, (v) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (vi) any contractual provisions binding on any Limited Partner and (vii) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        (e)   The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

        (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an entity taxable as a corporation for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

        (a)   Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an entity taxable as a corporation for U.S. federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed for or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for or admitted to trading.

        Section 4.8    Eligibility Certificates; Ineligible Holders.

        (a)   If at any time the General Partner determines, with the advice of counsel, that:

          (i)    the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a "Rate Eligibility Trigger"); or

          (ii)   any Group Member is subject to any U.S. federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a "Citizenship Eligibility Trigger");

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce risk of the occurence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner and, to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

        (b)   Such amendments may include provisions requiring any individual Partner to certify as to its (and its beneficial owners') status as an Eligible Holder upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Partner (any such required certificate, an "Eligibility Certificate").

        (c)   Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners') status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an "Ineligible Holder"), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

        (d)   The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it in substitution of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

        (e)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

        (f)    At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder's Partnership Interests.

        Section 4.9    Redemption of Partnership Interests of Ineligible Holders.

        (a)   If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

        Section 4.10    Special Transfer Restrictions Regarding Certain Partnership Group Tenants.

        Notwithstanding anything in this Agreement to the contrary,

        (a)    Restrictions on Section 4.10 Transfers.  Except as provided in Section 4.10(f), from the date hereof and through and including the Restriction Termination Date, any Section 4.10 Transfer of a Partnership Interest that, if effective, would cause the Partnership, together with any and all Section 4.10 Subsidiaries, to Own in the aggregate: (i) in the case of any tenant of any real property of the Partnership or any of its Setion 4.10 Subsidiaries that is a corporation for U.S. federal income tax purposes, stock of such tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) of more of the total value of shares of all classes of stock of such tenant, within the meaning of Section 856(d)(2)(B)(i) of the Code; or (ii) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a "partnership" for U.S. federal income tax purposes (including LGO for so long as LGO is such a tenant), an interest of ten percent (10%) or more (or, in the case of LGO, more than five percent) in the assets or net profits of such tenant within the meaning of Section 856(d)(2)(B)(ii) of the Code, shall be void ab initio as to the Section 4.10 Transfer of such Partnership Interest (and for the avoidance of doubt only as regard to such portion, or all, thereof that would cause the result described in clause (i) or (ii) of this Section 4.10(a) and the intended and purported transferee of such Partnership Interest shall acquire no rights in such Partnership Interest.

        (b)    Section 4.10 Transfers to Trust.  If, notwithstanding the other provisions contained in this Section 4.10, at any time after the date hereof and through and including the Restriction Termination Date, there is a purported Section 4.10 Transfer or Section 4.10 Non-Transfer Event

that, if effective, would cause the Partnership, together with any and all Section 4.10 Subsidiaries, to Own in the aggregate: (i) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a corporation for U.S. federal income tax purposes, stock of such tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) of more of the total value of shares of all classes of stock of such tenant, within the meaning of Section 856(d)(2)(B)(i) of the Code; or (ii) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a "partnership" for U.S. federal income tax purposes (including LGO for so long as LGO is such a tenant), an interest of ten percent (10%) or more (or, in the case of LGO, more than five percent) in the assets or net profits of such tenant within the meaning of Section 856(d)(2)(B)(ii) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Section 4.10 Non-Transfer Event, the Person holding record title of the Partnership Interest with respect to which such Section 4.10 Non-Transfer Event occurred shall cease to own any right or interest) in such Partnership Interest (all or such portion thereof), the ownership of which by such purported transferee or record holder would cause the result described in clause (i) or (ii) of this Section 4.10(b), (y) such Partnership Interest (and, in the case where such Partnership Interest constitutes Units, rounded up to the nearest whole Unit) shall be designated a Partnership Interest-in-Trust and, in accordance with the provisions of Section 4.10(g), transmitted automatically and by operation of law to the Trust to be held in accordance with Section 4.10(g), and (z) the Prohibited Owner shall submit such Partnership Interest for registration in the name of the Trustee. Such transfer to a Trust and the designation of Partnership Interests as Partnership Interests-in-Trust shall be effective as of the close of business on the business day prior to the date of the Section 4.10 Transfer or Section 4.10 Non-Transfer Event, as the case may be.

        (c)    Remedies for Breach.  If the Partnership shall at any time determine, after requesting such information as the Partnership determines is relevant, that a Section 4.10 Transfer in violation of Section 4.10(a) or a Section 4.10 Non-Transfer Event has taken place, or that a Person intends to acquire or has attempted to acquire Ownership, of any Partnership Interest in violation of Section 4.10(a), the Partnership shall take such action as it deems advisable to refuse to give effect to or to prevent such Section 4.10 Transfer, Section 4.10 Non-Transfer Event or acquisition, including, but not limited to, refusing to give effect to such Section 4.10 Transfer, Section 4.10 Non-Transfer Event or acquisition on the books of the Partnership or instituting proceedings to enjoin such Section 4.10 Transfer, Section 4.10 Non-Transfer Event or acquisition.

        (d)    Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire a Partnership Interest in violation of Section 4.10(a), or any Person who owned a Partnership Interest that was transferred to the Trust pursuant to the provisions of Section 4.10(b), shall as promptly as practicable give written notice to the Partnership of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such Section 4.10 Transfer or Section 4.10 Non-Transfer Event, as the case may be, on the Partnership's status as a "partnership" for U.S.federal income tax purposes and Sections 7704(c)(1) and (2) of the Code.

        (e)    Owner Required to Provide Information.  From the date hereof and through and including the Restriction Termination Date, by January 31st of each year, every direct and indirect Owner of a Partnership Interest constituting 4.9% or more (by value) of the interests in the Partnership shall provide to the Partnership a written certification stating the name and address of such Owner, the number and class of Partnership Interest Owned, and a description of how such Partnership Interest is held. Each such Owner shall provide to the Partnership such information as the Partnership may request in order to determine the effect, if any, of such

Ownership on the Partnership's status as a "partnership" for United States federal income tax purposes under Sections 7704(c)(1) and (2) of the Code.

        (f)    Exception.  The General Partner may except a Person from the restriction described in Section 4.10(a) if the General Partner determines that such Person's ownership of a Partnership Interest that would otherwise make such Person a Prohibited Owner would not result in the Partnership failing to have at least ninety-five percent (95%) of its gross income for the tax year of the Section 4.10 Transfer or Section 4.10 Non-Transfer Event characterized as "qualifying income" (within the meaning, and for purposes of, Section 7704(d) of the Code) (a "Qualifying Income Threshold Violation"), and the General Partner obtains such representations and undertakings from such Person as are necessary to ascertain this fact, and such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Section 4.10) will result in such Partnership Interest that would otherwise make such a Person a Prohibited Owner or, otherwise, that would cause a Qualifying Income Threshold Violation, as applicable, being designated as a Partnership Interest-in-Trust in accordance with the provisions of Section 4.10(b). In exercising its discretion under this Section 4.10(f), the General Partner may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the General Partner, as it may deem necessary or desirable in order to maintain the Partnership's status as a "partnership" for United States federal income tax purposes under Sections 7704(c)(1) and (2) of the Code, and, in addition, may obtain such representations and undertakings from an Owner that it may deem necessary or desirable under the circumstances.

        (g)   Partnership Interests-in-Trust.

          (i)    Partnership Interest-in-Trust.  Any Partnership Interest transferred to a Trust and designated a Partnership Interest-in-Trust pursuant to Section 4.10(b) shall be held for the exclusive benefit of the Beneficiary. The General Partner shall name a Beneficiary (or Beneficiaries) for each Trust within five (5) days after the date on which the General Partner is made aware of the existence of the Trust. Any transfer to a Trust, and subsequent designation of a Partnership Interest as a Partnership Interest-in-Trust, pursuant to Section 4.10(b) shall be effective as of the close of business on the business day prior to the date of the Section 4.10 Transfer or Section 4.10 Non-Transfer Event that results in the transfer to the Trust. The Trustee shall be admitted as a Limited Partner of the Partnership in respect of such Partnership Interest -in-Trust as of the beginning of the such date in accordance with Section 10.1. A Partnership Interest-in-Trust shall remain issued and outstanding and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Partnership Interests of the same class and type. When transferred to a Permitted Transferee in accordance with the provisions of Section 4.10(g)(v), such Partnership Interest-in-Trust shall cease to be designated as a Partnership Interest-in-Trust.

          (ii)    Distribution Rights; Allocations of Partnership Income, Etc.  The Trustee, as record holder of a Partnership Interest-in-Trust, shall be entitled to receive all distributions with respect to such Partnership Interest, and shall be allocated all Partnership income, gain, loss, deductions and credits in respect of such Partnership Interest, and shall hold such distributions in trust for the benefit of the Beneficiary. Unless and to the extent not permitted to do so under applicable law and subject to any fiduciary duties that that the Trustee may have, the Trustee shall remit such distributions that it receives to the Beneficiary(ies) as promptly as reasonably possible. The Prohibited Owner with respect to a Partnership Interest-in-Trust shall repay to the Trust the amount of any distributions received by the Prohibited Owner that are attributable to any Partnership Interest designated as a Partnership Interest-in-Trust as of the record date which was on or after the date that such Partnership Interest became a Partnership Interest-in-Trust. Upon becoming aware that a Partnership Interest has been transferred to a Trust and designated as a Partnership Interest-in-Trust, the Partnership shall take all reasonable measures that the General Partner determines reasonably necessary to (and to the extent applicable) (a) recover the amount of any such distribution paid to a Prohibited Owner, including, if necessary, (i) withholding any portion of future distributions payable on and/or in respect of other Partnership Interests Owned by the Prohibited Owner, and (ii) as soon as reasonably practicable following the Partnership's receipt or withholding thereof paying over to the Trust for the benefit of the Beneficiary the distributions so received or withheld, as the case may be; and (b) effectuate the re-allocation of any Partnership income, gain, losses, deductions and credits in respect of such Partnership Interest-in-Trust from the Prohibited Owner to the Trust (including, if not foreclosed by an applicable statute of limitation, by causing the filing of one or more amended tax returns and/or Schedule(s) K-1). In addition, the Partnership and/or the Trustee shall also have the right, in its and/or their sole discretion, to withhold any amounts that may otherwise be payable or distributable to the Prohibited Owner pursuant to any other provision of this Agreement and apply withheld amounts against any of the outstanding obligations of the Prohibited Owner under this Section 4.10(g)(ii) or any other provisions of this Section 4.10.

          (iii)    Rights upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or any distribution of the assets of, the Partnership, the Trust shall be entitled to receive, ratably with each other holder of Partnership Interest of the same class and type, that portion of the assets of the Partnership which is available for distribution to the holders of such class and type of Partnership Interest. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 4.10(g)(iii) in excess of, (i) in the case of a purported Section 4.10 Transfer in which the Prohibited Owner gave value for the Partnership Interest and which Section 4.10 Transfer resulted in the transfer of the Partnership Interest to the Trust, the price such Prohibited Owner paid for such Partnership Interest, and (ii) in the case of a Section 4.10 Non-Transfer Event or Section 4.10 Transfer in which the Prohibited Owner did not give value for such Partnership Interest (e.g., if such Partnership Interest was received by gift or devise) and which Section 4.10 Non-Transfer Event or Section 4.10 Transfer, as the case may be, resulted in the transfer of such Partnership Interest to the Trust, the Market Price of such Partnership Interest on the date of such Section 4.10 Non-Transfer Event or Section 4.10 Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

          (iv)    Voting Rights.  The Trustee shall be entitled to vote all Partnership Interests-in-Trust to the extent of voting rights otherwise exercisable in respect of such Partnership Interests that have been so designated. Any vote by a Prohibited Owner as a holder of such a Partnership Interest prior to the discovery by the Partnership that the Partnership Interest is a Partnership Interest-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Partnership Interest-in-Trust and be recast by the Trustee; provided, however, if the Partnership or any Section 4.10 Subsidiary has already taken any action that is either irreversible or that the General Partner reasonably determines could not be reversed, modified or rescinded without material cost to, and/or without resulting in material damage to, the business, operations, activities or reputation of, the Partnership or any Section 4.10 Subsidiary, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Section 4.10 Transfer or Section 4.10 Non-Transfer Event that results in the transfer to the Trust of Units under Section 4.10(b), an irrevocable proxy to the Trustee to vote the Partnership Interest-in-Trust in accordance with this Section 4.10(g)(iv).

          (v)    Designation of Permitted Transferee.  The Trustee shall have the exclusive and absolute right to sell to a Permitted Transferee any and all of a Partnership Interest-in-Trust in an orderly fashion so as not to materially adversely affect the Market Price of its Partnership Interests-in-Trust. The Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated shall purchase for valuable consideration (whether in a public or private sale) the Partnership Interest-in-Trust, and (ii) the Permitted Transferee shall not be a Person whose purchase of the Partnership Interest would result in a transfer to a Trust and the re-designation of such Partnership Interest so purchased as a Partnership Interest-in-Trust under Section 4.10(b). Upon the purchase by a Permitted Transferee in accordance with the provisions of this Section 4.10(g)(v), the Trustee shall (i) cause to be transferred to the Permitted Transferee that Partnership Interest-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Partnership that the Permitted Transferee is the holder of record of such Partnership Interest, as applicable, (iii) cause the Partnership Interest-in-Trust to be cancelled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Partnership Interest-in-Trust after making the payment to the Prohibited Owner pursuant to Section 4.10(g)(vi).

          (vi)    Compensation to Prohibited Owner of a Partnership Interest that Becomes a Partnership Interest-in-Trust.  Any Prohibited Owner shall be entitled (following discovery of the Partnership Interest-in-Trust and subsequent designations of the Permitted Transferee in accordance with Section 4.10(g)(v) or following the acceptance of the offer to purchase such Partnership Interest in accordance with Section 4.10(g)(vii)) to receive from the Trustee following the sale or other disposition of such Partnership Interest-in-Trust the lesser of (i) in the case of (a) a purported Section 4.10 Transfer in which the Prohibited Owner gave value for the Partnership Interest and which Section 4.10 Transfer resulted in the transfer of the Partnership Interest to the Trust, the amount that such Prohibited Owner paid for such Partnership Interest, or (b) a Section 4.10 Non-Transfer Event or Section 4.10 Transfer in which the Prohibited Owner did not give value for such Partnership Interest (e.g., if the Partnership Interest was received by gift or devise) and which Section 4.10 Non-Transfer Event or Section 4.10 Transfer, as the case may be, resulted in the transfer of the Partnership Interest to the Trust, the Market Price of such Partnership Interest on the date of such Section 4.10 Non-Transfer Event or Section 4.10 Transfer, and (ii) the amount received by the Trustee from the sale or other disposition of such Partnership Interest-in-Trust. Any amounts received by the Trustee in respect of such Partnership Interest-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 4.10(g)(vi) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner waives any and all claims that it may have against the Trustee and the Partnership arising out of the disposition of the Partnership Interest-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4.10(g)(vi) by, such Trustee or the Partnership.

          (vii)    Purchase Right in a Partnership Interest-in-Trust.  A Partnership Interest-in-Trust shall be deemed to have been offered for sale to the Partnership, or its designee, at a price equal to the lesser of (i) the price paid for such Partnership Interest in the Section 4.10 Transfer or other transaction that created such Partnership Interest-in-Trust (or, in the case of devise, gift or Section 4.10 Non-Transfer Event, the Market Price at the time of such devise, gift or Section 4.10 Non-Transfer Event), and (ii) the Market Price on the date the Partnership, or its designee, accepts such offer. Subject to Section 4.10(g)(vi), the Partnership shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Section 4.10 Non-Transfer Event or purported Section 4.10 Transfer which resulted in such Partnership Interest-in-Trust and (ii) the date the Partnership determines in good faith that a Section 4.10 Transfer or Section 4.10 Non-Transfer Event resulting in the Partnership Interest-in-Trust has occurred, if the Partnership does not receive a notice of such Section 4.10 Transfer or Section 4.10 Non-Transfer Event pursuant to Section 4.10(d).

          (viii)    Remedies Not Limited.  Nothing contained in this Section 4.10 shall limit the authority of the Partnership to take such other action as it deems necessary or advisable (i) to protect the Partnership and the Partnership Interest holders by preservation of the Partnership's status as a "partnership" for United States federal income tax purposes, and (ii) to ensure compliance with the provisions of this Section 4.10.

          (ix)    Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 4.10, including any defined term contained herein, the General Partner shall have the power to determine the application of the provisions of this Section 4.10 with respect to any situation based on the facts known to it. In the event that this Section 4.10 requires an action by the General Partner and this Agreement fails to provide specific guidance with respect to such action, the General Partner shall have the power to determine the action to be taken so long as such action is in furtherance of the provisions of this Section 4.10.

          (x)    Severability.  If any provision of this Section 4.10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the matter or issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          (xi)    Legend.  Each certificate for any Common Unit or Subordinated Unit shall bear substantially the following legend:

  "The interest in Lehigh Gas Partners, LP represented by this certificate are subject to restrictions on transfer for the purpose of the Partnership's maintenance of its status as a "partnership" for United States federal income tax purposes by being able to satisfy the "qualifying income" requirements of Sections 7704(c)(1) and (2) of the Internal Revenue Code of 1986, as amended (the "Code"). No Person may Own Units that would cause the Partnership, together with any and all of Section 4.10 Subsidiaries, to Own in the aggregate: (i) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a corporation for United States federal income tax purposes, stock of such tenant possessing ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote or ten percent (10%) of more of the total value of shares of all classes of stock of such tenant, within the meaning of Section 856(d)(2)(B)(i) of the Code; or (ii) in the case of any tenant of any real property of the Partnership or any of its Section 4.10 Subsidiaries that is a "partnership" for United States federal income tax purposes (including Lehigh Gas-Ohio Holdings, LLC, a Delaware limited liability company ("LGO"), for so long as LGO is such a tenant), an interest of ten percent (10%) or more (or, in the case of LGO, more than five percent) in the assets or net profits of such tenant within the meaning of Section 856(d)(2)(B)(ii) of the Code. Any Person who attempts to Own a Partnership Interest that would result in a violation of either (i) or (ii) above must notify the Partnership in writing as promptly as practicable. Any transfer in violation of either (i) or (ii) above shall be void ab initio.

  If the restrictions above are violated, the Common Units represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated a Partnership Interest-in-Trust. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Partnership's First Amended and Restated Agreement of Limited Partnership, a copy of which, including the restrictions on transfer, will be sent without charge to each Common Unit holder who so requests."

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.  In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $[    •    ] in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the Organizational Limited Partner will be refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Organizational Limited Partner.

        Section 5.2    Contributions by the Initial Limited Partners.

        (a)   On the Closing Date and pursuant to the Contribution Agreement: (i) the Partnership shall issue to the General Partner the Incentive Distribution Rights, and (ii) each Sponsor Entity Contributor shall contribute and assign as Capital Contribution to the Partnership the Contributed Property as is set forth in the Contribution Agreement (and which is also set forth on Exhibit [    •    ] attached hereto).

        (b)   On the Closing Date and and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (c)   Upon the exercise, if any, of the Underwriters' Option, each Underwriter shall contribute cash to the Partnership (the "Underwriters' Additional Cash Contribution") in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (d)   Except as provided in this Section 5.2, no Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.3    Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.4    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership or "disregarded entity" for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or "disregarded entity" for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted U.S. federal income tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted U.S. federal income tax basis of such property as of such date of disposition were equal in amount to the property's Carrying Value as of such date.

          (v)   Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) as if the adjusted U.S. federal income tax basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

          (vi)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

        (c)   (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii)   Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B), and the transferee's Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A).

        (d)   (i) Consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of the Partnership's property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making such fair market value determination(s), the General Partner may (but shall be under no obligation to) consider and base such determinations on (and, otherwise, by reference to) the Section 4.10 Market Price of the Partnership Interests of all Partners at such time, and then allocate same among the individual properties of the Partnership (in such manner as it determines appropriate).

          (ii)   In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.5    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.5, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (v) all additional issuances of Partnership Interests. The

General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed for or admitted to trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.6    Conversion of Subordinated Units.

        (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution in respect of the final Quarter of the Subordination Period.

        (b)   Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        Section 5.7    Limited Preemptive Right.  Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.8    Splits and Combinations.

        (a)   Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

        Section 5.10    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

        (a)   Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the "IDR Reset Election") to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the amount of cash distributions made by the Partnership for the Quarter immediately preceding the giving of the Reset Notice (as defined in Section 5.10(b)) in respect of the Incentive Distribution Rights by (ii) the cash distribution made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the "Reset MQD") (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

        (b)   To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the

Incentive Distribution Rights of the Partnership's determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

        (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission to trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed for or admitted to trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

        (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission to trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

        (e)   The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

        (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.  Except as provided otherwise, for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

        (a)    Net Income.  Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

          (i)    First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

          (ii)   The balance, if any, to the Unitholders, Pro Rata.

        (b)    Net Loss.  Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

          (i)    First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

          (ii)   The balance, if any, 100% to the General Partner.

        (c)    Net Termination Gains and Losses.  Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and, after all distributions of cash and cash equivalents, under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i)    Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

            (A)  First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

            (B)   Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter

    during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)   Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

            (E)   Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

            (F)   Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

            (G)  Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

           (ii)  Except as otherwise provided by Section 6.1(c)(iii) Net Termination Loss shall be allocated:

            (A)  First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)   Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

            (C)   Third, to the Unitholders, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

            (D)  Fourth, the balance, if any, 100% to the General Partner.

         (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.4(d) prior to the Liquidation Date shall be allocated:

            (A)  First, to the Unitholders, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

            (B)   The balance, if any, to the General Partner.

          (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.4(d) prior to the Liquidation Date shall be allocated:

            (A)  First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

            (B)   Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

            (C)   The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

        (d)    Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

          (i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)   Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

            (B)   After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made (and to be made) to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

          (iv)  Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v)   Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulations

  Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii)  Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

          (ix)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner's interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x)   Economic Uniformity; Changes in Law.

            (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gain and gross income that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The

    purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

            (B)   With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.4(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

            (C)   With respect to any taxable period during which an IDR Reset Unit is transferred to any Person who is not an Affiliate of the transferor and notwithstanding anything herein (including under Section 5.4(d)) to the contrary, all or a portion of: (i) any Unrealized Gain under Section 5.4(d) to the extent thereof; and/or (ii) the remaining items of Partnership gross income or gain for such taxable period, shall be allocated 100% to the transferor Partner of such transferred IDR Reset Unit until such transferor Partner has been allocated an amount of Unrealized Gain, gross income and/or gain, as the General Partner shall determine, that increases the Capital Account maintained with respect to such transferred IDR Reset Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

            (D)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner is authorized to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

          (xi)  Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

            (B)   The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.4(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.4(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.4(d).

            (B)   In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.4(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

            (C)   In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (D)   For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

          (xiii)  Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulations Section 1.704-3(d) in all events.

        (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulations Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests.

        (d)   In accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (f)    Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined annually and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed for or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Underwriters' Option is exercised in full or the expiration of the Underwriters' Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed for or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed for or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and future regulations or rulings promulgated thereunder.

        (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Distributions; Distributions to Record Holders.

        (a)   The General Partner may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

        (b)   All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

        (c)   Notwithstanding Section 6.3(a) and (b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions from Operating Surplus.

        (a)    During Subordination Period.  Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows:

          (i)    First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing as of the last day of such Quarter;

          (iii) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v)   Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (vii) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)    After Subordination Period.  Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.5(b) in respect of additional Partnership Interests issued pursuant thereto:

          (i)    First, to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii) Third, 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (v)   Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions from Capital Surplus.  Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(b) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Cash and cash equivalents that are distributed and deemed to be Capital Surplus shall then be distributed to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all cash and cash equivalents shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

        (b)   The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.8.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.4(c)(ii), 6.1(d)(x), and 6.7(b) and 6.7(c).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate), in each case, if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

        (c)   The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Unit.

        Section 6.8    Entity-Level Taxation.  If a law is enacted or an existing law is modified or interpreted in a manner that results in a Group Member: (i) that is not already subject to any U.S. federal, state, local and/or foreign income and/or withholding tax prior to such enactment, modification or interpretation to become subject to any such one or more of such tax(es), and/or (ii) becoming subject to an increased amount of any such one or more of such taxes (including, for the avoidance of doubt, as a result of any increase in the rate of such taxation applicable to the Group Member), than such Group Member was subject prior to such enactment, modification or interpretation, then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of such taxes (or increased amount of such taxes), as applicable, that become payable by reason of any such enactment, modification or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.8. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) cash and cash equivalents as of the last day of such Quarter by (ii) the sum of cash and cash equivalents as of the last day of such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

        Section 6.9    Special Distribution to Sponsor Entity Contributors.   Contemporaneously upon the making of any Underwriters' Additional Cash Contribution pursuant to Section 5.2(c), the Partnership shall make a distribution of cash (and without any withholdings or set-offs of any kind) equal to such Underwriters' Additional Cash Contribution amount, with the amount of such cash to be so distributed to be funded from the proceeds of the Partnership's Credit Facility and to be made to, and divided among, those one or more Sponsor Contributor Entities as provided, and in the manner set forth, on Exhibit [    •    ].

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, the lending of funds to other Persons (including other Group Members), the repayment or guarantee of obligations of any Group Member, and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash or cash equivalents;

          (vii) the selection, employment, retention and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

          (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

          (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

          (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

          (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

        Section 7.2    Replacement of Fiduciary Duties.

        Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

        Section 7.3    Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

        Section 7.4    Restrictions on the General Partner's Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.5    Reimbursement of the General Partner.

        (a)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses reasonably allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

        (b)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or rights relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        Section 7.6    Outside Activities.

        (a)   The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more

Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

        (b)   Subject to any contrary contractual obligation to which a Partner is subject, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

        (c)   Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Subject to any contrary contractual obligation to which a Partner is subject, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, or directs such opportunity to any Group Member.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law, each Indemnitee shall be indemnified and held harmless by the Partnership from and against any and all, joint or several, losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership's activities or such Indemnitee's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. The Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the U.S. federal, state or local income taxes paid or payable by any such Partner or other Person.

        (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Standards of Conduct and Modification of Duties.

        (a)   Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless such party believed such determination, other action or failure to act, given the totality of the circumstances, was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its sole discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

        (c)   Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for (i) Special Approval or (ii) approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner, its Affiliates and each other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

        (e)   The Partners and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the

Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner and Indemnitees.

        (a)   The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such other Indemnitee reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

        Section 7.11    Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the "Holder") to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder's Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (d)   The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

        (e)   The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (f)    Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

        Section 7.13    Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for or admitted to trading, or as the General Partner determines to be necessary or appropriate.

        (c)   The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system (or any successor thereto) and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

        Section 9.1    Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for U.S. federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed for or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(e) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.  Subject to the provisions hereof, the General Partner (or, if applicable, its sole member and beneficial owner, Lehigh Gas Corporation, a Delaware corporation) is designated as the Tax Matters Partner (as defined in the Code); in the event that the General Partner or Lehigh Gas Corporation, as applicable, is not permitted to serve as Tax Matters Partner under applicable law then the Tax Matters Partner shall be such other Person(s) that the General Partner shall determine and designate. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

        Section 9.4    Withholding; Tax Payments.

        (a)   The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

        (b)   Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash to such Partner pursuant to Section 6.3 in the amount of such withholding .

ARTICLE X

ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

        (a)   A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is: (i) an Ineligible Holder shall be determined in accordance with Section 4.8; and (ii) a Prohibited Owner shall be determined in accordance with Section 4.10. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, each Sponsor Entity Contributor and the Underwriters as described in Article V in connection with the Initial Offering, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

        (b)   By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.8 and 4.10, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is: (x) an Ineligible Holder shall be determined in accordance with Section 4.8; and (y) a Prohited Owner shall be determined in accordance with Section 4.10.

        (c)   The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary, but at least every quarter, to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (d)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

        Section 10.2    Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

          (iii) The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Time, on [    •    ], 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an entity taxable as a corporation for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Time, on [    •    ], 2022, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

        Section 11.2    Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed for or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this

Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.  Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist:

        (a)   the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; and

        (b)   if all of the Subordinated Units convert into Common Units pursuant to Section 11.4(a), all Cumulative Common Unit Arrearages on the Common Units will be extinguished and the Subordination Period will end;

provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.4(c)(ii), 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

        Section 11.5    Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.  Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an entity taxable as a corporation for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as entities taxable as corporations for U.S. federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.5;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system (or any successor thereto) and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

        (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 13.1 or Section 14.3, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

        Section 13.4    Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the

Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (x) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day preceding the day on which notice is given, and (y) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting.  The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved such action in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the

General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

        Section 13.12    Right to Vote and Related Matters.  Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 13.13    Voting of Incentive Distribution Rights.

        (a)   For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

        (b)   If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

        (c)   In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided, that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

        Section 14.1    Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2    Procedure for Merger or Consolidation  Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (i)    the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

          (ii)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii) the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

          (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an entity taxable as a corporation for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an entity taxable as a corporation for U.S.

federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

        (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Effect of Merger or Consolidation.

        (a)   At the effective time of the certificate of merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partners Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed for or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

        (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

 ARTICLE XVI

GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

        (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        (b)   The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

        Section 16.9    Applicable Law; Forum, Venue and Jurisdiction.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

          (i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

          (ii)   irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

          (iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

          (v)   consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.10    Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
LEHIGH GAS GP LLC
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER:
LEHIGH GAS CORPORATION
By:
Name:
Title:

SIGNATURE PAGE
LEHIGH GAS PARTNERS LP
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Lehigh Gas Partners LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Lehigh Gas Partners LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), Lehigh Gas Partners LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                                          (the "Holder") is the registered owner of                                          Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located 211 North Broadway, Suite 2600, Saint Louis, MO 63102. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF LEHIGH GAS PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF LEHIGH GAS PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE LEHIGH GAS PARTNERS LP TO BE TREATED AS AN ENTITY TAXABLE AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LEHIGH GAS GP LLC, THE GENERAL PARTNER OF LEHIGH GAS PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF LEHIGH GAS PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED FOR OR ADMITTED TO TRADING.

A-1

        The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Lehigh Gas Partners LP
Countersigned and Registered by:	By:	Lehigh Gas GP LLC
American Stock Transfer and Trust Company, N.A., As Transfer Agent and Registrar	By:
Name:
Title:
By:
Name:
Title:

A-2

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT - JT TEN -	as tenants by the entireties as joint tenants with right of survivorship and not as tenants in common	Custodian (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
LEHIGH GAS PARTNERS LP

        FOR VALUE RECEIVED,                             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                            Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                          as its attorney-in-fact with full power of substitution to transfer the same on the books of Lehigh Gas Partners LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN	(Signature)
AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature)

A-3

APPENDIX B

GLOSSARY OF TERMS

        Adjusted operating surplus: For any period, operating surplus (excluding any amounts attributable to the items in the first bullet point under the definition of operating surplus) generated during that period is adjusted to:

  (a)
  decrease operating surplus by:

  (1)
  the amount of any net increase in working capital borrowings with respect to that period; and

  (2)
  the amount of any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and

  (b)
  increase operating surplus by:

  (1)
  the amount of any net decrease in working capital borrowings with respect to that period; and

  (2)
  the amount of any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; and

  (3)
  the amount of any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

        Capital account: The capital account maintained for a partner under our partnership agreement. The capital account of a partner for a common unit a subordinated unit an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in us held by a partner.

        Capital surplus: All cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus from the closing of the initial public offering through the end of the quarter immediately preceding that distribution. Any cash distributed by us on in excess of operating surplus will be deemed to be capital surplus.

        Closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the NYSE or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined by our general partner.

        Common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        EBITDA: Earnings before interest, taxes, depreciation and amortization.

        GAAP: Generally accepted accounting principles in the United States.

        General partner: Lehigh Gas Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        Incentive distribution right: A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        Incentive distributions: The distributions of available cash from operating surplus initially made to the general partner.

        Interim capital transactions: The following transactions:

  •
  borrowings, refinancings or refundings of indebtedness (other than for working capital borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business);

  •
  sales of equity and debt securities; and

  •
  sales or other dispositions of any assets of other than sales or other disposition of inventory, accounts receivables and other assets in the ordinary course of business, and sales or other dispositions of assets as part of normal retirements or replacements.

        Maintenance Capital Expenditures: Capital expenditures required to maintain our long-term operating capacity.

        Maintenance capital expenditures also includes interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of an asset that is paid in respect of the period that begins when we enter into a binding obligation to commence construction or developing an asset and ending on the earlier of the date that any such asset commences commercial service and the date that the asset is abandoned or disposed of.

        Operating expenditures: All of our cash expenditures, including, but not limited to, management fees paid to LGC, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus below when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

        Operating surplus: Operating surplus consists of:

  •
  $              million; plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions, which include the following:

  •
  borrowings that are not working capital borrowings;

  •
  sales of equity and debt securities;

  •
  sales or other dispositions of assets outside the ordinary course of business;

  •
  capital contributions received; and

  •
  corporate reorganizations or restructurings;

  provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity offered in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined above) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

  •
  any loss realized on disposition of an investment capital expenditure.

        Units: Refers to both common units and subordinated units.

        Working capital borrowings: Borrowings that our general partner intends for us to use for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or similar financing arrangement; provided, that, when such debt is incurred, it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional working capital borrowings.

Lehigh Gas Partners LP

                           Common Units

Representing Limited Partner Interests

PRELIMINARY PROSPECTUS

RAYMOND JAMES

                           , 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee		$16,606
FINRA filing fee		16,235
NYSE listing fee*
Printing and engraving expenses*
Fees and expenses of legal counsel*
Accounting fees and expenses*
Transfer agent and registrar fees*
Miscellaneous*

Total*	$

*
To be provided.

Item 14.   Indemnification of Directors and Officers.

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference

        We expect to enter into indemnification agreements with our directors which will generally indemnify our directors to the fullest extent permitted by law. As of the consummation of this offering, our general partner will maintain director and officer liability insurance for the benefit of its directors and officers.

        Under the omnibus agreement, we will agree to indemnify LGC for all claims, losses and expenses attributable to the post-closing operations of our business and properties, to the extent that such losses are not subject to LGC's indemnification obligations. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates—Omnibus Agreement." for a discussion of LGC's indemnification obligations.

        Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of us, our general partner, its officers and directors, and any person who controls us or our general partner, including indemnification for liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        On December 2, 2011, in connection with the formation of the partnership, Lehigh Gas Partners LP issued (1) to Lehigh Gas GP the non-economic general partner interest in the partnership and (2) to LGC a 100% limited partner interest in the partnership for $1,000 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Certificate of Limited Partnership of Lehigh Gas Partners LP
3.2		Form of First Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners LP (included as Appendix A to the prospectus included in this Registration Statement)
5.1	**	Opinion of Duane Morris LLP as to the legality of the securities being registered
8.1	**	Opinion of Duane Morris LLP relating to tax matters
10.1	**	Form of Amended and Restated Credit Agreement
10.2	*	Form of Merger, Contribution, Conveyance and Assumption Agreement
10.3	*	Form of Omnibus Agreement
10.4	*	Form of Registration Rights Agreement
10.5	*	Form of Lease Agreement
10.6	*	Form of PMPA Franchise Agreement (Supply Agreement with Lehigh Gas—Ohio, LLC)
10.7	**	Form of Long-Term Incentive Plan
10.8	**	Form of Long-Term Incentive Plan Grant Agreement
21.1	**	List of Subsidiaries of Lehigh Gas Partners LP
23.1		Consent of Grant Thornton LLP
23.2	**	Consent of Duane Morris LLP (included in Exhibit 5.1)
23.3	**	Consent of Duane Morris LLP (included in Exhibit 8.1)
24.1		Powers of Attorney (previously filed, other than the power of attorney contained on the signature page to this Registration Statement)

*
Previously filed

**
To be filed by amendment.

Item 17.   Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Lehigh Gas GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Lehigh Gas GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on July 24, 2012.

LEHIGH GAS PARTNERS LP
By:	LEHIGH GAS GP LLC its General Partner
	By:	/s/ MARK L. MILLER
		Name:	Mark L. Miller
		Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 24, 2012.

Signature		Title

* Joseph V. Topper, Jr.		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
MARK L. MILLER Mark L. Miller		Chief Financial Officer (Principal Financial Officer)
* Warren S. Kimber, Jr.		Director
* John F. Malloy		Director
* James H. Miller		Director
* John B. Reilly, III		Director
* Maura Topper		Director
* Robert L. Wiss		Director
*By:	/s/ MARK L. MILLER Mark L. Miller Attorney-in-Fact

        James J. Devlin, Jr., whose signature appears below, appoints Joseph V. Topper, Jr. and Mark L. Miller, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities indicated on July 24, 2012.

/s/ JAMES J. DEVLIN, JR. James J. Devlin, Jr.	Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Certificate of Limited Partnership of Lehigh Gas Partners LP
3.2		Form of First Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners LP (included as Appendix A to the prospectus included in this Registration Statement)
5.1	**	Opinion of Duane Morris LLP as to the legality of the securities being registered
8.1	**	Opinion of Duane Morris LLP relating to tax matters
10.1	**	Form of Amended and Restated Credit Agreement
10.2	*	Form of Merger, Contribution, Conveyance and Assumption Agreement
10.3	*	Form of Omnibus Agreement
10.4	*	Form of Registration Rights Agreement
10.5	*	Form of Lease Agreement
10.6	*	Form of PMPA Franchise Agreement (Supply Agreement with Lehigh Gas—Ohio, LLC)
10.7	**	Form of Long-Term Incentive Plan
10.8	**	Form of Long-Term Incentive Plan Grant Agreement
21.1	**	List of Subsidiaries of Lehigh Gas Partners LP
23.1		Consent of Grant Thornton LLP
23.2	**	Consent of Duane Morris LLP (included in Exhibit 5.1)
23.3	**	Consent of Duane Morris LLP (included in Exhibit 8.1)
24.1		Powers of Attorney (previously filed, other than the power of attorney contained on the signature page to this Registration Statement)

*
Previously filed

**
To be filed by amendment